UNITED STATES BANKRUPTCY COURT
                        WESTERN DISTRICT OF LOUISIANA
                         LAFAYETTE-OPELOUSAS DIVISION

IN RE:                                 ss.
                                       ss.
WRT ENERGY CORPORATION                 ss.        CASE NO. 96BK-50212
                                       ss.           (CHAPTER 11)
DEBTOR.                                ss.


                   FIRST AMENDED DISCLOSURE STATEMENT UNDER
              11 U.S.C. SS. 1125 IN SUPPORT OF DEBTOR'S AND DLBW'S
               FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER
               CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

                                  IMPORTANT

THIS FIRST AMENDED DISCLOSURE STATEMENT HAS BEEN PREPARED BY WRT ENERGY CORPORATION ("DEBTOR") AND DLB OIL & GAS, INC. AND WEXFORD MANAGEMENT LLC, ON BEHALF OF ITS AFFILIATED INVESTMENT FUNDS (COLLECTIVELY "DLBW"), CO-PROPONENTS, AND DESCRIBES THE TERMS AND PROVISIONS OF THE DEBTOR'S AND DLBW'S FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE DATED JANUARY 20, 1997 (THE "PLAN"). THE DEBTOR'S CHAPTER 11 CASE IS PENDING IN THE UNITED STATES BANKRUPTCY COURT FOR THE WESTERN DISTRICT OF LOUISIANA, LAFAYETTE-OPELOUSAS DIVISION (THE "BANKRUPTCY COURT"), UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, TITLE 11 OF THE UNITED STATES CODE, AS AMENDED.

A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT "A" AND SHOULD BE REVIEWED CAREFULLY.

THE PLAN HAS BEEN PROPOSED WITH A VIEW TOWARD OBTAINING VOTES IN FAVOR OF THE PLAN BY CREDITORS WITHIN THE VARIOUS CLASSES SO AS TO CONFIRM A CONSENSUAL PLAN. IN THE EVENT THAT A CONSENSUAL PLAN CANNOT BE OBTAINED, HOWEVER, THE DEBTOR AND DLBW WILL PROCEED TO CONFIRMATION UNDER SECTION 1129(B) OF THE BANKRUPTCY CODE.

THE BANKRUPTCY COURT HAS NOT YET APPROVED THIS DISCLOSURE STATEMENT FOR SOLICITATION PURPOSES AS CONTAINING ADEQUATE INFORMATION CONCERNING THE PLAN SO AS TO ENABLE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO MAKE AN INFORMED DECISION ABOUT VOTING FOR OR AGAINST THE PLAN. SUCH APPROVAL, WHEN OBTAINED WILL NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR ANY PROVISIONS WITHIN THE PLAN. EACH HOLDER OF A CLAIM OR EQUITY INTEREST MUST REACH ITS OWN DECISION CONCERNING THE PLAN.

THE DEBTOR AND DLBW URGE YOU TO VOTE IN FAVOR OF THE PLAN.

                                          Joel P. Kay, Esq.
                                          Edward Lee Morris, Esq.
                                          SHEINFELD, MALEY & KAY, P.C.
                                          1001 Fannin Street, Suite 3700
                                          Houston, Texas  77002-6797
                                          Telephone:  (713) 658-8881
                                          Telecopy:    (713) 658-9756

                                          ATTORNEYS FOR DEBTOR
                                          WRT ENERGY CORPORATION

                                          Jeffrey S. Sabin, Esq.
                                          Mark A. Broude, Esq.
                                          SCHULTE, ROTH & ZABEL LLP
                                          900 Third Avenue
                                          New York, New York  10022
                                          Telephone:  (212) 756-2000
                                          Telecopy:    (212) 593-5955

                                          ATTORNEYS FOR DLB OIL & GAS, INC.
                                          AND WEXFORD MANAGEMENT LLC

DATED:  January 20, 1997

                               TABLE OF CONTENTS

I.    INTRODUCTION...........................................................7

II.   VOTING PROCEDURES AND REQUIREMENTS.....................................9
      A.    Ballots and Voting Deadline......................................9
      B.    Creditors Solicited to Vote.....................................11
      C.    Definition of Impairment........................................11
      D.    Classes Impaired Under the Plan.................................12
      E.    Vote Required for Class Acceptance..............................12
      F.    Distributions Only to Holders of Allowed Claims.................13

III.  CONFIRMATION OF THE PLAN..............................................13
      A.    Confirmation Hearing............................................13
      B.    Requirements for Confirmation of the Plan.......................15
      C.    Cramdown........................................................17

IV.   HISTORICAL AND BACKGROUND INFORMATION.................................18
      A.    Corporate Information...........................................18
      B.    The Business of WRT and Its Operations..........................18
                  1.    INTRODUCTION........................................18
                  2.    BUSINESS STRATEGY...................................19
                  3.    SIGNIFICANT OIL AND GAS PROPERTY ACQUISITIONS.......19
                  4.    TECHNOLOGY..........................................20
                  5.    REGULATION..........................................20
      C.    Description of Assets of WRT....................................23
                  1.    PRINCIPAL OIL AND GAS PROPERTIES....................23
                        A.  ABBEVILLE FIELD.................................24
                        B.  BAYOU PENCHANT FIELD............................25
                        C.  BAYOU PIGEON FIELD..............................25
                        D.  DEER ISLAND FIELD...............................25
                        E.  EAST HACKBERRY FIELD............................26
                        F.  GOLDEN MEADOW FIELD.............................26
                        G.  LAC BLANC FIELD.................................26
                        H.  NAPOLEONVILLE FIELD.............................27
                        I.  WEST HACKBERRY FIELD............................27
                        J.  WEST COTE BLANCHE BAY FIELD.....................27
                  2.    ACREAGE.............................................28
                  3.    DRILLING AND RECOMPLETION ACTIVITIES................28
                  4.    TITLE TO OIL AND GAS PROPERTIES.....................29
                  5.    RESERVES............................................30
                  6.    PRODUCTION, PRICES AND COST.........................31
                  7.    FACILITIES AND EQUIPMENT............................31
      D.    Events Leading to Chapter 11 Filing.............................32

                  1.    SENIOR NOTE OFFERING AND CREDIT FACILITY............32
                  2.    1995 DEVELOPMENT PLAN...............................33
                  3.    CHANGE IN STRATEGY AND CORPORATE STRUCTURE..........33
                  4.    IMPAIRMENT OF LONG-LIVED ASSETS.....................34
                  5.    FILING OF REORGANIZATION CASE.......................35

V.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE.........................35
      A.    Employment of Key Professionals.................................35
                  1.    BANKRUPTCY COUNSEL..................................35
                  2.    GENERAL CORPORATE AND OIL AND GAS LAW COUNSEL;
                        SPECIAL COUNSEL FOR SECURITIES LITIGATION...........35
                  3.    OIL & GAS ENGINEERS.................................36
                  4.    FINANCIAL ADVISORS..................................36
                  5.    ACCOUNTANTS.........................................36
      B.    Approval of Cash Management System..............................36
      C.    Obtaining Authority to Use Cash Collateral......................37
      D.    Employment Stabilization........................................38
                  1.    EXECUTIVE SALARIES APPROVED.........................38
                  2.    REIMBURSEMENT OF EMPLOYEE EXPENSES & CONTRIBUTIONS
                        TO 401K PLAN........................................38
                  3.    STAY BONUS..........................................38
      E.    Appointment of Official Committee of Unsecured Creditors........39
      F.    Denial of Request for Appointment of Lien Creditors Committee...39
      G.    Establishment of Claims Bar Date................................39
      H.    Compromise of Bear Stearns Litigation...........................40
      I.    Rejection of Tri-Deck Marketing Agreement and Suit for
            Turnover of Proceeds............................................40
      J.    Oil & Gas Lease Dispute.........................................41
      K.    Motion to Compel Release of Escrowed Production Proceeds........42
      L.    Adversary Proceeding to Enjoin Securities Litigation Against
            Officers and Directors..........................................42
      M.    Post-Petition Financing.........................................43
      N.    Sale of Minor Oil and Gas Properties............................43
                  1.    SALE OF RANKIN FIELD INTERESTS......................43
                  2.    SALE OF BAYOU HENRY INTERESTS.......................43
      O.    Appointment of Examiner.........................................44
      P.    Motion to Prohibit Use of Production Proceeds from
            West Cote Blanche Bay Field.....................................44
      Q.    The Search for an M&A Candidate or Restructuring Partner........44
      R.    Tricore Avoidance Action........................................45

VI.   SUMMARY OF THE CLAIMS, CLASSIFICATIONS AND
      TREATMENT UNDER THE PLAN..............................................46
      A.    Introduction....................................................46
      B.    Classification of Creditors.....................................47
      C.    Treatment of Classes of Claims and Equity Interests.............49
                  1.    TREATMENT OF ADMINISTRATIVE CLAIMS..................49

                  2.    TREATMENT OF ALLOWED PRIORITY TAX CLAIMS............50
                  3.    TREATMENT OF ALLOWED PRIORITY CLAIMS (CLASS A-1). ..51
                  4.    TREATMENT OF ALLOWED SECURED CLAIM OF GMAC
                        (CLASS B-1).........................................51
                  5.    TREATMENT OF ALLOWED SECURED CLAIM OF INCC
                        (CLASS B-2).........................................51
                  6.    TREATMENT OF ALLOWED SECURED CLAIM OF MC BANK &
                        TRUST COMPANY (CLASS B-3):..........................52
                  7.    TREATMENT OF ALLOWED SECURED CLAIM OF TRICORE
                        (CLASS B-4).........................................52
                  8.    TREATMENT OF ALLOWED SECURED CLAIM OF WOODFOREST
                        NATIONAL BANK (CLASSB-5)............................53
                  9.    TREATMENT OF ALLOWED SECURED CLAIM OF THE WOODLANDS
                        CORPORATION (CLASS B-6).............................53
                  10.   TREATMENT OF ALLOWED SECURED CLAIMS OF OIL & GAS
                        LIEN CLAIMANTS (CLASSES C-1 THROUGH C-16)...........53
                  11.   TREATMENT OF ALLOWED CONVENIENCE CLAIMS (CLASS D-1).55
                  12.   TREATMENT OF ALLOWED TORT CLAIMS (CLASS D-2)........55
                  13.   TREATMENT OF ALLOWED GENERAL UNSECURED CLAIMS
                        (CLASS D-3).........................................56
                  14.   TREATMENT OF ALLOWED SECURITIES LITIGATION CLAIMS
                        BASED UPON SENIOR NOTE OWNERSHIP (CLASS D...........57
                  15.   TREATMENT OF INTERESTS OF HOLDERS OF PREFERRED STOCK
                        (CLASS E-1).........................................58
                  16.   TREATMENT OF ALLOWED SECURITIES LITIGATION CLAIMS
                        BASED UPON PREFERRED STOCK OWNERSHIP (CLASS E-2)....58
                  17.   TREATMENT OF INTERESTS OF HOLDERS OF COMMON STOCK
                        AND ALLOWED SECURITIES LITIGATION CLAIMS BASED
                        UPON COMMON STOCK OWNERSHIP (CLASS E-3).............58
                  18.   TREATMENT OF INTERESTS OF HOLDERS OF WRT WARRANTS
                        (CLASS E-4).........................................59
                  19.   TREATMENT OF INTEREST OF HOLDERS OF WRT STOCK OPTIONS
                        (CLASS E-5).........................................59
      D.    Impaired Classes................................................59
      E.    Disputed and Unliquidated Claims................................59
                  1.    DISPUTED SECURED CLAIMS (OTHER THAN OIL & GAS LIEN
                        CLAIMANTS)..........................................59
                        a.    AFCO CREDIT CORPORATION.......................59
                        b.    AMERADA HESS CORPORATION......................60
                        c.    BAKER HUGHES PROCESS SYSTEMS..................60
                        d.    COSTILLA PETROLEUM CORPORATION................60
                        e.    FLORIS FAY FORGEY DRISKILL, ET AL.............60
                        f.    DUCK LAKE ACQUISITION PARTNERS................60
                        g.    FIRST PREMIUM SERVICES, INC...................61
                        h.    FORD MOTOR CREDIT COMPANY.....................61
                        i.    FREEPORT-MCMORAN OIL & GAS CO.................61
                        j.    GE CAPITAL CORPORATION........................61
                        k.    ROBERT H. & LINDA MCGILL GRIFFIN..............61
                        l.    MILAM ROYALTY CORPORATION.....................62
                        m.    MOBIL OIL EXPLORATION & PRODUCTION............62

                        n.    NATIONSBANK OF TEXAS..........................62
                        o.    EUGENE W. RUSSELL.............................62
                        p.    RUSSELL RESOURCES, INC........................63
                        q.    TENNECO VENTURES CORPORATION..................63
                        r.    TRICORE ENERGY VENTURE, L.P...................63
                        s.    WOODLANDS CORPORATION.........................64
                  2.    DISPUTED UNSECURED CLAIMS...........................64
                        a.    CLASS PROOF OF CLAIM - SECURITIES LITIGATION. 64
                  3.    UNLIQUIDATED CLAIMS.................................64

VII.  OTHER SIGNIFICANT PLAN PROVISIONS.....................................65
      A.    The Texaco West Cote Blanche Bay Transaction....................65
      B.    Treatment of Executory Contracts and Unexpired Leases...........66
      C.    Conditions......................................................66
      D.    Discharge of the Debtor.........................................67
      E.    Amendment and Modification to the Plan..........................68
      F.    Retention of Jurisdiction.......................................68

VIII. MANAGEMENT OF NEW WRT.................................................69
      A.    Organization and Management of New WRT..........................69
      B.    Identification of New WRT Directors and Officers................70
      C.    Information about New WRT Directors and Officers................70
                  MIKE LIDDELL..............................................70
                  MARK LIDDELL..............................................70
                  GARY C. HANNA.............................................70
                  RONALD D. YOUTSEY.........................................71
                  RAYMOND P. LANDRY.........................................71
      D.    Employment Contract.............................................71

IX.   FEASIBILITY OF THE PLAN...............................................71
      A.    Feasibility Requirements and Reorganization Value...............71
      B.    Future Business Plan of Operations..............................72

X.    COMPARISON OF PLAN TO ALTERNATIVES....................................73
      A.    Dismissal.......................................................73
      B.    Chapter 7 Liquidation...........................................73
      C.    Alternative Plans...............................................74

XI.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................75
      A.    General.........................................................75
                  1.    STATUTORY OVERVIEW..................................75
                  2.    SUMMARY OF PLAN.....................................75
      B.    Tax Consequences to Debtor......................................76
                  1.    EXISTING TAX AUTHORITIES OF DEBTOR..................76
                  2.    TREATMENT OF DEBT FORGIVENESS INCOME UNDER THE PLAN.76
                  3.    EFFECT OF SECTION 382 - GENERAL RULES...............76
                  4.    SPECIAL RULES FOR CHAPTER 11 CASES..................77

                  5.    COMPUTATION OF ALTERNATIVE MINIMUM TAX  ("AMT").....78
      C.    Federal Income Tax Consequences to Claimants....................78
                  1.    GENERAL.............................................78
                  2.    CLAIMANTS RECEIVING CASH............................78
                  3.    CLAIMANTS RECEIVING STOCK...........................78
                  4.    TAX BASIS AND HOLDING PERIOD........................79
                  5.    CHARACTER OF GAIN OR LOSS...........................79
                  6.    RECEIPT OF INTEREST.................................79
                  7.    BACKUP WITHHOLDING..................................80
                  8.    FEDERAL INCOME TAX CONSEQUENCES TO EQUITY INTERESTS.80

XII.  SECURITIES LAW CONSIDERATIONS.........................................80
      A.    Issuance........................................................80
      B.    Resale..........................................................81
      C.    Attributes of New WRT Common Stock..............................82
      D.    New WRT Warrants................................................82

XIII. EXISTING AND POTENTIAL LITIGATION.....................................83
      A.    Pre-Petition Litigation.........................................83
                  1.    EMPLOYMENT LITIGATION...............................83
                  2.    SECURITIES LITIGATION...............................83
                  3.    TAX EXEMPTION LITIGATION............................83
      B.    Post-Petition Litigation........................................84
                  1.    TRI-DECK/PERRY GAS LITIGATION.......................84
                  2.    E. C. ENERGY MARINE.................................84
                  3.    TRICORE.............................................85
      C.    Potential Litigation............................................85
                  1.    EXAMINER............................................85
                  2.    AVOIDABLE PREFERENCES...............................86
                        a.    TRADE PAYABLES................................86
                        b.    INSIDERS......................................86
                  3.    AVOIDABLE FRAUDULENT TRANSFERS......................86
                        a.    OIL AND GAS PROPERTY ACQUISITIONS.............87
                        b.    INCC'S LIEN ON WEST COTE PROPERTY.............87
                        c.    PREFERRED STOCK DIVIDEND PAYMENTS.............88
                        d.    PROFESSIONALS AND OTHERS INVOLVED IN SECURITIES
                              OFFERING......................................88
                  4.    OTHER POTENTIAL LITIGATION..........................88
                        a.    TRANSACTIONS RELATED TO RESERVE REPORTS.......88
                        b.    TRANSACTIONS RELATED TO SECURITIES OFFERINGS..88
                        c.    OIL AND GAS PROPERTY ACQUISITIONS.............88

XIV.  MATERIAL UNCERTAINTIES AND RISK FACTORS...............................89
      A.    Competition and Markets.........................................89
                  1.    AVAILABILITY OF MARKETS. ...........................89
                  2.    IMPACT OF ENERGY PRICE CHANGES......................89
      B.    Environmental Risks; Governmental Actions.......................89

      C.    Operational Hazards and Insurance...............................90
      D.    Replacement of Reserves.........................................90
      E.    Uncertainty of Reserve Estimates................................91
      F.    Financial Projections...........................................91
      G.    Risks with Respect to the New Securities........................92
                  1.    UNCERTAINTY WITH RESPECT TO THE TRADING PRICES OF THE
                        NEW SECURITIES......................................92
                  2.    POSSIBLE ILLIQUIDITY OF THE NEW SECURITIES..........92
      H.    Net Operating Loss Carryforward.................................92

XV.   CONCLUSION............................................................92

                        UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                         LAFAYETTE-OPELOUSAS DIVISION

IN RE:                                 ss.
                                       ss.
WRT ENERGY CORPORATION                 ss.       CASE NO. 96BK-50212
Taxpayer I.D. No. 71-1133320           ss.           (CHAPTER 11)
                                       ss.
DEBTOR.                                ss.

                   FIRST AMENDED DISCLOSURE STATEMENT UNDER
              11 U.S.C. SS. 1125 IN SUPPORT OF DEBTOR'S AND DLBW'S
               FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER
               CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

      WRT Energy Corporation (the "Debtor") and DLB Oil & Gas, Inc. and Wexford Management LLC, on behalf of its affiliated investment funds (collectively "DLBW"), co-proponents, submit this First Amended Disclosure Statement Under 11 U.S.C. ss. 1125 in Support of Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Disclosure Statement") in connection with its solicitation of acceptances of the Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Plan") dated January 20, 1997. A copy of the Plan is attached hereto as Exhibit "A".

      This Disclosure Statement is being provided in order to disclose important and necessary information so as to enable a reasonably informed decision by Creditors and Equity Interest holders exercising their rights to vote on, or otherwise participate in, the Plan. The purpose of this Disclosure Statement is to answer questions which are most often asked by a party receiving a Disclosure Statement. Unless otherwise stated, the information contained herein is as of January 20, 1997. Terms which are used in this Disclosure Statement, but which are not otherwise defined herein, shall have the meaning assigned to them in the Plan or in the Bankruptcy Code.

                         SUMMARY INFORMATION RELATIVE
                       TO THE CHAPTER 11 REORGANIZATION

1.    WHO IS THE DEBTOR?

      WRT Energy Corporation, an oil and gas company which was incorporated under the laws of Texas on November 16, 1988.

2.    HOW LONG HAS THE DEBTOR BEEN IN CHAPTER 11?

      On February 14, 1996, the Debtor commenced a voluntary reorganization case under Chapter 11 of the Bankruptcy Code by filing a voluntary petition for bankruptcy relief with the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Bankruptcy Court"). The case is pending under Case No. 96BK-50212.

3.    HAS A TRUSTEE BEEN APPOINTED IN THIS CHAPTER 11 CASE?

      No. Since the filing of the bankruptcy case, the Debtor has remained in possession of its property and has continued to operate its business as a Debtor-in-Possession under the Bankruptcy Code.

4.    HAS A COMMITTEE OF UNSECURED CREDITORS BEEN APPOINTED IN
      THIS CHAPTER 11 CASE?

      Yes. Pursuant to Section 1102(a) of the Bankruptcy Code, a Creditors' Committee was appointed on or about March 11, 1996, to represent the interests of the Unsecured Creditors of the Debtor.

5.    WHAT IS THE DEBTOR ATTEMPTING TO DO IN CHAPTER 11?

      Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under Chapter 11, the Debtor has been reorganizing its business for the benefit of the Debtor, the Creditors of the Debtor and holders of Equity Interests. Formulation and confirmation of a plan of reorganization is the principal purpose of the Chapter 11 process. The plan of reorganization is the legal document which sets forth the means by which holders of claims and equity interests against a debtor will be treated.

6.    HAS THE DEBTOR PROPOSED A PLAN OF REORGANIZATION?

      Yes. Attached to this Disclosure Statement as Exhibit "A" is a copy of the Joint Plan proposed by the Debtor and DLBW.

7.    IF THE PLAN OF REORGANIZATION IS THE DOCUMENT WHICH GOVERNS
      HOW A CLAIM WILL BE TREATED, WHY AM I RECEIVING THIS
      DISCLOSURE STATEMENT?

      In order to confirm a plan of reorganization, the Bankruptcy Code requires that a plan proponent solicit acceptances of the proposed plan. Before a proponent may solicit such acceptances, however, the Bankruptcy Court must approve the information which is to be sent to the creditors and equity interest holders along with the plan of reorganization, to ensure that sufficient information is disclosed to allow them to make informed judgments about the plan of reorganization. The purpose of this Disclosure Statement, then, is to provide that information to you about the Debtor's and DLBW's Plan as required by the Bankruptcy Code.

8.    HAS THIS DISCLOSURE STATEMENT BEEN APPROVED BY THE
      BANKRUPTCY COURT?

      The Bankruptcy Court approved this Disclosure Statement on February ____, 1997, as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of each Class of Creditors or Equity Interests whose acceptance is being solicited to make an informed judgment whether to vote to accept or reject the Plan. THIS DISCLOSURE STATEMENT, TOGETHER WITH THE PLAN WHICH IS ATTACHED HERETO, SHOULD BE READ IN ITS ENTIRETY. FOR THE CONVENIENCE OF CREDITORS AND STOCKHOLDERS, THE TERMS OF THE PLAN ARE SUMMARIZED IN THIS DISCLOSURE STATEMENT, BUT THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PLAN ITSELF, WHICH IS CONTROLLING IN THE EVENT OF ANY INCONSISTENCY.

9.    HOW DO I DETERMINE WHICH CLASS I AM IN?

      To determine the Class of your Claim or Equity Interest, you must first determine the nature of your Claim against (or Equity Interest in) the Debtor (I.E., unsecured, secured, holder of a Senior Note, holder of stock); then, turn to the Table of Contents, which will direct you to the discussion of the Class in which you are a participant and to the treatment provided to such Class.
Section VI of the Disclosure Statement explains, among other things, who is in each Class, what you will receive if the Plan is confirmed, and when you will receive what the Plan has provided for you if the Plan is confirmed.

10.   WHY IS CONFIRMATION OF A PLAN OF REORGANIZATION IMPORTANT?

      Confirmation of a plan of reorganization is necessary for a debtor in Chapter 11 to permit the debtor to provide creditors and stockholders with the treatment proposed under the plan. Unless the plan of reorganization is confirmed, the debtor is legally prohibited from providing what it has proposed in its plan of reorganization. Therefore, confirmation of the Debtor's and DLBW's Plan is necessary to permit Distributions under the Plan to you, as provided therein.

11.   WHAT IS NECESSARY TO CONFIRM A PLAN OF REORGANIZATION?

      Confirmation of a plan requires, among other things, a vote in favor of the plan by at least two-thirds in total dollar amount and at least a majority in number of claims actually voting in each voting class of claims and a vote in favor of the Plan by two-thirds in total dollar amount of the equity interests in each voting class of stockholders. If the vote is insufficient, the Bankruptcy Court can still confirm the Plan, but only upon being provided additional proof regarding the ultimate fairness of the Plan to Creditors and holders of Equity Interests.

12.   AM I ENTITLED TO VOTE ON THE PLAN?

      Any Creditor or Equity Interest holder of the Debtor whose Claim or Equity Interest is impaired under the Plan is entitled to vote, if either (1) (in the case of a Claim) the Claim has been scheduled by the Debtor and such Claim is not scheduled as disputed, contingent or unliquidated, (or in the case of an Equity Interest) the Equity Interest holder has been listed by the Debtor on the list of equity security holders filed pursuant to Bankruptcy Rule 1007 or (2) the Creditor or Equity Interest holder has filed a proof of claim or interest, as appropriate, on or before the last date set by the Bankruptcy Court for such filing. Holders of Claims as to which objections have been filed (and as to which such objections are still pending at the time of confirmation) are not entitled to have their votes counted to the extent of the objections, unless the Bankruptcy Court temporarily allows such holder to vote its Claim upon motion by the Creditor. Such motion must be heard and determined by the Bankruptcy Court prior to the date established by the Bankruptcy Court to confirm the Plan.

13.   HOW DO I DETERMINE WHETHER I AM IN AN IMPAIRED CLASS?

      In Article 25 of the Plan, the Debtor has identified the Classes of Claims which are impaired under the Plan and the Classes of Equity Interests which are impaired under the Plan. In the event there are questions regarding whether a Claim or Equity Interest is in an impaired Class, the Creditor/Equity Interest holder should assume that his or her Claim/Interest is impaired and vote. If the Claim/Interest is determined to be impaired, the vote will be considered by the Bankruptcy Court.

14.   WHEN IS THE DEADLINE BY WHICH I NEED TO RETURN MY BALLOT?

      By order of the Bankruptcy Court dated February _____, 1997, the Bankruptcy Court approved certain procedures for balloting and established deadlines for the receipt of ballots.

      If you are a holder of an Equity Interest, you will receive a ballot specially sent to you which will clearly state that it is to be used by a holder of an Equity Interest to vote on the Plan. If you receive the wrong ballot, contact American Stock Transfer & Trust, Shareholder Services Department at
(800) 937-5449. Ballots cast by holders of Equity Interests must be received by no later than 5:00 p.m., Eastern Standard Time, on March _____, 1997, at the following address:

                        AMERICAN STOCK TRANSFER & TRUST
                  ATTENTION:  Shareholder Services Department
                          40 Wall Street, 46th Floor
                        New York, New York  10005-1303

      Except for those ballots cast by holders of Equity Interests, all ballots must be received by no later than 5:00 p.m., Central Standard Time, on March _____, 1997, at the following address:

                         SHEINFELD, MALEY & KAY, P.C.
                        ATTENTION:  E. Lee Morris, Esq.
                        1001 Fannin Street, Suite 3700
                          Houston, Texas  77002-6797

                         BASIC VOTING INFORMATION AND
                    INSTRUCTIONS FOR COMPLETING THE BALLOT

1. FOR YOUR VOTE TO BE COUNTED, YOU MUST COMPLETE THE BALLOT, INDICATE ACCEPTANCE OR REJECTION OF THE PLAN IN THE BOXES INDICATED ON THE BALLOT, MAKE THE APPROPRIATE ELECTIONS (IF APPLICABLE) AND SIGN AND RETURN THE BALLOT TO THE ADDRESS SET FORTH ON THE PRE-ADDRESSED ENVELOPE. IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED. IF YOU
                                         ---
      RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR BANK OR BROKERAGE FIRM (OR ITS AGENT), YOU MUST RETURN YOUR BALLOT BY MAIL TO THAT ENTITY AND DO SO EARLY ENOUGH FOR YOUR VOTE TO BE PROCESSED AND THEN FORWARDED TO AND RECEIVED BY THE STOCK TRANSFER AGENT, AMERICAN STOCK TRANSFER & TRUST, PRIOR TO THE VOTING DEADLINE.

2. If you hold Claims in more than one Class under the Plan or if you hold more than one of the Equity Interests classified under the Plan, you may receive more than one ballot, color coded for different Classes of Claims and Equity Interests. Each ballot you receive can be voted only for your Claim or Equity Interest for that Class. Please complete and return each ballot you receive.

3. The ballot is for voting purposes only and does not constitute and shall not be deemed to be a proof of claim or interest, an assertion of a Claim or Equity Interest, or an acknowledgment by the Debtor of any Claim or Equity Interest or obligation.

                             OVERVIEW OF THE PLAN

      The following summary of the Plan is qualified in its entirety by the more detailed discussions provided in this Disclosure Statement and the Exhibits hereto (including the Plan itself).

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and equity interests of a debtor's creditors and equity interest holders into classes that contain claims and interests that are substantially similar. The Plan divides Allowed Claims and Equity Interests against the Debtor into various Classes which the Debtor believes are in accordance with the classification requirements of the Bankruptcy Code. A summary of the classification and treatment of Allowed Claims and Equity Interests under the Plan is set forth below. The Debtor has made efforts to anticipate the amount of Allowed Claims in each Class. However, the resolution of Disputed Claims involves many factual and legal issues which may or may not be resolved in the Debtor's favor. Accordingly, no assurances can be given that the anticipated amount of Allowed Claims in each Class will be achieved.

      The liabilities indicated herein have been derived from the Debtor's books and records and reconciled or otherwise compared against the proofs of claims which have been filed in the case. The dollar amounts contained in the following summary are the Debtor's estimates of valid claim amounts on a per class basis. The Debtor has received approximately 430 proofs of claims, aggregating approximately $268,114,000, which includes the Secured Claim of the Debtor's major lender, Internationale Nederlanden (U.S.) Capital Corporation, oil and gas lien Claimants, holders of WRT's 13 7/8% Senior Notes, and a "Class Proof of Claim" in excess of $100 million filed by counsel for the plaintiffs in the Securities Litigation on behalf of the yet-to-be certified class of plaintiffs. Of the approximately 430 proofs of claims filed, approximately 45 do not state a liquidated amount as owing, and therefore the $267,390,500 approximated total claims amount does not include an amount for such proofs of claims. Of the $267,390,500 in claims received, the Debtor has verified only $130,539,363 as duly owing; however, the Debtor is still in the process of reviewing and reconciling proof of claim amounts and priorities. The Debtor's preliminary analysis indicates that several Claims are duplicative or otherwise overlap other claims which have been filed. The total claims estimation does not include those Claims of Creditors which were listed in the Schedules filed by the Debtor as being owed, liquidated, non-disputed and non-contingent, and as to which proofs of claims were not filed. The total of all Claims asserted and such undisputed, liquidated scheduled Claims is $273,954,000.

      The Debtor is confident that the liabilities will be resolved in a manner consistent with what its books and records have recorded and the aggregate claim amounts determined by actual studies based upon the claims asserted and the Debtor's historical claim experience. However, should the amount allowed by the Bankruptcy Court be in excess of amounts shown on the following table, in the case of Secured Claims, the amount to be paid by New WRT will exceed the amount shown on the table below, and in the case of General Unsecured Claims, the Claimants' pro rata share of New WRT Common Stock will be reduced. The table set forth on the following page details the anticipated allowable Claims held by Creditors of the Debtor and the anticipated recovery which Creditors and Equity Interest holders will obtain under the Plan.

                             WRT ENERGY CORPORATION
                 TABLE DETAILING CLAIMS AND RECOVERIES BY CLASS

                                                          WRT'S ESTIMATE OF     ESTIMATED
                                     ESTIMATED NUMBER       FINAL ALLOWED        RECOVERY
CLASS   TYPE OF CLAIM                  OF CLAIMANTS         CLAIM AMOUNTS       PERCENTAGE
-----   -------------------------    ----------------     --------------     ---------------
        Administrative Claims                3            $    3,512,725             100.0%
        Priority Claims                     39            $    1,291,705             100.0%
A-1     Priority Claims                      0            $            0             100.0%
B-1     GMAC                                 3            $            0             100.0%
B-2     INCC                                 1            $   17,736,000             100.0%
B-3     Morgan City Bank and Trust           1            $      195,721             100.0%
B-4     Tricore                              1            $            0             100.0%(1)
B-5     Woodforest National Bank             1            $        2,379             100.0%
B-6     The Woodlands Corporation            1            $      100,000             100.0%

C-1     Abbeville Field                                   $          401             100.0%
C-2     Bayou Henry                                       $        2,366              50.0%
C-3     Bayou Penchant                                    $    1,055,131             100.0%
C-4     Bayou Pigeon                                      $      691,370             100.0%
C-5     Darrow                                            $       10,008              50.0%
C-6     Deer Island                                       $      268,020             100.0%
C-7-A   East Hackberry (Erwin Heirs)                      $      164,111             100.0%
C-7-B   East Hackberry (State Lease 50)                   $    2,588,870              75.0%
C-8     Golden Meadow                                     $       32,426             100.0%
C-9     Lac Blanc                                         $      369,807              50.0%
C-10    Napoleonville                                     $       87,829             100.0%
C-11    Rankin                                            $        9,301             100.0%
C-12    South Atchafalaya                                 $       20,576              50.0%
C-13    Tigre Lagoon                                      $       51,923              50.0%
C-14    West Cote Blanche Bay,
        including Texaco                                  $    5,402,399             100.0%
C-15    West Hackberry                                    $       27,857              50.0%
C-16    West Lake Pontchartrain                           $       10,423              50.0%

Total Classes C-1 through C-16              90            $   10,792,817

D-1     Allowed Convenience Claims       1,097            $      418,620              50.0%
D-2     Allowed Tort Claims                  0            $            0           n/a
D-3     Allowed General Unsecured          298            $  119,069,630      26.0% - 50.1%(2)
        Claims, including deficiency
        claims and disputed secured
        claims

D-4     Allowed Securities Litigation        9            $            0           n/a
        Claims Based Upon Senior Note
        Ownership

E-1     Preferred Stock                      0            $            0           n/a

E-2     Allowed Securities Litigation        0            $            0           n/a
        Claims Based Upon Preferred
        Stock Ownership

E-3     Common Stock and Allowed             0            $            0           n/a
        Securities Based Upon
        Preferred Stock Ownership

E-4     WRT Warrants                         0            $            0           n/a
E-5     WRT Stock Options                    0            $            0           n/a

        Totals                           1,544            $  153,119,591
                                     ==========           ==============

(1) For estimation purposes, the Debtor has estimated Tricore to have an allowed, unsecured claim of approximately $6.4 million, but no allowable secured claim.

(2) The Plan proposes to distribute shares of New WRT Common Stock to the general unsecured claimants. The value of distributions to the holders of general unsecured claims is based upon the net equity value range of New WRT and the number of New WRT common shares to be issued and outstanding on the Effective Date. Assuming 20.4 million shares of New WRT Common Stock, the per share value would range between $3.10 and $5.97 per share or a recovery of 26.0% to 50.1% of an allowed general unsecured claim.

      Creditors and Equity Interest holders under the Plan will receive Cash, New WRT Common Stock, New WRT Subscription Rights, New WRT Warrants and/or a restated note setting forth payment terms over time as partial or full payment of a Claim. The value of the New WRT Common Stock and New WRT Warrants will depend upon the conditions as they exist at the time such securities are issued and involves numerous risks and uncertainties, many of which cannot be verified at this time.

                                      I.

                                 INTRODUCTION

      The Debtor and DLBW submit this Disclosure Statement pursuant to 11 U.S.C. ss. 1125 in connection with the solicitation of acceptances of the Plan. The Disclosure Statement, which contains the Plan as Exhibit "A", will be transmitted to all holders of Claims against and Equity Interests in the Debtor. However, the Debtor is seeking votes only from Creditors and holders of Equity Interests in impaired Classes.

      Capitalized terms used herein, if not separately defined, have the meanings assigned to them in the Plan or in the Bankruptcy Code. All persons receiving the Disclosure Statement and Plan are urged to review fully the provisions of the Plan and all Exhibits attached hereto, in addition to reviewing the text of this Disclosure Statement.

      The Debtor and DLBW have promulgated the Plan consistent with the provisions of the Bankruptcy Code. The purpose of the Plan is to provide the maximum recovery to each Class of Claims in light of the assets available for distribution to Creditors. The Debtor and DLBW believe that the Plan permits affected Creditors and Equity Interest holders to receive distributions not less than the amount such Creditors and Equity Interest holders would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.

      This Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid and supplement in your review of the Plan and in an effort to explain the terms and implications of the Plan. Every effort has been made to explain fully the various aspects of the Plan as it may affect all Creditors and holders of Equity Interests. If you have any questions, the Debtor urges you to contact Debtor's legal counsel and every effort will be made to assist you.

      On February _____, 1997, after notice and a hearing, the Bankruptcy Court, The Honorable Gerald H. Schiff presiding, entered an order approving the Disclosure Statement as containing information of a kind and in sufficient detail, adequate to enable Creditors and holders of Equity Interests whose votes on the Plan are being solicited to make an informed judgment whether to accept or reject the Plan.

      Creditors and holders of Equity Interests should read this Disclosure Statement in its entirety prior to voting on the Plan. No solicitation of votes on the Plan may be made, except pursuant to this Disclosure Statement and
Section 1125 of the Bankruptcy Code. No other party has been authorized to utilize any information concerning the Debtor or its business, other than the information contained in this Disclosure Statement, to solicit votes on the Plan. Creditors and holders of Equity Interests should not rely on any information relating to the Debtor or its business, other than that contained in this Disclosure Statement and the Exhibits attached hereto.

      EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO, NO REPRESENTATIONS CONCERNING THE DEBTOR, THE DEBTOR'S ASSETS, THE PAST OR FUTURE OPERATIONS OF THE DEBTOR, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR AND COUNSEL FOR DLBW IMMEDIATELY.

      EXCEPT AS SPECIFICALLY NOTED, THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTOR IS NOT ABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY. THE FACTUAL INFORMATION REGARDING THE DEBTOR, INCLUDING THE ASSETS AND LIABILITIES OF THE DEBTOR, HAS BEEN DERIVED FROM NUMEROUS SOURCES INCLUDING, BUT NOT LIMITED TO, THE DEBTOR'S BOOKS AND RECORDS, THE DEBTOR'S SCHEDULES, AND DOCUMENTS SPECIFICALLY IDENTIFIED HEREIN. SUCH DOCUMENTS INCLUDE, BUT ARE NOT LIMITED TO, CLAIMS FILED, PLEADINGS AND REPORTS ON FILE WITH THE BANKRUPTCY COURT, LOAN AGREEMENTS AND BUSINESS RECORDS.

      ESTIMATION OF GAS AND OIL RESERVES AND THEIR ESTIMATED VALUES REQUIRE NUMEROUS ENGINEERING ASSUMPTIONS AS TO THE PRODUCTIVE CAPACITY AND PRODUCTION RATES OF EXISTING GEOLOGICAL FORMATIONS AND REQUIRE THE USE OF CERTAIN SECURITIES AND EXCHANGE COMMISSION ("SEC") GUIDELINES AS TO ASSUMPTIONS REGARDING COSTS TO BE INCURRED IN DEVELOPING AND PRODUCING RESERVES AND PRICES TO BE REALIZED FROM THE SALE OF FUTURE PRODUCTION. ACCORDINGLY, ESTIMATES OF RESERVES AND THEIR VALUE ARE INHERENTLY IMPRECISE AND ARE SUBJECT TO REVISION AND CHANGE AND, WHILE THEY ARE PERTINENT AND CRITICAL TO AN APPROXIMATION OF QUANTITY, CASH FLOW, AND VALUE, THEY SHOULD NOT BE CONSTRUED AS REPRESENTING THE ACTUAL QUANTITIES OF FUTURE PRODUCTION OR CASH FLOWS TO BE REALIZED FROM THE DEBTOR'S OIL AND GAS PROPERTIES OR THE ACTUAL FAIR MARKET VALUE OF SUCH PROPERTIES.

      THE APPROVAL BY THE BANKRUPTCY COURT OF THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTY OF THE ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

      THE SEC HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT. THE SEC HAS ALSO NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

      THE DEBTOR, COUNSEL FOR THE DEBTOR, DLBW, AND COUNSEL FOR DLBW CANNOT AND DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT INACCURACY. NONE OF THE ABOVE-MENTIONED PARTIES OR COUNSEL HAVE VERIFIED IN EVERY ASPECT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, ALTHOUGH THEY DO NOT HAVE ACTUAL KNOWLEDGE OF ANY INACCURACIES EITHER.

      HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                     II.

                      VOTING PROCEDURES AND REQUIREMENTS

A.    BALLOTS AND VOTING DEADLINE

      A ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement for Creditors and Equity Interest holders entitled to vote. Creditors and Equity Interest holders must (1) carefully review the ballot and the instructions thereon, (2) execute the ballot, and (3) return the executed ballot to the address indicated thereon by the deadline to enable the ballot to be considered for voting purposes.

      The Bankruptcy Court has directed that, in order for a particular ballot to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received at the address specified below by no later than the deadline specified below for the Classes of Claims and Equity Interests identified:

   FOR CREDITORS IN CLASSES B-2, B-4, B-6, C-11, D-1 THROUGH D-4, E-2, AND
      CREDITORS IN CLASS E-3 HOLDING SECURITIES LITIGATION CLAIMS BASED
                         UPON COMMON STOCK OWNERSHIP
                                GREEN BALLOTS

                                  -- AND --

       FOR CREDITORS IN CLASSES C-1 THROUGH C-10 AND C-12 THROUGH C-16
                                 PINK BALLOTS

       DEADLINE: Must Be RECEIVED By 5:00 p.m., Central Standard Time,
                             on March _____, 1997

                                ADDRESSED TO:

                         SHEINFELD, MALEY & KAY, P.C.
                        ATTENTION:  E. Lee Morris, Esq
                        1001 Fannin Street, Suite 3700
                          Houston, Texas  77002-6797

                        FOR EQUITY INTEREST HOLDERS IN
                       CLASSES E-1 AND E-3 THROUGH E-5
                                YELLOW BALLOTS

       DEADLINE: Must Be RECEIVED By 5:00 p.m., Eastern Standard Time,
                             on March _____, 1997

                                ADDRESSED TO:

                        AMERICAN STOCK TRANSFER & TRUST
                  ATTENTION:  Shareholder Services Department
                          40 Wall Street, 46th Floor
                        New York, New York   10005-1303

      The Record Date for determining which holders of publicly-traded securities and Senior Notes are entitled to vote on the Plan is March _____, 1997. The Indenture Trustee for the Senior Notes may not and will not vote on behalf of the holders of these securities. Holders must submit their own ballots. DO NOT RETURN YOUR SECURITIES, NOTES, OR WARRANTS WITH YOUR BALLOTS.

      Bank and broker nominees will transmit a ballot with a copy of this Disclosure Statement to each beneficial owner of the Debtor's securities and Senior Notes held in the name of such nominees. Some customers of brokerage firms and banks will receive pre-validated ballots. The assumptions that will be made about these direct votes are that (i) each ballot is for a single account, and (ii) each vote is a separate vote and not duplicative of any other vote cast by other customers of that firm (unless specific evidence exists that indicates that one vote is for the identical account number and amount of another customer). Some customers of brokerage firms and banks will receive ballots that will be forwarded back to the brokerage firm or bank (or its agent) in order to be counted. Such brokerage firms and banks (or their agents) will, in turn, cast master ballots (the "Master Ballots") on behalf of any customers who have returned ballots to them. If your securities or Senior Notes are held in the name of your brokerage firm or bank, please return your ballot in the envelope provided by them. If you are directed to return your ballot to your bank or broker, please return your ballot to them in sufficient time for them to process it and return it to American Stock Transfer & Trust or Sheinfeld, Maley & Kay, P.C., as applicable, by the voting deadline specified above.

      The Debtor intends to make a pre-solicitation inquiry to determine (a) the number of beneficial owners of the Debtor's securities and Senior Notes, and (b) the number of copies of the Disclosure Statement necessary to supply record or nominee holders with the solicitation materials in sufficient time to enable an informed decision by beneficial owners.

B.    CREDITORS SOLICITED TO VOTE

      All Creditors of the Debtor who have a Claim which is impaired under the Plan are being solicited to vote if either (i) the Claim has been scheduled by the Debtor and such Claim is not scheduled as disputed, contingent or unliquidated, or (ii) the Creditor has filed a proof of claim on or before the last date set by the Bankruptcy Court for such filing. As to any Claim for which a proof of claim has been filed and as to which an objection has been filed, however, if such objection is still pending on the voting date, the Creditor's vote associated with such Claim will not be counted to the extent of the objection, unless and to the extent that the Bankruptcy Court temporarily allows the Claim upon motion by such Creditor in an amount which the Bankruptcy Court deems proper for the purpose of voting on the Plan. Such motion must be heard and determined by the Bankruptcy Court prior to the date and time established by the Bankruptcy Court for determination of confirmation of the Plan. In addition, a Creditor's vote may be disregarded if the Bankruptcy Court determines that the Creditor's acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

C.    DEFINITION OF IMPAIRMENT

      Under Section 1124 of the Bankruptcy Code, a Class of Claims or Equity Interests is IMPAIRED under a plan of reorganization UNLESS, with respect to each Claim or Equity Interest of such Class, the Plan does at least one of the following two (2) things:

      1. leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; or

      2. notwithstanding any contractual provision or applicable law that entitles the holder of a Claim or Interest to demand or receive accelerated payment of its Claim or Interest after the occurrence of a default:

            (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;

            (b) reinstates the maturity of such Claim or Interest as it existed before the default;

            (c) compensates the holder of such Claim or Interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

            (d) does not otherwise alter the legal, equitable, or contractual rights to which such Claim or Equity Interest entitles the holder of such Claim or Interest.

D.    CLASSES IMPAIRED UNDER THE PLAN

      Creditors in Classes B-2, B-4, B-6, C-1 through C-16, D-1, D-2, D-3, D-4, E-1, E-2, E-3, E-4 and E-5 are impaired under the Plan, and, therefore, are being solicited to vote on the Plan, with the exception of Classes E-4 and E-5, which Classes are deemed to have rejected the Plan pursuant to 11 U.S.C. ss. 1126(g).

      The remaining Classes are UNIMPAIRED under the Plan and, therefore, are not being solicited to vote on the Plan pursuant to 11 U.S.C. ss. 1126(f).

      With respect to the foregoing, the Debtor specifically reserves the right to determine and contest, if necessary, (1) the impaired or unimpaired status of a Class under the Plan; and (2) whether any ballots cast by such Class should be allowed to be counted for purposes of confirmation of the Plan.

E.    VOTE REQUIRED FOR CLASS ACCEPTANCE

      The Bankruptcy Code defines acceptance of a plan by a Class of Creditors as voted acceptances by holders of at least two-thirds (2/3) in dollar amount and more than one half (1/2) in number of the Allowed Claims of the Class who have actually cast ballots for acceptance or rejection of the Plan.

      The Bankruptcy Code defines acceptance of a plan by a Class of equity interests as voted acceptances by holders of at least two-thirds (2/3) in allowed amount of the interests of that Class who have actually cast ballots for acceptance or rejection of the Plan.

F.    DISTRIBUTIONS ONLY TO HOLDERS OF ALLOWED CLAIMS

      A Claim will receive a Distribution under the Plan only if it is an "Allowed Claim". An "Allowed Claim" means a Claim against the Debtor to the extent proof of which was filed with the Bankruptcy Court on or before the Bar Date (July 1, 1996, unless ordered otherwise), or which has been listed by the Debtor as liquidated in amount and not disputed or contingent, and, in any of these cases, as to which no objection to the allowance thereof has been interposed within the period of limitation fixed by the Plan, or which has been determined by an order or judgment of any court of competent jurisdiction and such order or judgment is no longer subject to appeal. "Allowed Claim" shall not include interest on the principal amount of such Claim or professional fees from and after the Debtor's Petition Date, except in the case of Secured Claims for which the value of the Collateral therefor is sufficient to satisfy the entire Claim, and then only to the extent that such value exceeds the amount of such Claim.

                                     III.

                           CONFIRMATION OF THE PLAN

      Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.    CONFIRMATION HEARING

      Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) provides that any party in interest may object to confirmation of the Plan.

      By order of the Bankruptcy Court dated December 16, 1996, the Confirmation Hearing has been scheduled for April 8, 1997, at ________ a.m./p.m., in the United States Bankruptcy Court, Western District of Louisiana, Lafayette-Opelousas Division, Federal Building, Third Floor, Opelousas, Louisiana 70570. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and served upon the following parties on or before March ___, 1997:

DEBTOR:

WRT ENERGY CORPORATION
ATTENTION:  Raymond P. Landry
5718 Westheimer, Suite 1201
Houston, Texas  77057
Telephone:  (713) 706-3295
Telecopy:    (713) 706-4083

COUNSEL FOR THE DEBTOR:

SHEINFELD, MALEY & KAY, P.C.
ATTENTION: Joel P. Kay, Esq.
1001 Fannin Street, Suite 3700
Houston, Texas  77002-6797
Telephone:  (713) 658-8881
Telecopy:    (713) 658-9756

COUNSEL FOR DLBW:

SCHULTE ROTH & ZABEL LLP
ATTENTION:  Jeffrey S. Sabin, Esq.
900 Third Avenue
New York, New York  10002
Telephone:  (212) 756-2000
Telecopy:    (212) 593-5955

OFFICE OF THE UNITED STATES TRUSTEE:

UNITED STATES TRUSTEE
ATTENTION: William E. O'Connor, Esq.
United States Courthouse
300 Fannin Street, Suite 3196
Shreveport, Louisiana  71101-3079
Telephone:  (318) 676-3456
Telecopy:    (318) 676-3212

COUNSEL FOR THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS:

STROOCK & STROOCK & LAVAN
ATTENTION: Daniel H. Golden, Esq.
7 Hanover Square
New York, New York  10004
Telephone:  (212) 806-5400
Telecopy:    (212) 806-6006

- AND -

DRAPER & CULPEPPER
ATTENTION: Douglas S. Draper, Esq.
LL&E Tower, Suite 2630
909 Poydras Street
New Orleans, Louisiana  70112-1033
Telephone:  (504) 581-9595
Telecopy:    (504) 525-3761

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

      At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements of Section 1129 of the Bankruptcy Code have been satisfied, and in the event that they have been, the Bankruptcy Court will enter an order confirming the Plan. The requirements are as follows:

      1.    The Plan complies with the applicable provisions of the Bankruptcy
            Code.

      2. The Plan proponents (Debtor and DLBW) comply with the applicable provisions of the Bankruptcy Code.

      3. The Plan has been proposed in good faith and not by any means forbidden by law.

      4. Any payment made or promised by the Plan proponents (Debtor and DLBW) or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the case, or in connection with the Plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

      5. The Plan proponents (Debtor and DLBW) have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an affiliate of the Debtor participating in a joint plan with the Debtor, or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the reorganized Debtor, and the nature of any compensation for such insider.

      6. Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtor has approved any rate change provided for in the Plan, or such rate is expressly conditioned on such approval.

      7. With respect to each class of impaired claims or interests, (1) either each holder of a claim or interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code; or (2) if Section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the Plan an account of such claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such holder's interest in the property that secures such claims.

      8. Each class of claims or interests has either accepted the Plan or is not impaired under the Plan.

      9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims (other than tax claims) will be paid in full in the allowed amount of such claims on the Effective Date of the Plan and that holders of priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such claims.

      10. At least one class of claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such Class.

      11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

      12. The Plan provides for the payment of all fees payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, on the Effective Date of the Plan.

      13. The Plan provides for the continuation, after the Effective Date of the Plan, of the payment of all retiree benefits, as that term is defined in ss. 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (G) of ss. 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

      If a sufficient number of Creditors and amounts of Claims in the impaired Classes vote to accept the Plan, the Debtor believes that the Court will approve confirmation and that the Plan will satisfy all of the applicable statutory requirements of Bankruptcy Code ss. 1129.

C.    CRAMDOWN

      The Bankruptcy Court can confirm the Plan at the request of the Debtor if all the requirements of Section 1129(a) of the Bankruptcy Code are met with the exception of Section 1129(a)(8), if at least one Class of Claims that is impaired under the Plan has accepted the Plan (excluding a Class of insiders), and, as to each impaired Class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class will receive more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for secured and unsecured claims and holders of equity interests.

      With respect to a class of secured claims which rejects the Plan, "fair and equitable" means either (i) the impaired secured creditors retain their lien securing their claims to the extent of their allowed claims and receive deferred cash payments at least equal to the allowed amount of their claims with a present value, as of the effective date of the Plan, at least equal to the value of each such creditor's interest in the estate's interest in the property securing their liens, (ii) if the property subject to the lien of the impaired secured creditor is sold free and clear of that lien, then the lien will attach to the proceeds of sale, and such lien must be treated in accordance with clauses (i) or (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the Plan.

      With respect to a class of unsecured claims which rejects the Plan, "fair and equitable" means either (i) the impaired unsecured creditor receives or retains property of a value, as of the effective date of the Plan, equal to the amount of its allowed claim, or (ii) the holders of claims in interest that are junior to the claims of such class will not receive any property under the Plan.

      With respect to a class of equity interests which rejects the Plan, "fair and equitable" means either (i) each holder of an impaired equity interest receives or retains on account of such interest property of a value, as of the effective date of the Plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (ii) the holder of any interest that is junior to the interest of such class will not receive or retain under the Plan on account of such junior interest any property.

      In the event at least one impaired Class of Claims under the Plan accepts the Plan and one or more Classes of impaired Claims rejects the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims.

                                     IV.

                    HISTORICAL AND BACKGROUND INFORMATION

A.    CORPORATE INFORMATION

      WRT Energy Corporation is a Texas corporation which was incorporated in November 1988. Until December 31, 1995, WRT owned 100% of the stock of two subsidiaries, Tesla Resources, Inc. ("Tesla") and Southern Petroleum, Inc ("SPI"). On that date, both Tesla and SPI were merged into WRT with WRT emerging as the sole surviving corporation. Through August 1993, WRT also owned a 20% investment in TesTech, Inc. ("TesTech"), for which it had funded 100% of the operations and had management control. In September 1993, WRT acquired the remaining 80% interest in TesTech and dissolved the company. In November 1995, WRT formed a wholly-owned subsidiary, WRT Technologies, Inc., which was established to own and operate WRT's proprietary radioactive cased hole logging technology. No assets or technologies have been transferred from WRT to WRT Technologies, Inc. during the course of WRT's Chapter 11 case.

B.    THE BUSINESS OF WRT AND ITS OPERATIONS

      1.    INTRODUCTION

      WRT owns and operates mature oil and gas properties primarily in the Louisiana Gulf Coast area. Prior to the filing of the Chapter 11 Case, WRT's intention was to increase both its production and total oil and gas recovery through the use of advanced technologies, including radioactive logging equipment and specialized fluid separation technologies.

      2.    BUSINESS STRATEGY

      Until the fourth quarter of 1995, WRT's stated business strategy was the acquisition of operated working interests in large, mature oil and gas fields in south Louisiana and the development of such properties utilizing its technology and experience along the Louisiana Gulf Coast. WRT sought to utilize its technologies to take advantage of certain characteristics common to most of the principal oil and gas fields on the Louisiana Gulf Coast, including their complex geology, the presence of large numbers of shut-in wells, the presence of potentially productive bypassed geological zones in these mature fields, and excessive water production from producing wells.

      WRT continued to evaluate potential oil and gas properties which met its specific acquisition criteria until liquidity concerns and availability of capital forced WRT to reevaluate its acquisition program. Pending confirmation of the Plan and completion of the Chapter 11 Case, WRT has suspended its property acquisition activities. However, the Financial Analysis contemplates exploration and development expenditures for the six months ending December 31, 1997 of $17.6 million, increasing each year thereafter, as more fully described in Exhibit "F" attached hereto.

      3.    SIGNIFICANT OIL AND GAS PROPERTY ACQUISITIONS

      In December 1994, WRT purchased from BSFI Western E&P, Inc. ("BSFI") a 100% working interest (approximately 75% average net revenue interest) in approximately 300 acres of leases within the Napoleonville Field in exchange for the issuance of 1,300,000 shares of its Common Stock. Three producing wells, two shut-in wells and one salt water disposal well are located within such lease acreage.

      In December 1994, WRT entered into a definitive agreement with LLOG Exploration Company ("LLOG") for the purchase of LLOG's working interest in the Bayou Penchant Field (the "Initial LLOG Property"). WRT concluded the acquisition of the Initial LLOG Property in late January 1995 for a purchase price of approximately $15.6 million plus a $5.0 million non-refundable deposit towards the purchase from LLOG of certain additional oil and gas properties, described below. The approximately $20.6 million paid to LLOG was financed by borrowings of $15.0 million under WRT's Credit Facility with INCC, and by the issuance to LLOG of a short-term, promissory note for approximately $5.6 million (the "Seller Financing Note"). In early February 1995, WRT refinanced the Seller Financing Note from the proceeds of a $7.5 million bridge loan (the "Bridge Loan") from Cargill Financial Services Corporation.

      In December 1994, WRT and LLOG also entered into a letter of intent for the purchase by WRT of a second group of oil and gas properties owned by LLOG (the "Remaining LLOG Properties"). Separate purchase contracts for each of the Remaining LLOG Properties were entered into in January 1995. WRT concluded the acquisition of the Remaining LLOG Properties in early March 1995 for an aggregate purchase price of approximately $46.4 million, less the $5.0 million non-refundable deposit previously paid to LLOG in connection with WRT's acquisition of the Initial

LLOG Property. The approximately $41.4 million paid to LLOG was financed through the Offering of Senior Notes in March 1995.

      The Remaining LLOG Properties consist of working interests in four south Louisiana oil and gas fields: the Bayou Pigeon Field, the Deer Island Field, the Abbeville Field, and the Golden Meadow Field. WRT owns a 100% working interest in substantially all acreage comprising the Initial and Remaining LLOG Properties, other than the Abbeville Field in which it owns approximately 70% of the working interest. WRT is the operator of the Initial LLOG Property and the Remaining LLOG Properties.

      In January 1995, Tesla entered into an agreement in principle with an affiliate of Benton Oil and Gas Company and two affiliates of Tenneco, Inc., to purchase an additional 43.75% working interest in a portion of the West Cote Blanche Bay Field, a property in which Tesla then owned a 6.25% working interest. Under the terms of the agreement, the sellers retained their interests in all depths below an average of approximately 10,500 feet. Texaco Inc. is the current operator of the field and is the owner of the remaining 50% working interest in the lease rights Tesla acquired. The purchase price for the additional interests in the West Cote Blanche Bay Field was $20.0 million and was financed from The Senior Note Offering. The purchase was completed in April 1995. WRT subsequently acquired Tesla's West Cote Blanche Bay Field interests as a result of Tesla's merger into WRT.

      4.    TECHNOLOGY

      WRT continued the development of its logging technologies during 1995, primarily in the area of logging tool development. WRT contracted for the construction of four additional logging tools during 1995, two of which were completed in 1995 and two of which were completed in 1996. WRT has maintained its wireline and logging assets, however, as discussed in "Events Leading to Chapter 11 Filing", WRT's recent reduction in workforce included substantially all of the employees involved in the wireline and logging operations.

      5.    REGULATION

      Operations of WRT are subject to numerous federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, prohibit drilling activities on certain lands lying within wetlands or other protected areas and impose substantial liabilities for pollution resulting from drilling and production operations. Moreover, state and federal environmental laws and regulations may become more stringent. These environmental laws and regulations may affect WRT's operations and costs as a result of their effect on oil and gas development, exploration, and production operations. For instance, legislation has been proposed in Congress from time to time that would amend the federal Resource Conservation and Recovery Act of 1976 ("RCRA") to reclassify oil and gas production wastes as "hazardous waste." If such legislation were enacted, it could have a significant impact on WRT's operating costs, as well as the oil and gas industry in general. It is not anticipated that WRT will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, WRT is unable to predict the ultimate cost of compliance. In addition, The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") and certain state laws and regulations impose liability for cleanup of waste sites and in some cases attorney's fees, exemplary damages and/or trebling of damages.

      The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties' related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits do not apply. Few defenses exist to the liability imposed by the OPA. The OPA also imposes ongoing requirements on a responsible party, including proof by owners and operators of offshore oil and gas facilities of establishment of $150 million in financial responsibility. Financial responsibility could be established by various means including insurance, guarantee, surety bond, letter of credit or qualification as a self-insurer. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under the OPA. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. WRT cannot predict the final resolution of these financial responsibility issues but such requirements have the potential to result in the imposition of substantial additional annual costs on WRT or otherwise materially adversely affect WRT. The impact of the rule should not be any more adverse to WRT than it will be to the other similarly situated or less well capitalized owners or operators.

      The Clean Water Act, together with the related National Pollution Discharge Elimination System ("NPDES"), and similar state environmental laws prohibit oil and gas producers from discharging produced water overboard into waters of the U.S. shoreward of the territorial seas ("Coastal Waters") . In June 1995, WRT began underground injection at its East Hackberry facility and discontinued overboard discharge. During 1996, WRT completed work on its surface facilities at the Tigre Lagoon Field, thereby elimating the last location of overboard discharge within properties in which WRT holds an interest.

      WRT is licensed, regulated and subject to inspection by the LDEQ with respect to the ownership and operation of its radioactive well logging tools. Failure to comply with such licensing and regulatory requirements could cause WRT to lose its rights to operate its well logging tools. WRT has and will continue to comply with all such regulatory requirements.

      Complex regulations concerning all phases of energy development at the local, state and federal levels apply to WRT's operations and often require interpretation by WRT's professional staff or outside advisors. The federal government and various state governments have adopted numerous laws and regulations respecting the production, transportation, marketing and sale of oil and gas. Regulation by state and local governments usually covers matters such as the spacing of wells, allowable production rates, pooling and unitization, environmental protection, pollution control, pricing, taxation and other related matters. In Louisiana, the Commissioner of the Office of Conservation is empowered to create geographic or geological units for drilling and producing wells which units contain, in the Commissioner's sole judgment, the production acreage likely to be efficiently and economically drained by such wells. These units are created only after notice to interested parties and a hearing at which time the Commissioner will accept geological and engineering testimony from the interested parties. The creation of these units could have the result of combining WRT's leasehold interests with lease acreage held by competing producers and could have the effect of reducing WRT's interests in a drilling or producing well below the leasehold interest to which WRT would otherwise be entitled. Unitization of WRT's properties may force WRT to share production from its wells and leases with others and can occur after development or acquisition costs have been incurred by WRT. If WRT's leases are subjected to unitization, WRT may ultimately be entitled to a lesser share of production from its wells than it expected. Any federal leases acquired by WRT will be subject to various federal statutes and the rules and regulations of federal administrative agencies. Moreover, future changes in local, state or federal laws and regulations could adversely affect the operations of WRT.

      Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Numerous departments and agencies, both federal and state, are also authorized by statute to issue, and have issued, rules and regulations binding the oil and gas industry that often are costly to comply with and that carry substantial penalties for non-compliance. In addition, production operations are affected by changing tax and other laws relating to the petroleum industry, by constantly changing administrative regulations and possible interruption or termination by government authorities.

      The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). In the past, the federal government has regulated the prices at which oil and gas could be sold. Currently, sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can be made at uncontrolled market prices, but Congress could reenact price controls at any time.

      Commencing in April 1992, the FERC issued a series of orders, Order No. 636, Order No. 636-A, and Order No. 636-B ("Order No. 636"), which require interstate pipelines to provide transportation separate, or "unbundled", from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all gas shippers. Although Order No. 636 does not directly regulate WRT's activities, the FERC has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry.

It is unclear what impact, if any, increased competition within the natural gas industry under Order 636 will have on WRT's activities. Although Order 636, assuming it is upheld in its entirety, could provide WRT with additional market access and more fairly applied transportation service rates, Order No. 636 could also subject WRT to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. The FERC has issued final orders of virtually all Order No. 636 pipeline restructuring proceedings. Order No. 636 was upheld in all principal respects by the D. C. Circuit Court of Appeals.

      FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction and the manner in which interstate pipelines release transportation capacity under Order No. 636. While any resulting FERC action would affect WRT only indirectly, these inquiries are intended to further enhance competition in natural gas markets.

      WRT's natural gas gathering operations may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement, and management of facilities. Pipeline safety issues have recently become the subject of increasing focus in various political and administrative arenas at both the state and federal levels. WRT cannot predict what effect, if any, the adoption of additional pipeline safety legislation might have on its operations, but does not believe that any adverse effect will be material.

      Additional proposals and proceedings that might affect the oil and gas industry are pending before the Congress, FERC, and the courts. WRT cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been very heavily regulated. There is no assurance that the current regulatory approach pursued by the FERC will continue indefinitely into the future.

      Notwithstanding the foregoing, it is not anticipated that compliance with existing federal, state and local laws, rules and regulations will have a material adverse effect upon the capital expenditures, earnings or competitive position of WRT.

C.    DESCRIPTION OF ASSETS OF WRT

      1.    PRINCIPAL OIL AND GAS PROPERTIES

      WRT owns interests in a number of producing oil and gas properties located along the Louisiana Gulf Coast and is serving as the operator on substantially all such properties with the exception of the West Cote Blanche Bay Field which is operated by Texaco, Inc. The following table presents certain information as of December 31, 1996, respecting WRT's net interests in its producing oil and gas properties, including those held through joint ventures:

                            Producing     Shut-In Wells      Acreage          Proved Reserves (2)
                              Wells
   Property (1)           Gross    Net   Gross     Net    Gross     Net      Gas      Oil     Total
   ------------           -----    ----  -----    -----   ------   ------   ------   ------   ------
                                                                            (MMcf)  (MBbls)   (MBoe)
                                                                            ------   ------   ------
Abbeville (3) ..........     2      1.4     0       0.0       60       42      249        3       45
Bayou Penchant (3) .....     7      7.0     5       5.0     1360     1360     5767       25      986
Bayou Pigeon ...........    11      9.9     2       2.0     1490     1490      831      317      456
Deer Island ............     6      5.4     0       0.0      412      412     3541      171      761
East Hackberry .........    22     11.8    63      32.8     3582     1791     2240     1661     2034
Golden Meadow ..........     1      1.0     0       0.0      171      171     1063       29      206
Lac Blanc ..............     3      0.2     6       4.0     4841     2887       90        0       15
Napoleonville ..........     3      3.0     2       2.0      278      278      137      326      348
Tigre Lagoon ...........     1      0.3     2       0.5      265       66        0        0        0
West Hackberry .........     7      7.0    18      18.0      592      592        0       31       31
West Cote Blanche Bay(3)    56     26.0   336     168.0     5892     2946     1213    11360    11562
Other Wells ............     1      0.4     6       3.8     1294      456        0        0        0
                           ---     ----   ---     -----   ------   ------   ------   ------   ------
Total at year-end ......   120     73.4   440     236.1   20,237   12,491   15,131   13,923   16,444

----------
(1)   Substantially all properties are located in south Louisiana.

(2) Represents proved reserves attributable to properties as estimated by independent petroleum engineers, Netherland, Sewell & Associates, Inc. ("NSAI"). The proved reserves are shown at SEC PV10 values. These reserves are calculated using year-end prices at 12/31/96, which were $25.93/Bbl and $3.99/Mcf. "PV10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de- escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

(3)   Acreage subject to depth limitations.

      A. ABBEVILLE FIELD. The Abbeville Field, purchased in March 1995, situated on dry land near Abbeville in Vermilion Parish, Louisiana, was first discovered by Continental Oil Company (Conoco) in 1939. WRT acquired approximately 70% of the working interest before payout (approximately 67% after payout) with an average net revenue interest of approximately 54% before payout (51% after payout) in approximately 60 gross acres in the field. The three tracts acquired contain varying depth limitations. In one tract WRT acquired only the rights below 9,550 feet. Another tract is limited to depths from the surface down to 13,000 feet. The third tract contains both leases without depth limitations and leases with depth limited from the surface to 13,000 feet. The two wells in the

Abbeville Field produce primarily gas. During 1995, WRT successfully recompleted one gas well in the Abbeville Field. During 1996, both of the wells were recompleted to new producing horizons but one of the wells produced only a minimal amount of gas before depleting.

      B. BAYOU PENCHANT FIELD. The Bayou Penchant Field, purchased in January 1995, consists of approximately 1,360 gross acres of leases, and includes seven producing wells, five shut-in wells and one salt water disposal well in Terrebonne Parish, Louisiana. WRT's working interest is 100% (approximately 86% average net revenue interest) in all but one well, the CL&F No. 7 well where WRT's working interest is approximately 70% (59% net revenue interest). The Bayou Penchant Field is located in a marshy area with existing dredged canals and produces primarily gas from multiple productive zones, ranging in depth from 2,400 to 10,400 feet. During 1995, there were eight successful gas zone recompletion attempts in the Bayou Penchant Field and no failures. In addition, two development wells were drilled, one resulting in a dry hole and the other successfully completed as a producing gas well. During 1996, two wells were the subject of unsuccessful recompletion attempts. Both of these operations involved the use of relatively low cost "through-tubing" techniques utilizing wireline equipment to perform the operations. A third well was also targeted for the use of similar procedures but the intended operations were aborted when it was discovered that the well's production tubing is damaged. Preparations are currently being made to perform this recompletion utilizing a workover rig.

      C. BAYOU PIGEON FIELD. The Bayou Pigeon Field, purchased in March 1995, consists of approximately 1,490 gross acres located in the marshy coastal waters on both sides of Little Bayou Pigeon in Iberia Parish, Louisiana. WRT's working interest is 100% (approximately 80% average net revenue interest). See Section IV - "Historical and Background Information, Title to Oil and Gas Properties". Production from the Bayou Pigeon Field is predominately oil from multiple productive zones at depths ranging from 6,900 to 12,000 feet. During 1995, three successful gas zone and three successful oil zone recompletions were performed in the Bayou Pigeon Field with one attempt being unsuccessful. One new development well was successfully drilled for previously untapped reserves and completed as a producing oil well. During 1996, one well was successfully recompleted.

      D. DEER ISLAND FIELD. The Deer Island Field, purchased in March 1995, is located in marshy, inland waters in Terrebonne Parish, Louisiana and is accessed by work boat through dredged canals. WRT acquired a 100% working interest (approximately 73% net revenue interest before payout and 66% thereafter) in approximately 412 acres, comprised of two non-contiguous lease blocks in the Deer Island Field. Current production from the southern lease block is primarily gas from multiple producing zones at depths ranging from 8,200 to 10,200 feet. The two wells in the northern lease block produce from an oil sand at a depth of approximately 10,350 feet. The interests in both tracts were originally acquired through two separate subleases from Exxon. In the southern lease block, the interest is composed of three tracts with varying depth limitations, with the greatest depth being approximately 10,500 feet. Exxon retained the rights below 10,500 feet and Exxon or other producers own the rights to the other outstanding depths. In the northern lease block, the interest is limited to depths between the surface and 10,720 feet. During 1996, LLOG Exploration Company completed a new well into a unit in which WRT holds an interest. Although not yet approved by the State of

Louisiana, WRT will ultimately hold a minimum working interest of approximately 38.9% (34% NRI) of production from this unit.

      E. EAST HACKBERRY FIELD. In February 1994, WRT purchased a 100% working interest (approximately 82% average net revenue interest) in certain producing oil and gas properties situated in the East Hackberry Field in Cameron Parish, Louisiana. The purchase included two separate lease blocks, the Erwin Heirs Block, originally developed by Gulf Oil Company and the Texaco State Lease ("S/L") 50 Block, originally developed by Texaco, Inc. The East Hackberry Field is located along the western shore of Lake Calcasieu in Cameron Parish, Louisiana approximately 80 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. The properties cover approximately 3,582 acres of oil and gas leases, together with 22 productive wells and 63 shut-in wells that were originally drilled by Gulf Oil Company and Texaco.

      In September 1994, WRT sold an overriding royalty interest in certain producing oil and gas wells situated in the East Hackberry Field, retaining a 50% net working interest. The overriding royalty interest provides for payment to the purchaser of 50% of the net profits attributable to the wells covered by the arrangement until the purchaser recovers 150% of its cash investment and 37.5% thereafter. The agreement further provides that for an additional royalty purchase price equal to 50% of WRT's future cost of drilling new wells or recompleting existing wells in new reservoirs, the purchaser may elect to retain an identical royalty interest in the new wells. WRT retains complete operational control over the East Hackberry Field. During 1995, WRT made 20 successful oil zone recompletions and one successful gas zone recompletion. Seven such recompletion attempts proved to be unsuccessful. In addition, WRT attempted three sidetracks, two of which were completed successfully as oil wells and one of which missed the geological objective resulting in a dry hole. During 1996, three wells were successfully recompleted. Additionally, operations were conducted to convert six wells in this field to gas-lift. Two wells were the subject of unsuccessful recompletion attempts.

      F. GOLDEN MEADOW FIELD. The Golden Meadow Field, purchased in March 1995, is located in marshy, inland waters in Lafourche Parish, Louisiana and was discovered by Texaco in 1961. The portion of the Golden Meadow Field in which WRT owns a 100% working interest (approximately 79% average net revenue interest) covers approximately 171 acres. The Golden Meadow Field is presently producing from a gas bearing sand at a depth of approximately 12,500 feet. During 1996, the sole producing well in Golden Meadow was reworked to repair a downhole mechanical failure.
This work was successful and the well was restored to production.

      G. LAC BLANC FIELD. The Lac Blanc Field, purchased in July 1993, consists of 4,841 gross acres and underlies a marsh and shoreline near the community of Pecan Island in Vermilion Parish, Louisiana and was first discovered in 1975. WRT purchased a 91% average working interest (55% average net revenue interest) in acreage within the Lac Blanc Field from an affiliate of Freeport-McMoRan, Inc. The sellers retained a 20% back-in working interest in any new wells drilled in previously undeveloped fault blocks. The field has produced approximately 150 Bcf of gas and 1.1 MMBbls of oil since its discovery, but in recent years it has experienced substantial production declines, which were accompanied by substantial increases in water production rates. Three unsuccessful attempts were made during 1995 to restore production to this field and compensate for the reduced gas volumes caused by the unexpected onset of water production. Two workover attempts were made in the Exxon Fee No. 23 well. A split in the casing ultimately resulted in the loss of future utility of the well. During 1996, one "through-tubing" recompletion was attempted but this operation was aborted due to encountered obstructions in the well's production tubing. In connection with the purchase of the Lac Blanc Field, WRT established a plugging and abandonment escrow arrangement.

      H. NAPOLEONVILLE FIELD. The Napoleonville Field is located in Assumption Parish, Louisiana on dry land and produces primarily oil from multiple pay zones which range in depth from 9,500 to 10,000 feet. WRT's interest in the Napoleonville Field was purchased in exchange for the issuance of 1,300,000 shares of its Common Stock. During 1995, three unsuccessful attempts were made to recomplete two shut-in wells in this field. At this time there are still three producing wells, two shut- in wells, and one salt water disposal well.

      During 1995, WRT purchased for approximately $1.2 million and $600,000, respectively, certain additional leasehold acreage in the Napoleonville Field and saltwater disposal facilities from BSFI. At the time of the purchase, BSFI, as a 5.5% shareholder of WRT, was a related party.

      I. WEST HACKBERRY FIELD. In November 1992, WRT purchased a 100% working interest (approximately 80% average net revenue interest) in acreage within the West Hackberry Field, in Cameron Parish, Louisiana. The field was discovered in 1928 and was developed by Superior Oil Company (now Mobil) between 1938 and 1988. In connection with its purchase of the East Hackberry Field properties, WRT purchased a 7.5% overriding royalty interest in its West Hackberry Field that was retained by the original seller of the property. As a result, WRT's net revenue interest in the West Hackberry Field increased from approximately 80% to approximately 87.5%, effective March 1, 1994.

      J. WEST COTE BLANCHE BAY FIELD. Texaco Exploration and Production, Inc. ("Texaco"), the current operator of the property, discovered the West Cote Blanche Bay Field in 1938 (State Lease 340). This field lies approximately five miles off the coast of Louisiana in St. Mary Parish in a shallow bay, with water depths averaging seven to eight feet, and overlies one of the largest salt dome structures on the Gulf Coast. Tesla, a wholly owned subsidiary of WRT which was subsequently merged into WRT, acquired from Texaco a 6.25% working interest in the West Cote Blanche Bay Field in July 1988. In April 1995, Tesla completed the purchase of an additional 43.75% working interest in the West Cote Blanche Bay Field from an affiliate of Benton Oil and Gas Company and two affiliates of Tenneco, Inc. whereby the sellers conveyed their interests in the shallow depths, but retained their interests in all depths below approximately 10,500 feet. Texaco is the owner of the remaining 50% working interest and continues to operate the field. During 1995, ten successful oil and three successful gas recompletions were made with two attempts being unsuccessful. Additionally, five new development oil wells and one new development gas well were drilled. One development well was unsuccessful. During 1996, nine successful oil recompletions and one successful gas recompletion were made with two attempts being unsuccessful. One unsuccessful shallow attempt was made.

      2.    ACREAGE

      The following table sets forth WRT's developed acreage at December 31, 1996. WRT did not own any undeveloped acreage at December 31, 1996.

                                         Developed
                                         Acreage (1)
                                        GROSS     Net
                                  ---------------------
Louisiana Onshore and State Waters      19,856   12,396
Texas Onshore                              381       95
--------------------------------- ---------------------
Total                                   20,237   12,491
--------------------------------- ---------------------

-----------

(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of WRT's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations but have only been included as developed acreage in the presentation above. Certain acreage is subject to depth limitations. See Section C - "Description of Assets of WRT."

      The oil and gas leases in which WRT has an interest are for varying primary terms and may require the payment of delay rentals to continue the primary terms. The leases may be surrendered by the operator at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals.

      3.    DRILLING AND RECOMPLETION ACTIVITIES

      The following table contains data respecting certain of WRT's field operations during the years ended December 31, 1996, 1995 and 1994. No exploratory wells were drilled by WRT during the periods presented.

                                                 Year Ended December 31
                                         ---------------------------------------
                                            1996          1995           1994
                                         -----------   ----------    -----------
                                         Gross   Net   Gross  Net    Gross   Net
                                         -----   ---   -----  ---    -----   ---
Recompletions, side-tracks
   and deepenings
        Oil ..........................    12     5.7    35    19.5    23     9.9
        Gas ..........................     5     3.2    17    12.7     5     3.2
        Non-Productive ...............     7     4.7    18    13.1     8     6.7
                                          --    ----    --    ----    --    ----
                Total ................    24    13.6    70    45.3    36    19.8

Development Wells
        Oil ..........................     0       0     6     3.5     1     1.0
        Gas ..........................     0       0     2     1.1     1     0.1
        Non-Productive ...............     1      .5     2     1.1    --    --
                                          --    ----    --    ----    --    ----
                Total ................     1      .5    10     5.7     2     1.1

      4.    TITLE TO OIL AND GAS PROPERTIES

      It is customary in the oil and gas industry to make only a cursory review of title to undeveloped oil and gas leases at the time they are acquired and to obtain more extensive title examinations when acquiring producing properties. However, with respect to future undeveloped leasehold and producing property acquisitions, if any, WRT will conduct title examinations on material portions of such properties in a manner generally consistent with industry practice. Certain of WRT's oil and gas properties may be subject to title defects, encumbrances, easements, servitudes or other restrictions, none of which, except as noted below, in management's opinion, will in the aggregate materially restrict WRT's operations.

      During 1996, WRT received notice that a third party is claiming that WRT's title has failed as to approximately 43 acres in the Bayou Pigeon Field. Some or all of the acreage in dispute is considered to be productive in three separate production units. Under the assumption that WRT's title is flawed, WRT's working interest in three units may be reduced to approximately 7% (5% NRI), 74% (63%
NRI), and 95% (72% NRI). Financial statements as of and for the year ended December 31, 1995 and 1996, reflect operating results and proved reserves discounted for a substantial portion of this possible title failure. As the alleged title failure predates its ownership of the field, WRT is currently evaluating its recourse against the predecessors-in-title relative to this issue.

      5.    RESERVES

      The oil and gas reserve information set forth below represents only estimates. Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. Estimates of economically recoverable oil and gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices, and future production rates and costs. The following table sets forth estimates of the proved oil and gas reserves of WRT at December 31, 1996, as estimated by WRT's independent petroleum engineers.

                                          Proved Reserves
                                -------------------------------
                                  Developed   Undeveloped   Total
                                ----------------------------------
Oil (MBbls)                          9,550       4,373      13,923
------------------------------------------------------------------
Gas (MMcf)                          11,687       3,434      15,121
------------------------------------------------------------------
Equivalents (MBoe)                  11,498       4,945      16,443
------------------------------------------------------------------
Year-end present value of estimated
   future net revenues before income
   tax, discounted 10% per annum
   ($000s)                          67,527      31,140      98,667
------------------------------------------------------------------

      The estimated future net revenues set forth above were determined by using reserve quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions prevailing at December 31, 1996. The estimated future production is priced at December 31, 1996, ($25.93 per Bbl and $3.99 per Mcf) without escalation. Such pricing is required for SEC disclosure purposes. However, for the projections, the Debtor has utilized prices of $20.83 per Bbl and $2.04 per Mcf.

      In compliance with federal law, WRT files annual reports with the Energy Information Agency of the U.S. Department of Energy with respect to its production of oil and gas during each calendar year and its estimated oil and gas reserves at the end of each year. The reserve values set forth above and in WRT's Consolidated Financial Statements attached hereto may vary within five percent from the estimates previously provided to the Department of Energy by WRT due to WRT's practice of including in its report to the U.S. Department of Energy all oil and gas production and reserves attributable to wells for which WRT serves as operator.

      6.    PRODUCTION, PRICES AND COST

      WRT sells its oil and gas at the wellhead and does not refine petroleum products. Other than normal production facilities, WRT does not own an interest in any bulk storage facilities or pipelines. As is customary in the industry, WRT sells its production in any one area to relatively few purchasers, including transmission companies that have pipelines near WRT's producing wells. Gas purchase contracts are generally on a short-term 30-day "spot market" basis and usually contain provisions by which the prices and delivery quantities for future deliveries will be determined. Oil production is sold at prices based on postings plus a premium. The following table contains certain historical data respecting the average sales prices received and the average production costs incurred by WRT during the years ended December 31, 1996, 1995 and 1994.

                                           Year Ended December 31
                                         1996       1995        1994
                                      ---------   ---------   ---------
Production Volumes:
        Oil (MBbls) ...............         615         778         270
                                      ---------   ---------   ---------
        Gas (MMcf) ................       3,629       7,403       3,503
                                      ---------   ---------   ---------
        Oil equivalents (MBoe) ....       1,220       2,012         854
                                      ---------   ---------   ---------
Average Prices:
        Oil (MBbls) ...............   $   21.36   $   16.59   $   16.44
        Gas (MMcf) ................   $    2.62   $    1.59   $    1.88
        Oil equivalents (MBoe) ....   $   18.54   $   12.25   $   12.92
                                      ---------   ---------   ---------
Average production costs (per MBoe)   $    6.97   $    4.74   $    3.60
                                      ---------   ---------   ---------

      7.    FACILITIES AND EQUIPMENT

      As part of management's plans to reduce operating costs and overhead, WRT relocated its principal offices to Lafayette, Louisiana in 1995, occupying approximately 12,000 square feet of leased premises. WRT moved its corporate offices from The Woodlands, Texas, where it occupied approximately 24,000 square feet, to Houston, Texas where it occupies approximately 7,000 square feet of leased space. In connection with the Chapter 11 Reorganization Case, the Court has approved WRT's rejection of the office lease in The Woodlands, Texas. WRT owns an industrial building located in Lafayette, Louisiana with approximately 12,500 square feet of office, warehouse and shop space. This space currently houses WRT's technology and well logging equipment.

      WRT's cased hole logging equipment includes two wireline logging trucks, two skid mounted wireline units, four sets of small diameter radioactive well logging tools, five sets of large diameter radioactive well logging tools, and all necessary wireline and pressure control equipment for onshore and offshore well logging.

      In December 1994, WRT sold four drilling and workover rigs, obtained in connection with certain oil and gas property acquisitions, to an oil field service contractor for a total consideration of $3.9 million. The purchaser gave a 6% secured promissory note in exchange. No gain or loss was recognized at the date of the sale and the $1.0 million gain on the sale was deferred and was being realized over the life of the note. Concerns about the ability of the purchaser to perform pursuant to the terms of the contract resulted in WRT reversing, in September 1995, the deferred gain. In addition, WRT negotiated the return of all but one drilling and workover rig and the cancellation of the related note receivable. The Debtor has employed legal counsel to compel turnover of such rig.

      In December 1994 and May 1995, WRT sold to an oil field service contractor marine and oil field service equipment for a total consideration of $5.2 million. The purchaser gave two 6% secured promissory notes in exchange. No gain or loss was recognized at the date of the sale and the $800,000 gain on the sale was deferred and was being realized over the life of the notes. Concerns about the ability of the purchaser to perform pursuant to the terms of the contracts resulted in WRT reversing, in September 1995, the deferred gain. Prior to filing the Chapter 11 Case, WRT was negotiating with the purchaser for the return of the equipment and cancellation of the related notes receivable. The Debtor has employed legal counsel to compel turnover of the equipment.

D.    EVENTS LEADING TO CHAPTER 11 FILING

      1.    SENIOR NOTE OFFERING AND CREDIT FACILITY

      In February 1995, WRT offered 100,000 Units consisting of $100.0 million aggregate principal amount of 13 7/8% Senior Notes due 2002 and warrants to purchase an aggregate of 800,000 shares of WRT's Common Stock (the "Warrants") (collectively, the "Offering"). The net proceeds from the Offering were used to acquire the Remaining LLOG Properties, to repay both the Bridge Loan and substantially all borrowings under the Credit Facility (defined herein), to acquire an additional working interest in the West Cote Blanche Bay Field and for general corporate purposes.

      In December 1994, WRT entered into a $40.0 million credit facility (the "Credit Facility") with International Nederlanden (U.S.) Capital Corporation ("INCC") that is secured by substantially all of WRT's assets. WRT borrowed $15.0 million thereunder to purchase the Initial LLOG Property. In March 1995, $12.0 million of the outstanding borrowings under the then existing borrowing base of the Credit Facility was repaid from the proceeds of the Offering. During 1995, WRT borrowed an additional $12.0 million under the Credit Facility, bringing the outstanding borrowings to $15.0 million, the maximum amount of borrowings available under the borrowing base of the Credit Facility. On December 31, 1995, the Credit Facility converted to a term loan whereby quarterly principal payments of one-sixteenth of the outstanding indebtedness are due and payable.

      2.    1995 DEVELOPMENT PLAN

      Upon completion of the acquisitions, and commencing in May 1995, WRT initiated a significant capital expenditure program to increase oil and gas production levels in each of its fields. This program consisted of 70 workover, side track and recompletion projects and 10 new development wells. Funding was provided from operating cash flow, remaining proceeds from the Offering and borrowings under WRT's existing revolving Credit Facility. WRT's production levels increased on a gas equivalent (Mcfe) basis from and after March 1995, when the oil and gas property acquisitions were completed, through September 1995; however, the production increases were realized at a slower pace than expected earlier in the year and the peak levels ultimately achieved were less than anticipated.

      The lower than expected level of production resulted from various factors including a combination of ordinary production declines, unexpected losses of production from several key wells, mechanical difficulties in the Lac Blanc Field and significant production declines in the predominantly oil producing West Cote Blanche Bay Field, which is not operated by WRT. Contributing significantly to the shortfall in anticipated production rates were three major well projects which proved to be unsuccessful in September 1995, for which WRT expended a total of approximately $3.6 million. Also contributing to lower than expected net revenues and operating cash flow was a significant decline in oil and gas prices during the third and early fourth quarters of 1995. Average oil and gas prices received in the third quarter of 1995 were 9% and 18% lower, respectively, than those received during the corresponding quarter of the previous year. The lower than expected production rates, together with decreased oil and gas prices during the third quarter of 1995, had a significant negative effect on WRT's liquidity and cash flow from operations. Due to the lack of success in its exploitation program and the correspondingly lower level of operating cash flow, WRT fully utilized the $15 million borrowing base available under the revolving Credit Facility in the early fourth quarter of 1995.

      3.    CHANGE IN STRATEGY AND CORPORATE STRUCTURE

      Based on operating results for the quarter ended September 30, 1995, WRT had not yet realized the oil and gas production levels required at then current prices and costs to support WRT's capital requirements, fund existing debt service on WRT's Senior Notes and pay dividends on its 9% Convertible Preferred Stock. In early October 1995, in response to liquidity and cash flow concerns, WRT changed its focus from acquisition and development of non-producing reserves, to conservation of cash resources and maintenance of existing producing properties. WRT curtailed its activities to the minimum level of maintenance necessary to operate prudently its producing oil and gas wells. All other activities, including prospect acquisitions, new drilling, and development of WRT's proved, non-producing and undeveloped reserves ceased.

      In connection with this strategy, WRT made certain changes to its corporate structure and organization aimed at reducing costs and improving operations. On November 10, 1995, Steven S. McGuire resigned as a director, Chairman of the Board and Chief Executive Officer of WRT. Samuel C. Guy, WRT's Executive Vice President at the time, also resigned as a director. Mr. Guy's employment contract, which expired on February 29, 1996, was not renewed by WRT. The Board of Directors appointed Raymond P. Landry, previously President and Chief Operating Officer of WRT, to the position of Chairman of the Board and Chief Executive Officer. WRT also implemented a plan to reduce general and administrative expenses. WRT's oil and gas operations were consolidated in Lafayette, Louisiana and the remaining corporate offices were moved from The Woodlands, Texas to smaller offices located in Houston, Texas. WRT reduced its workforce from 76 in October 1995 to 35 in March 1996. These reductions, primarily from WRT's research and development activities and wireline/logging operations, were consistent with WRT's focus on conservation of cash and maintenance of existing producing properties.

      4.    IMPAIRMENT OF LONG-LIVED ASSETS

      Effective December 31, 1995, WRT adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." WRT recorded a non-cash charge of $103.3 million in connection with the adoption of this new accounting standard.

      Based upon the preliminary oil and gas reserve data then available, WRT estimated that in October 1995 it would recognize in the fourth quarter a $60 to $65 million charge related to the adoption of SFAS No. 121. However, final year-end estimates of proved oil and gas reserves resulted in significant downward revisions from the amounts estimated in October 1995. These downward revisions were partially the result of differences in professional opinion between WRT's current and predecessor independent engineering firms. These differences, many of which relate to classification of reserves within the different oil and gas reserve categories (i.e. proved, probable and possible) are due to the numerous engineering, geological and operational assumptions that generally are derived from limited data. Additional downward revisions are attributed to field development activity and production data during the year. Drilling and recompletion activities, including the unsuccessful well projects in WRT's East Hackberry and Bayou Penchant fields and the mechanical failure of the Lac Blanc Exxon Fee #23 well resulted in significant reserve losses. These downward revisions resulted in WRT recognizing an impairment of oil and gas properties of approximately $95 million. Of this $95 million impairment, WRT believes that approximately 46% (or approximately $44 million) is attributable to the differences in professional opinion, the October 1995 preliminary estimates having been based on the prior professionals' reports.

      WRT also recorded a non-cash charge related to certain rig, marine and field equipment owned or securing notes receivable. WRT originally expected that this equipment would provide drilling and field services in WRT's oil and gas development program. Due to liquidity problems and the reduced level of development activity, WRT did not utilize these assets to the extent originally anticipated and accordingly, recovery of the related carrying cost was largely lost. As a result of the adoption of SFAS No. 121, WRT has recorded an impairment of $7.9 million related to this equipment.

      5.    FILING OF REORGANIZATION CASE

      WRT experienced further decreases in oil and gas production and related cash flows in late 1995 and early 1996, which further deteriorated WRT's already weakened financial condition. As a result, WRT was not generating and did not expect to generate in the near term sufficient cash flow to meet its existing obligations, including: the $6.9 million interest payment on Senior Notes due March 1, 1996, trade payable obligations remaining from WRT's 1995 capital expenditure program, principal and interest due on the Credit Facility, dividends on the Preferred Stock and ongoing field operating and general and administrative expenses. As liquidity problems became more severe, WRT concluded that a comprehensive financial restructuring would provide the best result to the various stakeholders in WRT. Consequently, after discussions with WRT's financial and legal advisors, INCC and certain holders of the Senior Notes, WRT's Board of Directors determined it would be desirable to effectuate its financial restructuring through a Chapter 11 filing.

                                      V.

                SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

      During the course of the Debtor's Chapter 11 case, numerous pleadings have been filed with the Bankruptcy Court and numerous hearings have been conducted. The following is a general description of the more significant events which have transpired during the pendency of the case. For a comprehensive listing of the pleadings which have been filed in the case, however, the docket for the Chapter 11 Case should be consulted and the relevant pleadings referenced thereby may be obtained and reviewed from the Bankruptcy Court.

A.    EMPLOYMENT OF KEY PROFESSIONALS

      1.    BANKRUPTCY COUNSEL

      On February 14, 1996, the Petition Date, the Debtor filed an Application of Debtor in Possession for an Order Authorizing the Retention of Sheinfeld, Maley & Kay, P.C. as Counsel for its bankruptcy reorganization. On February 15, 1996, the Bankruptcy Court approved such employment. On the Petition Date, the Debtor also filed an Application to Employ Attorney, requesting authority to retain the firm of DeBaillon & DeBaillon as local counsel for the case. On February 15, 1996, the Bankruptcy Court entered an Order Authorizing Retention of Attorney for the Debtor-in-Possession, approving DeBaillon & DeBaillon as local counsel.

      2. GENERAL CORPORATE AND OIL AND GAS LAW COUNSEL; SPECIAL COUNSEL FOR SECURITIES LITIGATION

      On or about March 4, 1996, the Debtor filed an Application to Employ Special Counsel for Chapter 11 Debtor in Possession, requesting authority to employ the firm of Porter & Hedges, LLP to assist the Debtor in defending against the Securities Litigation and advising the Debtor as to matters involving corporate, securities, and oil and gas law. On March 5, 1996, the Bankruptcy Court entered an Order Authorizing Employment of Special Counsel for Chapter 11 Trustee [sic.], approving the Debtor's retention of Porter & Hedges.

      3.    OIL & GAS ENGINEERS

      On or about March 13, 1996, the Debtor filed an Application to Retain Netherland, Sewell & Associates, Inc. as Engineering Consultants. Netherland, Sewell & Associates, Inc. ("NSAI") had been retained by the Debtor prior to bankruptcy to provide a valuation of the Debtor's oil and gas reserves, which valuation was not complete by the time of the Debtor's Chapter 11 bankruptcy filing. Therefore, the Debtor's Application sought approval to continue NSAI's retention to enable completion of NSAI's report. On March 18, 1996, the Bankruptcy Court entered an Order Authorizing Employment of Netherland, Sewell & Associates, Inc. as Petroleum Engineering Consultants.

      4.    FINANCIAL ADVISORS

      On or about February 26, 1996, the Debtor filed an Application for Retention of Jefferies & Company, Inc. as Financial Advisor, seeking authority to retain Jefferies & Company, Inc. to assist the Debtor in restructuring and/or soliciting third party bids for the merger, sale, or other substantial disposition of the Debtor's assets. On April 9, 1996, the Bankruptcy Court entered an Order Approving Retention of Jefferies & Company, Inc. as Financial Advisor.

      5.    ACCOUNTANTS

      On or about March 4, 1996, the Debtor filed an Application for Authority to Retain KPMG Peat Marwick LLP ("KPMG") as Accountants and Consultants to the Debtor, seeking authority to retain KPMG for the purpose of providing accounting and auditing services, tax guidance and return preparation, and general financial advice including assistance with the bankruptcy restructuring efforts. On March 5, 1996, the Bankruptcy Court entered an Order Authorizing the Employment and Retention of KPMG Peat Marwick LLP as Accountants and Consultants to the Debtor. KPMG commenced providing assistance with bankruptcy related issues, including development of the Plan and Disclosure Statement, on or about October 8, 1996.

B.    APPROVAL OF CASH MANAGEMENT SYSTEM

      On the Petition Date, the Debtor filed a Motion for Authority to Maintain and Use Existing Depository Accounts and Business Forms (the "Cash Management Motion"). The Cash Management Motion sought Court approval for maintenance of the Debtor's pre-petition operational bank accounts and authorization to continue use of its checks and other business forms without alteration or change. On or about February 16, 1996, the Bankruptcy Court entered an order granting such requests.

C.    OBTAINING AUTHORITY TO USE CASH COLLATERAL

      The Debtor also filed an Emergency Motion for Use of Cash Collateral on February 14, 1996, seeking authority to use proceeds from its oil and gas production to continue funding operations. Among other Creditors, Internationale Nederlanden (U.S.) Capital Corporation and Creditors holding oil and gas liens against the Debtor's properties asserted and continue to assert a security interest in cash generated from the Debtor's mineral production making it necessary to obtain authority from the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code. On February 21, 1996, after notice and a hearing, the Court entered a Preliminary Order authorizing Use of Proceeds from Oil and Gas Operations (the "Preliminary Order").

      Pursuant to the Preliminary Order, the Debtor was instructed to maintain a Revenue Receipts Account, an Operating Account, a Suspended Royalty Trust Account, and a Capital Distribution Account. All post-petition funds received by the Debtor are to be initially deposited into the Revenue Receipts Account. From there, production proceeds attributable to royalty owners, overriding royalty owners and working interest owners are to be distributed to such owners on a timely basis, at least monthly; provided, however, that any such distribution which is to be setoff against joint interest billings for lease operating expenses due from working interest holders is to be transferred to the Operating Account instead, and any such distribution which is undetermined by a division order is to be placed in the Suspended Royalty Trust Account. On the 28th day of each month, the remaining proceeds in the Revenue Receipts Account are to be disbursed to the Operating Account and Capital Distribution Account, in accordance with the Debtor's budgeted expenditures. Mechanically, the Debtor was preliminarily authorized to expend funds for general and administrative expenses from the Operating Account in accordance with the Budget attached to the motion, or as supplemented by written consent from INCC and the Committee. To the extent of the Debtor's use of cash, INCC obtained a post-petition lien and security interest against post-petition funds received by the Debtor, other than those attributable to royalties and overriding royalties, subject only to competing priority claims and lienholders.

      On March 5, 1996, the Bankruptcy Court entered a Final Order Authorizing Use of Proceeds from Oil and Gas Operations (the "Final Order"). Pursuant to the Final Order, the procedures set forth in the Preliminary Order were fully ratified and continued in force, with the substitution of a new initial budget. As to the time period following the initial budget, the Debtor has been submitting proposed monthly Budget Extensions to INCC and the Committee for approval. In addition to the post-petition security given to INCC in the Preliminary Order, the Final Order also provides that as to Creditors holding perfected liens or privileges on the Debtor's post-petition revenue, such Creditors shall have a post petition lien and security interest in funds belonging to the Debtor from its operations, second in priority to the post-petition lien granted to INCC, in the event that the Debtor's use of such revenue results in a diminution in the value of such Creditor's secured position. As of the filing of this Disclosure Statement, the Debtor is still operating under the terms of the Final Order.

D.    EMPLOYMENT STABILIZATION

      The following significant steps were taken by the Debtor to ensure continuing employment of the Debtor's necessary staff.

      1.    EXECUTIVE SALARIES APPROVED

      On the Petition Date, the Debtor filed a Verified Application for Authorization to Compensate Officers and Directors, seeking approval to continue payment of annual salaries to the Debtor's officers and directors, including its President/CEO, Vice-President of Finance/CFO, Vice- President of Engineering and Geology, Vice-President of Operations, and two other independent outside directors. On March 27, 1996, the Bankruptcy Court entered an Order Authorizing Debtor in Possession to Pay Compensation to Raymond P. Landry, Ronald E. Hale, Wayne A. Beninger, and Tom C. Stewart.

      2.    REIMBURSEMENT OF EMPLOYEE EXPENSES & CONTRIBUTIONS TO 401K PLAN

      On or about March 26, 1996, the Debtor filed a Motion for Authority to Pay Pre-Petition Reimbursable Employee Expenses and Employer Matching Contributions to the 401K Plan, requesting that it be permitted to reimburse pre-petition employee expenses and to make matching 401K plan contributions which had fallen due pre-petition, collectively in amounts not to exceed $4,000 per person, the amount which would be allowable as a priority expense in bankruptcy. On April 30, 1996, the Bankruptcy Court entered an Order Authorizing Payment of Pre-Petition Reimbursable Employee Expenses and Employer Matching Contributions to the 401K Plan.

      3.    STAY BONUS

      Finally, on August 23, 1996, the Debtor filed an initial Motion for Authorization to Provide Employment "Stay Bonus" to Employees. The Motion was subsequently denied without prejudice to the filing of an amended motion, due to substantial changes which had occurred to the proposal, and on or about October 7, 1996, the Debtor filed a new Motion by WRT Energy Corporation for Authorization to Provide Employment "Stay Bonus" to Employees. As described in the Motion, prior to bankruptcy WRT's Board of Directors determined that it was necessary to provide a "stay bonus" to facilitate retention of employees during the Chapter 11 Case in view of the uncertainties of the future of the Company. The policy approved by the Board, and proposed in the Motion, was to provide (1) certain designated "key" employees with a stay bonus of 50% of salary earned subsequent to the Petition Date, limited to a maximum of six months salary; and
(2) non-"key" employees with a stay bonus of 25% of salary earned subsequent to the Petition Date, limited to maximum of three months' salary. A condition precedent to the receipt of such bonus is continued employment through confirmation or a sale of a substantial portion of the Debtor's properties, unless permitted otherwise by order of the Bankruptcy Court under extenuating circumstances. On November 6, 1996, the Bankruptcy Court entered an Order Authorizing Debtor to Provide Employment "Stay Bonus" to Employees. Thereafter, on December 17, 1996, the Debtor filed a motion requesting approval to pay the stay bonus to Kathleen Ruegsegger under such extenuating circumstances. A hearing is set on the motion for January 21, 1997.

E.    APPOINTMENT OF OFFICIAL COMMITTEE OF UNSECURED CREDITORS

      On or about March 11, 1996, the United States Trustee's Office appointed an official Committee of Unsecured Creditors to participate in the Chapter 11 Case. Upon consideration of the Debtor's schedules and solicitation to the largest Creditors in the Case, the Committee was compiled by the U.S Trustee. Since the Committee's appointment, the Committee has retained professionals in the Case to assist its participation in the case including Stroock & Stroock & Lavan as its bankruptcy counsel, along with Draper & Culpepper as local counsel, and Coopers & Lybrand as its financial advisors.

F.    DENIAL OF REQUEST FOR APPOINTMENT OF LIEN CREDITORS COMMITTEE

      On March 7, 1996, Halliburton Company and certain other lien creditors filed a motion for appointment of a Lien Creditor's Committee in the Case. After due consideration by the Court, such request was denied. An additional request was lodged by Halliburton in connection with the Debtor's request for authority to obtain post-petition financing, but such request has not been granted and no lien creditor's committee has been approved or appointed in the case to date. To accommodate certain concerns of the lien creditors in the case, however, Texaco, Inc. was placed on the Committee to act as a representative of all lien creditors in the case.

G.    ESTABLISHMENT OF CLAIMS BAR DATE

      On April 3, 1996, the Debtor filed a motion to establish deadline for the filing of Claims in the case, requesting that the deadline for the filing of proofs of claims be set as July 1, 1996. The establishment of a claims bar date was critical to the Debtor's ability to determine its outstanding liabilities, especially oil and gas lien Claimants. By order entered on April 8, 1996, the Bankruptcy Court granted the motion and established July 1, 1996, as the bar date. Thereafter, the Debtor provided direct notice to all known Creditors, and publication notice, via applicable regional newspapers, was provided to all unknown Creditors. On June 26, 1996, the Debtor filed a motion for establishment of a supplemental deadline requesting an extended deadline of August 23, 1996, for certain parties whose addresses were discovered subsequent to July 1, 1996 (listed on Exhibit "A" to the motion). The Bankruptcy Court granted the motion and established the supplemental bar date of August 23, 1996 as to such additional parties. Several Creditors have also independently filed motions for extension of the bar date, and the Bankruptcy Court has provided certain of the Creditors with an extended deadline in accordance with their requests. Finally, in connection with the denial of Continental Land & Fur Co.'s motion to compel release of certain escrowed production proceeds, the Bankruptcy Court established a new deadline of January 16,

1997, for the filing of proofs of claims by Claimants asserting Claims based upon unpaid royalties.

H.    COMPROMISE OF BEAR STEARNS LITIGATION

      Prior to the filing of the Debtor's Chapter 11 Case, on December 10, 1992, WRT, one of its executives, a former executive and others instituted a lawsuit against Bear, Stearns & Co., Inc. ("Bear Stearns"), Drake Capital Securities, Inc. ("Drake"), Seven Antebi ("Antebi") and Jerry Friedman ("Friedman") in the District Court of Harris County, Texas, 133rd Judicial District. After settling with Drake and Friedman, the plaintiffs commenced trial on February 28, 1995. On March 31, 1995, the jury returned a verdict in favor of the Debtor and five of its shareholders against Antebi for approximately $1.1 million. The Debtor, however, considered the jury verdict to be insufficient. Accordingly, the Debtor requested, and on August 4, 1995 was granted, a new trial. The new trial, originally docketed to begin on October 30, 1995, was postponed and was rescheduled for April 8, 1996. Prior to commencement of the new trial, the case went to mediation and was settled on February 16, 1996, for $600,000 plus court costs of approximately $69,000, subject to the approval of the Bankruptcy Court. Consequently on April 22, 1996, Debtor filed a Motion for Authority to Compromise the Bear Stearns Litigation, requesting that the settlement be approved and that the distribution of proceeds generated therefrom be authorized to the respective parties to the Litigation pursuant to the Settlement Agreement reached. Due to objections raised as to the distribution of the Bear Stearns Litigation Proceeds, the Bankruptcy Court approved the Settlement Agreement but instructed that a subsequent Motion be provided to resolve the issue of disposition of the proceeds. As a result on August 27, 1996, the Debtor filed a Motion for Authorization to finally settle distribution of the Bear Stearns Litigation Proceeds. On September 10, 1996, the Bankruptcy Court approved such Motion and the proceeds have since been distributed accordingly, including the distribution of approximately $152,000 to the Debtor.

I. REJECTION OF TRI-DECK MARKETING AGREEMENT AND SUIT FOR TURNOVER OF PROCEEDS

      Prior to filing its Chapter 11 Case, WRT allegedly entered into a marketing agreement with Tri-Deck Oil & Gas Company ("Tri-Deck") pursuant to which Tri-Deck would market all of WRT's oil and gas production. Subsequent to the agreement, Tri-Deck's principal, James Florence (WRT's Director of Marketing) on behalf of WRT assigned to Plains Marketing its right to market WRT's oil production. During the early stages of the Debtor's Chapter 11 Case, Tri-Deck failed to make payments to WRT attributable to several months of WRT's gas production. Consequently, the Debtor responded in two ways. First, on May 20, 1996, the Debtor filed a Motion to Reject the Tri- Deck Marketing Agreement (Motion to Reject Oil and Gas Sales and Purchase Agreement with Tri-Deck by WRT Energy Corporation). Second, on May 29, 1996, the Debtor initiated an adversary proceeding against Tri-Deck and Perry Gas Companies, Inc. ("Perry Gas"), styled WRT ENERGY CORPORATION V. TRI-DECK OIL & GAS COMPANY AND PERRY GAS COMPANIES, INC., Case No. 96- 5028 (the "Adversary Proceeding"). Perry Gas was the party which ultimately purchased WRT's gas production for the months in question.

      With respect to the Motion to Reject, on June 11, 1996, the Bankruptcy Court entered an order authorizing the rejection, effective June 4, 1996. On June 20, 1996, the Debtor filed a motion requesting the Bankruptcy Court to amend the rejection order to reflect an earlier effective date for the rejection. On July 22, 1996, after receiving briefs from both the Debtor and Tri-Deck, the Bankruptcy Court entered its Reasons for Decision, finding that the effective date would not change, but directing Tri-Deck and the Debtor to determine the amount of production proceeds attributable to the Debtor's June gas production which are unquestionably payable to the Debtor, and to submit an order effectively directing Tri-Deck to pay such amounts to the Debtor. Accordingly, on August 8, 1996, the Bankruptcy Court entered an Amended Order to that effect. Thereafter, however, Tri- Deck appealed the order, and requested a stay pending the appeal. On August 21, 1996, the Bankruptcy Court entered an order denying the request for a stay, and the appeal has since been dismissed.

      Next, with respect to the Adversary Proceeding, the Debtor sought turnover by Tri-Deck and/or Perry Gas of all unpaid production proceeds payable to the Debtor under the marketing agreement and the issuance of a temporary restraining order and preliminary injunction against both parties to prevent further disposition of such proceeds pending outcome of the adversary. On May 31, 1996, after conducting a hearing on notice, the Bankruptcy Court entered a consensual temporary restraining order against both Tri-Deck and Perry Gas. The TRO was carried forward in a Preliminary Injunction entered by the Court on May 31, 1996. Currently, the Adversary Proceeding remains pending as to the ultimate issue of turnover of proceeds. Tri-Deck has also filed an answer and counterclaim in which Tri-Deck is asserting, among other things, damages for tortious interference of its contractual relationships with others. The Debtor believes that Tri- Deck's counterclaim is without merit.

J.    OIL & GAS LEASE DISPUTE

      On May 20, 1996, Pigeon Land Company and several additional parties (co-movants) filed a motion, pursuant to Section 365 of the Bankruptcy Code, to compel assumption or rejection of certain oil and gas leases and associated land agreements. Both the Debtor and the Committee opposed the motion based upon the assertion that Louisiana oil and gas leases do not constitute executory contracts or unexpired leases within the meaning of Section 365 of the Bankruptcy Code. On July 2, 1996, the Bankruptcy Court conducted a hearing to receive arguments at the conclusion of which the Pigeon Land Company et al motion was taken under advisement. Numerous additional parties stand to be affected by the Court's ruling and additional Creditors have filed similar motions to compel, including Continental Land & Fur Co. On November 13, 1996, the Bankruptcy Court rendered its Reasons for Decision in which the Court determined that Louisiana oil and gas leases do not constitute executory contracts or unexpired leases under Section 365 of the Bankruptcy Code. On the same date, the Bankruptcy Court entered a corresponding order denying both Pigeon Land Company's motion to compel and Continental Land & Fur's motion to compel (the "Pigeon & CLF Order"). Similarly, Exxon Corporation's motion to compel was subsequently denied by a supplemental order entered on December 18, 1996 (the "Exxon Order"). Timely appeals were filed as to the Pigeon & CLF Order by Pigeon Land Co. et al. and Continental Land & Fur. Jeanerette

Lumber and Shingle later also filed an appeal. With respect to the Exxon Order, Exxon Corporation timely filed an appeal therefrom. Currently, the appeals as to both the Pigeon and CLF Order and the Exxon Order are pending determination by the District Court for the Western District of Louisiana.

K.    MOTION TO COMPEL RELEASE OF ESCROWED PRODUCTION PROCEEDS

      In connection with the Motion by the Debtor to obtain approval to use Cash collateral in funding operations, the Debtor agreed to segregate $170,000 representing an estimation of the oil and gas proceeds attributable to oil and gas royalties just prior to the Debtor's bankruptcy filing. On or about June 11, 1996, Continental Land & Fur ("CL&F") filed a motion to compel distribution of greater than $79,000 from such segregated account in satisfaction of certain oil and gas royalty payments it deemed due and owing to CL&F from such fund. Both the Debtor and the Committee filed objections to such distribution, claiming that such funds were not property of CL&F, as claimed, but instead represented commingled funds of the Debtor subject to the Debtor's use in funding continuing operations, and that CL&F would have a Claim for unpaid royalties in the nature of an Unsecured Claim. On November 15, 1996, the Bankruptcy Court entered an order denying CL&F's Motion, determining that such funds do not belong to CL&F but instead represent property of the estate. In conjunction with such ruling, the Bankruptcy Court instructed the Debtor to provide notice of the order to all known royalty Claimants along with a notice of an additional forty-five day bar date period in which to file Claims for unpaid royalties.

L. ADVERSARY PROCEEDING TO ENJOIN SECURITIES LITIGATION AGAINST OFFICERS AND DIRECTORS

      Prior to the filing of the Debtor's Chapter 11 Case, two class action securities litigation cases (collectively the "Securities Litigation") were filed against the Debtor and certain other Defendants, including several of WRT's current and former officers and directors, in the District Court for the Southern District Court of California. On or about April 22, 1996, the Debtor filed an action to enjoin further prosecution of the Securities Litigation as against such officers' and directors', claiming that if the litigation were permitted to proceed it would place the Debtor at risk for the possibility for certain issues being held against the Debtor under principles of collateral estoppel and rejudication, and that the officers and directors efforts in defending such litigation would divert attention from the reorganizational needs of the Debtor in its Chapter 11 Case. The suit was joined with a request for a preliminary injunction which became largely unnecessary due to the Defendants consent to a stand still arrangement during the period in which negotiations could take place. During such standstill period, the Securities Litigation was transferred to the District Court for the Southern District of New York where it remains pending. On September 16, 1996, the Bankruptcy Court entered an order denying the request for preliminary injunction and the case was subsequently dismissed.

M.    POST-PETITION FINANCING

      On May 10, 1996, the Debtor filed a motion for authority to obtain post-petition financing seeking authority to obtain additional financing from INCC pursuant to Section 364 of the Bankruptcy Code (the "INCC Financing Motion"). After several continuances of the hearing on the motion, on July 19, 1996, the Debtor filed a second motion for authority to obtain post-petition financing, this time from Wexford Management LLC (the "Wexford Financing Motion"). Thereafter the Debtor filed a motion to withdraw the INCC Financing Motion, which the Bankruptcy Court thereafter granted. The Wexford Financing Motion has been continued several times since such time, and remains pending as of the filing of this Disclosure Statement.

N.    SALE OF MINOR OIL AND GAS PROPERTIES

      1.    SALE OF RANKIN FIELD INTERESTS

      On June 20, 1996, the Debtor filed a motion to sell and assign its oil and gas interests and related property interests in the Rankin Field, Harris County, Texas to American Energy Sources, Inc. free and clear of liens. The consideration proposed by American Energy in exchange for an assignment of all of the Rankin Field Interests was $5,000 plus American Energy's agreement to assume all plugging and abandonment liability and all post-sale environmental liabilities associated with the land. On July 2, 1996, the Bankruptcy Court approved the sale and entered an order to that effect. With respect to the cash proceeds received, the Court authorized the Debtor to pay the Secured Claims of Huffman Independent School District and Spanish Cove Public Utility District, and directed the Debtor to place the remaining funds into a segregated account pending allowance of all other Secured Claims associated with the Rankin Field. Correspondingly, all liens previously attached to the Rankin Field Interests were transferred to the funds held in the segregated account.

      2.    SALE OF BAYOU HENRY INTERESTS

      On or about September 30, 1996, the Debtor filed a motion requesting authority to consummate a sale of the Debtor's oil and gas interests (if any remaining) and associated property in the Bayou Henry Field, Iberia Parish, Louisiana to Hunter Oil & Gas. The consideration proposed by Hunter in exchange for an assignment of all such interests was $10.00 plus the assumption of all costs and liabilities associated with WRT's obligations to plug and abandon the wells and restore the surface. Previously, WRT had entered into a settlement agreement with ATC Realty Eight, Inc. and Gulf Coast Package Limited whereby WRT agreed to provide certain letters of credit to secure P&A costs. Two letters of credit remain in the amount of $50,000 each. Therefore, ATC Realty Eight and Gulf Coast Package Ltd. filed an objection to the proposed sale to the extent that the letters of credit would not remain in place. On October 29, 1996, the Bankruptcy Court approved the transaction, but subject to the Debtor's filing of supplemental information detailing the P&A security to be provided by Hunter.

O.    APPOINTMENT OF EXAMINER

      On July 15, 1996, Baker Hughes, Inc. filed a motion for appointment of an examiner in the Case pursuant to Section 1104 of the Bankruptcy Code. Thereafter, on August 8, 1996, Schlumberger Well Services, Double Eagle Marine, Inc., and Inland Marine Services, Inc. also filed a motion for appointment of an examiner. On August 13, 1996, the Bankruptcy Court granted the motion, establishing certain specified matters for the examiner to collect information for the purpose of reporting back to the Court and Creditors. On August 10, 1996, the U.S. Trustee filed a letter indicating the Trustee's selection of David J. Moore as the examiner. Baker Hughes objected to the appointment, and on August 27, 1996, the Court entered an order denying such appointment. Consequently, on September 3, 1996, the U.S. Trustee filed a new letter with the Court indicating the Trustee's selection of Jason R. Searcy as the examiner, and on September 10, 1996, the Court entered an order authorizing Mr. Searcy as the examiner. Pursuant to the original order appointing an examiner in the case, a report was to be filed by the examiner by no later than November 12, 1996, reflecting the examiner's findings to that point. On November 15, 1996, such preliminary report was filed by the Examiner, a copy of which is attached hereto as Exhibit "C". Subsequent to that time, on November 19, 1996, the Examiner filed a Supplement thereto making certain minor modifications, and such Supplement is attached hereto as Exhibit "C" as well.

P.    MOTION TO PROHIBIT USE OF PRODUCTION PROCEEDS FROM WEST COTE BLANCHE BAY
      FIELD

      On or about August 20, 1996, Texaco filed a motion pursuant to Section 363(e) of the Bankruptcy Code seeking to prohibit the Debtor's use of proceeds from production from the West Cote Blanche Bay Field until such time as Texaco has "recouped" sufficient funds to satisfy the Debtor's indebtedness to Texaco pursuant to the operating agreement in force as to such field. Both the Debtor and the Committee filed objections to the motion. On September 17, 1996, a hearing was conducted at which time the motion was taken under advisement, and to date, a decision has yet to be rendered.

Q.    THE SEARCH FOR AN M&A CANDIDATE OR RESTRUCTURING PARTNER

      During the first quarter of 1995, the Debtor and its financial advisor, Jefferies & Company, Inc. ("Jefferies") commenced a process to systematically determine and assess the Debtor's strategic options including the potential sale of all or part of the Debtor's assets or stock by merger, tender offer, exchange offer, plan of reorganization or other acquisition of the Debtor's debt or securities (the "M&A/Restructuring Process"). Jefferies was authorized to undertake such an assignment pursuant to a Bankruptcy Court Order dated March 26, 1996.

      At the commencement of the M&A/Restructuring Process, the Debtor, through Jefferies, mailed over seventy Information Memoranda to potentially interested parties, with the majority of such memoranda having been mailed on June 22, 1996. Parties receiving the Information Memorandum were asked to submit preliminary indications of value by July 9, 1996. Indications of value were received from 13 parties with 9 invites to a data room for comprehensive due diligence activities extended to parties expressing significant values. The Data Room was open from August 1, 1996 through September 18, 1996.

      On or about October 1, 1996, the Debtor received five non-binding bids or restructuring proposals for the Debtor and/or its assets. After consultation with the Debtor's Board of Directors, Jefferies was directed to contact each bidder or restructuring candidate for an offer or proposal of higher value for the estate. Two asset bidders raised the aggregate amounts of their bids based upon these efforts. As each of the bids and proposals differed in certain respects, Jefferies performed financial analyses concerning the valuation of each bid. The Debtor's Board of Directors, after consultation with Jefferies, selected the DLBW Restructuring Proposal.

      At or about the same time Jefferies met with the Debtor's Board of Directors and to coordinate strategy and efforts concerning the bids and proposals, Jefferies initiated communications with the financial advisors to the Committee of Unsecured Creditors in an effort to apprise the Committee of the bid procedure undertaken and the preliminary results obtained.

      In mid-October 1996, Jefferies circulated an information book and met with members of the Committee and their advisors to summarize for the Committee members the terms and conditions of each bid along with preliminary financial analyses concerning the same. The Committee concurred with the Debtor that the DLBW Proposal was the most favorable option to both the Debtor and Creditors.

      On October 29, 1996, the Debtor filed a motion requesting approval of a break-up fee of $1,000,000.00, contained in the DLBW Proposal, and of the reimbursement of DLBW's attorneys' fees and expenses up to a maximum of $500,000.00. On December 16, 1996, the Court rendered its Reasons for Decision whereby it indicated that the reimbursement of expenses would be approved, but the break-up fee, as requested, would be denied. Accordingly, on December 24, 1996, an order was entered to that effect, without prejudice to DLBW's subsequent filing of an additional motion for approval of a break-up fee in alignment with the Court's ruling.

R.    TRICORE AVOIDANCE ACTION

      On January 14, 1997 the Debtor initiated an adversary proceeding to obtain a declaration of the invalidity of the security interests or liens allegedly securing Tricore Energy Venture, LP's ("Tricore's") asserted Secured Claim of "up to $9,223,741.00," or alternatively for avoidance of such security interests or liens pursuant to Sections 544 and 547 of the Bankruptcy Code. Such suit is pending as of the filing of this Disclosure Statement.

                                     VI.

                            SUMMARY OF THE CLAIMS,
                 CLASSIFICATIONS AND TREATMENT UNDER THE PLAN

A.    INTRODUCTION

      A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Equity Interests in the Plan is set out in this section VI. The summary is qualified in its entirety by reference to the Plan.

      THE AMOUNTS OF CLAIMS IN THE VARIOUS CLASSES AND THE NUMBER OF HOLDERS OF SUCH CLAIMS CANNOT NOW BE EXACTLY DETERMINED. WHILE THE DEBTOR HAS REFLECTED IN THE SCHEDULES, AS AMENDED, THE DEBTS AND CLAIMANTS KNOWN TO IT OR REFLECTED ON ITS BOOKS, ADDITIONAL CLAIMS ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES MAY ALSO BE FILED AT A LATER DATE AND ROYALTY CLAIMS ARE CONTINUING TO BE RECEIVED BY THE DEBTOR DUE TO THE COURT'S EXTENDED FILING DEADLINE OF JANUARY 16, 1997 FOR SUCH CLAIMS. IN MOST INSTANCES, THEREFORE, THE AMOUNT OF CLAIMS IN THE VARIOUS CLASSES AND THE NUMBER OF HOLDERS OF SUCH CLAIMS SET FORTH HEREIN ARE ESTIMATES. HOWEVER, THE DEBTOR BELIEVES THE ESTIMATES TO BE REASONABLE.

      When reviewing Section VI of this Disclosure Statement, readers should keep in mind that:

      1. The projections assume that the Bankruptcy Court will confirm the Plan on or before April 15, 1997 (the "Confirmation Date") and that the Effective Date under the Plan will be on or before June 30, 1997. If the Effective Date were to occur prior to June 30, 1997, the Debtor believes that it will have sufficient Cash to consummate the Plan.

      2. The following statements relating to the Claims against the Debtor and the instruments evidencing the Claims are summaries of provisions contained therein and do not purport to be complete. The provisions of the specific instruments referred to in the summaries, whether to sections or defined terms, are incorporated herein by reference and the summaries are qualified in their entirety by reference to the applicable instruments evidencing the Claims against the Debtor.

B.    CLASSIFICATION OF CREDITORS

      As set out below, the Plan provides for the division of the Debtor's Creditors into Classes. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Interest qualifies within the description of that Class. A proof of claim or interest which asserts a Claim or an Interest which is properly includible in more than one Class is in the Class asserted only to the extent it qualifies within the description of such Class and is in a different Class to the extent it qualifies within a description of such different Class.

                             UNCLASSIFIED CLAIMS

      Allowed Administrative Claims
      Allowed Priority Tax Claims

                              CLASSIFIED CLAIMS

                               PRIORITY CLAIMS:

      Class A-1:  Allowed Priority Claims

                           SECURED CONTRACT CLAIMS:

      Class B-1:  Allowed Secured Claim of GMAC
      Class B-2:  Allowed Secured Claim of INCC
      Class B-3: Allowed Secured Claim of MC Bank & Trust Company Class B-4: Allowed Secured Claim of Tricore
      Class B-5: Allowed Secured Claim of Woodforest National Bank Class B-6: Allowed Secured Claim of The Woodlands Corporation

                       SECURED OIL AND GAS LIEN CLAIMS:

      Class C-1:  Abbeville Field Claims

      Class C-2:  Bayou Henry Field Claimants

      Class C-3:  Bayou Penchant Field Claims

                  Class C-3-A:North Lease Claimants
                  Class C-3-B:South Lease Claimants
                  Class C-3-C:South/North Lease Claimants

                  Class C-4: Bayou Pigeon Field Claims
                  Class C-4-A:Brownell Kidd 90 Lease Claimants Class C-4-B:David R. McHugh Estate Lease Claimants Class C-4-C:Edward H. Peterman Lease Claimants Class C-4-D:Lynch McHugh Heirs et al Lease Claimants Class C-4-E:VF Landry et al 52 Lease Claimants Class C-4-F:VF Landry et al 90 Lease Claimants Class C-4-G:Brownell Kidd Lease Claimants Class C-4-H:Richard Lynch Heirs Lease Claimants Class C-4-I:VF Landry 11/66 Lease Claimants

      Class C-5:  Darrow Field Claims

      Class C-6:  Deer Island Field Claims

                  Class C-6-A:CL&F 12/21/45 Lease Claimants
                  Class C-6-B:CL&F 12/26/45 Lease Claimants
                  Class C-6-C:CL&F SWD Well #1 Claimants

      Class C-7:  East Hackberry Field Claims

                  Class C-7-A:M.P. Erwin Lease Claimants
                  Class C-7-B:State Lease 50 Lease Claimants

      Class C-8:  Golden Meadow Field Claims

      Class C-9:  Lac Blanc Field Claims

      Class C-10: Napoleonville Field Claims

                  Class C-10-A:Dugas & LeBlanc Ltd 2/94 Lease Claimants Class C-10-B:Dugas & LeBlanc Ltd 3/94 Lease Claimants Class C-10-C:Dugas & LeBlanc Ltd 93 Lease Claimants
                  Class C-10-D:E. Robert Sternfels et al 90 Lease Claimants Class C-10-E:Dougas LeBlanc A SWD Well Claimants

      Class C-11: Rankin Field Claims

      Class C-12: South Atchafalaya Bay Field Claims

      Class C-13: Tigre Lagoon Field Claims

      Class C-14: West Cote Blanche Bay Field Claims

      Class C-15: West Hackberry Field Claims

                  Class C-15-A: R Vincent 1/18/38 Lease Claimants
                  Class C-15-B: R Vincent 5/36 Lease Claimants

      Class C-16: West Lake Pontchartrain Field Claims

                              UNSECURED CLAIMS:

      Class D-1:  Allowed Convenience Claims
      Class D-2:  Allowed Tort Claims
      Class D-3:  Allowed General Unsecured Claims
      Class D-4:  Allowed Securities Litigation Claims Based Upon Senior Note
                  Ownership

                              EQUITY INTERESTS:

      Class E-1:  Preferred Stock
      Class E-2:  Allowed Securities Litigation Claims Based Upon Preferred
                  Stock Ownership
      Class E-3:  Common Stock and Allowed Securities Litigation Claims Based
                  Upon Common Stock Ownership
      Class E-4:  WRT Warrants
      Class E-5:  WRT Stock Options

C.    TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS

      1.    TREATMENT OF ADMINISTRATIVE CLAIMS

      Pursuant to the Plan, each Allowed Administrative Claim will be paid in full by no later than the later of the Effective Date or fifteen days after allowance of the Claim by Final Order, unless the Claim was incurred by the Debtor in the ordinary course of the Debtor's business during the course of the Chapter 11 Case in which case the Claim will be paid in the ordinary course. Administrative Claims are Claims against the Debtor for any cost or expense of the Chapter 11 Case allowed under Section 503(b) of the Bankruptcy Code, including all actual and necessary expenses relating to the preservation of the Debtor's estate or the operation of WRT's business and allowance of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Code.

      Any person requesting compensation or expense reimbursement pursuant to Sections 328, 330, 503(b)(2) through (6) or 1103 of the Bankruptcy Code shall file Compensation Estimates (i) on or before three (3) calendar days before the first date set for the hearing or the confirmation of the Plan, and (ii) on or before five (5) calendar days before the first date scheduled for the Effective

Date. Each holder of an Administrative Claim other than (i) an Allowed Administrative Claim or (ii) an Administrative Claim incurred in the ordinary course of the Debtor's business must file a proof of Administrative Claim (or an application for approval in the case of a Fee Claim) on or before the Administrative Claims Bar Date and serve a copy on counsel for New WRT.

      All payments to professionals for compensation and reimbursement of expenses are made in accordance with detailed procedures established by the Bankruptcy Code relating to the payment of interim and final fees. The Bankruptcy Court will review all requests for compensation and reimbursement of expenses. Attorneys and other professionals may make application to the Bankruptcy Court for payment of such compensation. In addition, the assumption that professionals will be paid or have been paid in the ordinary course assumes that there will be no material litigation involving any aspect of the Plan or any Claims thereunder and that the Plan will be confirmed without substantial controversy. If any events occur or if confirmation of the Plan is delayed for any reason, such assumptions may not prove to be reasonable and the estimated Administrative Claims may be much higher. Finally, the Plan proposes to treat unpaid post-petition oil and gas royalties as Administrative Claims. At this time all royalties have been paid on proceeds received by WRT from oil and gas production after the Petition Date.

      Additionally, as further described in Section V of the Disclosure Statement, the Debtor has commenced an adversary proceeding against Tri-Deck Oil & Gas and Perry Gas Companies, Inc. The amount in controversy in the Tri-Deck Litigation exceeds $4,000,000. As part of that litigation, Perry Gas has deposited $1,524,236 into the registry of the Court subject to further Order as to the fund's disposition. Perry Gas has asserted an Administrative Expense Claim in the amount of $120,467.88, as to the amount of which negotiations are continuing between the Debtor and Perry Gas.

      2.    TREATMENT OF ALLOWED PRIORITY TAX CLAIMS

      Priority Tax Claims consist of Claims against the Debtor entitled to priority in accordance with Section 507(a)(8) of the Bankruptcy Code. These Claims consist of Claims asserted by governmental taxing authorities. The estimated amount of Allowed Priority Tax Claims is $1,200,000.

      Under Section 1129(a)(9)(C) of the Bankruptcy Code, Priority Tax Claims may be paid in deferred Cash payments over a period of six (6) years from the date of assessment. The Priority Tax Claims at issue in WRT's case were assessed in 1995 or later. Pursuant to the Plan, New WRT will pay Allowed Priority Tax Claims in full in deferred Cash payments in equal quarterly payments through the end of year 2001 with interest at a rate of LIBOR (London Inter-Bank Offered
Rate), plus 2%.

      3.    TREATMENT OF ALLOWED PRIORITY CLAIMS (CLASS A-1).

      Allowed Priority Claims within Class A-1 consist of Claims entitled to priority in payment under Section 507(a)(3)-(a)(7) of the Bankruptcy Code. The Debtor estimates that the total amount of Allowed Priority Claims against the Debtor as of the Effective Date will be nominal. Such Claims will be paid in full by no later than the later of the Effective Date or fifteen days after allowance of the Claims by Final Order.

      4.    TREATMENT OF ALLOWED SECURED CLAIM OF GMAC (CLASS B-1).

      Class B-1 is comprised of the Allowed Secured Claim of General Motors Acceptance Corporation ("GMAC"). GMAC has asserted two different Secured Claims in the Case in the aggregate amount of in excess of $21,908.07. One of the Claims (totaling in excess of $6,044.97) was filed after the Bar Date and will be opposed accordingly. The remaining Claim is based upon a truck loan which was made in 1994. The Plan proposes to cure all outstanding monetary defaults to GMAC, reinstate the obligations evidenced in the applicable loan documents supporting such Claim, and to resume payments thereafter in accordance with such loan documents.

      5.    TREATMENT OF ALLOWED SECURED CLAIM OF INCC (CLASS B-2).

      Class B-2 is comprised of the Allowed Secured Claim of Internationale Nederlanden (U.S.) Capital Corporation ("INCC"). INCC has asserted a Secured Claim in the Case in the amount of $15,367,257.56, based upon financing which INCC provided to WRT prior to the Petition Date. The INCC indebtedness is secured by a blanket lien on virtually all of WRT's oil and gas properties, including, but not limited to, wells and equipment located on such properties and the production thereof. Based upon their review of the INCC financing transaction, however, the Debtor and DLBW believes that the lien asserted by INCC on the Debtor's interest in West Cote Blanche Bay is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code.

      DLBW and ING (U.S.) Capital Corporation (successor to INCC) ("ING") have reached an agreement in principle providing for the consensual treatment of INCC's Claim and for availability of a new loan to New WRT. The agreement remains subject to the completion of definitive documentation, corporate approvals and certain other conditions. The basic terms and conditions of the agreement are set forth on Exhibit "I" hereto and may be summarized as follows:

      (a) INCC's Claim will be an Allowed Secured Claim in the approximate amount of $17.7 million which will be satisfied by a cash payment in full on the Effective Date. This Allowed Secured Claim consists of $15 million of principal outstanding as of the Petition Date, approximately $2.3 million of interest at the non-default contract rate (estimated as of a July 1, 1997 Effective Date), and approximately $400,000 of expenses (allowable under Section 506(b) of the Bankruptcy Code) and represents the Debtor's belief that the value of INCC's interest in the Debtor's Assets (other than WCBB) exceeds the amount of INCC's Claim. INCC has asserted that it is entitled to be paid interest at the default rate, and that its allowable expenses are in excess of $400,000. Nonetheless, INCC has indicated that it will accept the Plan notwithstanding the lower payments set forth above.

      (b) ING's proposal to lend to New WRT (to be finalized shortly in a formal commitment to DLB) contemplates, among other things, a term loan to New WRT of a principal amount of $15 million which will (i) mature two (2) years after the Effective Date, (ii) require three
            (3) $1 million installments of principal to be paid at the end of September 1998, December 1998 and March 1999, respectively, (iii) bear interest at either LIBOR plus three percent (3%) or ING's fluctuating "reference rate" plus 1.25%, at the option of New WRT,
            (iv) be secured by a first lien covering substantially all of New WRT's Assets, and (v) such other terms consistent with Exhibit "I" hereto.

      6. TREATMENT OF ALLOWED SECURED CLAIM OF MC BANK & TRUST COMPANY (CLASS B-3):

      Class B-3 is comprised of the Allowed Secured Claim of MC Bank & Trust Company ("MCBT"). The Debtor scheduled MCBT as having a non-disputed, non-contingent Secured Claim as of the Petition Date of $215,130. MCBT has not filed a proof of claim in the Case; therefore, taking into account payments which have been made by the Debtor for installments falling due post-petition, MCBT's Allowed Secured Claim as of the filing of this Disclosure Statement is approximately $200,000. MCBT's Claim is secured by Collateral in the form of an office complex located in Lafayette, Louisiana, such Collateral having a value sufficient to support the entire outstanding balance of the MCBT indebtedness as an Allowed Secured Claim. Accordingly, the Plan proposes to cure all outstanding monetary defaults under the applicable loan documents to MCBT, and to reinstate WRT's obligations to MCBT and continue to make payments to MCBT pursuant to such loan documents from and after the date of cure.

      7.    TREATMENT OF ALLOWED SECURED CLAIM OF TRICORE (CLASS B-4).

      Class B-4 is comprised of the Allowed Secured Claim of Tricore Energy Venture, L.P. ("Tricore"). Tricore has asserted a Secured Claim in the Case in an amount of "an amount not exceeding $9,223,741", based upon certain alleged defaults which occurred under a certain Joint Venture Agreement between Tricore, WRT, and Stagg Energy Corporation. The secured nature of such Claim is presumably premised upon certain Collateral Assignments made subject to the terms and provisions of the Joint Venture Agreement, which were provided by WRT as to certain oil and gas interests in the West Cote Blanche Bay Field. WRT has initiated an adversary proceeding against Tricore seeking a declaration that the security interests or liens pursuant to such Collateral Assignments are invalid and of no effect, or alternatively avoidance of such security interests or liens pursuant to Sections 544 and/or 547 of the Bankruptcy Code. Nevertheless, pursuant to the Plan, to the extent that Tricore obtains an Allowed Secured Claim, WRT proposes to pay such

Claim in full by no later than the Effective Date or fifteen days after allowance of such Claim by a Final Order.

      8. TREATMENT OF ALLOWED SECURED CLAIM OF WOODFOREST NATIONAL BANK (CLASS B-5).

      Class B-5 is comprised of the Allowed Secured Claim of Woodforest National Bank ("WFNB"). WFNB has asserted a Secured Claim in the Case in the amount of $9,696, based upon certain truck loans. The vehicles supporting the secured nature of such Claim are of a value sufficient to support the total indebtedness to WFNB as an Allowed Secured Claim. Therefore, pursuant to the Plan, WRT proposes to cure all existing monetary defaults under the applicable loan documents supporting the WFNB Claim, to reinstate the obligations thereunder, and to continue making payments thereafter in accordance with such loan documents.

      9. TREATMENT OF ALLOWED SECURED CLAIM OF THE WOODLANDS CORPORATION (CLASS B-6).

      Class B-6 is comprised of the Allowed Secured Claim of The Woodlands Corporation ("TWC"). TWC has asserted a Secured Claim in the amount of $250,000, the portion of TWC's total Claim for rejection damages under Section 365 of the Bankruptcy Code attributable to rental obligations associated with WRT's lease of office space in The Woodlands, Texas, and allegedly secured by the value of certain office equipment and furniture pledged by WRT. The value of such Collateral is substantially less than the asserted Secured Claim; therefore, WRT will object to TWC's Secured Claim to the extent that such Claim amount exceeds the value of the Collateral. To the extent that the Claim is allowed as an Allowed Secured Claim, however, the Plan proposes to pay such Claim in full by no later than the later of the Effective Date or fifteen days after the allowance of such Claim by Final Order.

      10. TREATMENT OF ALLOWED SECURED CLAIMS OF OIL & GAS LIEN CLAIMANTS (CLASSES C-1 THROUGH C-16).

      Classes C-1 through C-16 consist of Claimants who have asserted Secured Claims based upon statutory oil and gas Liens under the provisions of the Louisiana Oil Well Lien Act and/or the Texas Property Code.

      The purpose of the classification of oil and gas Liens in the foregoing manner is to assure that the Claim of each oil and gas lien holder is determined solely in the context of the Debtor's particular Asset as to which each Claim has been asserted. Therefore, based on proofs of claim filed in the Chapter 11 Case, public reports reflecting oil and gas liens filed in South Louisiana and recorded documents in the various Parishes in which the Debtor's assets are located, the Debtor has determined that the Creditors asserting Liens in each Class are as set forth in Exhibit "D."

      The Liens asserted by the holders of Claims in these Classes are, in the Debtor's opinion, junior in priority to the Lien asserted by INCC to the extent that such Lien is valid and perfected. As a result, each Claim in these Classes is secured only to the extent of the value of the Asset against which the Lien securing the Claim is asserted after taking into account the Lien asserted by INCC. The determination of whether the Lien asserted by INCC should be applied in whole or in part to each Asset against which such Lien is asserted and, if the Lien is to be applied in part, the method by which the Lien is to be allocated to such Assets, would require complicated, expensive and time-consuming litigation involving issues such as marshaling and the equitable power of the Bankruptcy Court. The results of such litigation cannot be predicted, but range from a determination that each Claim allegedly secured by an oil and gas Lien is fully secured, partially secured or fully unsecured.

      Based upon the Liquidation Analysis attached as Exhibit "B" hereto, the Debtor has arrived at a provisional determination of the amount of Collateral value that would be available to satisfy the holders of Secured Claims based upon statutory oil and gas Liens. However, that Liquidation Analysis makes certain assumptions in arriving at the value of the Debtor's oil and gas fields. For example, as more fully set forth in the Liquidation Analysis, it is assumed that the purchaser of those fields would make certain capital investments in order to maximize field production. Based upon that assumption, the Liquidation Analysis valued the "back-in" component at the highest cash bid made for those fields at $16.2 million, and the total bid at $36.2 million. If, however, it is assumed instead that no such capital investments were made, the "back-in" component of the calculated value would be eliminated, and the value of those fields would decline to $20 million, resulting in little or no Collateral value available to satisfy the Allowed Secured Claims based upon statutory oil and gas Liens. The chart set forth on the following page reflects such valuation without capital investment.

      The Debtor has proposed under the Plan that, in consideration of the risks involved in potential litigation regarding Collateral value, and to spare the estate the costs of such litigation, each holder of an Allowed Secured Claim will be entitled to (i) in Class C-1, C-3, C-4, C-6, C-7-A, C-8 and C-10 a cash payment equal to the amount of such holder's Allowed Secured Claim (excluding therefrom all interests, fees and expenses included therein), (ii) in Class C-7-B a cash payment equal to 75% of the amount of such holder's Allowed Secured Claim (excluding therefrom all interests, fees and expenses included therein), and (iii) in Classes C-2, C-5, C-9, C-12, C-13, C- 15 and Class C-16 a cash payment equal to 50% of the amount of such holder's Allowed Secured Claim (excluding therefrom all interests, fees and expenses included therein). In each case, each holder of an Allowed Secured Claim in Classes C-1 through C-10, C-12, C-13, C-15 and C-16 may elect on its Ballot to receive, in lieu of its cash payment, the number of shares of New WRT Common Stock obtained by dividing the amount of such cash payment by a purchase price of $3.50 per share. For Classes C-2, C-5, C-7-B, C-9, C-12, C-13, C-15 and C-16, "Allowed Secured Claim" should be determined as the allowable amount of such Secured Claim with the exception of a valuation analysis of the Secured Claimant's interest in the Debtor's interest in the underlying Collateral, which value is defined under the Plan to be 50% or 75%, as the case may be, of the otherwise allowable amount of the asserted Secured Claim.

                             WRT Energy Corporation
                Calculation of M&M Lien Recoveries-Sensitivity 1
         Allocation of Value Based Upon PDP, PDNP and PUD Excluding WCBB

                                                     (1)            (2)           (3)
                                                                 Allocation       INCC            Net          M & M      Estimated
                                                     PV10         of Value      Allocation       Value         Liens      Recovery %
                                                  ----------     ----------     ----------     ----------    ----------   ----------
Abbeville ...................................        268,800        107,973        155,729        (47,756)          401        0.0%
Bayou Henry .................................           --             --             --             --           2,366        0.0%
Bayou Penchant ..............................      7,581,400      3,045,344      4,392,277     (1,346,933)    1,055,131        0.0%
Bayou Pigeon ................................      3,918,200      1,573,887      2,270,005       (696,118)      691,370        0.0%
Darrow ......................................           --             --             --             --          10,008        0.0%
Deer Island .................................      4,411,900      1,772,200      2,556,030       (783,830)      268,020        0.0%
East Hackberry (Erwin Lease) ................      2,253,300        905,120      1,305,447       (400,328)      164,111        0.0%
East Hackberry (State Lease 50) .............      8,102,700      3,254,743      4,694,292     (1,439,548)    2,588,870        0.0%
Golden Meadow ...............................      1,028,600        413,175        595,918       (182,744)       32,426        0.0%
Lac Blanc ...................................         21,800          8,757         12,630         (3,873)      369,807        0.0%
Napoleonville ...............................      2,667,200      1,071,378      1,545,240       (473,862)       87,829        0.0%
Rankin ......................................           --             --             --             --           9,301        0.0%
South Atchafalaya ...........................           --             --             --             --          20,576        0.0%
Tigre Lagoon ................................           --             --             --             --          51,923        0.0%
West Cote Blanche Bay .......................     19,515,900      7,839,269           --        7,839,269     5,402,399      100.0%
West Hackberry ..............................         20,300          8,154         11,761         (3,607)       27,857        0.0%
West Lake Pontchartrain .....................           --             --             --             --          10,423        0.0%
                                                  ----------     ----------     ----------     ----------    ----------

          Totals ............................     49,790,100     20,000,000     17,539,329      2,460,671    10,792,817
                                                  ==========     ==========     ==========     ==========    ==========

(1)   Per 1/1/97 NSAI Reserve Reports

(2) Total bid value based upon valuation of highest bid (other than DLB) received by Jefferies & Co.

(3) Allocation of INCC bank note to properties other than West Cote Blanche Bay. Includes principal, interest and fees.

      There are two Classes of oil and gas Lien Claimants excluded from the treatment described above. The first is Class C-14, the Class consisting of West Cote Blanche Bay Field Claims. The Debtor believes that the Lien of INCC on West Cote Blanche Bay is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code. As a result, the Debtor believes that no part of the INCC Lien should be applied against that Asset. Therefore, the value of the Debtor's interest in West Cote Blanche Bay is sufficient to support the aggregate amount of allowable Claims in Class C-14. The plan proposes that each holder of an Allowed Claim in Class C-14 will, at such holder's election, either receive a cash payment equal to the amount of such holder's Allowed Secured Claim or the number of shares of New WRT Common Stock obtained by dividing such payment by a purchase price at $3.50 per share.

      The second exception is Class C-11. Class C-11 consists of oil and gas Lien Claims filed with respect to the Rankin Field in Harris County, Texas, which has been sold pursuant to an Order previously entered in the Chapter 11 Case. The Allowed Secured Claims in this Class will be paid from the sale proceeds currently held in a separate account.

      11.   TREATMENT OF ALLOWED CONVENIENCE CLAIMS (CLASS D-1).

      Class D-1 is comprised of Allowed Unsecured Claims in the amount of $2,500 or less. The Plan proposes to pay each holder of an Allowed Convenience Claim 50% of the allowed amount of such Claim. The estimated amount of all Class D-1 Claims is $418,000. The estimate reflects the Debtor's assumption that all Creditors asserting Claims of $4,167 or less will waive such Claims to the extent such Claims exceed $2,500.00, in order to receive $1,250.00 on account of each such Claim. Such a distribution will represent a recovery in excess of the estimated 28.1% recovery to be received by the holders of General Unsecured Claims in Class D-3, which estimate falls within the range of recoveries anticipated for Claims within Class D-3.

      12.   TREATMENT OF ALLOWED TORT CLAIMS (CLASS D-2).

      Class D-2 is comprised of Allowed Unsecured Claims premised upon certain legally defined tort causes of action including, but not limited to, Claims arising out of or related to personal injuries, wrongful death, physical damage to property and rights of contribution and indemnity arising therefrom, together with all resulting or related damages as to any such Claims which may be asserted pursuant to applicable laws. The aggregate amount of such Claims which have been asserted is $1,024,000. WRT has had, and continues to have, multiple insurance policies designed to protect against injuries sustained by WRT's employees and contractors and to damage to property. Accordingly, the Plan proposes to satisfy Allowed Claims in Class D-2 first out of any insurance proceeds which would be available to satisfy such Claims and second from WRT's estate. In this way, WRT will insure maximization of its rights under existing insurance policies in its favor while at the same time minimizing the total exposure from the estate for the ultimate benefit of all other Creditors. In order to provide distribution to holders of Allowed Class D-2 Claims on a timely basis, the Plan proposes to provide certain interim distributions throughout the course of the post-confirmation period until such time as all Allowed Claims in relation to a particular insurance policy are finally resolved at which time a final distribution to such Claimants shall occur.

      13.   TREATMENT OF ALLOWED GENERAL UNSECURED CLAIMS (CLASS D-3).

      Class D-3 is comprised of Unsecured Claims in excess of $2,500 which are not otherwise treated within the Tort Claims Class (Class D-2) or the Shareholder Litigation Claims Classes (Classes D-4, E-2 and E-3). The aggregate amount of Claims asserted in such Class is approximately $120,000,000. The Plan proposes to provide to the holders of such Allowed General Unsecured Claims an aggregate distribution of 10,000,000 shares of New WRT Common Stock.
 If Class D-3 accepts the Plan, the holders of Allowed General Unsecured Claims will also receive the right to participate in an offering of 3,000,000 additional shares of New WRT Common Stock, such shares to be offered at a price of $3.50 per share. As with the Class D-2 Claims, the Plan proposes to provide an initial distribution and interim distributions of such Stock during the course of the resolution of all Disputed Unsecured Claims, which Claims shall potentially consist of, among other things, Deficiency Claims of Secured Creditors, Claims obtained by Creditors against whom preference actions have been successfully litigated and Claims held by parties to executory contracts and unexpired leases which have been rejected by the Debtor. Once all Allowed General Unsecured Claims have been finally determined, a final distribution will occur at which time the balance of the 10,000,000 shares will be distributed accordingly.

      The Rights Offering shall take place in three segments. First, along with the Ballot for voting on the Plan, each holder of an Allowed Claim in Class D-3 or a Disputed Claim within or potentially within Class D-3 determined as of the Subscription Rights Record Date shall be sent a Subscription Rights Election Form which may be used by such holder to elect to participate in the Rights Offering by promising to purchase its pro rata share of New WRT Subscription Common Stock at $3.50 per share. To exercise the right to participate, the Claimant must: (i) return a duly completed Subscription Rights Election Form to the Disbursing Agent so that it is received by the Disbursing Agent by no later than the Subscription Rights Election Deadline and (ii) pay to the Disbursing Agent on or before the Subscription Rights Election Deadline immediately available funds in an amount equal to the Subscription Purchase Price, calculated as each Claimant's calculated pro rata share of New WRT Subscription Common Stock times $3.50 per share. Payment may take the form of either a wire transfer to the Subscription Rights Reserve Account in accordance with the wire instructions set forth on the Subscription Rights Election Form, or by check delivered to the Disbursing Agent along with the duly executed Subscription Rights Election Form. To ensure that the Rights Offering is fully subscribed, DLBW is deemed, under the Plan and pursuant to its contractual commitment in the Commitment Agreement, to have exercised all of its New WRT Subscription Rights and also to have exercised all Unexercised Subscription Rights, and shall pay to the Disbursing Agent by no later than the Subscription Rights Election Deadline the corresponding Subscription Purchase Price attributable to the exercise of all such Rights.

      Next, on the Effective Date of the Plan, or as soon thereafter as is reasonably practicable but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent will distribute to the Claimants who have exercised their Subscription Rights ("Exercising Claimants") New WRT Common Stock purchased thereby to the extent of their Allowed Claims in Class D-3.

      Third, to the extent that an Exercising Claimant's Class D-3 Claim has not been Allowed as of such distribution date, the Disbursing Agent shall retain in a Disputed Claims Reserve Account both the Disputed New WRT Common Stock otherwise distributable to the Exercising Claimant on account of the Disputed Claim and the Disputed Subscription Purchase Price paid by such Exercising Claimant. Pursuant to the Commitment Agreement, DLBW shall pay to New WRT an amount equal to the aggregate amount of all Disputed Subscription Purchase Prices. Thereafter, the Disbursing Agent will periodically make additional interim distributions of New WRT Common Stock to account for the Disputed Claim of an Exercising Claimant that has subsequently become an Allowed Claim, in which case the Disputed Subscription Purchase Price paid by such Exercising Claimant will be released to DLBW. If a Disputed Claim is disallowed instead, then the New WRT Common Stock reserved for such Claim amount shall be distributed to DLBW and the Disputed Subscription Purchase Price previously paid by such Exercising Claimant shall be returned to such Excercising Claimant.

      If Class D-3 rejects the Plan, however, then the Rights Offering will not occur and instead DLBW will purchase the 3,000,00 shares of New WRT Subscription Common Stock at a price of $3.50 per share.

      The Debtor and DLBW reserve the right to determine, at any point prior to the Bankruptcy Court's approval of the Disclosure Statement, based upon the amount of cash needed to fund the Plan and the sources available for such cash whether to increase or decrease be number of shares or New WRT Common Stock offered in the Rights Offering.

      14. TREATMENT OF ALLOWED SECURITIES LITIGATION CLAIMS BASED UPON SENIOR NOTE OWNERSHIP (CLASS D-4).

      Class D-4 Claims consist of Claims based on Senior Note ownership which have been asserted in the Securities Litigation. At this time there has been no certification of a class of plaintiffs in the Securities Litigation. Nevertheless, a "Class Proof of Claim" has been asserted by counsel for the existing plaintiffs on behalf of potential Plaintiffs. The Class Proof of Claim asserts a total claim of approximately $100,000,000, which would include Claims attributable to Classes E-2 and E-3 as well as Class D-4. WRT does not believe that any of these Claims are valid. Additionally, WRT has or will shortly be filing an objection to the Class Proof of Claim, based upon the non-existence of a certified class of plaintiffs to date. However, to the extent that any of the Class D-4 Claims become Allowed Claims, the Plan provides to holders of such Claims, on a pro rata basis, an aggregate distribution of New WRT Warrants equal to 2% of the New WRT Common Stock to be issued under the Plan, provided Classes D-1, D-2 and D-3 vote to accept the Plan. If any of the before-mentioned Classes rejects the Plan, though, then the holders of Claims within Class D-4 will receive no distribution under the Plan.

      15.   TREATMENT OF INTERESTS OF HOLDERS OF PREFERRED STOCK (CLASS E-1)

      Class E-1 consists of holders of Preferred Stock. Provided that Classes D-1, D-2, D-3 and D-4 vote to accept the Plan, holders of Allowed Interests in Class E-1 shall receive on a pro rata basis an aggregate distribution of New WRT Warrants equal to 1% of the New WRT Common Stock to be issued pursuant to the Plan. However, if any one of the before-mentioned Classes rejects the Plan, the holders of Interests in Class E-1 will receive no distribution under the Plan. In either case, existing shares of WRT Preferred Stock will be canceled on the Effective Date.

      16. TREATMENT OF ALLOWED SECURITIES LITIGATION CLAIMS BASED UPON PREFERRED STOCK OWNERSHIP (CLASS E-2)

      Class E-2 Claims consist of Claims based on Preferred Stock ownership which have been asserted in the Securities Litigation. At this time there has been no certification of a class of plaintiffs in the Securities Litigation. Nevertheless, a "Class Proof of Claim" has been asserted by counsel for the existing plaintiffs on behalf of potential plaintiffs. The Class Proof of Claim asserts a total Claim of approximately $100,000,000, which would include Claims attributable to Classes D-4 and E-3 as well as Class E-2. WRT does not believe that any of these Claims are valid. Additionally, WRT has or will shortly be filing an objection to the Class Proof of Claim, based upon the non-existence of a certified class of plaintiffs to date. However, to the extent that any of the Class E-2 Claims become Allowed Claims, the Plan provides to holders of such Claims, on a pro rata basis, an aggregate distribution of New WRT Warrants equal to 1% of the New WRT Common Stock to be issued pursuant to the Plan, but only if Classes D-1, D-2, D-3, D-4, and E-1 vote to accept the Plan. In the event that any one of the before-mentioned Classes should reject the Plan, however, then Claimants in Class E-2 will receive no distribution under the Plan.

      17. TREATMENT OF INTERESTS OF HOLDERS OF COMMON STOCK AND ALLOWED SECURITIES LITIGATION CLAIMS BASED UPON COMMON STOCK OWNERSHIP (CLASS E-3)

      Class E-3 consists of holders of Common Stock and holders of Claims based on Common Stock ownership asserted in the Securities Litigation. With respect to the Securities Litigation Claims, while at this time there has been no certification of a class of plaintiffs, a "Class Proof of Claim" has been asserted by counsel for the existing Plaintiffs on behalf of potential plaintiffs. The Class Proof of Claim asserts a total Claim of approximately $100,000,000, which would include Claims attributable to Classes D-4 and E-2 as well as Class E-3. WRT does not believe that any of the Class E-3 Securities Litigation Claims are valid. Additionally, WRT has or will shortly be filing an objection to the Class Proof of Claim, based upon the non-existence of a certified class of plaintiffs to date. With respect to all Allowed Interests and Claims which become Allowed Claims within Class E-3, however, the Plan provides to holders of such Interests and Claims, on a pro rata basis, an aggregate distribution of New WRT Warrants equal to 1% of the New WRT Common Stock to be issued under the Plan, but only if Classes D-1, D-2, D-3, D-4, E-1, and E-2 vote to accept the Plan. In the event that any one of the before-mentioned Classes should reject the Plan, however, the Claimants in Class E-3 will receive no distribution under the Plan. In any event, on the Effective Date, all outstanding shares of WRT Common Stock shall be canceled.

      18.   TREATMENT OF INTERESTS OF HOLDERS OF WRT WARRANTS (CLASS E-4)

      The holders of WRT Warrants in Class E-4 will receive no distribution under the Plan and their rights will be extinguished.

      19.   TREATMENT OF INTEREST OF HOLDERS OF WRT STOCK OPTIONS (CLASS E-5)

      The holders of WRT Stock Options in Class E-5 will receive no distribution under the Plan and their rights will be extinguished.

D.    IMPAIRED CLASSES

      Classes B-2, B-4, B-6, C-1 through C-16, D-1 through D-4, and E-1 through E-5 consist of impaired Claims and Interests within the meaning of Section 1126 of the Bankruptcy Code.

E.    DISPUTED AND UNLIQUIDATED CLAIMS

      1.    DISPUTED SECURED CLAIMS (OTHER THAN OIL & GAS LIEN CLAIMANTS)

      Several Secured Claims have been filed in the case as to which the Debtor has or will shortly be filing objections and/or adversary proceedings, as appropriate, in opposition thereto. Of such Claims, with the exception of Secured Claims which have been asserted by Claimants alleging security in the form of oil and gas Liens (and as to which special provisions are contained within the Plan), the following are identified for discussion herein due to their magnitude and/or the fact that the Plan has not provided for their separate Class B classification:

      PLEASE TAKE NOTICE: ALL OF THE FOLLOWING IDENTIFIED CLAIMS HAVE BEEN FILED AS SECURED CLAIMS IN THE DEBTOR'S CHAPTER 11 CASE. ALL OF THE BELOW-MENTIONED SECURED CLAIMS HAVE BEEN OR WILL SHORTLY BE OBJECTED TO IN FULL AS SECURED CLAIMS AND, WITH THE EXCEPTION OF THE SECURED CLAIMS OF TRICORE ENERGY VENTURE, LP AND THE WOODLANDS CORPORATION, NO SEPARATE SECURED CLASSES HAVE BEEN ESTABLISHED FOR THEM IN THE PLAN. SUCH CLAIMS ARE TREATED IN THE PLAN AS UNSECURED CLAIMS AND SHALL ENTITLE THE HOLDERS THEREOF, IF AND TO THE EXTENT THAT SUCH CLAIMS ARE DETERMINED TO BE ALLOWED UNSECURED CLAIMS, TO DISTRIBUTIONS IN ACCORDANCE WITH CLASSES D-1 OR D-3, AS THE CASE MAY BE.

      a. AFCO CREDIT CORPORATION. AFCO Credit Corporation ("AFCO") filed a Secured Claim in the amount of $4,241.43 based upon gross unearned premiums, if any, under a premium financing agreement dated April 9, 1990. The Claim is allegedly secured by return premiums and coverage payments under the insurance policy financed. Such policy is no longer in existence, however, such that there is no basis for an Allowed Secured Claim. Furthermore, AFCO's Claim is barred by the relevant statute of limitations. Therefore, a separate Secured Class has not been designated for AFCO's Secured Claim in the Plan.

      b. AMERADA HESS CORPORATION. Amerada Hess ("Amerada") filed a Secured Claim in the amount of $301,758.25 based upon certain alleged unpaid amounts associated with Amerada's asserted net profit interest in the Lac Blanc Field, asserted net profits and working interest in the Exxon Fee #23 well, and asserted production expenses associated with State Lease 8396. Amerada's proof of claim reflects no basis for its secured nature, and the Debtor is of the opinion that no such unavoidable basis exists. Therefore, the Debtor has or will shortly be objecting to Amerada's Secured Claim as a Secured Claim, among other things. Therefore, no separate Class has been provided for Amerada's Secured Claim in the Plan.

      c. BAKER HUGHES PROCESS SYSTEMS. Baker Hughes Process Systems ("Baker Hughes") filed a Secured Claim in an amount in excess of $81,000 based upon certain equipment furnished to WRT under a lease agreement dated December 15, 1995. The Debtor's interest in such equipment is as a lessee; the Debtor has no present proprietary interest in such equipment (although the Debtor does have the option to purchase such equipment for additional consideration). Therefore, the Debtor has or will shortly be objecting to Baker Hughes Secured Claim as to both its amount and asserted secured nature. Correspondingly, no separate Secured Class has been established in the Plan for Baker Hughes' Claim.

      d. COSTILLA PETROLEUM CORPORATION. Costilla Petroleum Corporation ("Costilla") filed a Secured Claim in the amount of $168,489.63 based upon certain unidentified joint interest billings and accounts receivable. Costilla's Claim is allegedly secured by a "contractual and/or statutory non-operators lien on sale of production." The Debtor has or will shortly be filing an objection to the secured nature of the Claim as no contractual lien was provided by WRT to Costilla and Costilla's statutory lien, if valid, is avoidable pursuant to
Section 545 of the Bankruptcy Code. For the same reason, a separate Secured Class was not established for Costilla's Claim in the Plan.

      e. FLORIS FAY FORGEY DRISKILL, ET AL. Floris Fay Forgey and several additional individuals (the "Driskill Group") collectively filed a Secured Claim in the case for $129,570.03. The Driskill Group's Secured Claim is allegedly based upon a statutory lessor's lien. Such lien, to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Therefore, the Debtor has or will shortly be objecting to the Driskill Group's Claim on such basis, among possible others, and no separate Secured Class has been designated in the Plan for it.

      f. DUCK LAKE ACQUISITION PARTNERS. Duck Lake Acquisition Partners, LP ("Duck Lake") has filed a Secured Claim for $318,377.12 based upon certain alleged unpaid royalties associates with the Lac Blanc Field. Duck Lake's Claim is allegedly secured by a statutory lessor's lien. Such lien, if valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Accordingly, the Debtor will be objecting to such Claim on that basis, among possible others, and no separate Secured Class has been provided for Duck Lake's Claim in the Plan.

      g. FIRST PREMIUM SERVICES, INC. First Premium Services, Inc. ("First Premium") filed a Secured Claim in the amount of $69,857.20 based upon amounts allegedly owing by WRT under an insurance financing agreement related to insurance coverage between 1995 and 1996. The Claim is allegedly secured by return premiums and coverage payments under the insurance policy financed. WRT paid such amount in full during the course of the Chapter 11 Case, however, such that no further liability exists. Accordingly, a separate Secured Class has not been designated for First Premium's Secured Claim either.

      h. FORD MOTOR CREDIT COMPANY. Ford Motor Credit Company ("FMCC") filed a Secured Claim in the amount of $25,316.92 based upon its alleged interest in a vehicle leased by WRT prior to the Chapter 11 Case. During the course of the Chapter 11 Case, the FMCC lease was rejected and the automobile at issue was returned to FMCC. Therefore, there is no basis for an Allowed Secured Claim by FMCC, and a separate Secured Class for FMCC's Claim has not be designated.

      i. FREEPORT-MCMORAN OIL & GAS CO. Freeport-McMoRan Oil & Gas Co. ("Freeport") filed a Secured Claim in the amount of $589,505.00 based upon certain alleged final adjustments due under a Purchase and Sale Agreement dated as of June 14, 1993. The Claim has been asserted as a Secured Claim based upon an alleged vendor's lien under Louisiana law. The Debtor has or will shortly be objecting to Freeport's Secured Claim for the following reasons, among possible others: (i) failure to timely assert a final settlement statement as required by the Purchase and Sale Agreement, (ii) Freeport's vendor's lien, to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Therefore, no separate Secured Class for Freeport's Secured Claim has been designated in the Plan.

      j. GE CAPITAL CORPORATION. GE Capital Corporation ("GE") filed a Secured Claim in the amount of $48,017.06 based upon certain equipment leased to WRT beginning in 1993. The Debtor's interest in the equipment held under the GE leases is as a lessee; the Debtor has no propriety interest in such equipment to form the basis for an allowable Secured Claim in favor of GE. Furthermore, the Debtor assumed the GE leases during the course of the Chapter 11 case, all existing monetary defaults at that time, and has been current on lease payments to date. Therefore, the Debtor has or will be objecting to GE's Secured Claim as to both its amount and asserted secured nature. Correspondingly, no separate Secured Class has been established within the Plan for GE's Claim.

      k. ROBERT H. & LINDA MCGILL GRIFFIN. Robert H. Griffin and Linda McGill Griffin (the "Griffins") filed a Secured Claim in the amount of $133,698.51 based upon WRT's alleged failure to pay in full a purchase price for certain oil and gas interests in the Napoleonville Field. The Griffins' Claim is allegedly secured by a vendor's lien under applicable state law. The Debtor has or will shortly be filing an objection to the Griffins' Claim in full due to lack of any contractual obligation on the part of WRT to pay any amounts to the Griffins. Furthermore, to the extent that the Griffins may have obtained a statutory vendor's lien, such lien is avoidable pursuant to Section

545 of the Bankruptcy Code. Consequently, no separate Secured Class in the Plan is established for the Griffins' Claim.

      l. MILAM ROYALTY CORPORATION. Milam Royalty Corporation ("Milam") filed an Unsecured Claim in the case for $1,204,513.00 based upon certain adjustments allegedly owing in connection with WRT's acquisition and operation of certain oil and gas interests in the East Hackberry Field. While the claim is identified as unsecured in the proof of claim, the proof of claim also asserts that it is to be considered a Secured Claim to the extent that Milam may have set-off rights against the Debtor. The Debtor is unaware of any such set-off rights and, therefore, has or will shortly be objecting to Milam's Claim or a Secured Claim, among possible other reasons. Therefore, no separate Secured Class has been designated in the Plan for Milam's Claim.

      m. MOBIL OIL EXPLORATION & PRODUCTION. Mobil Oil Exploration & Production ("Mobil") filed a Secured Claim in the amount of $13,100,000, plus certain allegedly unknown additional damages, based upon contingent liability which Mobil asserts will result if and when CXY Energy Inc. ("CXY") earns certain farmout acreage from WRT in the Lac Blanc Field (and as to which CXY has contractually obligated itself to assign to Mobil at such time). The largest components of such Claim consist of a contingent reimbursement piece of $12 million associated with the alleged cost of eliminating INCC's Lien on WRT's Lac Blanc Field interests and a contingent reimbursement piece of $1.1 million associated with certain allegedly unpaid oil and gas Lien Claim in the Field. Mobil's basis in asserting the Claim as secured in nature is an alleged right of recoupment under bankruptcy and Louisiana law. The Debtor has or will shortly be objecting to Mobil's Claim as secured for the following reasons, among possible others: (i) there is no contractual privity between the Debtor and Mobil to support its Claim; (ii) Mobil's Claim is contingent in nature, at best; (iii) Mobil's Claim, to the extent of $13.1 million, is duplicative of INCC's Secured Claim and the oil and gas Lien Claims associated with the Lac Blanc Field, all of which arae already provided for within the Plan; and (iv) Mobil has asserted no valid, unavoidable basis for the secured nature of its Claim. As a result of the foregoing, no separate Secured Class is designated in the Plan for Mobil's Claim.

      n. NATIONSBANK OF TEXAS. NationsBank of Texas ("NationsBank") filed a Secured Claim in the amount of $400,000.00 based upon 4 outstanding letters of credit (the "LCs") which NationsBank issued on behalf of WRT to cover certain contingent plugging and abandonment liabilities. NationsBank obtained a pledge of certain of WRT's bank accounts to secure repayment of the LCs to NationsBank in the event of a call on the LCs by the beneficiaries thereto. NationsBank has recently informed the Debtor that it will not be renewing the LCs for an additional year after the end of January 1997. Therefore, the Debtor is in the process of obtaining substitute LCs from another lending institution to replace the NationsBank LCs. Once such replacements are obtained, NationsBank's contingent liability will be eliminated such that NationsBank will have no basis for a Claim whether Secured or Unsecured.

      o. EUGENE W. RUSSELL. Eugene W. Russell ("Russell") filed a Secured Claim in this case for $28,790.15 based upon WRT's alleged failure to pay in full a purchase price associated with certain oil and gas interests in the Napoleonville Field. Russell has based the secured nature of his Claim on an alleged statutory vendor's lien. Such lien to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Therefore, the Debtor has or will shortly be objecting to Russell's Claim on such basis, among possible others, and no separate Secured Class is established for the Claim in the Plan.

      p. RUSSELL RESOURCES, INC. Russell Resources, Inc. ("Russell Resources") filed a Secured Claim in the case for $135,040.74, based upon an alleged failure on the part of WRT to pay in full a purchase price for certain oil and gas interests in the Napoleonville Field (the "Napoleonville Piece"), plus $5,983.00, based upon certain alleged unpaid overriding royalties associated with the Debtor's oil and gas interests in the Abbeville Field (the "Abbeville Piece"). Russell Resources has asserted its Claim as secured as to the Napoleonville Piece based upon an alleged vendor's lien. Such lien, to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Russell Resources has presented no basis for the secured nature of the Abbeville Piece, and the Debtor and DLBW are aware of no such unavoidable basis. Therefore, the Debtor has or will shortly be objecting to the entirety of Russell Resource's Claim as secured, among possible other reasons, and a separate Secured Class for its Claim is not designated in the Plan.

      q. TENNECO VENTURES CORPORATION. Tenneco Ventures Corporation ("Tenneco") has asserted two Secured Claims in the aggregate amount of $240,888.00. Both of the Claims are based upon WRT's alleged contractual obligation to pay for Tenneco's portion of certain joint interest billings ("JIBs") to Texaco in connection with operation of oil and gas properties in the West Cote Blanche Bay Field -- one of the Claims (in the amount of $100,888.00) asserting a right of reimbursement for payments actually made by Tenneco to Texaco; and the other (in the amount of $140,000.00) asserting an approximated, contingent claim for Tenneco's portion of certain unpaid JIBs to Texaco (which unpaid JIBs form a part of the claim asserted by Texaco in Class C-14). Both of the Claims also base their secured nature on a vendor's privilege and right of rescission under Louisiana law. With respect to the $140,000.00 contingent claim, the Debtor has or will be objecting to the Claim based upon its contingency and the fact that, as a result of the payment in full of the claims in Class C-14, Tenneco will no longer be obligated to Texaco for the unpaid JIBs. With respect to the $100,888.00 Secured Claim, Tenneco's Lien, if valid, is avoidable under Section 545 of the Bankruptcy Code. Accordingly, the Debtor will be objecting to such Claim on that basis, among possible others, and no separate Secured Class has been designated in the Plan for Tenneco's Claims.

      r. TRICORE ENERGY VENTURE, L.P. Tricore Energy Venture, L.P. ("Tricore") has asserted a Secured Claim in an amount identified as "no greater than $9,223,741.00." On January 14, 1997, the Debtor initiated an adversary proceeding to obtain a declaration of the invalidity of the security interests or liens allegedly securing Tricore's Claim, or alternatively for avoidance of such security interests or liens pursuant to Sections 544 and 547 of the Bankruptcy Code. In addition, the Debtor intends to file an objection to the asserted Claim of Tricore (i) under Section 502(c) of the Bankruptcy Code seeking to estimate such asserted Claim on the grounds that it is a contingent claim the liquidation of which would unduly delay the administration of the Chapter 11 Case, and

(ii) under Section 502(d) of the Bankruptcy Code seeking to disallow such asserted Claim in full on the grounds that Tricore is the transferee of a transfer available under Sections 544 and 547 of the Bankruptcy Code. Nevertheless, to the extent that Tricore may obtain an Allowed Secured Claim, the Plan provides for specific treatment of the Claim in Class B-4.

      s. WOODLANDS CORPORATION. The Woodlands Corporation ("TWC") has asserted a Secured Claim in the amount of $250,000.00 based upon rejection damages from the Debtor's rejection of the TWC lease of certain office space in the Woodlands, Texas, which damages are allegedly secured by TWC's security interest in the Debtor's office furniture and equipment. The Debtor has reason to believe that the value of the Collateral securing TWC's Claim is considerably less than $250,000.00 and is in the process of analyzing such value. Pursuant to Section 506 of the Bankruptcy Code, TWC's Allowed Secured Claim will amount to only such value. Furthermore, the Debtor is in the process of determining whether, and to what extent, TWC has released the premises at issue, such that TWC's Claim might be reduced by mitigation. To the extent that TWC's Secured Claim becomes an Allowed Secured Claim, however, the Plan provides for specific treatment of it in Class B-6.

      2.    DISPUTED UNSECURED CLAIMS

      The Debtor has internally identified numerous objectionable Unsecured Claims, and will be filing objections to such Claims as merited. None of the Disputed Unsecured Claims, with the exception of the Class Proof of Claim described below, are specifically identified herein due to the fact that the outcome of litigation on such Claims will not materially affect the proposal set forth for satisfaction of Allowed Unsecured Claims, as a whole, under the Plan. With respect to General Unsecured Claims, to the extent such Claims are successfully challenged and disallowed, the other holders of the Allowed Unsecured Claims in Class D-3 obtain the benefit of such disallowance in the form of a proportionate allocation of the shares of New WRT Common Stock which would have otherwise been distributable to such Disputed Unsecured Claims to them.

            a. CLASS PROOF OF CLAIM - SECURITIES LITIGATION. A Class Proof of Claim has been filed in the case, on behalf of a yet-to-be certified class of plaintiffs, by counsel for the existing plaintiffs in the Securities Litigation. The Debtor has or will shortly be filing an objection to such Claim based upon, among other things, the fact that no class certification has been obtained to date. Should such class certification be obtained, however, and the Class Proof of Claim is otherwise Allowed, the plaintiffs represented by such class Claim shall be entitled to the Distributions set forth in the Plan applicable to such Securities Litigation Claims.

      3.    UNLIQUIDATED CLAIMS.

            Numerous Claims have been filed in the Case in an unliquidated amount. The Debtor has or will be filing an objection to all such Claims.

                                     VII.

                       OTHER SIGNIFICANT PLAN PROVISIONS

A.    THE TEXACO WEST COTE BLANCHE BAY TRANSACTION

      DLB is negotiating with Texaco and TEPI regarding, INTER ALIA, (i) the Claim asserted by Texaco and TEPI against WRT in Class C-14 (the "Texaco Claim"), (ii) the WCBB Assets and (iii) the CAOA. The intent of the parties to those negotiations is that New WRT would obtain ultimate ownership of the WCBB Assets. Texaco and TEPI have insisted that, because of concerns over WRT's financial status, certain time exigencies and other matters relating to that certain Global Settlement Agreement, DLB be in the chain of title of the WCBB Assets and furthermore that DLB guarantee, for TEPI's and Texaco's benefit, the cost of performance of certain plugging and abandonment obligations with respect to the WCBB Assets should New WRT fail to perform those obligations.

      The transaction currently under negotiation would occur in three stages. The first two stages would occur pursuant to the Purchase, Sale and Exchange Agreement. In the first stage, among other things, (i) DLB would acquire the Texaco Claim and the WCBB Assets, (ii) DLB would assume certain operational liabilities and execute certain agreements and subleases related thereto, (iii) DLB would execute and place into escrow an agreement (the "P&A Guaranty") pursuant to which DLB will assume and guarantee plugging and abandonment obligations related to both the WCBB Assets and WRT's existing interest in the West Cote Blanche Bay Field, and (iv) Texaco and TEPI would designate DLB (or its designee) as the operator of the Shallow Contract Area. The closing of the first stage would be conditioned on, among other things, the Debtor's consent to the designation of DLB (or its disagree) as operator and the filing by Texaco and TEPI with the Louisiana State Mineral Board (the "LSMB") of an application seeking its consent to the transfer of the WCBB Assets to DLB.

      In the second stage, upon the execution by the LSMB of its consent to the transfer to DLB of the WCBB Assets, the P&A Guaranty would be released from escrow and become effective. To implement the P&A Guaranty, DLB would contribute to a trust (the "P&A Trust") established for the benefit of the State of Louisiana (i) $1,000,000 and (b) $18,000 per month commencing the first calendar month after such initial payment for seven years.

      In the third stage, which would occur on the Effective Date pursuant to the Transfer and Exchange Agreement, (i) DLB would transfer the WCBB Assets to New WRT, (ii) New WRT would transfer the Buyer's Leasehold and Facilities to DLB, which will in turn transfer them to Texaco and TEPI, (iii) New WRT would issue to DLB 5 million shares of New WRT Common Stock plus the additional number of shares of New WRT Common Stock obtained by dividing the amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the

Bankruptcy Court, by a purchase price of $3.50 per share, (iv) the Texaco Claim would be paid in accordance with the Plan, and (v) the Debtor would assume the CAOA.

      The Debtor and DLB are hopeful that the parties will be able to negotiate definitive documentation setting forth the foregoing transaction. However, there can be no assurances that they will be successful in doing so.

B.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      Pursuant to the Plan, the Debtor shall file and serve on or before March 19, 1997, a listing of all executory contracts and unexpired leases which it intends to assume and which have not already been made the subject of a pending Motion or otherwise assumed or rejected prior to such time. Such listing shall also identify the payment amount ("the Cure Payment") pursuant to Section 365 of the Bankruptcy Code. Consent to the assumption of such contracts or leases as listed, if required, shall be deemed to have been given unless any Person who is a party to such executory contract or unexpired lease objects by filing a written objection to the Plan with the Bankruptcy Court and serving the same on the Debtor and the Debtor's counsel not less than five days prior to the date set for the hearing on Confirmation. Thereafter, all executory contracts and unexpired leases which have not been listed by the Debtor or which have not previously been made the object of a Motion to Assume or Reject or otherwise assumed or rejected shall be deemed rejected as of Confirmation. All Claims arising from the rejection of executory contracts and unexpired leases shall be evidenced by properly filed proofs of claims which much be filed within any applicable deadline previously established by the Bankruptcy Court or, if no such deadline has been established, within fifteen (15) days of the earlier of the Confirmation Date of the Plan or the date of entry of a Final Order authorizing rejection of the executory contract or unexpired lease. Such proofs of claims must also be served on counsel for the Debtor and counsel for DLBW. Failure to file a proof of claim on or before such deadline shall result in disallowance in full of such Claim.

C.    CONDITIONS

      The Plan contains conditions both as to the confirmation of the Plan and as to the Effective Date of the Plan.

      The Plan provides that it may only be CONFIRMED if the following conditions are met:

      (a) the Commitment Agreement shall be binding on the Debtor and DLBW and shall not have been terminated by DLBW in accordance with its terms;

      (b) The Debtor shall have included the CAOA on its listing of executory contracts and unexpired leases to be assumed, filed with the Bankruptcy Court in accordance with Article 30.1 of this Plan;

      (c) The Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, permitting the Debtor to maintain in the Disputed Claims Reserve Accounts an amount of Cash on account of all Disputed Claims that shall not exceed $100,000; and

      (d) The closing under the Purchase, Sale and Exchange Agreement with respect to the WCBB Assets and the claim of TEPI in Class C-14 shall have occurred.

      The Plan provides that the EFFECTIVENESS of the plan will be subject to the satisfaction of the following conditions:

      (a) The Bankruptcy Court shall have made findings of fact and conclusions of law as to confirmation of the Plan and entered a Confirmation Order, in each case satisfactory to the Debtor and DLBW;

      (b) The Commitment Agreement shall be binding on the Debtor and DLBW and shall not have been terminated in accordance with its terms;

      (c) Each of the conditions set forth in Articles VIII and IX of the Commitment Agreement has been satisfied; and

      (d) New WRT and INCC shall have agreed upon the terms of and executed definitive documentation with respect to New ING Term Sheet; and

      (e) The Louisiana State Mineral Board shall have executed a consent to the transfer of the WCBB Assets to DLB or its designee pursuant to the terms of the Purchase, Sale and Exchange Agreement.

      The conditions to confirmation and to effectiveness may be waived jointly by DLBW and the Debtor.

D.    DISCHARGE OF THE DEBTOR

      The Debtor shall receive a full and complete discharge, pursuant to ss. 1141(d) of the Bankruptcy Code, of all Claims and other debts that have arisen prior to confirmation, including, but not limited to, a discharge of all Claims of the kind specified in ss. 502(g), (h) and (i) of the Bankruptcy Code (including any fine, penalty, multiple or exemplary damages or forfeitures). All Creditors and holders of Equity Interests will be precluded from asserting against New WRT or its Assets any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. All current officers and directors will receive a release from all Claims and causes of action arising from their employment by the Debtor, other than actions based on gross negligence as willful misconduct.

E.    AMENDMENT AND MODIFICATION TO THE PLAN

      The Plan may be altered, amended or modified by the Debtor in the manner provided for by ss. 1127 of the Bankruptcy Code or as otherwise permitted by law.

F.    RETENTION OF JURISDICTION

      Pursuant to the Plan, the Bankruptcy Court will retain jurisdiction over all matters arising under, or arising in, or relating to the Chapter 11 Case or this Plan to the fullest extent permitted by 28 U.S.C. ss. 1334 to hear, and by 28 U.S.C. ss. 157 to determine, all proceedings in respect thereof, including, but not limited to, proceedings for supervision of the Plan. Specifically, but without limitation, and if applicable law provides, the Bankruptcy Court will have jurisdiction:

      (a) to hear and determine any and all objections or other matters relating to the allowance of Claims, including, without limitation, Administrative Claims;

      (b) to hear and determine any and all applications for allowance and payment of fees and expenses made by attorneys and other professionals pursuant to Sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed by the Debtor pursuant to provisions within the Bankruptcy Code, and any objections thereto;

      (c) to hear and determine any and all pending applications for rejection, assumption or assumption and assignment, as the case may be, of unexpired leases and executory contracts to which the Debtor is a party or with respect to which it may be liable, and any and all Claims arising therefrom, and any other issue that may arise under Section 365 of the Bankruptcy Code;

      (d) to hear and determine any and all motions, applications, adversary proceedings and contested or litigated matters regarding Claims or interest, accrued prior to the Confirmation Date, as to assets revested pursuant to ss. 1141 of the Bankruptcy Code;

      (e)   to consider and approve modifications of or amendments to the Plan;

      (f) to hear and determine disputes regarding the implementation or consummation of the Plan;

      (g) to hear and determine all controversies, disputes, settlements, and suits which may arise in connection with the interpretation or enforcement of this Plan, or in connection with the enforcement of remedies under this Plan;

      (h) to hear and determine during the period in which the Chapter 11 Case remains open all controversies, disputes and issues relating to the discharge of the Debtor;

      (i) to consider and approve compromises, settlements and adjudications of any objections to Claims;

      (j) to estimate disputed, contingent and unliquidated Claims for purposes of distribution under the Plan;

      (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan;

      (l) to resolve any issues or disputes relating to the revesting of title, sale, or liquidation of Assets in accordance with provisions within the Plan;

      (m)   to enter a final decree closing the Chapter 11 Case;

      (n) to hear and determine such other matters as may arise in connection with the Plan or the Confirmation Order;

      (o) to hear and determine all adversary proceedings filed before or after the Confirmation Date seeking relief under Sections 542, 543, 544, 547, 548, 549 or 550 of the Bankruptcy Code;

      (p) to hear and determine any other matter not inconsistent with the Bankruptcy Code and Title 28 of the United States Code that may arise in connection with or related to the Plan; and

      (q) to hear and determine such other matters as may arise in connection with the Plan or the Confirmation Order.

                                     VIII.

                             MANAGEMENT OF NEW WRT

A.    ORGANIZATION AND MANAGEMENT OF NEW WRT

      The Plan proposes that New WRT will be organized under the laws of the State of Delaware and that the New WRT Certificate of Incorporation and the New WRT By-Laws will be in the form attached as Exhibits "K" and "J" hereto, respectively. Subject to the Bankruptcy Court's approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Plan also proposes to provide for a Board of Directors for New WRT consisting of five members for the first three years following the

Effective Date. Such directors shall consist of three individuals selected by DLBW and the remaining two selected by the Committee. Such initial Board of Directors shall take all actions necessary to implement the Plan and upon the Effective Date the operation of New WRT shall be and become the general responsibility of such Board of Directors who shall thereafter have the responsibility for the management, control, and operation of the company. Among the responsibilities which the new board shall take on are (i) selection of the officers of New WRT and (ii) the preparation, execution, and issuance of New WRT Common Stock, New WRT Warrants, the Rights Offering and such other notes, securities, and documents of New WRT as may be necessary to carry out the Plan. The Board shall also call the first shareholder meeting of New WRT within twelve months after the Effective Date. To effectuate the initial identification of directors, DLBW has set forth below its designation of initial Directors and Officers, and the Committee shall identify their selections for the board by no later than fifteen days prior to the Confirmation Date and shall notify Debtor's counsel of such selections within such period as well. In the event that any one or more nominations are not timely received by New WRT and/or its counsel, the existing directors of WRT shall be authorized to make such nominations in the place of the Committee, subject to the approval of DLBW and the Committee.

B.    IDENTIFICATION OF NEW WRT DIRECTORS AND OFFICERS

      The three directors of New WRT appointed by DLBW will be Charles E. Davidson, Mark Liddell and Mike Liddell. The remaining two directors will be appointed by the Committee on or before the Effective Date.

      The officers of New WRT will be: Gary C. Hanna, President; Raymond P. Landry, Executive Vice President; and Ronald Youtsey, Secretary and Treasurer.

C.    INFORMATION ABOUT NEW WRT DIRECTORS AND OFFICERS

      MIKE LIDDELL has served as Chief Executive Officer of DLB since October 1994, and as a director of DLB since 1991. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. He received a B.S. degree in education from Oklahoma State University. He is the brother of Mark Liddell.

      MARK LIDDELL has served as the President of DLB since October 1994, and since 1991 has been a director of Davidson and DLB. From 1991 to 1994, Mr. Liddell was Vice President of DLB. From 1985 to 1991, he was Vice President of DLB Energy. From 1991 to May 1995, Mr. Liddell served as a director of TGX Corporation, a publicly-held oil and gas company, and, from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly-held industrial services and pipeline transportation company. He received a B.S. degree in education and a J.D. degree from the University of Oklahoma. He is the brother of Mike Liddell.

      GARY C. HANNA has served as Executive Vice President and Chief Operating Officer of DLB since October 1994. From 1982 to October 1994, he was President and Chief Executive Officer of

Hanna Oil Properties, Inc., an Oklahoma City-based petroleum consulting company. Beginning in 1991 and continuing until Mr. Hanna joined the Company, Hanna Oil Properties, Inc. performed most of the Company's acquisition and land services. He received a B.B.A. degree in economics from the University of Oklahoma. Mr. Hanna is on the Board of Directors of the Oklahoma Independent Producers Association.

      RONALD D. YOUTSEY has served as Senior Vice President and Chief Financial Officer of DLB since October 1994. Mr. Youtsey joined DLB as Controller in 1991. From 1979 to 1991, he was employed by French Petroleum Corporation, an oil and gas exploration and production company, last serving as Vice President of Finance. Mr. Youtsey is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He received a B.S. degree in accounting from the University of Central Oklahoma.

      RAYMOND P. LANDRY. Mr. Landry has served as WRT's President and Chief Operating Officer since April 1995 and as Chairman of the Board and Chief Executive Officer since November 10, 1995. Mr. Landry was elected by the shareholders in December 1994 to serve as a Class I Director for a three-year term. From June 1991 to April 1995, Mr. Landry served as the Executive Vice President of Offshore Pipelines, Inc. Mr. Landry is a Certified Public Accountant and holds a B.S. degree in Accounting from Louisiana State University.

D.    EMPLOYMENT CONTRACT

      As part of the consummation of the Plan, New WRT will enter into an employment agreement with Raymond P. Landry. That employment agreement will, among other things, provide for (i) a two year term, (ii) a salary at $156,000 per year and (iii) stock options to purchase 60,000 shares of New WRT Common Stock at $3.50 per share.

                                      IX.

                            FEASIBILITY OF THE PLAN

A.    FEASIBILITY REQUIREMENTS AND REORGANIZATION VALUE

      The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor and DLBW have analyzed the ability of the Debtor, upon and after the Effective Date, to meet its obligations under the Plan. As part of this analysis, the Debtor, on behalf of the Debtor and DLBW, has prepared projections of New WRT's financial performance for each of the fiscal years in the period ending December 31, 2000 (the "Projection Period"). These projections, and the assumptions on which they are based, are annexed hereto as Exhibit "F" (the "Financial Forecast"). See also Section XII(F) "Material Uncertainties and Risk Factors -- Financial Projections."

      In developing an estimate of the reorganization value of the Debtor, the Debtor has been advised by Jefferies & Company, Inc. (the "Financial Advisor"). The Financial Advisor developed a range of reorganization values by utilizing the Financial Forecast and examining comparable public companies to determine a range of appropriate multiples of EBITDA (earnings before interest, taxes, depreciation and amortization). The Financial Advisor believes this approach is considered by the financial community to be an appropriate valuation technique for estimating the going concern value of an oil and gas exploration and production business undergoing a chapter 11 plan of reorganization. The Financial Advisor's estimate of the range of the Debtor's reorganization value is based upon a number of assumptions, including a successful reorganization of the Debtor's business and finances in a timely manner in accordance with the Plan, the Debtor's and DLBW's estimates of the Debtor's future operations, and the Financial Forecast. Many of such assumptions are beyond the control of the Debtor, DLBW and the Financial Advisor. Actual events may vary from such assumptions and the variations may be material. See Section XII herein, "Material Uncertainties and Risk Factors." Based on the foregoing, and assuming
20.4 million shares of New WRT Common Stock will be issued and outstanding on the Effective Date, the Financial Advisor estimates the reorganization value of the New WRT Common Stock to be from $3.10 to $5.97 per share. No assurance can be given that a liquid trading market will develop after the effectiveness of the Plan or that the New WRT Common Stock will trade in such price range. See
Section XII "Material Uncertainties and Risk Factors -- Risks With Respect to New Securities". The per share reorganization value utilitized by the Debtor and DLBW in calculating Distributions to Creditors is thus considered to be reasonable by the Financial Advisor based upon the methodologies employed and utilizing the Financial Forecast and the Debtor's and DLBW's estimates of the reorganized Debtor's (New WRT's) future operations. The Financial Advisor will provide testimony at the Confirmation Hearing as to the reasonableness of the reorganization value utilized by the Debtor and DLBW, the valuation approaches undertaken and the assumptions underlying such valuation.

      Based upon the Financial Forecast, the Debtor and DLBW believe that New WRT will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtor and DLBW further believe that New WRT will be able to repay or refinance any and all of the then outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness.

B.    FUTURE BUSINESS PLAN OF OPERATIONS

      The Debtor and DLBW have set forth in Exhibit "F", attached to this Disclosure Statement a description of New WRT's future business plan and operations. Included within such exhibit are projections for New WRT's financial performance for each of the fiscal years in the period ending December 31, 2000.

                                      X.

                      COMPARISON OF PLAN TO ALTERNATIVES

      There are three likely possible consequences if the Plan is rejected or if the Court refuses to confirm the Plan: (1) the Bankruptcy Court could dismiss the Chapter 11 Case; (2) the Chapter 11 Case could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code; or (3) the Bankruptcy Court could consider and confirm a plan of reorganization proposed by a party other than the Debtor and DLBW.

A.    DISMISSAL

      The most remote possibility is dismissal. If dismissal were to occur, the Debtor would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. Dismissal would force a race among Creditors to take over and dispose of the Debtor's available assets. Unsecured Creditors, on an aggregate basis, would likely fail to realize recovery on their Claims.

B.    CHAPTER 7 LIQUIDATION

      A straight liquidation bankruptcy or "Chapter 7 case" requires liquidation of each of the Debtor's assets by an impartial trustee. In a Chapter 7 case, the amount Unsecured Creditors receive depends upon the net estate available after all assets of the Debtor have been reduced to cash. The cash realized from liquidation of each of the Debtor's assets would be distributed in accordance with the order of distribution prescribed in Section 726 of the Bankruptcy Code. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, allowed secured claims, administrative claims and priority claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

      If this Chapter 11 Case were to be converted to one under Chapter 7 of the Bankruptcy Code, the present Priority Claims may have a priority lower than Priority Claims generated by the Chapter 7 case, such as the Chapter 7 trustee's fee or the fees of attorneys, accountants and other professionals the trustee may engage. Conversion to Chapter 7, then, would create an additional layer of priority claims.

      In a Chapter 7 liquidation case, a secured creditor would be entitled to full payment, including interest, from the proceeds of sale of the secured creditor's collateral, provided the realized value of the collateral is sufficient to pay both the principal and interest. A secured creditor whose collateral is insufficient to pay its secured claim in full will be entitled to assert an unsecured claim for its deficiency and share with general unsecured creditors.

      In the event this case were converted to one under Chapter 7, the Bankruptcy Court would appoint a trustee to liquidate the assets of the Debtor and to distribute the proceeds as described immediately above.

      The Chapter 7 trustee would be entitled to receive compensation under
Section 326 of the Bankruptcy Code based upon distributions to creditors. The trustee's fee would not exceed 25% on the first $5,000 or less, 10% on any amount in excess of $5,000, but not in excess of $50,000, 5% on any amount in excess of $50,000, but not in excess of $1,000,000, and 3% on any amount in excess of $1,000,000 from all monies disbursed or turned over in the case to parties in interest, excluding the Debtor, but including holders of secured claims. The trustee's fees would be paid as a cost of administration and may be paid in full prior to the costs and expenses incurred in a Chapter 11 case and prior to any payment to unsecured creditors.

      It is also highly likely that the Chapter 7 trustee would retain his or her own attorneys and accountants, and perhaps other professionals such as appraisers, whose fees would also constitute priority claims in a Chapter 7 case, with a priority that may be higher than those claims arising under a Chapter 11 case.

      Liquidation under Chapter 7 of the Bankruptcy Code would also entail the appointment of a trustee having no experience or knowledge of the Debtor's business, its records or assets. Hence, a substantial amount of time would be required in order for any Chapter 7 trustee to wind the case up effectively. Also, in the event litigation proves necessary on multiple issues, the Chapter 7 trustee would likely be in an inferior position to prosecute such actions without prior knowledge regarding the Debtor's business.

      If the Debtor were to be liquidated under Chapter 7 of the Bankruptcy Code, the amount estimated to be available for distribution to Creditors would go first to Allowed Secured Claims, second to Chapter 7 Allowed Priority Claims, third to Chapter 11 Allowed Priority Claims, then to Allowed General Unsecured Claims. Annexed hereto as Exhibit "B" is the Debtor's Liquidation Analysis. The analysis provided is believed to be a reasonable estimate of value distributable in a hypothetical liquidation of the Company. Readers are urged to review both the exhibit and the assumptions underlying it.

C.    ALTERNATIVE PLANS

      To date, no other party besides the Debtor and DLBW has sought to file a plan of reorganization.

                                     XI.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.    GENERAL

      1.    STATUTORY OVERVIEW

      Under the Internal Revenue Code of 1986, as amended (the "Tax Code") and income tax regulations (the "Regulations") promulgated thereunder, there are certain significant federal income tax consequences associated with the Plan described in this Disclosure Statement. Certain of these consequences are discussed below. Due to the unsettled nature of several of the tax issues presented by the Plan, including the changes made by the Bankruptcy Tax Act of 1980 ("BTA80"), the Tax Reform Act of 1984 ("TRA84"), the Tax Reform Act of 1986 ("TRA86"), the Omnibus Reconciliation Act of 1987 ("ORA87"), the Technical and Miscellaneous Revenue Act of 1988 ("TAMRA"), the Omnibus Budget Reconciliation Act of 1989 ("OBRA89"), the Revenue Reconciliation Act of 1990 ("RRA90") and the Revenue Reconciliation Act of 1993 ("RRA93"), the differences in the nature of the Claims of the various Claimants, their taxpayer status, residence and methods of accounting (including Claimants within the same Class of Claims) and prior actions taken by Claimants with respect to their Claims, as well as the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions, the federal tax consequences described herein are subject to significant uncertainties.

      No administrative rulings will be sought from the Internal Revenue Service ("IRS") with respect to any of the federal income tax aspects of the Plan. Consequently, there can be no assurance that the treatment described in this Disclosure Statement will be accepted by the IRS. No opinion of counsel has either been sought or obtained with respect to the federal income tax aspects of the Plan.

      THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL CLAIMANTS AND STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN, INCLUDING STATE AND LOCAL TAX CONSEQUENCES.

      2.    SUMMARY OF PLAN

      Pursuant to the Plan, 10,000,000 shares of New WRT Common Stock will be issued to Class D-3 Creditors. In addition, these same Creditors will be granted rights to purchase up to 3,000,000 shares of New WRT Common Stock at a price of $3.50 per share. These rights will be exercised by existing Creditors and/or the DLBW proponent. The cash will be used to pay administrative, priority, certain secured Claims, and a portion of the unsecured Claims. Other existing Creditors of the Debtor will exchange their Allowed Claims for stock or warrants of New WRT. As part of the Plan, DLB will acquire from Texaco certain oil and gas assets (the WCBB Assets) and claims of Texaco against WRT and will guarantee the performance by New WRT of certain plugging and abandonment obligations with respect to the WCBB Assets should New WRT fail to perform these obligations. DLB will then transfer the WCBB Assets to WRT for 5,000,000 New WRT shares. DLB will also receive approximately 2 million shares of New WRT stock in exchange for the Texaco claim.

B.    TAX CONSEQUENCES TO DEBTOR

      1.    EXISTING TAX ATTRIBUTES OF DEBTOR

      For its fiscal year ending December 31, 1995, the Debtor had a net operating loss carry forward of approximately $30,000,000. Management anticipates that Debtor will realize operating losses. The 1995 tax return of the Debtor reflects basis in assets in excess of basis for financial reporting purposes of approximately $165,000,000. Most of these assets are depreciable or depletable properties. Such amounts of net operating losses and basis are subject to adjustment as a result of tax audits.

      2.    TREATMENT OF DEBT FORGIVENESS INCOME UNDER THE PLAN

      The satisfaction of debentures (Senior Notes) and trade Claims aggregating approximately $120,000,000 with stock having an estimated fair market value of $35,000,000 will give rise to approximately $85 million of debt forgiveness income. The satisfaction of the Section 10(b)(5) claims at less than their face amount should not give rise to debt forgiveness income since a payment of the claim would generate a current tax deduction. Since Debtor is in a Chapter 11 proceeding, the receipt of debt forgiveness income will not give rise to taxable income. However, pursuant to Tax Code Section 108(b), the Debtor is required to reduce its tax attributes to reflect the debt forgiveness income. The tax attributes, and the order in which they are required to be reduced, is set forth in Tax Code Section 108(b).

      Assuming that the normal ordering rule for attribute reduction is followed, the net operating loss carryovers would be reduced or eliminated and the balance would be applied to reduce tax basis. Tax Code Section 108(b)(5) allows taxpayers to elect to vary the normal ordering rule for attribute reduction. A taxpayer can elect to first reduce the basis of depreciable assets, as opposed to starting with the net operating loss carryover. If this election were made, the net operating loss carryover would remain intact, but the basis would be reduced by the entire amount of debt forgiveness income.

      3.    EFFECT OF SECTION 382 - GENERAL RULES

      Under the Plan, there will be almost a complete change in ownership of the Debtor. Accordingly, an ownership change under Tax Code Section 382 will occur. When an ownership change occurs, a corporation is limited in its ability to utilize net operating losses incurred before such ownership change to offset taxable income generated after such ownership change. The Tax Code Section 382 limitation is determined by multiplying the value of the loss corporation (immediately before the ownership change) by the appropriate Federal long term tax exempt rate. For ownership changes occurring during January, 1997, the applicable Federal long-term tax exempt rate was 5.60%. The value of the Debtor before the ownership change, and before giving effect to the debt forgiveness occurring under the Plan, is negligible. Accordingly, under the general Tax Code Section 382 limitation, New WRT would not be able to utilize any of its net operating losses.

      Moreover, the excess of the bases in assets over their fair market value will be treated as a built-in loss. This built-in loss, if triggered as a loss within the five year recognition period, would be added to the otherwise available net operating loss, and the total would be subject to the Tax Code
Section 382 annual limitation. Also, even if the built-in losses are not triggered, the annual depreciation or depletion deductions attributable to such built-in losses would themselves be subject to the Tax Code Section 382 limitation.

      4.    SPECIAL RULES FOR CHAPTER 11 CASES

      Tax Code Section 382(l)(5) provides a special rule for certain ownership changes occurring pursuant to a Chapter 11 Plan of Reorganization. Under this special rule, otherwise available net operating losses, after reduction by a toll change, are not subject to an annual limitation. This is true only, if former shareholders and "qualifying creditors" receive more than 50 per cent of the stock. Debtor does not believe that the requirements of Tax Code Section 382(l)(5) will be met but does believe that Tax Code Section 382(l)(6) will be beneficial.

      Tax Code Section 382(l)(6) also provides a special rule for ownership changes occurring pursuant to a Chapter 11 Plan of Reorganization. Under this special rule, the value of the loss corporation is determined by giving effect to the increase in value of the loss corporation resulting from any surrender or cancellation of Creditors' Claims.

      The Regulations provide that the value of the loss corporation is the lesser of --

      "(1) THE VALUE OF THE STOCK OF THE LOSS CORPORATION IMMEDIATELY AFTER THE OWNERSHIP CHANGE (DETERMINED UNDER THE RULES OF PARAGRAPH (K) OF THIS SECTION); OR

      (2) THE VALUE OF THE LOSS CORPORATION'S PRE-CHANGE ASSETS (DETERMINED UNDER THE RULES OF PARAGRAPH (L) OF THIS SECTION)."

      The regulations provide various limitations and special rules to be applied in valuing a loss company for Section 382(l)(6). In general, however, the Debtor believes that the stock value of New WRT should be the total amount paid in as capital for the stock, including the indebtedness exchanged for stock. This should give a value of approximately $70 million which will equate to a Section 382 limitation of approximately $4 million of net operating losses.

      5.    COMPUTATION OF ALTERNATIVE MINIMUM TAX  ("AMT")

      As a result of the reduced tax attributes discussed above, New WRT could incur income tax in future years. AMT must be paid by a corporation when and to the extent that its liability for AMT is greater than its regular tax liability. AMT is equal to twenty percent (20%) of alternative minimum taxable income ("AMTI") less certain allowable credits. Under the Tax Code, AMT generally equals regular taxable income, increased or decreased by certain adjustments and preference items. However, only ninety percent (90%) of AMTI can be offset with net operating loss carryovers. AMT liability, regardless of the amount of available net operating loss carryovers, will be at least twenty percent (20%) of the ten percent (10%) of AMTI that cannot be offset with NOL carryovers.

C.    FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS

      1.    GENERAL

      The tax consequences of the implementation of the Plan to a Claimant will depend in part on whether the Claimant's present debt constitutes a "security" for federal income tax purposes, the type of consideration received by the Claimant in exchange for its Allowed Claim, whether the Claimant reports income on the accrual basis, whether the Claimant receives consideration in more than one tax year of the Claimant, whether the Claimant is a resident of the United States, and whether all the consideration received by the Claimant is deemed to be received by that Claimant in an integrated transaction.

      2.    CLAIMANTS RECEIVING CASH

      A Claimant who receives Cash in full satisfaction of his Claim will be required to recognize gain or loss on the exchange. The Claimant will recognize gain or loss equal to the difference between the "amount of cash received" in respect of such Claim and the Claimant's tax basis in the Claim.

      3.    CLAIMANTS RECEIVING STOCK

      The receipt of shares of New WRT Common Stock by the Claimants for their existing Claims may generate Federal income tax consequences. The income tax consequences to the Claimants will depend in part on whether the Claims they are exchanging for the share constitute "tax securities" for federal income tax purposes.

      The determination as to whether a Claim of any particular Claimant constitutes a "tax security" for federal income tax purposes is based on the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, Claims arising out of the extension of trade credit have been held not to be tax securities. Instruments with a five-year term or less also rarely qualify as tax securities. On the other hand, bonds or debentures with an original term in excess of ten years have generally been held to be tax securities.

      Tax Code Section 354 generally provides for nonrecognition of gain or loss by holders of stock or tax securities of a corporation who exchange such stock or tax securities solely for new stock or tax securities pursuant to a tax reorganization as defined in Tax Code Section 368. The Senior Notes (part of Class D-3) were originally issued in 1995 with a maturity of seven years. While the issue is not free from doubt, the Debtor believes that the Senior Notes will constitute tax securities. Accordingly, no gain or loss will be recognized by these Claimants. The Debtor does not believe that any of the other Claims will constitute tax securities; accordingly, such Claimants will recognize gain or loss.

      4.    TAX BASIS AND HOLDING PERIOD

      If a Claimant's shares of New WRT Common Stock under the Plan are deemed to be acquired via an exchange under Tax Code Section 1001, such Claimant will take a basis in the shares equal to the "amount realized" for tax purposes with respect to such Claimant. The Claimant's holding period for the shares will begin on the day following the exchange. If no gain or loss is recognized because the exchange is governed by Tax Code Section 354, the Claimants will take a carryover tax basis and holding period.

      5.    CHARACTER OF GAIN OR LOSS

      The character of gain or loss recognized by a holder of a Claim as capital or ordinary gain or loss and, in the case of capital gain or loss, as short term or long term, will depend on a number of factors, including: (i) the nature of the origin of the Claims; (ii) the tax status of the holder of the Claims; (iii) whether the holder is a financial institution; (iv) whether the Claim is a capital asset in the hands of the holder; (v) whether the Claim has been held for more than one (1) year; and (vi) the extent to which the holder previously claims a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim. CLAIMANTS ARE URGED TO CONSULT THEIR INDIVIDUAL TAX ADVISORS REGARDING THESE ISSUES.

      6.    RECEIPT OF INTEREST

      The BTA80 reversed prior law by providing that consideration attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the Claimant's existing Claims are capital assets in his hands and the exchange is pursuant to a tax reorganization. A Claimant, who, under his accounting method, was not previously required to include in income, accrued but unpaid interest attributable to his existing Claims, and who exchanges his interest Claim for Cash, other property, shares of New WRT Common Stock or a combination thereof, pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that Claimant realizes an overall gain or loss as a result of the exchange of his existing Claims.

      7.    BACKUP WITHHOLDING

      Under the Tax Code, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding" at a thirty-one percent (31%) rate. Withholding generally applies if the holder (i) fails to furnish his social security number or other taxpayer identification number (hereinafter "TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding.

      8.    FEDERAL INCOME TAX CONSEQUENCES TO EQUITY INTERESTS

      Pursuant to the Plan, the existing Equity Interest holders may receive New WRT Warrants to buy stock in New WRT. Under current law this would be a taxable exchange and any realized gain or loss would be recognized. However, the Department of the Treasury has proposed regulations which would likely cause warrants issued in a reorganization to be treated as stock or securities. If these regulations were adopted in their proposed form, Equity Interest Holders receiving warrants would have a tax free exchange. The reguations will not be effective until sixty days after adopted.

                                     XII.

                         SECURITIES LAW CONSIDERATIONS

      Section 1145 of the Bankruptcy Code provides that federal and state registration requirements do not apply to the issuance of securities by a debtor under a plan of reorganization to holders of claims or equity interests wholly or principally in exchange for those claims or interests. With certain exceptions discussed below, recipients of such securities may also resell them without restriction. Set forth below is a discussion of the securities law considerations to the Plan.

A.    ISSUANCE

      Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended ("Securities Act"), and state law. For the original issuance to be exempt, three principal requirements must be satisfied: (i) the securities must be issued by the debtor or its successor under a plan of reorganization, (ii) each recipient of the securities must hold a claim against the debtor, equity interest in the debtor or a claim for an administrative expense against the debtor, and (iii) the securities must be issued entirely in exchange for the recipient's claim against or equity interest in the debtor or "principally" in such exchange and "partly" for cash or property. Under the Plan, New WRT will issue New WRT Common Stock in satisfaction of Claims in Class D-3. Class D-3 Claimants shall also obtain the right to participate in a Rights Offering for an additional up to six million shares of New WRT Common Stock. Distributions of stock to Class D-3 Claimants pursuant to the Rights Offering shall occur on a staggered basis as Claims within Class D-3 are finally Allowed. Nevertheless, such shares shall be immediately transferable.

B.    RESALE

      Although Debtor believes that the subsequent distribution of New WRT Common Stock by its recipients would be exempt from registration and not subject to a holding period in most circumstances, certain recipients of the securities
- i.e. those recipients who may be deemed "underwriters" as defined under
Section 1145(b) of the Bankruptcy Code - may be unable to resell such securities absent registration of the securities under the Securities Act and applicable state law, or absent exemption therefrom. THE DEBTOR RECOMMENDS THAT CREDITORS AFFECTED BY THIS RISK CONSULT THEIR OWN COUNSEL.

      Section 1145(b) of the Bankruptcy Code defines four types of "underwriters": (i) a person who purchases a claim against, an equity interest in, or a claim for administrative expenses against the debtor with a view to distributing any security received in exchange for such a claim or equity interest; (ii) a person who offers to sell securities authorized under a plan of reorganization for the holders of such securities; (iii) a person who offers to buy such securities from the holders of such securities, if the offer is (a) with a view to distributing such securities, or (b) made under a distribution agreement; and (iv) a person who is an "issuer" with respect to the security, as the term "issuer" as defined in Section 2(11) of the Securities Act. An "issuer" includes any person directly or indirectly controlling or controlled by the debtor, or any person under direct or indirect common control with the debtor.

      Whether a person is an "issuer", and therefore an "underwriter" for purposes of Section 1145(b) of the Bankruptcy Code depends on a number of factors. Such factors include (i) the person's equity interest in a company;
(ii) the distribution and concentration of other equity interests in a company;
(iii) whether the person is an officer or director of the company; (iv) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of the company; and (v) whether the person actually has such power notwithstanding the absence of formal indicia of control. An officer or director of the company may be deemed a controlling person, particularly if his position is coupled with ownership of a significant percentage of voting stock. In addition, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor with at least 20% of the securities of the debtor could be deemed a controlling person.

      To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act. Given the complex, subjective nature of the question whether a particular holder may be an underwriter, the Debtor makes no representation concerning the right of any person to trade in the New WRT Common Stock. The Debtor recommends that potential recipients of the New WRT Common Stock consult their own counsel concerning the impact of the Securities Act on the ability to trade securities.

      The New WRT Common Stock, absent underwriter status, should be freely transferable, although the Debtor recommends that potential recipients consult their own counsel with respect to their particular situation.

C.    ATTRIBUTES OF NEW WRT COMMON STOCK

      Under the Plan, the existing Common Stock and Preferred Stock of WRT shall be canceled and New WRT Common Stock shall be issued to the holders of Allowed Claims in Class D-3. Creditors holding Allowed Claims in Class D-3 will receive a proportionate part of 10,000,000 shares of New WRT Common Stock, such shares to be distributed in potentially several interim distributions and a final distribution during the course of resolution of all potential D-3 Claims.

      The current Certificate of Incorporation of WRT does not, and the anticipated New WRT Certificate of Incorporation will not provide for any restrictions upon the power of the Board of Directors to authorize the issuance of additional authorized but unissued shares of stock. The current Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock and no amendment to this provision is anticipated. At this time, the Debtor does not foresee any need or justification for the issuance of Common Stock other than as contemplated by the Plan, including those shares to be distributed pursuant to the Rights Offering in Article 29 of the Plan. The Debtor estimates that up to 16,000,000 shares of New WRT Common Stock will be issued to Creditors under the Plan including such Rights Offering shares.

D.    NEW WRT WARRANTS

      In addition to the issuance of actual New WRT Common Stock shares, the Plan contemplates the issuance of New WRT Warrants as well, such Warrants to be exercisable over a period of five years from the Effective Date for the purchase of one additional share of New WRT Common Stock per Warrant at $10.00 per share. Claimants holding Allowed Claims in Class D-4 shall obtain Warrants equal to 2% of the total number of shares to be issued pursuant to the Plan, provided that Classes D-1, D-2, and D-3 vote in favor of the Plan. Classes E-1 and E-2 Allowed Claims and Equity Interest holders shall similarly obtain Warrants equal to 1%, respectively, of the total number of shares to be issued pursuant to the Plan, provided that Classes D-1, D-2, D-3, and D-4 (and E-1, in the case of Equity Interests in Class E-2) vote in favor of the Plan. Finally, Creditors holding Claims and Equity Interests in Class E-3 shall obtain, collectively, Warrants equal to 1% of the total number of shares to be issued pursuant to the Plan, but only if Classes D-1, D-2, D-3, D-4, E-1 and E-2 vote in favor of the Plan. As with shares of New WRT Common Stock, the Debtor believes that such Warrants shall be freely transferable in the absence of a potential restriction as to "underwriters". Nevertheless, the Debtor advises all such holders of Claims and Equity Interests likely to receive New WRT Warrants pursuant to the Plan to consult their own respective counsel regarding such transferability.

                                    XIII.

                      EXISTING AND POTENTIAL LITIGATION

A.    PRE-PETITION LITIGATION

      1.    EMPLOYMENT LITIGATION

      On September 28, 1995, a lawsuit was served against the Debtor, Arnoult Equipment and Construction, Inc., Steven S. McGuire, Donald J. Arnoult and others in the 24th Judicial District Court for the Parish of Jefferson, State of Louisiana. The plaintiff Donald Muller, the former president, chief executive officer and stockholder in certain oilfield service companies used by the Debtor in its filed development activities, alleged that the Debtor and others interfered with his employment, ultimately resulting in his forced resignation from such companies. The plaintiff further alleged the Debtor and others acted in a manner which resulted in the devaluing of the services companies' assets and plaintiff's corresponding equity holdings in the companies. On November 9, 1995, the Debtor, et al. filed with the Court exceptions of no cause of action, no right of action, and vagueness. The plaintiff has taken no action since the filing of the case and no court date has been set. The Debtor's filing of the Chapter 11 Case has resulted in an automatic stay of this litigation. The Debtor believes the case to be without merit and that the outcome of the litigation will not have a material effect on its financial condition or results of operations.

      2.    SECURITIES LITIGATION

      On December 18 and 19, 1995, two class-action shareholder's suits were filed in the United States District Court for the Southern District of California, seeking damages on behalf of a purported class of persons who purchased the publicly-traded securities of the Debtor between October 20, 1993 and October 27, 1995. In these complaints, the plaintiffs have sued the Debtor, certain of the members or past members of its Board of Directors, and others, alleging joint and several liability for violations of Section 12(2) and Section 15 of the Securities Act of 1933. The plaintiffs also complain that all defendants violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)(5) of the Securities Exchange Commission. The individual defendants are alleged to be liable under Section 20(a) of the Securities Exchange Act of 1934. On February 23, 1996, a Notice of Stay by reason of the Debtor's bankruptcy was filed in both actions. On March 21, 1996, all parties entered into a Stipulation whereby the plaintiffs agreed to consolidate the two actions under an amended and consolidated complaint. Thereafter, on June 1, 1996, by agreement of all parties, the case was transferred to the Southern District of New York.

      3.    TAX EXEMPTION LITIGATION

      In 1994, the Debtor received a certification from the Louisiana Department of Natural Resources ("DNR"), qualifying certain gas production under Section 107(c)(2) of the Natural Gas Policy Act of 1978 (the "NGPA") as gas produced from geopressured brine. As required under the

NGPA, the DNR's determination was forwarded to the FERC for review. In April 1995, the FERC reversed the position of the DNR, rejecting the qualification of the wells under Section 107(c)(2) of the NGPA. The Debtor has appealed the FERC determination to the United States Court of Appeals for the Fifth Circuit, located in New Orleans, Louisiana. Oral arguments in the case took place on November 7, 1996, and the Debtor is awaiting a decision from the Court.

B.    POST-PETITION LITIGATION

      1.    TRI-DECK/PERRY GAS LITIGATION

      On May 29, 1996, the Debtor initiated an adversary proceeding against Tri-Deck Oil & Gas Co. and Perry Gas Companies, Inc. to recover certain unpaid production proceeds and to otherwise enjoin any further disposition of such proceeds pending a final judgment in the suit. For a detailed discussion of such litigation, SEE Section V.I. of this Disclosure Statement. The Debtor is also reviewing other potentially assertable causes of action, such as actions pursuant to Sections 547 and 548 of the Bankruptcy Code, and other potential defendants who may be added to the suit. As of the filing of this Disclosure Statement, the suit remains pending.

      2.    E. C. ENERGY MARINE

      In November of 1994, WRT sold certain drilling rigs to E.C. Energy Production, Inc. The payment price represented by the promissory note in the amount of $3.9 million was never paid and therefore to cancel the indebtedness, WRT and E. C. Energy Production, Inc. entered into a dation en paiement dated May 18, 1995 as a giving in payment to satisfy the indebtedness which at the execution of the dation amounted to $4,017,000.00. The property or assets transferred to WRT in satisfaction of the indebtedness was WRT Rig No. 1, WRT Rig No. 2, WRT Rig No. 3, WRT Rig No. 4 and WRT Rig No. 4-A.

      All but WRT Rig No. 4 were involved in the sale from WRT to E.C. Energy Production, Inc.; Rig No. 4-A, however, came from parts of a separate WRT rig which were cannibalized to comprise Rig No. 4-A. Rig No. 4-A is still in the possession of the E.C. Energy Production, Inc. and/or its related corporations. Suit was filed by the Debtor under adversary proceeding number 96-5036 for the turnover of Rig No. 4-A. The defendant alleges that Rig No. 4-A is not owned by E.C. Energy Production, Inc. or was not owned by E.C. Energy Production, Inc. at the time the dation was entered into with WRT, and therefore E.C. Energy Production, Inc. could not transfer title of the asset to the Debtor.

      The corporation alleged to be the owner by E.C. Energy Production, Inc. is Energy Workover and Drilling Services, Inc. which has intervened into the adversary proceeding. The defendants also assert that WRT Rig No. 4-A was not included in the original sale package from WRT to the defendant E.C. Energy Production, Inc. and therefore could not be transferred by means of a dation. To date, the adversary proceeding remains pending.

      3.    TRICORE

      On January 14, 1997, the Debtor initiated an adversary proceeding against Tricore Energy Venture, L.P. to obtain a declaration of the invalidity of certain asserted security interests in WRT's interest in the West Cote Blanche Bay Field, or alternatively to obtain avoidance of such security interests or liens pursuant to Sections 544 and 547 of the Bankruptcy Code. See Section V.R. of this Disclosure Statement for a detailed discussion of such litigation. As of the filing of this Disclosure Statement, the suit remains pending.

C.    POTENTIAL LITIGATION

      1.    EXAMINER

      By orders entered on August 13, 1996 and September 10, 1996, the Bankruptcy Court appointed Jason R. Searcy as a Chapter 11 Examiner in the case pursuant to Section 1104 of the Bankruptcy Code. Among other things, the Examiner has been instructed to review transactions between WRT and certain individuals and entities, and to otherwise review conduct undertaken by such individuals and entities which may have resulted in compensable damage to WRT. Those individuals and entities currently under review by the Examiner are listed below. In conjunction therewith, the Examiner has scheduled Bankruptcy Rule 2004 examinations for January 27 and 28, 1997 to obtain further insight into such possibilities. See also Exhibit "C" (Examiner's Preliminary Report). If the Examiner obtains evidence of wrongdoing by any such individual or entity, the Debtor will pursue such actions as are reasonably likely to result in recovery by New WRT after payment of litigation expenses.

                   IDENTIFIED FOR REVIEW BY EXAMINER

             o     Aftech and Affiliated Parties

             o     Arnoult Equipment & Construction, Inc.
             o     A.E.C. and Affiliated Parties

             o     Current and Former Officers and Directors

             o     James Florence
             o     Tri-Deck
             o     Seqouia Marketing
             o     Oilfield Production Equipment Company and Affiliated Parties

             o     John Peterson

             o     Joseph Brantley

             o     Mark Miller

             o     Mayronne Energy Services and Affiliated Parties

             o     Plains Marketing and Transportation

             o     Stephen Edwards and Affiliated Parties

      2. AVOIDABLE PREFERENCES

      Pursuant to the Bankruptcy Code, the Debtor, acting as Debtor-in-Possession, may recover certain transfers of property made while insolvent during the ninety (90) days, and in other instances one (1) year, prior to the filing of its bankruptcy petition in payment of antecedent debts to the extent the transferees thereof received more than they would have received as to such debts had the Debtor been liquidated under Chapter 7 of the Bankruptcy Code. If a transfer is recovered by a Debtor, the transferee obtains a general unsecured claim against the Debtor to the extent of the recovery.

      a. TRADE PAYABLES. Payments totaling $10,988,832 were made to Creditors (including Insiders who received non-payroll payments) during the ninety (90) day period prior to the Petition Date. The Debtor is analyzing all payments to creditors in instances where the creditor received aggregate payments of $25,000 or more during the ninety (90) days prior to the Petition Date. Subject to such analysis, the Debtor will pursue all discovered preferential payments which are reasonably likely to result in recovery by New WRT after payment of litigation expenses. A Potential Preference Actions listing is attached hereto as Exhibit "E."

      b. INSIDERS. Payments and other forms of transfers made to Insiders within a year prior to the Petition Date could potentially be preferential in nature. The Examiner appointed in the case is currently reviewing all insider transactions; accordingly, the Debtor will pursue all discovered preferential payments which are reasonably likely to result in recovery by New WRT after payment of litigation expenses.

      3.    AVOIDABLE FRAUDULENT TRANSFERS

      Under the Bankruptcy Code and various state laws, the Debtor, acting as Debtor-in- Possession, may recover certain transfers of property, including the grant of a security interest in property, made while insolvent, or which rendered it insolvent, if and to the extent the Debtor received less than reasonably equivalent value for such property. At this time, the Debtor is reviewing all payments and other transfers of property made by the Debtor under the circumstances described above, but such analysis has not yet been completed.

      a. OIL AND GAS PROPERTY ACQUISITIONS. During the four-year period prior to the filing of WRT's Chapter 11 Case, WRT acquired virtually all of its existing oil and gas properties. The Debtor is currently reviewing such acquisitions to determine whether the consideration given by WRT in any particular transaction was fraudulently obtained, in whole or part, or whether it was not of a reasonably equivalent value of the property received by WRT in exchange for such consideration during a period of WRT's insolvency. All such acquisitions which are determined to be avoidable under the Bankruptcy Code and/or applicable state law shall be pursued by New WRT if likely to result in recovery by New WRT after payment of litigation expenses. A listing of the potential fraudulent property acquisitions currently under analysis by the Debtor as possible fraudulent transfers is set forth below:

PARTY                                         PROPERTIES
------------------------------------------    ----------------------------------
Benton Oil and Gas Company                    West Cote Blanche Bay
--------------------------------------------------------------------------------
BSFI, Southfork Investments and
 Affiliated Parties                           Napoleonville Field
--------------------------------------------------------------------------------
Buckingham and Affiliated Parties             South Hackberry Field
--------------------------------------------------------------------------------
Freeport McMoRan and Affiliated Parties       Lac Blanc Field
--------------------------------------------------------------------------------
LLOG Exploration and Affiliated Parties       Abbeville Field
                                              Bayou Penchant Field
                                              Bayou Pigeon Field
                                              Bayou Pigeon Field
                                               - Top Lease Issue
                                              Deer Island Field
                                              Deer Island Field
                                               - D-5 Well Stray Sand Issue
                                              Golden Meadow Field
--------------------------------------------------------------------------------
Tenneco Gas Production and
 Affiliated Parties                           West Cote Blanche Bay
--------------------------------------------------------------------------------
Texas American Resources and                  East Hackberry Field
 Affiliated Parties                           Rankin Field
--------------------------------------------------------------------------------
Tico and Affiliated Parties                   South Hackberry Field
--------------------------------------------------------------------------------

      b. INCC'S LIEN ON WEST COTE PROPERTY. The indebtedness owing to INCC is secured by a blanket lien on virtually all of WRT's oil and gas properties. With respect to the West Cote Blanche Bay Field interests of WRT (the "WCBB Interests"), while WRT obtained the benefit of the INCC financing, WRT's wholly-owned subsidiary, Tesla Resources, Inc. ("Tesla"), was the record owner of the WCBB Interests and was the entity that actually granted a lien thereon to INCC in exchange for the provision of credit to WRT. Based upon the Debtor's and DLBW's review of such financing transaction, and the financial condition of Tesla at the time, the Debtor and DLBW believe that INCC's lien on the WCBB Interests is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code. Accordingly, the Debtor and DLBW have structured the Plan in a manner consistent with such belief. Should there be resistance to such treatment in the Plan, it may become necessary for the Debtor to pursue one or more of the causes of action above.

      c. PREFERRED STOCK DIVIDEND PAYMENTS. During the one-year period prior to the filing of the Debtor's Chapter 11 case, the Debtor paid dividends to holders of Preferred Stock in the total aggregate amount of $2,134,687.44. Such payments may be avoidable as fraudulent transfers, but the Debtor is skeptical of the potential for ultimate recovery of such payments from the beneficial owners of such stock given the costs of litigation which would be associated therewith. Nevertheless, the Debtor is currently reviewing transfers and likelihood of recovery and will pursue any such actions as it ultimately determines to be economical.

      d. PROFESSIONALS AND OTHERS INVOLVED IN SECURITIES OFFERING. The Debtor is also reviewing payments and other transfers of property which were made by WRT to professionals and other third parties associated with the Securities Offering, including, but not limited to, Triumph Securities and its affiliates, to determine whether such payments are avoidable as fraudulent transfers (e.g., less than reasonably equivalent value received for services performed at time of the Debtor's insolvency). The Debtor will pursue recovery of such transfers if it is determined that there is a reasonable likelihood of recovery, taking into account litigation costs.

      4.    OTHER POTENTIAL LITIGATION

      a. TRANSACTIONS RELATED TO RESERVE REPORTS. The Debtor is in the process of determining if there was negligence regarding reserve data provided by various engineering firms. The firms and affiliated parties being analyzed include Huddleston and Co., The Scotia Group, Inc. and Veazey & Associates. If the Debtor concludes that any or all of the above firms were negligent in providing reserve data, actions will be taken to recover damages, if provided such actions are likely to result in recovery by New WRT after payment of litigation expenses.

      b. TRANSACTIONS RELATED TO SECURITIES OFFERINGS. The Debtor is in the process of determining if there was negligence in transactions related to the public securities offering. The firms and affiliated parties being analyzed include Oppenheimer & Co. and Schroeder Wertheim. If the Debtor concludes that either or both of the above firms were negligent in providing services related to the public securities offering, actions will be taken to recover damages, if such actions are likely to result in recovery by New WRT after payment of litigation expenses.

      c. OIL AND GAS PROPERTY ACQUISITIONS. The Debtor is in the process of determining if there was any fraudulent and/or negligent actions taken by third parties in the course of WRT's acquisition of its oil and gas properties. Various parties have been identified as being either directly or indirectly involved in purchase and sale transactions which may have resulted in over-payments by WRT. If the Debtor concludes that any such fraudulent or negligent action was undertaken by any such third party, the Debtor will take action to recover damages, provided such action is likely to result in recovery by New WRT after payment of litigation expenses.

                                     XIV.

                    MATERIAL UNCERTAINTIES AND RISK FACTORS

A.    COMPETITION AND MARKETS

      1.    AVAILABILITY OF MARKETS.

      The availability of a ready market for oil and gas produced by the Debtor depends on numerous factors beyond the control of management, including but not limited to, the extent of domestic production and imports of oil, the proximity and capacity of gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and gas production and federal regulation of gas sold in interstate commerce. Gas produced by the Debtor in Louisiana is sold to various purchasers who service the areas where the Debtor's wells are located. The Debtor's wells are not subject to any agreements that would prevent the Debtor from either selling its gas production on the spot market or committing such gas to a long-term contract; however, there can be no assurance the Debtor will continue to have ready access to suitable markets for its future oil and gas production.

      2.    IMPACT OF ENERGY PRICE CHANGES

      Oil and gas prices can be extremely volatile and are subject to substantial seasonal, political, and other fluctuations. The prices at which oil and gas produced by the Debtor may be sold is uncertain and it is possible that under some market conditions the production and sale of oil and gas from some or all of the Debtor's properties may not be economical. The availability of a ready market for oil and gas, and the prices obtained for such oil and gas, depend upon numerous factors beyond the control of the Debtor, including competition from other oil and gas suppliers and national and international economic and political developments. Because of all the factors influencing the price of oil and gas, it is impossible to accurately predict future prices.

B.    ENVIRONMENTAL RISKS; GOVERNMENTAL ACTIONS

      The Debtor's operations are subject to numerous laws and regulations, including laws and regulations controlling the discharge of materials into the environment or requiring removal and cleanup of environmental damages under certain circumstances. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damages without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Debtor to liability for the conduct of operations or conditions caused by others, or for acts of the Debtor which were in compliance with all applicable laws at the time such acts were performed. The modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Debtor's operations. In addition, the Debtor's existing and proposed operations could result in liability for fires, blowouts, oil spills, discharge of hazardous materials into surface and subsurface aquifers and other environmental damage, any one of which could result in personal injury, loss of life, property damage or destruction or suspension of operations.

      While the Debtor presently discharges produced water overboard from wells at one of its properties under exemptive orders from the Louisiana Department of Environmental Quality, applicable federal and state laws and regulations generally prohibit such overboard discharge and it is anticipated that such discharge will be prohibited in areas where the property is located. When the prohibition becomes effective, the Debtor will be required to install underground disposal facilities for its properties in such areas or abandon the portion of reserves in those properties where high levels of saltwater are produced.

C.    OPERATIONAL HAZARDS AND INSURANCE

      The Debtor's operations are subject to all of the risks normally incident to the production of oil and gas, including blowouts, cratering, pipe failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. The energy business is also subject to environmental hazards, such as oil spills, gas leaks, and ruptures and discharge of toxic substances or gases that could expose the Debtor to substantial liability due to pollution and other environmental damage. Although the Debtor maintains insurance coverage considered to be customary in the industry, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on the Debtor's financial position.

D.    REPLACEMENT OF RESERVES

      The Debtor's future success depends upon its ability to find, acquire and develop additional oil and gas reserves that are economically recoverable. The proved reserves of the Debtor will generally decline as they are produced, except to the extent that the Debtor conducts successful revitalization activities, or acquires properties containing proved reserves, or both. To increase reserves and production, the Debtor must continue its development drilling and recompletion programs, identify and produce previously overlooked or bypassed zones in shut-in wells, acquire additional properties or undertake other replacement activities. The Debtor's current strategy is to increase its reserve base, production and cash flow through the revitalization of its existing oil and gas fields and selective acquisitions of producing properties where the Debtor can utilize its technology. There can be no assurance, however, that the Debtor's planned revitalization, development and acquisition activities will result in significant additional reserves or that the Debtor will have continued success finding and producing reserves at low finding and development costs. Furthermore, while the Debtor's revenues may increase if prevailing oil and gas prices increase significantly, the Debtor's finding costs for additional reserves could also increase.

E.    UNCERTAINTY OF RESERVE ESTIMATES

      Oil and gas reserve estimates and the discounted present value estimates associated therewith are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the areal extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage. As a result, oil and gas reserve estimates and discounted present value estimates are frequently revised in subsequent periods to reflect production data obtained after the date of the original estimate. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production revenues may be less than estimated. Moreover, significant downward revisions of reserve estimates may adversely affect the Debtor's borrowing capacity or have an adverse impact on other financing arrangements.

      In addition, any estimates of future net revenue and the present value thereof are based on period ending prices and on cost assumptions made by the Debtor which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Debtor is unsuccessful in expanding its oil and gas reserves base, and/or declines in and instability of oil and gas prices occur, writedowns in the capitalized costs associated with the Debtor's oil and gas assets may be required. The Debtor will also rely to a substantial degree on reserve estimates in connection with the acquisition of producing properties. If the Debtor over-estimates the potential oil and gas reserves of a property to be acquired, or if its subsequent operations on the property are not successful, the acquisition of the property could result in substantial losses to the Debtor.

F.    FINANCIAL PROJECTIONS

      The Debtor with the assistance of DLBW has prepared the Financial Forecast based upon certain assumptions which it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Financial Forecast. The Financial Forecast has not been examined or compiled by independent accountants. The Debtor and DLBW make no representation as to the accuracy of the projections or their ability to achieve the projection results. Many of the assumptions on which the projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Forecast is based in evaluating the Plan. SEE Section XII herein, "Material Uncertainties and Risk Factors." Additionally, the Financial Forecast, the Debtor and DLBW have made assumptions with respect to the terms of the restructured INCC loan and Texaco's ownership interest in West Cote Blanche Bay that are consistent with the ongoing discussions with INCC and Texaco. The Financial Forecast is also based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder will commence on July 1, 1997.

G.    RISKS WITH RESPECT TO THE NEW SECURITIES

      1.    UNCERTAINTY WITH RESPECT TO THE TRADING PRICES OF THE NEW SECURITIES

      No trading market currently exists for the New WRT Common Stock or any of the New WRT Warrants. Because Creditors may have little, if any, ability to liquidate their Claims during the pendency of the Chapter 11 Case, the Debtor anticipates that upon the establishment of a trading market, there may initially be a large number of holders who wish to dispose of the New WRT Common Stock received pursuant to the Plan. As a result, the trading market for the New WRT Common Stock may be expected to be unstable for some period of time following Confirmation.

      2.    POSSIBLE ILLIQUIDITY OF THE NEW SECURITIES

      If the Plan is confirmed, a substantial number of New WRT Warrants and shares of New WRT Common Stock will be concentrated in a relatively small number of Persons. Sales or offers to sell the substantial blocks of the New WRT Common Stock, or the New WRT Warrants issued pursuant to the Plan, or the perception by investors, investment professionals and securities analysts of the possibility that such sales may occur, could adversely affect the price of and market for such New WRT Common Stock. In addition, New WRT does not anticipate the payout of dividends on the New WRT Common Stock in the foreseeable future.

H.    NET OPERATING LOSS CARRYFORWARD

      As of December 31, 1995, the Debtor had a net operating loss carryforward. Management anticipates that the Debtor will realize an additional operating loss in 1996. The Debtor believes that such carryforwards are significant assets of the Debtor which may be available to offset future taxable income of the Debtor, if any, and thereby reduce the Debtor's tax obligation. The potential ability of the Debtor to have the benefit of such carryforwards may be restricted upon Confirmation of the Plan.

                                      XV.

                                  CONCLUSION

      The Debtor urges Creditors and holders of Equity Interests solicited by this Disclosure Statement to vote to accept the Plan and to evidence such acceptance by returning the ballot so that it is received by the Balloting Agent prior to the Voting Deadline.

DATED:  January 20, 1997

                           WRT ENERGY CORPORATION,
                           DEBTOR AND DEBTOR IN POSSESSION

                           By: /s/ RAYMOND P. LANDRY
                                   RAYMOND P. LANDRY
                                   Chief Executive Officer and
                                   Chairman of Board of Directors

                                   Joel P. Kay, Esq.
                                   Edward Lee Morris, Esq.
                                   SHEINFELD, MALEY & KAY, P.C.
                                   1001 Fannin Street, Suite 3700
                                   Houston, Texas  77002-6796

                           ATTORNEYS FOR WRT ENERGY
                           CORPORATION

                           DLB OIL & GAS, INC.,
                           CO-PROPONENT

                           By: /s/ MARK LIDDELL
                                   MARK LIDDELL
                                   President

                           WEXFORD MANAGEMENT LLC,
                           CO-PROPONENT

                           By:/s/ CHARLES E. DAVIDSON
                                  CHARLES E. DAVIDSON
                                  Chairman of Board of Directors

                                  Jeffrey S. Sabin, Esq.
                                  Mark A. Broude, Esq.
                                  SCHULTE ROTH & ZABEL LLP
                                  900 Third Avenue
                                  New York, New York  10022

                           ATTORNEYS FOR DLB OIL & GAS, INC.
                           AND WEXFORD MANAGEMENT LLC

                                                                     EXHIBIT `B'

                         ESTIMATED LIQUIDATION PROCEEDS
                        ASSUMING CONVERSION TO CHAPTER 7
                             WRT ENERGY CORPORATION

INTRODUCTION

Section 1129(a)(7)(A) of the Bankruptcy Code provides that the Bankruptcy Court shall not confirm a plan of reorganization as to creditors and equity interest holders who do not vote to accept the Plan unless it will provide such creditors and equity interest holders at least the amount or value they would receive if the Debtor were liquidated in a hypothetical case under Chapter 7 of the Bankruptcy Code, commonly referred to as the "best interests of creditors" test.

This Liquidation Analysis (the "Analysis") presents estimated amounts that would be paid to claimants and equity interest holders under a hypothetical Chapter 7 liquidation. The assumptions and estimates utilized in this Analysis are considered reasonable by management of the Debtor ("the Company or the Debtor") and, with respect to the Company's oil and gas assets, incorporate the results of the Debtor's six month sale program managed by Jefferies & Company, Inc. (the "Financial Advisor"). This Analysis is also based upon assumptions with regard to management decisions that may be subject to change in an actual liquidation of the Company. Accordingly, there can be no assurance that the values reflected in this Analysis would be realized if the Debtor was, in fact, to undergo such a liquidation.

This Analysis is believed to reflect all relevant information known to management as of the date of this Disclosure Statement. The Debtor is not aware of any events subsequent to such date that would materially affect this Analysis. There can be no assurance that the assumptions underlying this Analysis would be made or accepted by the Bankruptcy Court in an actual Chapter 7 proceeding.

Abbreviations and terms are defined more extensively in the Plan and Disclosure Statement and are incorporated herein by reference. This Analysis should be read in conjunction with the Plan, Disclosure Statement and attached exhibits.

BASIS OF PRESENTATION

This Analysis is based upon the Debtor's projected financial statements as of June 30, 1997 and various adjustments thereto, as reflected in the significant assumptions section below and the footnotes section following the Analysis, as well as other amounts estimated by The Debtor's management. The Analysis assumes that the Debtor's asset and liability values at June 30, 1997, the date of a hypothetical conversion of the case to a Chapter 7 proceeding, would be based upon a rollforward of the December 31, 1996 unaudited financial statements adjusted to incorporate the Debtor's 1997 budget through June 30, 1997. Actual recoveries in a Chapter 7 liquidation may differ materially from the preliminary estimate of recoveries included herein.

                                                                        APPENDIX
                                                                     EXHIBIT `B'

SIGNIFICANT ASSUMPTIONS

OIL AND GAS PROPERTY LIQUIDATION VALUE. The highest oil and gas asset bid received by Financial Advisor through the six month sales process was for $57.0 million, comprised of $20.0 million in cash upon closing and $37.0 million paid to the estate over time through a "back-in" after payout (the "High Bid"). The Financial Advisor valued the High Bid at $36.2 MILLION by assigning full value to the cash portion of the High Bid and by valuing the "back-in" at $16.2 million. The value of the "back-in" was obtained by (i) calculating the time period over which the "back-in" proceeds would be paid in accordance with the reserve report dated January 16, 1997 produced by the Company's engineering consultants, Netherland, Sewell and Associates, Inc. ("NSAI") which incorporated the price assumptions in the Financial Forecast and held prices and costs constant in accordance with SEC methodologies (the "NSAI Sensitivity Report"), and (ii) by utilizing a 30% discount rate for those proceeds. The foregoing analysis assumes capital reinvestment in accordance with the NSAI Sensitivity Report. Lesser or no capital reinvestment would have a materially negative impact on the value of the High Bid. No other reductions in the amount of the High Bid proceeds have been assumed nor have any other discounts been taken into account for the risks, contingencies and deductions possibly associated with an asset sale closing.

ALLOCATION OF INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION ("INCC") NOTE PAYABLE. The INCC indebtedness is secured by a blanket lien on virtually all of The Debtor's oil and gas properties, including, but not limited to wells and equipment located on such properties and the production thereof. Based upon its review of the INCC financing transaction; however, the Debtor believes that the lien asserted by INCC on the Debtor's interest in West Cote Blanche Bay is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code. Therefore, in determining if the value of the properties against which oil and gas liens are attached is sufficient to cover the allowable lien claims asserted against such properties, the Debtor has allocated the full amount of the INCC note (including principal, interest and fees) to all properties other than West Cote Blanche Bay. This allocation is based upon the NSAI Sensitivity Report PV10 values of the properties adjusted to approximate the value of the High Bid as determined by the Financial Advisor.

ORDER OF DISTRIBUTION. The hypothetical Chapter 7 scenario assumes the following order of distribution in accordance with Section 726 of the Bankruptcy Code:

(1)   Allowed Secured Claims
(2)   Allowed Chapter 7 Administrative Claims
(3)   Allowed Chapter 11 Administrative Claims
(4)   Allowed Priority Claims
(5)   Allowed General Unsecured Claims

                                                                        APPENDIX
                                                                     EXHIBIT `B'

OTHER  ASSUMPTIONS.

o The Debtor's operations would immediately cease upon conversion of the case to a Chapter 7 proceeding. Oil and gas operating functions would be handled by another operator;

o    A Chapter 7 trustee would liquidate the assets on an accelerated schedule;

o Liquidation would commence July 1, 1997 and be complete by September 30, 1997. Also assumes the oil and gas properties are sold on June 30, 1997 and another operator will commence operations on July 1, 1997;

o No asset value has been attributed to potential preferences, fraudulent transfers or other possible recoveries through pending lawsuits; and

o No estimate has been incorporated for contingent liabilities such as lawsuits and Orphan Well Fund Obligations.

Based upon the foregoing assumptions, see Exhibit `B' attached hereto for the Analysis, including a comparison of the estimated recoveries in a hypothetical Chapter 7 liquidation with estimated recoveries under the Plan.

                                                                        APPENDIX
                                                                     EXHIBIT `B'

                             WRT Energy Corporation
                              Liquidation Analysis
                             Estimated as of 6/30/97

                                                 Projected
                                                  Balances       Chapter 7
                                                 at 6/30/97     Liquidation
                                                ------------   ------------
Cash ........................................   $ 10,383,193   $ 10,383,193(1)
Cash held in escrow .........................      1,534,068      1,061,867(2)
Revenues received 7/97
  related to 6/97 production ................           --        1,878,099(3)
                                                ------------   ------------
     Total cash .............................     11,917,261     13,323,159

Accounts receivable .........................      3,596,828      3,596,828(4)
Prepaids/deposits ...........................        635,000          --(5)

PP&E:

     Total oil and gas properties ...........     57,660,738     36,200,000(6)
     Total non oil and gas ..................      4,570,492      2,170,500(7)
     Less:  5% cost to realize other assets .           --         (108,525)(10)
                                                ------------   ------------
Total net PP&E ..............................     62,231,230     38,261,975

Cash escrow-Lac Blanc .......................        831,000          --(8)
Debt issuance costs .........................      3,745,000          --(9)
                                                ------------   ------------
Assets Available for Distribution ...........     82,956,319     55,181,962
                                                ============   ============

                                                                        APPENDIX
                                                                     EXHIBIT `B'
                             WRT Energy Corporation
                               Best Interests Test
                             Estimated as of 6/30/97

                                                                        Chapter 7                             Plan
                                                         ---------------------------------   --------------------------------------
                                                          Estimated     Estimated  Estimated   Estimated    Estimated    Estimated
                                                           Claim $      Recovery $ Recovery %   Claim $     Recovery $   Recovery %
                                                         ------------  ------------  -----   ------------  ------------  ----------
            Chapter 7 Administrative Expenses            $  1,350,000  $  1,350,000  100.0%          --            --    --(11)
            Chapter 11 Administrative Expenses              3,512,725     3,512,725  100.0%  $  3,512,725  $  3,512,725  100.0%(12)
            Allowed priority tax claims                     1,291,705     1,291,705  100.0%     1,291,705     1,291,705  100.0%(13)
Class A-1   Allowed priority claims                              --             n/a  100.0%          --             n/a  100.0%
Class B-1   Allowed secured claim of GMAC                        --             n/a  100.0%          --             n/a  100.0%(14)
Class B-2   Allowed secured claim of INCC                  17,736,000    17,736,000  100.0%    17,736,000    17,736,000  100.0%
Class B-3   Allowed secured claim of Morgan City Bank         195,721       195,721  100.0%       195,721       195,721  100.0%(15)
Class B-4   Allowed secured claim of Tricore                     --             n/a  100.0%          --             n/a  100.0%(16)
Class B-5   Allowed secured claim of Woodforest Bank            2,379         2,379  100.0%         2,379         2,379  100.0%(17)
Class B-6   Allowed secured claim of The Woodlands Corp.      100,000       100,000  100.0%       100,000       100,000  100.0%

Class C-1   Abbeville field claims                                401           401  100.0%           401           401  100.0%(19)
Class C-2   Bayou Henry field claims *                          2,379          --      0.0%         2,379         1,190   50.0%(19)
Class C-3   Bayou Penchant field claims                     1,055,131     1,055,131  100.0%     1,055,131     1,055,131  100.0%(19)
Class C-4   Bayou Pigeon field claims *                       691,370       578,730   83.7%       691,370       691,370  100.0%(19)
Class C-5   Darrow field claims *                              10,008          --      0.0%        10,008         5,004   50.0%(19)
Class C-6   Deer Island field claims                          268,020       268,020  100.0%       268,020       268,020  100.0%(19)
Class C-7-A M.P. Erwin lease claimants                        164,111       164,111  100.0%       164,111       164,111  100.0%(19)
Class C-7-B State Lease 50 lease claimants *                2,588,870     1,196,794   46.2%     2,588,870     1,941,653   75.0%(19)
Class C-8   Golden Meadow field claims                         32,426        32,426  100.0%        32,426        32,426  100.0%(19)
Class C-9   Lac Blanc field claims *                          369,807         3,220    0.9%       369,807       184,903   50.0%(20)
Class C-10  Napoleonville field claims                         87,829        87,829  100.0%        87,829        87,829  100.0%(19)
Class C-11  Rankin field claims *                               9,301          --      0.0%         9,301         9,301  100.0%(19)
Class C-12  South Atchafalaya field claims *                   20,576          --      0.0%        20,576        10,288   50.0%(19)
Class C-13  Tigre Lagoon field claims *                        51,923          --      0.0%        51,923        25,962   50.0%(19)
Class C-14  West Cote Blanche Bay field claims              5,402,399     5,402,399  100.0%     5,402,399     5,402,399  100.0%(19)
Class C-15  West Hackberry field claims *                      27,857         2,998   10.8%        27,857        13,929   50.0%(19)
Class C-16  West Lake Pontchartrain field claims *             10,423          --      0.0%        10,423         5,211   50.0%(19)

Class D-1   Allowed convenience claims                        418,620        77,067   18.4%       418,620       192,525   46.0%(21)
Class D-2   Allowed Tort claims                                  --             n/a    n/a           --             n/a    n/a
Class D-3   Allowed general unsecured claims              120,176,697    22,124,306   18.4%   119,069,630    33,400,000   28.1%(22)
Class D-4   Allowed securities litigation
               claims-senior notes                               --             n/a    n/a           --             n/a    n/a
Classes E-1 through E-5                                          --            --      n/a           --             n/a    n/a
                                                         ------------  ------------  -----   ------------  ------------  ----------
                                                         $154,226,677  $ 55,181,962   --     $153,119,610  $ 66,330,181  --(26)
                                                         ============  ============  =====   ============  ============  ==========

* The deficiency claims associated with Class C-1 through C-16 are included in the Class D-3 total. The amounts of these deficiency claims are as follows:

          Chapter 7 Scenario   $2,000,771
                               ----------
          Plan Scenario        $  893,704
                               ----------

                                                                     EXHIBIT `B'

                             WRT Energy Corporation
                       Calculation of M&M Lien Recoveries
         Allocation of Value Based Upon PDP, PDNP and PUD Excluding WCBB

                                                (1)                      (2)           (3)
                                                        Fair Market   Allocation      INCC         Net         M & M   Estimated
                                               PV10    Value of PV10   of Value    Allocation     Value        Liens   Recovery %
                                            ----------   ----------   ----------   ----------   ----------   ----------   -----
Abbeville ...............................      268,800      195,432      195,432      155,729       39,703          401   100.0%
Bayou Henry .............................         --           --           --           --           --          2,379     0.0%
Bayou Penchant ..........................    7,581,400    5,512,073    5,512,073    4,392,277    1,119,796    1,055,131   100.0%
Bayou Pigeon ............................    3,918,200    2,848,736    2,848,736    2,270,005      578,730      691,370    83.7%
Darrow ..................................         --           --           --           --           --         10,008     0.0%
Deer Island .............................    4,411,900    3,207,681    3,207,681    2,556,030      651,651      268,020   100.0%
East Hackberry (Erwin Lease) ............    2,253,300    1,638,267    1,638,267    1,305,447      332,819      164,111   100.0%
East Hackberry (State Lease 50) .........    8,102,700    5,891,086    5,891,086    4,694,292    1,196,794    2,588,870    46.2%
Golden Meadow ...........................    1,028,600      747,846      747,846      595,918      151,927       32,426   100.0%
Lac Blanc ...............................       21,800       15,850       15,850       12,630        3,220      369,807     0.9%
Napoleonville ...........................    2,667,200    1,939,194    1,939,194    1,545,240      393,954       87,829   100.0%
Rankin ..................................         --           --           --           --           --          9,301     0.0%
South Atchafalaya .......................         --           --           --           --           --         20,576     0.0%
Tigre Lagoon ............................         --           --           --           --           --         51,923     0.0%
West Cote Blanche Bay ...................   19,515,900   14,189,077   14,189,077         --     14,189,077    5,402,399   100.0%
West Hackberry ..........................       20,300       14,759       14,759       11,761        2,998       27,857    10.8%
West Lake Pontchartrain .................         --           --           --           --           --         10,423     0.0%
                                            ----------   ----------   ----------   ----------   ----------   ----------   -----
Totals ..................................   49,790,100   36,200,000   36,200,000   17,539,329   18,660,671   10,792,830
                                            ==========   ==========   ==========   ==========   ==========   ==========   =====

(1)  Per 1/1/97 NSAI Reserve Reports
(2)  High Bid allocated to field
(3) Allocation of INCC bank note to properties other than West Cote Blanche Bay. Includes principal, interest and fees.

                                                                     EXHIBIT `B'

                             WRT Energy Corporation
                    Allocation of High Bid Liquidation Value

                                   Proved      Proved         Proved
                                 Developing   Developed     Undeveloped                Allocation of
                                 Producing   Non-Producing   Producing   Total PV10   High Bid Value
Property                          Reserves     Reserves      Reserves      Value         by Field
                                  --------     --------      --------     --------     -----------
Abbeville .....................       52.8        216.0          --          268.8     $   195,432
Bayou Henry ...................       --           --            --           --              --
Bayou Penchant ................    1,734.4      4,766.0       1,081.0      7,581.4       5,512,073
Bayou Pigeon ..................    2,693.4      1,224.8          --        3,918.2       2,848,736
Darrow ........................       --           --            --           --              --
Deer Island ...................    2,630.9      1,781.0          --        4,411.9       3,207,681
East Hackberry (Erwin Lease) ..      374.6       (346.7)      2,225.4      2,253.3       1,638,267
East Hackberry (State Lease 50)   (1,699.6)     1,570.2       8,232.1      8,102.7       5,891,086
Golden Meadow .................      339.8        688.8          --        1,028.6         747,846
Lac Blanc .....................       --           21.8          --           21.8          15,850
Lac Des Allemands .............       --           --            --           --              --
Napoleonville .................    2,390.8        276.4          --        2,667.2       1,939,194
Rankin ........................       --           --            --           --              --
South Atchafalaya .............       --           --            --           --              --
Summers .......................       --           --            --           --              --
Tigre Lagoon ..................       --           --            --           --              --
West Cote Blanche Bay .........   (7,738.1)    20,969.4       6,284.6     19,515.9      14,189,077
West Hackberry ................       28.1         (7.8)         --           20.3          14,759
West Lake Pontchartrain .......       --           --            --           --              --
                                  --------     --------      --------     --------     -----------
Totals ........................      807.1     31,159.9      17,823.1     49,790.1     $36,200,000

                                                                     EXHIBIT `B'

                      FOOTNOTES TO THE LIQUIDATION ANALYSIS

PROCEEDS:

(1) The cash balance at June 30, 1997 is an estimate of cash available based upon projections prepared by the Debtor for operations for the first six months of 1997;

(2) Cash held in escrow relates to monies escrowed by the Court relating to production revenues from April 1996 and May 1996. Upon release of these funds, WRT will disburse funds to the royalty owners. The remaining funds would be available to disburse to creditors in a Chapter 7 liquidation;

(3) The Debtor has estimated the sources of cash during the wind down period. The sources include oil and gas revenues related to June 1997 production which would be received in July 1997;

(4) Accounts receivable are shown at estimated book value. It is assumed that uncollectible receivables are written down by the Debtor prior to June 30, 1997;

(5) Prepaids and deposits are assumed to have no value in a liquidation scenario;

(6) The oil and gas property values are estimated as described in the significant assumptions section;

(7) These miscellaneous assets include drilling rigs, well servicing equipment, a building located in Lafayette, Louisiana, a log library, computer and office equipment, autos and trucks and land. The Debtor has obtained preliminary liquidation values from independent appraisers. These preliminary estimates were derived by analysis of schedules provided by the Debtor to the appraiser. No physical inventory or final evaluation has been performed nor have third party bids been received for these assets;

(8) The monies escrowed on behalf of the Lac Blanc property in a liquidation are assumed to be transferred to the buyer of this property. These escrowed funds related to the Lac Blanc property are assumed to have no value to the Debtor's creditors in a liquidation since the State of Louisiana controls these escrow funds for use in plugging and abandoning properties;

(9) Capitalized debt issuance costs are not a recoverable asset in a liquidation. This asset is assumed to have no value in a liquidation;

                                                                     EXHIBIT `B'

APPLICATION OF PROCEEDS:

(10) A 5% cost is estimated to realize value of other assets for which no bid has been obtained through the Debtor's and Financial Advisor's six month sales process. Cash, accounts receivable, and oil and gas properties are not included in this calculation;

(11) Estimated Chapter 7 administrative costs and expenses, including the Chapter 7 trustee's fees ($125,000), Chapter 7 professional fees ($125,000) and operating costs associated with June 1997 production, capital expenditure payments related to June 1997 costs and general and administrative costs required to operate the Company during the three month wind down period ($1,100,000).

     The Bankruptcy Code allows a trustee to be compensated in an amount up to 3% of total distributions over $1 million. However, since the Debtor has already undergone a six month sale process with the Financial Advisor to secure bids for its assets, it is assumed in this liquidation analysis that a trustee would be retained to work in an hourly capacity to liquidate the remaining assets of the Company. This scenario estimates that a trustee would require 500 hours (@ $250/hour) to liquidate the remaining assets of the Debtor. It is also estimated that Chapter 7 professional fees would approximate the total fees earned by the trustee;

(12) Administrative expenses consist of post-petition royalties, professional fees, employee stay bonus, cure for the assumption of executory contracts, INCC accrued interest and fees and DLBW's (DLB Oil & Gas, Inc. and Wexford Management LLC, on behalf of its affiliated investment funds, collectively as co-proponents of this Plan) expense recovery of $1,500,000 ($500,000 has been approved by the Court);

(13) All allowed priority tax claims will be paid in quarterly installments beginning with the first quarter after confirmation and continuing through December 31, 2001. However, these taxes would be payable in full upon conversion to a Chapter 7 liquidation;

(14) The Debtor is current on all amounts owed to GMAC. Per the Plan, New WRT will continue payments to GMAC per the original loan agreements. It is estimated the principal amount owed to GMAC at June 30, 1997 will be $0 due to payments made during the first six months of 1997;

(15) The Plan assumes the Morgan City real estate loan will continue to be paid per the terms of the original agreement. In a Chapter 7 liquidation, Morgan City would be paid in full through the liquidation of its collateral;

(16) Tricore asserted a secured claim in an amount up to $9.2 million. The Debtor believes the claim is unsecured and would not exceed $6.4 million. This claim would be entitled to treatment as an unsecured creditor;

                                                                     EXHIBIT `B'

(17) The Plan assumes the Woodforest National Bank (formerly FNB-Conroe) loan will continue to be paid per the terms of the original agreement. However, in a Chapter 7 liquidation, Woodforest would be entitled to payment in full. The amount owed to Woodforest at 6/30/97 is estimated to be $2,379;

(18) The liquidation analysis assumes that these claimants take their payment entirely in cash;

(19) The liquidation analysis assumes that oil and gas lien claimants will receive cash for the secured portion of their claim. The amount of these claims in excess of the value of the property are treated as deficiency claims and receive treatment as general unsecured claims;

(20) For comparative purposes, West Cote Blanche Bay lien claimants will receive cash payment in full for any and all allowed claims in both the Plan and under a liquidation scenario. According to the Plan, these claimants will be given the option of receiving payment in full in cash or converting their allowable claim into equity at $3.50 per share.

(21) In a Chapter 7 liquidation, the convenience class claimants would be treated as general unsecured claimants. The Plan, on the other hand, proposes to pay each convenience class claimant (i.e. holders of claims not exceeding $2,500) 50% of their allowed claim. Further, any creditor with a claim in excess of $2,500 may choose to opt-in to the convenience class by voluntarily reducing its claim to an amount no greater than $2,500. Assuming a general unsecured class recovery of approximately 30%, it is beneficial to creditors with claims less than $4,167 to opt-in to the convenience class. This analysis assumes that all creditors with claims less than approximately $4,167 will opt-in to this class;

(22) The Plan proposes to distribute shares of New WRT Common Stock to the general unsecured claimants. The value of distributions to the holders of general unsecured claims is based upon the net equity value range of New WRT and the number of New WRT common shares to be issued and outstanding on the Effective Date. Assuming 20.4 million shares of New WRT Common Stock, the per share value would range between $3.10 and $5.97 or a recovery of 26.0% to 50.1% of an allowed general unsecured claim.

                                                                       EXHIBIT C

                        UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                         LAFAYETTE-OPELOUSAS DIVISION

IN RE:                             SS.
                                   SS.       CASE NO. 96-50212-011
WRT ENERGY CORPORATION             SS.
                                   SS.       CHAPTER 11
      DEBTOR                       SS.

                         EXAMINER'S PRELIMINARY REPORT

TO THE HONORABLE JUDGE GERALD H. SCHIFF:

                                  BACKGROUND

      On August 13, 1996, the Court executed and entered its Order Appointing Examiner in the above styled and numbered cause directing the United States Trustee to appoint a disinterested person as examiner pursuant to Rule 2007.1, Federal Rules of Bankruptcy Procedure. By order signed and entered on September 10, 1996, the Court approved the appointment of the undersigned as examiner.

      The Court ordered that the duly appointed examiner file a preliminary report "of the investigation conducted, including any fact ascertained by the examiner pertaining to fraud, dishonesty, incompetence, misconduct, mismanagement, or irregularity in the management of the affairs of the Debtor" as soon as practicable, but in no event more than sixty (60) days following the order appointing the examiner. Accordingly, this preliminary report is filed.

                      NATURE OF PRELIMINARY INVESTIGATION

      Prior to the filing of this Preliminary Report, the Examiner has interviewed either in person or via telephone, on one or more occasions, the following individuals:

      Ray Landry, President and CEO of WRT Energy Corporation Wayne Benninger, Vice President of WRT Energy Corporation Joel Kay, Sheinfeld, Maley & Kay, counsel for Debtor Sam Guy, former Vice-President of WRT Energy Corporation

      Michael Fenasci, Fernandez, Seemann & Fenasci, counsel for former President of AEC Marine Lesli S. Bolner, Berke & Ingolia, counsel for leasehold owner in Napoleanville field Joseph Brantley, IV Wayne Fuquay, Pate, Winters & Stone, former consultants to the Debtor Randy Hill, accountant for Debtor Peter Chapman, Blue Light Investments Corp. Robert Burr, President, Tricore Energy Corporation Don Muller, former president of AEC Bob Thomas, Porter & Hedges

      The Examiner attempted to contact and interview numerous other witnesses, but due to the limited time, was unable to successfully interview all witnesses necessary for a complete determination and a final report.

      Several hundred pages of documents were copied and provided for the Examiner's review by the Debtor, Debtor's counsel, Wayne Fuquay, Don Muller, Joseph Brantley, and Lesli Bolner.

      The scope of the examination during this preliminary stage was sufficient to draw the conclusions set out herein, but is not sufficient to make final recommendations or findings regarding the matters designated for examination by the Court.
                             PRELIMINARY FINDINGS
                             INSIDER TRANSACTIONS

      The Court directed the Examiner to investigate the following: "All transactions, including transfers of property, within three years of the filing of this chapter 11 proceeding, between the Debtor and 'insiders' as defined by 11 U.S.C. ss. 101(31), including, but not limited to, Steven McGuire, Raymond Landry, Ronald Hale, James I. Florence, Mark Miller, John L. Petersen, and WRT Technologies, Inc."

      "Insider" is defined in the Bankruptcy Code as a director of the debtor, officer of the debtor, person in control of the debtor, partnership in which the debtor is a general partner, general partner of the debtor, or relative of a general partner, director, officer, or person in control of the debtor."

      Debtor's management represented that there were no payments to insiders which were not disclosed in the debtor's schedules. The payments made within one year prior to the filing of the bankruptcy petition reflected in the Debtor's Statement of Financial Affairs filed in this proceeding include the following:
Raymond Landry $141,430.62 Ronald E. Hale, Jr. $140,084.95 Thomas C. Stewart $ 47,378.79 Wayne A. Beninger $ 80,895.05 Steven S. McGuire $467,234.25 Samuel C. Guy $150,767.09 Herb C. Thompson $109,436.75 William L. Walter $ 68,753.89 Wayne
A. Munson $108,955.12 James Rash $ 4,500.00 Dr. Dominic Lam $ 4,000.00

      In addition to salaries, the following cash bonuses were paid to the debtor's officers:

      Steven S. McGuire....   1995        $ 50,000
                              1994        $ 50,000
                              1993        $100,000

      Samuel C. Guy........   1995        $ 20,000

      Ronald E. Hale.......   1995        $ 27,000
                              1994        $ 20,000
                              1993        $ 20,000

      Wayne A. Munson......   1995        $  5,000

      As additional compensation, certain officers of the Debtor were awarded restricted stock. This bonus program was terminated on November 10, 1995, with two remaining participants. As of that day, in return for cancellation of the restricted stock awarded to them previously as compensation, Steven S. McGuire was paid $90,000 and Ronald E. Hale was paid $18,000.

      Other compensation included the grant of options to purchase stock in the Debtor, which is disclosed in the company's 10K SEC filing as being 137,500 shares to Steven S. McGuire in 1994, 68,750 shares to Ronald E. Hale, Jr. in 1994 and 25,000 in 1993; and 200,000 shares in 1995 to Raymond P. Landry.

      Upon the termination of the employment of Steven S. McGuire, he was paid $90,000 as a severance payment on January 31, 1996. He received $30,000 on February 28, 1996, and since that time has been paid $7,500 per month under a consulting agreement.

      Aftech, Inc., is a corporation created as a non-profit corporation to assist in obtaining grants or other benefits through the Houston Advanced Research Center ("HARC") for the development of the debtor's technology assets. The technology was developed through a subsidiary of the debtor known as WRT Technologies, Inc. Funds paid to Aftech, Inc., were passed through to WRT Technologies, Inc., for which Steven S. McGuire is currently working. Since January 1994, a total of $1,474,321.35 was paid by WRT Energy Corp. to Aftech, Inc. Aftech, Inc., is no longer an active corporation, and its charter was revoked in February 1996, for failure to pay franchise taxes.

      John L. Petersen borrowed $324,691 from WRT Energy Corp., which he used to purchase stock in WRT. He then pledged that stock to secure the payment of a note to another party, defaulted on the note, and the stock was taken by the secured party. He acknowledges the existence of the debt. He has filed for protection under Chapter 11 of the United States Bankruptcy Code in Case No. 96-44020-H1-11 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. He has filed a Plan of Reorganization which proposes to pay WRT 10% of its claim in monthly installments over 60 months, without interest.

      James I. Florence is specifically listed as an insider of the Debtor. Mr. Florence denies that he was an employee or officer of the Debtor, but that he held an "informal" position as Director of Shareholder Relations. He was also given the position of Director of Marketing wherein he was responsible for marketing all of the Debtor's oil and gas product. Because of his obvious authority and participation in management of the Debtor, the Examiner believes him to be an insider.

      In December 1995, a $25,000 account receivable, wherein Mr. Florence was indebted to WRT, was written off at the direction of James E. Hale, Jr.

      In addition, Mr. Florence was an officer and shareholder in Trideck Oil & Gas, through which he marketed the Debtor's oil and gas production (see discussion of Trideck herein). No payments of cash directly to Mr. Florence were discovered. On November 17, 1995, a payment was made by WRT to Trideck of $455,329.10. In addition, James Florence owns and operates a portion of his business affairs through Sequoia Marketing Group, Inc. Sequoia is a Texas corporation formed in August 1994, which reflects a corporate address at 3418 Mercer, Suite 111, Houston, Texas 77027, and the registered agent at that address is George F. Simons, Jr. The President and Director of the company is listed as James I. Florence. Mr. Florence was granted options to purchase stock in WRT Energy Corp., which he from time to time exercised at below market prices. WRT issued new issue stock to him which he retained in the name of Sequoia Marketing Group, Inc. On at least one occasion, WRT used this process as a method of raising capital. It issued new stock to Florence with an artificially low price, the stock was then sold on the open market, and most of the price differential returned to WRT. Records exist reflecting the following stock options exercised by Mr. Florence:

 DATE  NO. SHARES     EXERCISE PRICE/SHARE    PAYMENT TO WRT    DATE OF EXERCISE
 ----  ----------     --------------------    --------------    ----------------
 7/94    25,000            $ 6.125               $153,125           5/95
 7/94    50,000            $ 6.125               $306,250
 7/94    20,000            $ 6.125               $122,500           1/95
         25,000            $ 8.50                $212,500          11/94
 9/94   200,000 (50,000 exercisable immediately, balance when price over $12.50)
10/95   175,000            $ 2.00                $350,000          10/95

      In the time allowed for this preliminary report, the Examiner was unable to complete a review of the records involved in these stock transactions. To fully examine this issue, the records of Oppenheimer & Co., Inc., which acted as the broker in these transactions, must be obtained and reviewed. Further, more in-depth review of the debtor's books would be required.

      In addition, Sequoia Marketing was paid a $100,000 bonus for services which have not yet been explained or determined.

      Shortly prior to the filing of the bankruptcy petition, certain transactions occurred involving entities owned or controlled by Joseph Brantley and the Debtor. These transactions may well constitute insider transactions based on the substantial stock ownership in the Debtor held by Mr. Brantley. They are discussed in more detail in the Napoleanville section of this preliminary report.

      The Examiner believes numerous of the described payments and transactions are recoverable, and suggests further, more detailed review of each.

                                 NAPOLEANVILLE

      The Court directed the Examiner to investigate the following: "The transactions pursuant to which the Debtor acquired mineral interests in the Napoleanville Field, and transactions relating to the original acquisition thereafter between the Debtor and the 'sellers'."

      On November 23, 1994, a letter agreement was executed by WRT and BSFI Western B & P, Inc., for the purchase of several oil and gas leases covering approximately 300 acres constituting the Napoleanville Field in Assumption Parish, Louisiana. BSFI did not own all of the lease interests, but had an informal agreement with the other owners of working interest to seek a purchaser. BSFI is owned and controlled by Joseph Brantley. The letter agreement is executed by John Petersen, Vice President and General Counsel, on behalf of WRT. The contemplated transaction had been negotiated on behalf of WRT by Stephen Edwards, an attorney in Baton Rouge, Louisiana, who played a pivotal role in the arrangement. The letter agreement called for WRT to give as consideration 1,250,000 shares of its unregistered common stock . The stock certificates were to be delivered to Stephen Edwards as Escrow Agent. He in turn was to arrange for the re-sale of 650,000 shares of the stock to a "third party institutional investor". Following the re-sale, Edwards was to deliver 600,000 shares of stock and $4,000,000 cash to BSFI, with any remaining balance from sales proceeds to be retained by Edwards as closing costs, expenses, etc. The stock was to be "piggy-backed" under a registration of stock by WRT or registered within one year. No consideration was to pass to BSFI until after January 1, 1995. The transaction was intended to net BSFI not less than $10,000,000. The letter agreement contains a notation handwritten by Stephen Edwards that, "This is the deal---Money should be here on Thu or Fri 8-9 Dec."

      On December 16, 1994, a formal Purchase and Sale Agreement was entered into between BSFI Western E & P, Inc. and WRT. This agreement called for consideration of 1,250,000 shares of unregistered stock to be placed in escrow and not delivered until title opinions satisfactory to Stephen Edwards were rendered. In the agreement, BSFI represents it "is purchasing the Common Stock for its own account, for investment, and is not purchasing any Common Stock with a view to or for resale in connection with any subsequent distribution thereof and he has no present plans to enter into any contract, undertaking, agreement or arrangements for such resale or distribution." The leases were assigned to WRT on December 16, 1994. BSFI remained as operator of the property and marketed the oil and gas produced. It was to forward the net production proceeds to WRT.

      On December 20, 1994, a letter agreement was made between BSFI and Stephen Edwards as Escrow Agent, which included a "cap and collar" guarantee. This called for an unidentified third party to guarantee the value of the remaining 600,000 shares to be not less than $10 per share. If the price was in excess of $10 per share, the excess would be divided equally between the guarantor and BSFI. The identity of the guarantor is not disclosed.

      WRT issued 1,300,000 shares of its common stock as payment for the properties, and delivered the certificates to Stephen Edwards as Escrow Agent. The additional 50,000 shares were to be distributed to "two finders involved in the BSFI transaction" who have not yet been identified. It was anticipated that 700,000 of the shares held by Edwards as Escrow Agent were to be sold immediately following the closing of the sale to GFL Ultra Fund Limited. The Examiner has had insufficient time to determine the identity of this entity. The sale did not occur and the $4 million cash due to be paid BSFI was not made.

      In January 1995, Banque Franck S.A. Geneve purchased a portion of the stock held by Stephen Edwards for $2,400,000 through Tanner, Owen & Co. and/or Brian W. Pusch, an attorney in New York. Of that amount, $2,187,500 was forwarded to Stephen Edwards, Escrow Agent, and he disbursed $2,000,000 to BSFI. The remaining $187,500 was retained by Edwards as a "legal fee" for handling the Napoleanville transaction.

      On January 25, 1995, Stephen Edwards wrote to BSFI purporting to amend the transaction to have the unpaid balance of $8 million bear interest from January 3, 1995, until paid, to give WRT or "friendly shareholders" the right to reacquire the shares for $10 per share in 100,000 share blocks per month, and attempting to commit WRT to owe the remaining $8 million whether there were sufficient shares of stock to pay that amount when sold or not. It commits to a 300,000 share redemption on or about February 18, 1995, with a payment to BSFI of $3 million. In addition, it purports to give BSFI additional warrants to acquire 100,000 shares of WRT stock at $7.50 per share. The letter further authorizes BSFI to deduct from its payment of production proceeds to WRT a sum equal to the interest accrual on the unpaid balance of $8 million and to "charge such as a production supervisory fee."

      In March 1995, WRT completed its public offering of $100 million 13 7/8% Senior Notes. The proceeds of the offering were to be used to purchase oil and gas properties. Although no independent analysis has been made, the Examiner has been told by officers of the Debtor that the assumption of debt in this magnitude had a negative impact on the price per share of WRT stock, and its value fell several dollars per share shortly thereafter. The Napoleanville property was included in the assets valued to support the issuance of these notes.

      In March 1995, an exchange occurred between WRT and Southfork Investments, Inc., a corporation owned and controlled by Joseph Brantley. This transaction purported to exchange a group of oil and gas leases owned by Southfork for Lot 9 of the Walden Subdivision, East Baton Rouge Parish, Louisiana, which was purported to be owned by WRT. Steven Edwards executed the instrument on behalf of WRT under a power of attorney signed by Ronald Hale. The leases actually transferred by this document were the same leases previously conveyed to WRT in December 1994. The property conveyed to Southfork contains a house the Examiner believes to be valued in excess of $350,000. This exchange was not disclosed in the company's SEC filings.

      In June 1995, $1,170,000 was transferred by WRT to the trust account of Stephen Edwards. This was done in the from of two checks in the amounts of $1,000,000 and $170,000, respectively. The check requests indicate the funds were for purchase of the "Hackberry Field". The funds were not used to purchase any property in the Hackberry Field. Mr. Brantley stated these funds were paid to BSFI or a related company.

      At the time Pate, Winters and Stone, as consultants to the Debtor, began their investigation of this transfer of funds, they were informed the funds were for the purchase of oil and gas leases surrounding the Napoleanville Field and that no assignment had yet been received. Immediately prior to the bankruptcy filing, an assignment was apparently received, but no copy has been reviewed by the Examiner. Based on information and belief, the oil and gas leases conveyed are believed to have no value. They had terminated for non-production prior to the assignment being made. The leases cover property outside the confines of the Napoleanville Field, and Joseph Brantley had a few months earlier indicated this to WRT. This transaction is reported in the Debtor's 1995 10K filing with the Securities and Exchange Commission as the purchase of oil and gas leases for $1.2 million.

      Shortly prior to the filing of the bankruptcy, as disclosed in the 10K filed by the Debtor, the Debtor purportedly purchased an interest in a salt water disposal well from BSFI Western. Joseph Brantley informed the Examiner that the salt water disposal well had been previously conveyed to WRT as part of the original transfer of leases in the Napoleanville Field. The Debtor's SEC filing reports it paid $600,000 for this property.

      In November 1995, BSFI had withheld from WRT the sum of $461,261.73, which it purports was the accrued interest owed it under the January 25, 1995, Stephen Edwards letter. A meeting was held at which Brantley, Raymond Landry, Mark Miller, and others were present to discuss this. A settlement agreement was entered into and signed by WRT and all owners of an interest in the Napoleanville Field except Russell Resources, Inc., Eugene W. Russell and Robert
H. Griffin. The agreement allowed BSFI to keep the money and WRT to assume operations of the field.

      Brantley indicates he has received total payments of $7.2 million. A portion of this apparently came from the purchase of 300,000 shares of the escrowed stock by Gerald Boelte. Mr. Boelte is believed to be the principal in LLOG, a company from whom WRT purchased a substantial oil and gas property with approximately $60 million in proceeds from the issued notes. Correspondence exists indicating a possible agreement that WRT would have the shares registered, that Mr. Boelte was given the right of first refusal to acquire up to an additional 400,000 shares of the stock held by Stephen Edwards as Escrow Agent, and that all WRT common stock owned or to which Stephen McGuire had a right was to be pledged to assure that Boelte did not suffer a loss for 180 days on his purchase price of $6.67 per share. The Examiner has not been provided a copy of this correspondence signed by Stephen McGuire.

      Brantley indicated to the Examiner that he does not know how many shares of stock he currently owns. He stated he had removed it from Stephen Edwards' control, and that it was now held in escrow by Mark Miller of Oppenheimer.

       The relationship between the Debtor and the Brantley entities is extremely complex and involves numerous transfers of large sums of money to various persons and entities. This relationship and the participation of various individuals must be explored in much greater detail than the 60 days allowed for this preliminary report , if an accurate re-creation is to be completed.

                                DONALD ARNOULT

      The Court directed the Examiner to investigate the following: "The transactions pursuant to which the Debtor transferred equipment to Donald Arnoult, or entities controlled by him, or in which he holds an interest, together with post-petition actions to recover such equipment."

      The Examiner has been unable to determine the original owners of the equipment in question. There are two kinds of equipment transfers involving the Debtor and entities owned or controlled by Donald Arnoult. These include five
(5) workover rigs in one group, and a large amount of marine equipment in the other group. Various documents indicate WRT owned the equipment prior to the transactions in question. Other documents represent that the equipment was owned by one or more companies owned or controlled by Donald Arnoult, including, but not limited to, AEC/Energy Marine, Inc., Arnoult Equipment and Construction, Inc., Energy Workover & Drilling Services, Inc., and Energy Labor Services, Inc. (cumulatively called "AEC"). Some records reviewed by the

Examiner indicate the funds to purchase the equipment were provided by WRT, but the equipment purchased by AEC.

      A representative of the Debtor reported to the Examiner that he was told by Mr. Arnoult that a large portion of the equipment (the marine equipment) was conveyed to the Debtor in connection with the Debtor's purchase of oil properties. The representation continued that the oil properties did not justify the high price being paid, and that the equipment was added to the transaction with an arbitrary value placed on it of approximately $7 million to allow the sale to be completed. The equipment is not believed to have a value of $7 million. The Examiner has been unable to investigate this representation further in the time allowed for this preliminary report.

      At the time WRT purchased its interest in the South Hackberry field, it owned one workover rig. As a part of that acquisition, it obtained two additional rigs. Subsequent to its purchase, WRT retained Arnoult Equipment and Construction Company, Inc. ("AEC"), or other entities controlled by Donald Arnoult, to provide services on its properties, and paid it a substantial amount for these services. A fourth rig was owned which was not operable and used for parts. During this process, AEC caused a fifth rig to be purchased.

      In December 1994, WRT sold the rigs to AEC for $3.9 million. AEC executed a promissory note payable to WRT bearing interest at 6% per annum. The Debtor's 10K filed with the SEC states that after WRT grew concerned over the ability of AEC to pay on the notes, an agreement was negotiated where the rigs were returned to WRT in apparent cancellation of the notes. However, AEC claims to own the fifth rig and has retained possession of that rig. WRT has retained counsel in New Orleans in an attempt to recover the rig.

      Prior to the spring of 1995, invoices were not routinely sent from AEC to WRT for services. Sporadic large payments were made by WRT to AEC. It appears that one or more of these payments was intended to purchase equipment for AEC to use in its operations for WRT. In early 1995, a new President of AEC was employed, Mr. Don Muller. According to Mr. Muller, he would contact WRT to be paid for services, and funds would be forwarded by WRT. However, oral instructions from WRT's officers, including Ronald Hale, were that various amounts of the payments were to be paid to "consultants" who were not employees of AEC nor WRT. Mr. Muller contends that he made several attempts to collect what was carried on the AEC books and records as a $3-$4 million account receivable from WRT. He contends he was forced to resign as a result of these efforts, and has filed suit against WRT and others for interference with his employment. In May 1995, an agreement was reached between WRT and AEC that WRT owed AEC the sum of $1,017,000. This sum of money was wired by WRT to the escrow account of Stephen Edwards on May 19, 1995, and described as "Settlement on Arnoult Equipment 500,000 Note Receivable - 517,000 on account".

      In December 1994 and May 1995, the equipment was sold to AEC/Energy Marine, Inc., a company owned and controlled by Donald Arnoult. The sales price was $5.2 million, which was evidenced by two promissory notes payable to WRT bearing interest at 6% per annum. In May 1995, the Debtor entered into a Master Service Contract with AEC/Energy Marine, Inc. whereby, WRT agreed to employ AEC to utilize the equipment purchased in servicing and maintaining WRT properties with a guaranteed minimum monthly payment to AEC of $250,500. This was more than sufficient to provide net income to AEC in an amount necessary to pay the note payments under the indebtedness to WRT. In short, it appears WRT sold the marine equipment to AEC, and then contracted to provide enough work to AEC so that the profit earned would be sufficient to pay WRT for the marine equipment.

      In September 1995, the Debtor made efforts to cancel the agreement with AEC and obtain the return of the marine equipment. The Debtor had attempted to perfect a mortgage on the marine equipment at the time it was sold to AEC. Apparently the mortgage was not perfected. AEC, subsequent to its purchase, pledged a portion of the equipment to secure its indebtedness to General Electric Credit Company. GECC may, therefore, hold a prior lien on some of the equipment. In addition, a person claiming to have been injured on the equipment obtained a judgment, and has executed on a portion of the equipment such that it is now in the hands of the sheriff to be sold to satisfy the judgment.

      The Debtor retained Randy Guidry, an attorney in Lafayette, Louisiana, to recover the marine equipment. Mr. Guidry did not return telephone calls from the Examiner. According to the Debtor's President, Mr. Guidry has made no progress. There are concerns that Mr. Guidry may have represented both the buyer and seller in the transactions, and may have been the person responsible for perfecting the mortgage on the property for WRT's benefit which was not done.

      According to corporate records retained by the State of Louisiana, Mr. Guidry is or was a shareholder in Mayronne Energy Services, Inc. Mr. Muller contends that the equipment was obtained by Mayronne Energy Services from AEC, and is being used by that entity. The Debtor's schedules reflect payments to Mayronne Energy Services on 12/1/95 of $30,000; 12/31/95 of $127,368.70; and
2/13/96 of $28,084.

      The Examiner believes additional review of this transaction is merited, together with possible causes of action which may result.

                          TRI-DECK OIL & GAS COMPANY

      The Court directed the Examiner to investigate the following: "The relationship and transactions between the Debtor and Tri-Deck Oil & Gas Company ('Tri-Deck')."

      Until some time in 1995, WRT had no marketing plan and no officer responsible for marketing its oil and gas. In 1995, Raymond Landry, President, requested that James Florence assume the responsibility of marketing the company's product. Mr. Florence caused Tri-Deck to be formed on May 9, 1995. Tri-Deck is a Texas corporation whose registered office is 146 Westco Street, Suite 200, Houston, Texas 77007. Robert Levine is the registered agent for service at that address. No officers or directors of WRT profess any knowledge of or agreement with the creation of Tri-Deck. An "Oil and Gas Sales and Purchase Agreement" dated April 28, 1995, to be effective June 1, 1995, was executed whereby Tri-Deck became the purchaser of all oil and gas produced by or under the control of the Debtor. The signatory on the agreement for WRT purports to be Steve McGuire, who states he has no memory of executing such an agreement. The signatory on the agreement for Tri-Deck is Mark Miller. Mark Miller is an employee of Oppenheimer and an ex officio advisor to WRT and McGuire.

      This contract was withheld from WRT for several months despite attempts to obtain a copy from Tri-Deck.

      The contract price to be paid for WRT's oil and gas is not set out in the agreement, but it states the price will be specified monthly.

      WRT has sued Tri-Deck for non-payment of oil and gas production it purchased from WRT. In connection with that litigation, the deposition of Mr. Florence was taken. In that deposition, Mr. Florence states that the sales arrangement was discussed by him with Ray Landry, Steve McGuire and Ronald Hale. He further states that they knew his company was to make a profit of 2 cents per MMBtu. His testimony is unclear as to his understanding of the arrangement regarding oil and fluids produced from the wells.

      A comparative analysis performed by Wayne Fuqua and Wayne Benninger reflects that Tri- Deck paid WRT substantially less than the open market price for its oil. Tri-Deck has not paid WRT for the liquids produced.

      The Examiner believes that this relationship should be investigated further, and that an in-depth investigation of the relationship of Mark Miller and Oppenheimer to Tri-Deck and WRT should be made.

                              CLAIMS ACQUISITION

      The Court directed the Examiner to investigate the following: "The acquisition of claims in this chapter 11 proceeding by Blue Light Investment Corp."

      Blue Light Investment Corp. ("Blue Light") is represented to be a Washington corporation with offices located at 301 N. Harrison St., Suite 206, Princeton, New Jersey 08540. Peter A. Chapman is reflected as the Vice-President of the Corporation.

      Mr. Chapman stated that Blue Light purchased the claims as an investment. He further stated Blue Light has no relationship with any officer, principal, director or person related to WRT.

      Blue Light Investment Corp. purchased 36 claims of primarily trade creditors. The face amount of these claims total $293,240.35.

      On August 27, 1996, Blue Light assigned all claims it had purchased to LIM, Inc. LIM, Inc., has offices at 4550 Gordon Drive, Naples, Florida 33940. The Notice of Assignment filed with the Court reflects the assignment to Lloyd Miller, Inc., but the attached assignment is to LIM, Inc.

      The State of Florida corporate records show LIM, Inc., to be a "for profit" corporation with principal offices at 4550 Gordon Drive, Naples, Florida 33940; its registered agent as John R. Asbell, Esq., 3174 E. Tamiami Trail, Naples, Florida 33962; and its President as Lloyd I. Miller at 4550 Gordon Drive, Naples, Florida.

      The State of Florida corporate records show Lloyd Miller, Inc., to be an inactive corporation, whose corporate charter was involuntarily dissolved, with principal offices located at 1320 S. Dixie Hwy, Suite 830, Coral Gables, Florida 33146; its registered agent as Robert G. Breier, 1320 S. Dixie

Hwy, Suite 830, Coral Gables, Florida 33146; and its Director to be Lloyd Miller, 600 NW 183 St #6, Miami, Florida.

      The assignment from Blue Light to LIM reflects a price based in part on a "pricing letter" dated July 29, 1996, between Blue Light and M. J. Whitman Senior Debt Corp. The Examiner was unable to locate any information regarding M.
J. Whitman Senior Debt Corp.

      There appears to be no impropriety in the purchase of claims by Blue Light Investment Corp.
                            TRICORE ENERGY VENTURE

      The Court directed the Examiner to investigate the following: "The relationship and transactions between the Debtor and Tricore Energy Venture."

      On or about October 18, 1991, a joint venture was formed known as WRT-Gulf Coast Joint Venture. This venture was between Western Resource Technologies, Inc., Tricore Energy Venture, L.P. ("Tricore"), and Stag Energy Corporation ("Stag"). The agreement called for Tricore Energy Venture, L.P. to make a capital contribution to develop oil and gas properties located in West Lake Ponchartrain, Block 40 Field, Jefferson Parish, Louisiana; Delcambre Project, Tigre Lagoon, Iberia Parish, Louisiana; and State Lease 2670 #4 Project, Lake Des Allemande Field, St. John the Baptist Parish, Louisiana. The venture was subsequently expanded to include other properties.

      Tricore Energy Venture, L.P., is an investment company which raises funds through the private sale of limited partnership shares to various investors. Its general partner is Tricore Energy Corporation, 8552 Katy Freeway, Suite 200, Houston, Texas 77024 {713.932.9093}. The president of Tricore Energy Corp. is Robert Burr. The funds raised by Tricore are used in conjunction with oil and gas companies to develop or produce oil and gas properties. Tricore initially raised $1,862,500 in 1991, which was utilized in the joint venture business. The capitalization was subsequently increased in 1992 with $2,741,250 being available to the joint venture. A substantial ownership interest is obtained by Tricore in return for its capital investments. The properties known to have been improved with these funds are the Delcambre A-2, the Delcambre #1, and the Summers #1 in Brazoria County, Texas. As of December 31, 1993, Tricore had contributed $5,994,625 to the joint venture, and the development included the Exxon 23 well. In 1994, it committed to raise an additional $3,400,000 to use in developing the West Lake Ponchartrain Project and the Lac Blanc Project. In March 1995, Tricore committed additional funds for work on the Atkinson No. 2 Well, State Lease 8396 # 1 and #2, and the K.G. Wilbert No. 1 well.

      Under the joint venture agreement, Tricore paid for all intangible drilling costs. WRT and Stag provided the leases and projects to be developed. Tricore generally received 70% of the net income from the properties, subject to the agreement, with WRT and Stag sharing the remaining 30% of net income. This allocation varied somewhat from well to well, but the 70-30 division is most common.

      WRT is the operator of all of the properties developed under the joint venture agreement. The agreement obligates WRT and Stag to guarantee certain minimum production levels from the properties through 1996.

      There are no known relationships between any principal or insider of WRT and Tricore. Robert Bass, President of Tricore, denied knowledge of any of the principals of WRT. He indicated that there was a current dispute with WRT over the work over of the Exxon #23 well, in which he contends production proceeds were utilized by WRT to re-work the well without the consent of Tricore. The funds in dispute total approximately $320,000. He further stated that Tricore had received no revenues from WRT for any production after August 1995, which it received in November 1995. WRT records reflect as of July 31, 1996, the LOE on the affected wells was in excess of the net attributable to the Tricore interest.

      The examiner discovered no improprieties in this contractual arrangement.

                          ADDITIONAL AREAS OF CONCERN

      The Examiner believes an investigation should be made regarding the transactions wherein WRT purchased various oil and gas properties with the proceeds of the public note offering. In at least two of the transactions, suggestions have been made that an excessive price was paid.

      The Examiner believes the role of Mark Miller and Oppenheimer and Co., with regards to the management of the Debtor and transactions with the Debtor, should be investigated.

                            PRELIMINARY CONCLUSIONS

      Numerous actions for recovery of property or damages for the Debtor's estate appear to exist which should be pursued. Due to the complicated nature of the transactions and the relatively short time allowed for investigation prior to this report, additional review and investigation is warranted to determine what, if any, additional actions are appropriate.

                                    Respectfully submitted,
                                    JASON R. SEARCY, P.C.

                                    -------------------------------
                                    Jason R. Searcy
                                    P. O. Box 3929
                                    Longview, Texas 75606
                                    Tel. 903/757-3399
                                    Fax. 903/757-9559
                                    State Bar No. 17953500

                            CERTIFICATE OF SERVICE

      I, the undersigned, certify that a true and correct copy of the above and foregoing was mailed by first class mail, postage prepaid, on this date, to each person shown on the attached mailing matrix.
      Signed this ____ day of November, 1996.

                                          -----------------------------------
                                          Jason R. Searcy

                        UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                         LAFAYETTE-OPELOUSAS DIVISION

IN RE:                             SS.
                                   SS.       CASE NO. 96-50212-011
WRT ENERGY CORPORATION             SS.
                                   SS.       CHAPTER 11
      DEBTOR                       SS.

                         SUPPLEMENT AND CORRECTION TO
                         EXAMINER'S PRELIMINARY REPORT

TO THE HONORABLE JUDGE GERALD H. SCHIFF:

      Now comes Jason R. Searcy, Examiner, and files this his Supplement and Correction to Examiner's Preliminary Report and would show as follows:

      1. The Examiner filed his Preliminary Report herein on or about November 12, 1996.

      2. Subsequent to its filing, the Examiner determined that an inaccurate statement is included in the second complete paragraph on page 10 of the report. The report should be corrected to reflect that Raymond Landry was not present at the meeting referenced.

      3. The report should be supplemented by the addition in the second full paragraph of page 9 to reflect that the property conveyed to Southfork in the exchange with WRT is believed to be occupied by Joseph Brantley as his personal residence.

                                    Respectfully submitted,


                                    -------------------------------
                                    Jason R. Searcy
                                    P. O. Box 3929
                                    Longview, Texas 75606
                                    Tel. 903/757-3399
                                    Fax. 903/757-9559
                                    State Bar No. 17953500

                            CERTIFICATE OF SERVICE

      I, the undersigned, certify that a true and correct copy of the above and foregoing was mailed by first class mail, postage prepaid, on this date, to each person shown on the attached mailing matrix.

Signed this ____ day of November, 1996.

                                          -----------------------------------
                                          Jason R. Searcy

                                                                       EXHIBIT D
================================================================================
CLASS C-1

LEASE CODE                 ELINA MOTTY LONG ET AL 4/6/92

VENDOR NAME

                            Central Industries, Inc.
                            Dupre' Supply Service
                            Mike Monte Welding Service
================================================================================
CLASS C-2
LEASE CODE                 A. WILBERT'S SONS 8/16/73

VENDOR NAME
                            HTS, Inc.
                            Moores Wireline, Inc.
================================================================================
CLASS C-3-A
LEASE CODE                 CL&F NORTH

VENDOR NAME
                            Anchor Drilling Fluids USA, Inc.
                            Caillou Island Towing
                            Diamond Services Corp.
                            Dupre' Supply Service
                            HTS, Inc.
                            Halliburton Energy Services
                            Hughes Christensen Company
                            Inland Marine Service, Inc.
                            Mallard Bay Drilling, Inc.
                            Mike Monte Welding Service
                            Schlumberger Well Services
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Terrebone Wireline Services, Inc.
                            Top Tool Company, Inc.

CLASS C-3-B
LEASE CODE                 CL&F SOUTH

VENDOR NAME
                            Anchor Drilling Fluids USA, Inc.
                            Caillou Island Towing
                            Central Boat Rentals, Inc.
                            Diamond Services Corp.
                            Double Eagle Marine, Inc.
                            Dupre' Supply Service
                            Halliburton Energy Services
                            Helmer Directional Drilling, Inc.
                            Hughes Christensen Company
                            Inland Marine Service, Inc.
                            K&D Production Services, Inc.
                            Mike Monte Welding Service
                            Moores Wireline, Inc.
                            Mud Motors
                            Newport Operators
                            Petro Rentals
                            Schlumberger Well Services
                            Settoon Marine, Inc.
                            Superior Marine Energy Services, Inc.
                            Top Tool Company, Inc.

CLASS C-3-C
LEASE CODE                 CL&F SOUTH/NORTH

VENDOR NAME
                            Benchmark
                            Caillou Island Towing
                            Diamond Services Corp.
                            Double Eagle Marine, Inc.
                            HTS, Inc.
                            Halliburton Energy Services
                            Moores Pump & Supply, Inc.
                            Newport Operators
                            Settoon Marine, Inc.
                            Terrebone Wireline Services, Inc.
================================================================================
CLASS C-4-A
LEASE CODE                 BROWNELL KIDD 90

VENDOR NAME
                            Benchmark
                            Dupre' Supply Service
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.

CLASS C-4-B
LEASE CODE                 DAVID R MCHUGH, ESTATE OF

VENDOR NAME
                            Benchmark
                            Dupre' Supply Service
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.

CLASS C-4-C
LEASE CODE                 EDWARD H. PETERMAN ET AL 90

VENDOR NAME
                            BJ Services Company USA
                            Benchmark
                            Camco Coiled Tubing
                            Central Boat Rentals, Inc.
                            Dupre' Supply Service
                            Mallard Bay Drilling, Inc.
                            Operators & Consulting Services, Inc.
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
                            Southern Wireline Service, Inc.
                            Top Tool Company, Inc.

CLASS C-4-D
LEASE CODE                 LYNCH MCHUGH HEIRS ET AL

VENDOR NAME
                            Anchor Drilling Fluids USA, Inc.
                            Benchmark
                            Dailey
                            Diamond Services Corp.
                            Double Eagle Marine, Inc.
                            Dupre' Supply Service
                            HTS, Inc.
                            Halliburton Energy Services
                            Hughes Christensen Company
                            Inland Marine Service, Inc.
                            K&D Production Services, Inc.
                            Mallard Bay Drilling, Inc.
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
                            Top Tool Company, Inc.

CLASS C-4-E
LEASE CODE                 VF LANDRY ET AL 52

VENDOR NAME
                            BJ Services Company USA
                            Benchmark
                            Central Boat Rentals, Inc.
                            Dupre' Supply Service
                            HTS, Inc.
                            Halliburton Energy Services
                            Hopson Transportation, Inc.
                            Inland Marine Service, Inc.
                            Mallard Bay Drilling, Inc.
                            Mike Monte Welding Service
                            Operators & Consulting Services, Inc.
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
                            Terrebone Wireline Services, Inc.
                            Top Tool Company, Inc.
CLASS C-4-F
LEASE CODE                 VF LANDRY ET AL 90

VENDOR NAME
                            Benchmark
                            Dupre' Supply Service
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
CLASS C-4-G
LEASE CODE                 BROWNELL-KIDD 11/66

VENDOR NAME
                            Benchmark
                            Double Eagle Marine, Inc.
                            Dupre' Supply Service
                            Fred Settoon, Inc.
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
CLASS C-4-H
LEASE CODE                 RICHARD LYNCH HEIRS

VENDOR NAME
                           Benchmark
CLASS C-4-I
LEASE CODE                 VF LANDRY 11/66

VENDOR NAME
                            Benchmark
                            Double Eagle Marine, Inc.
                            Dupre' Supply Service
                            Fred Settoon, Inc.
                            Performance Industries, Inc.
                            Settoon Dock Service
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
================================================================================
CLASS C-5
LEASE CODE                 MCCARVER ET AL 11/22/50

VENDOR NAME
                            Action Oilfield Services.
                            Arlan Enterprise of Louisiana, Inc.
                            B.J. Guidry Construction Co.
================================================================================
CLASS C-6-A
LEASE CODE                 CL&F 12/21/45

VENDOR NAME
                            Benchmark
                            Diamond Services Corp.
                            Dupre' Supply Service
                            K&D Production Services, Inc.
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
CLASS C-6-B
LEASE CODE                 CL&F 12/26/45

VENDOR NAME
                            Ambar, Inc.
                            Benchmark
                            Diamond Services Corp.
                            Dupre' Supply Service
                            K&D Production Services, Inc.
                            Settoon Marine, Inc.
                            Settoon, Inc.
                            Southern Gulf, Inc.
                            Terrebone Wireline Services, Inc.
CLASS C-6-C
LEASE CODE                 SEC 1 WRT OFF LEASE

VENDOR NAME
                            Benchmark
                            Diamond Services Corp.
                            Dupre' Supply Service
                            K&D Production Services, Inc.
                            Settoon Marine, Inc.
                            Settoon, Inc.
================================================================================
CLASS C-7-A
LEASE CODE                 M.P. ERWIN

VENDOR NAME

A.E.C., Inc.
                            Ace Fishing & Rental Tools, Inc.
                            BJ Services Company USA
                            Bell Marketing, Inc.
                            Benchmark
                            Charles Holston, Inc.
                            Dailey
                            Dupre' Supply Service
                            HTS, Inc.
                            J&L Well Service, Inc.
                            Mike Monte Welding Service
                            Moores Pump & Supply, Inc.
                            Moores Wireline, Inc.
                            Operators & Consulting Services, Inc.
                            Performance Industries, Inc.
                            Resource Transportation
                            Settoon Marine, Inc.
CLASS C-7-B
LEASE CODE                 STATE LEASE 50

VENDOR NAME
                            A.E.C., Inc.
                            Ace Fishing & Rental Tools, Inc.
                            B.J. Guidry Construction Co.
                            BJ Services Company USA
                            Benchmark
                            Caillou Island Towing
                            Central Boat Rentals, Inc.
                            Dailey
                            Diamond Services Corp.
                            Drilling Measurement, Inc.
                            E.J. Patterson, Inc.
                            HTS, Inc.
                            Halliburton Energy Services
                            Hughes Christensen Company
                            I.E. Miller of Eunice, Inc.
                            Louisiana Pipeline & Construction Co.
                            Mallard Bay Drilling, Inc.
                            Mike Monte Welding Service
                            Moores Pump & Supply, Inc.
                            Moores Wireline, Inc.
                            Operators & Consulting Services, Inc.
                            Patterson Marine, Inc.
                            Settoon Marine, Inc.
                            Suard Barge Service, Inc.
                            Top Tool Company, Inc.
================================================================================
CLASS C-8
LEASE CODE                 LPSB 1/8/60

VENDOR NAME
                            Benchmark
                            Dupre' Supply Service
                            K&D Production Services, Inc.
                            Mike Monte Welding Service
                            Performance Industries, Inc.
                            Southern Gulf, Inc.
================================================================================
CLASS C-9
LEASE CODE                 LOUISIANA FUR

VENDOR NAME
                            Bell Marketing, Inc.
                            Benchmark
                            Camco Coiled Tubing
                            Derrick Corporation
                            Dupre' Supply Service
                            Halliburton Energy Services
                            Mike Monte Welding Service
                            Moores Wireline, Inc.
                            Thomas Tools
================================================================================
CLASS C-10-A
LEASE CODE                 DUGAS & LEBLANC LTD. 2/94

VENDOR NAME
                            BJ Services Company USA
                            Camco Coiled Tubing
                            HTS, Inc.
                            Moores Pump & Supply, Inc.
                            Operators & Consulting Services, Inc.
                            Top Tool Company, Inc.
CLASS C-10-B
LEASE CODE                 DUGAS & LEBLANC LTD. 3/94

VENDOR NAME
                            Action Oilfield Services.
CLASS C-10-C
LEASE CODE                 DUGAS & LEBLANC LTD. 93

VENDOR NAME
                            Action Oilfield Services.
CLASS C-10-D
LEASE CODE                 E. ROBERT STERNFELDS ET AL 90

VENDOR NAME
                            Action Oilfield Services.
CLASS C-10-E
LEASE CODE                 SEC 40 WRT OFF LEASE

VENDOR NAME
                            Action Oilfield Services.
                            Producers Assistance Corporation
================================================================================
CLASS C-10-A
LEASE CODE                 HARRIS COUNTY

VENDOR NAME
                            Producers Assistance Corporation
                            Wells Lease Service
================================================================================
CLASS C-12
LEASE CODE                 STATE LEASE 8396

VENDOR NAME
                            Ambar, Inc.
                            Benchmark
                            Diamond Services Corp.
                            Dupre' Supply Service
                            K&D Production Services, Inc.
                            Mike Monte Welding Service
================================================================================
CLASS C-13
LEASE CODE                 WK RAINBOLT ET AL 4/10/92

VENDOR NAME
                            BJ Services Company USA
                            Benchmark
                            Moores Wireline, Inc.
                            Southern Gulf, Inc.
================================================================================
CLASS C-14
LEASE CODE                 STATE LEASE 340

VENDOR NAME
                           HTS, Inc.
================================================================================
CLASS C-15-A
LEASE CODE                 R VINCENT ET AL 1/8/38

VENDOR NAME

                            Benchmark

CLASS C-15-B
LEASE CODE                 R VINCENT ET AL 5/36

VENDOR NAME
                            A.E.C., Inc.
                            BJ Services Company USA
                            Benchmark
                            Moores Wireline, Inc.
================================================================================
CLASS C-16
LEASE CODE                 STATE LEASE 7325

VENDOR NAME
                            Dupre' Supply Service
                            Halliburton Energy Services
                            Mike Monte Welding Service
================================================================================

                                                                      APPENDIX
                                                                     EXHIBIT 'E'

WRT Energy Corporation
Summary of Payments During Preference Period

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
A&B Bolt & Supply, Inc.                              67,559.61 (1)
A&T Well Service, Inc.                               25,257.00 (1)
A.E.C., Inc.                                        232,500.00 (1)
A.I. Credit Corp.                                   124,301.25 (1)
Aamco Transmission                                    1,157.66
Acadiana Business Supply                                910.98
Ace Fishing & Rental Tools, Inc.                     88,654.14 (1)
Ace Supply, Inc.                                      3,866.97
Ace Transportation, Inc.                              9,949.02
Action Oilfield Services, Inc.                        3,633.50 (1)
Affiliated Tax Consultants                              832.50
Aftech, Inc.                                         91,354.37 (1)
Alamo Natural Resources                                 667.46
Aldine ISD                                              743.00
All Brand Packers                                       896.80
Ambar Inc.                                          123,841.70 (1)
Amerada Hess Corp.                                   47,367.86
American Express                                     59,360.61 (1)
American Stock Transfer & Trust                       3,263.00
American Well Control                                14,403.15
Amoco Production Co                                   2,554.35
Amy's Sewer Service                                   2,960.00
Andrew C. Stone                                       1,333.85
Ann Thomas Forgey                                       636.18
Annabelle M. Hamner                                   1,871.02
Apollo Services                                     130,000.00 (1)
Applied Electronic Systems, Inc.                      2,306.11
Arlan Enterprise Of Louisiana, Inc.                   7,928.28
Ashland Exploration                                     932.72
Associated Building Services                          1,847.19
Associated Reprographic                                 833.17
Associated Travel Service, Inc.                       2,683.00
AT&T                                                 17,345.30
AT&T Capital Corporation                              7,522.84
Atchafalya Measurement, Inc.                         11,195.50
Audrey Breaux Vogler                                    885.90
Author Services, Inc.                                11,379.00
B&G Wireline Service, Inc.                            1,200.00
B&S Oilfield Service & Supply                         1,678.87
B.J. Guidry Construction Co.                         62,646.25 (1)
Baker And Hostetler                                   1,116.36
Bakers Oil Tools                                      1,462.00
Bank One                                              6,870.00
Bankers Capital                                       4,105.25
Barrios Services, Inc.:                             328,000.00 (1)
Bass Consulting                                       8,280.00
Bayou Oaks Apartments                                 2,727.50
Beacon Energy Corporation                            17,868.62
Becfield Drilling Services:                          39,267.00 (1)
Bell Marketing, Inc.                                 11,723.30 (1)
Bell South Mobility                                  11,937.55
Bellsouth USA                                         6,111.64
Bill Laurence, Inc.                                  17,935.45

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Bill Wood, LLC                                       25,000.00 (1)
BJ Services Company, Inc.                            79,975.81 (1)
Blaine Frantzen Agency                                2,223.05
Bluesky Oil & Gas                                     1,240.74
Boardwalk Management & Construction                 128,218.69 (1)
Bob's Bayou Black Marina, Inc.                        4,502.58
Bourque Vacuum Service Inc.                             834.00
Boyd's Bit Service, Inc.                             11,164.80
Brian's Well Service                                  2,450.00
Bridgeline Gas Distribution LLC                     127,017.07 (1)
Broussard's Catering                                  1,474.28
Brownell Kidd Company                                   670.24
Browning-Ferris Industries                            2,577.20
Bryan's Production Service, Inc.                        872.00
Buckner Rental Service, Inc.                          1,082.90
C&H Rental Tools,Inc                                  5,832.29
C&J Barge & Crane Co., Inc.                           2,380.00
C. Randall Loewen                                    28,000.00 (1)
C.L. Jack Stelly & Associates, Inc.                   5,000.00
Caillou Island Towing                                 5,534.99 (1)
Cajun Well Service, Inc.                              6,653.00
Cajun Wireline Incorporated                          54,591.41 (1)
Calcasieu Rentals, Inc.                              19,899.76
Cambe Geological Services                               640.00
Camco Coiled Tubing                                  15,982.07 (1)
Cameron Telephone Company                             8,124.97
Cameron Waterworks Dist. #2                           2,333.46
Campbell Wells                                       25,525.96 (1)
Cardinal Services                                     1,445.00
Cellular One Of Lake Charles                          2,546.49
Central Boat Rentals, Inc.                           62,735.12 (1)
Charles N. Hebert                                    13,491.62
Charlie Ann Forgey Blues                                874.74
Chas P. Young Co .                                   30,249.03 (1)
Chet Morrison                                        27,810.00 (1)
Cinco Pipe & Supply, Inc.:                           30,071.45 (1)
City Of Lafayette                                     4,115.30
Coastal Chemical Company, Inc.                        1,136.41
Coastal Fluid Technologies                              999.18
Colleen Bourque                                         640.49
Computalog USA                                      166,099.37 (1)
Computalog Wireline Services, Inc.                      759.28
Computer Tech                                        13,214.59
Consolidated Graphics                                30,000.00 (1)
Continental Land & Fur Co                           303,889.83
Copy Data Of Lafayette, Inc.                          1,360.43
Core Petrophysics Inc.                               14,941.80
Cory Kent Bourque                                       640.47
Crain Brothers, Inc.:                                57,704.75 (1)
Crochet Electric                                      6,351.31
Crown Lift Trucks                                     2,373.00
D&D Pipe & Rentals, Inc.                             46,280.24 (1)
D-O-R Engineering, Inc.:                             37,553.61 (1)

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Dailey Petroleum Services, Corp.                     10,251.63
Daily                                                50,000.00 (1)
Dan A. Hebert                                         1,255.12
Danley's Drafting & Graphics                          8,925.00
Datacom                                              25,225.46 (1)
Datex                                                 9,309.17
Davies Construction, Inc.                             1,479.04
Deballion & Debaillon                                20,000.00
Deborah K. Bourque                                      640.48
Dek., Inc.                                            3,630.68
Delta Elec. Co. Of Baton Rouge, Inc                   1,200.00
Denise Goodman                                          676.41
Department Of Revenue & Taxation                    113,721.74
Diane M. Haas                                         2,120.00
Dishman & Bennett:                                  130,723.53 (1)
Dolphin Pipe And Rental                              11,783.78
Double Eagle Marine Inc.                              5,536.25
Drilling Measurement, Inc.                           45,039.88 (1)
Duke Transportation                                   1,718.00
Dupre Supply Company:                               126,410.21 (1)
Dynasty Transportation, Inc.                          2,196.28
Edi Environmental Svcs Inc.                             750.00
Elizabeth A. Stone                                    1,333.79
Ellen Stevenson Hebert                                  761.73
Energy Confederation Inc.                             1,612.50
Energy Development Corporation                        1,452.33
Energy Marine, Inc.                                  10,687.66
Enterprise Developments                               3,212.90
Enterra Lift Systems                                  7,763.26 (1)
Eric Barton Wood                                    137,597.01 (1)
Ethel Louise Delcambre                                1,200.39
Euel A. Breaux                                          885.90
Evora Breaux Bonin                                      885.91
Exxon Co. Usa                                       123,193.59
F&F Wireline Service, Inc.                            8,772.62
Farnsworth & Vonberg                                145,000.00 (1)
Federal Express Corporation                             894.80
Filco International, Inc.                            49,781.22 (1)
First Commercial Bank                                 1,028.76
First National Bank                                  20,000.00
First Premium Services, Inc.                         22,904.00
Fiscal Services                                       1,680.00
Floris Fay Forgey Driskill                            2,385.70
Foil, Inc.                                            1,492.61
Ford Motor Credit Company                             1,150.52
Fortis Benefits                                     126,963.18 (1)
Francis Drilling Fluids, Ltd.                        80,000.00 (1)
Frank's Casing Crew                                  28,932.19 (1)
Fred Settoon                                          4,572.00
Future Realty Inc.                                    2,598.42
G&L Well Service                                      6,215.50
G&R Tugs                                             33,700.00 (1)
Garron Frantzen Trust                                 2,223.06

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Gas Gathering Corp.                                   1,500.00
Gas Market Report                                       928.00
Gaylen & Landry Briehn                                1,192.82
General Motors Acceptance Corp.                       2,204.57 (1)
General Stationers, Inc.                              6,917.25
Geomap Company                                        3,971.85
George Veazey                                         1,800.00
Goex International, Inc.                             17,145.13
Gray Marine Power, Inc.                               2,956.26
Great Western Onshore Inc.                            1,861.10
Gte Mobilnet                                         10,442.21
Gulf Coast Packaging, Inc.                            2,115.87
Gulf States Utilities                                45,640.25 (1)
Halliburton Energy Services                         132,225.30 (1)
Hamilton Engineering                                 30,662.07 (1)
Hanks Construction, Inc.                              7,401.50
Hanover Compressor Co.                               42,363.18 (1)
Harc                                                 20,000.00
Hayco Well Testers,Inc.                               6,899.57
Herbert Thompson                                      4,427.08
Hertz Equipment Rental Corp.                          7,034.11
Hilcorp                                              41,528.70
Hilcorp Energy Co. Gen Partners                      32,197.35
Hilda L. Delcambre                                    1,801.27
Hlp Engineering                                       7,055.88
Hopson Transportation Inc.                           10,000.00
Houma Salt Wtr Disp                                   3,182.50
Houston Advanced Research Center                     25,000.00 (1)
Houston Cellular Telephone, Inc.                      5,959.40
Houston Lighting & Power                              3,691.72
HTS, Inc.                                            42,494.00 (1)
Hub City Industries, Inc.                             1,723.66
Hughes Christensen Co.                               62,218.48 (1)
Indel Davis                                             772.98
Inland Marine Service, Inc.                           7,845.00 (1)
Integrated Energy Services Solution                  36,761.10
International Diving                                 22,000.00
International Oilfield Services                      19,496.00
Intracoastal Liquid Mud                               5,700.00
Irvin Lee Delcambre                                     660.51
Iss Compression, Inc                                  3,843.00
J&L Well Service, Inc.                               20,000.00 (1)
J. Otis Winters                                         774.54
Jack L. Traver                                          974.42
James Gallet                                          3,923.81
Jerry Ikes                                            2,392.00
Jim Balassone                                           650.00
John A. Farquhar                                     12,800.90
John S. Herold, Inc.                                    765.98
Jones Oilfield Service                                  875.08
K&D Production Services, Inc.                        43,125.97 (1)
K.R. Leblanc                                         22,700.00
Kelly Pump & Supply                                   5,009.21

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Kohlar Frantzen Trust                                 2,223.03
KPMG Peat Marwick                                    92,450.00 (1)
L&L Oil Company                                      22,698.32
L.A. Cellular Telephone Co.                             876.42
Lafayette Parish                                        871.00
Lafayette Well Service, Inc.                         69,332.00 (1)
Lafourche Parish School Board                        19,444.20
Lake Charles Instruments, Inc.                          690.60
Leon E. Comeaux & Assoc.                              4,315.10
Lightning Marine Service                              6,345.53
Lillie D. Pullin                                      1,921.45
Lionel Charles Landry                                 1,192.86
Loomis International Inc.                            11,923.18
Lorraine Therese M. Foreman                           3,046.93
Louisiana Mid-Continent                               1,008.00
Louisiana Oil & Gas,Inc.                              3,111.49
Louisiana Pipeline                                   31,703.55 (1)
Louisiana Power & Light Company                         703.22
Louisiana Tank, Inc.                                  1,576.60
Louisiana Workers' Compensation                      10,567.94
M C Bank And Trust Co.                                6,718.19
Mallard Bay Drilling Inc.                           389,475.00 (1)
Margaret Stone                                        1,333.83
Marine Operators, Inc.                                6,058.00
Marvin's Engine Service, Inc.                        63,589.21 (1)
Mary Ellen M. Leonard                                 1,071.04
Mary Wiseman Geoffroy                                 2,385.70
Mayflower Transit, Inc.                               6,785.86
Mayronne Energy Services,Inc.                        28,084.00 (1)
Mazzarella, Dunwoody, Wilson & Petty                 25,000.00 (1)
Mcgriff, Seibels, Barbara & Colvin                    3,913.50
Mercury Delivery Inc.                                   639.00
Michael Lynn Delcambre                                  660.51
Michaela S. Groot                                       774.69
Midcon Texas Pipeline                                 1,000.00
Mike Monte Weldind Service                           56,280.82 (1)
Mildred Breaux Guidry                                   885.91
Milling,Benson,Woodward,Hillyer,                      1,850.67
Mirex Corporation Of Tx                                 824.75
Miss Phyllis, Inc.                                   10,443.00
Monteiro Towing Co., Inc.                            19,692.50
Moores Engineering Inc.                              17,341.40
Moores Pump & Supply, Inc.                          149,253.41 (1)
Moores Wireline, Inc.                                82,991.45 (1)
N.R. Broussard Landing, Inc.                            702.00
Najmud Dowla                                          1,105.10
Nantim Energy,Inc.                                    2,397.50
Nasdaq                                                1,000.00
National-Oilwell                                     35,000.00 (1)
Netherland & Sewell                                  50,000.00 (1)
New Visions                                          23,550.00
Newpark Enviromental Services, Inc.                  17,881.50
Newport Operators                                    25,735.60 (1)

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Office Depot                                          2,063.24
Office Of Mineral Resources                          20,008.49
Offshore Casing Crews Inc.                            1,745.00
Oilfield Barges                                       2,247.00
Oilfield Brine Disposal, Inc.                         1,000.00
Omni Drilling Partnership 1979-2                      4,763.77
Omni Laboratories, Inc.                               3,901.00
Operators & Consulting Services                      75,842.22 (1)
OXY U.S.A.                                            1,109.80
Packers And Service Tools, Inc.                       1,030.93
Paincourtville Motorservice, Inc.                       962.50
Pat Manual Service & Equipment, Inc                  42,879.70 (1)
Pate, Winters & Stone                                72,115.47 (1)
Pearl River Navigation, Inc.                          3,992.10
Performance Industries                               98,371.58 (1)
Performance Industries, Inc.                         65,132.48 (1)
Petcom, Inc.                                          8,299.17
Petro-Log, Inc.                                      24,303.68
Petroleum Information Corp.                             779.00
Porter & Hedges, LLC                                103,509.65 (1)
Premium Valve Services L.L.C.                        14,749.34
Production Management Corporation                   751,701.95 (1)
Production Operators, Inc.                           11,568.55
Production Specialties, Inc.                         10,400.00
Psc Supply, Inc.                                        778.20
R&R Packers, Inc.                                    18,783.10
Randall L. Guidry                                    14,098.50
Raymond Landry                                        1,849.24
Reeled Tubing, Inc.                                  52,891.48 (1)
Renae Swint                                           1,250.00
Reynolds Supplies & Services, Inc.                   59,501.11 (1)
Rita Mazie M. Stevenson                               1,523.47
Robert A. Hutchins                                    7,500.00
Rod Pump Sales & Service Division                       994.91
Roland'S Auto Repair                                  1,739.94
Ronald Hale Jr.                                      18,275.50
Royal Production Co., Inc.                              938.27
S & L Welding, Inc.                                     738.57
Sam Broussard Trucking Co., Inc.                      3,988.62
Samuel Delcambre                                      1,921.43
Schlumberger Well Services                           56,717.59 (1)
Seaboard Equipment Company, Inc.                      1,816.92
Securities And Exchange Commission                    1,000.00
Settoon Dock Services                                 5,759.00 (1)
Settoon Marine, Inc.                                 67,381.90 (1)
Settoon, Inc                                         20,000.00 (1)
Sharon Mcglaun                                          600.00
Shelton J. Breaux                                       885.91
Slemco                                                8,743.71
Sonny's Truck Rental                                    882.81
Southern Gulf, Inc.                                  15,000.00 (1)
Southern Wireline Service, Inc.                      55,289.70 (1)
Southland Rentals, Inc.                                 998.40

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Southwest Guaranty Trust Co.                            630.00
Southwestern Bell Telephone                          10,615.37
State Farm Insurance                                  2,615.25
State Mineral Board                                     774.08
State Of Louisiana                                   15,600.82
Steve Buchanan                                       16,591.02
Steven S. McGuire                                   240,523.14
Stric-Lan Companies Corporation                      34,930.38 (1)
Suard Barge Service, Inc.                            18,678.14
Sunset Services                                     104,021.19 (1)
Superior Marine Energy Services                     203,612.25 (1)
Supreme Contractors, Inc.                            19,992.96
Suzanne Stone                                         1,333.83
SW Guaranty Trust                                     3,929.52
Syklvia Landry Delcambre                                600.43
T. Baker Smith & Son, Inc.                           12,882.26
Tadlock Pipe & Equipment Inc.                        26,561.52 (1)
Talen'S Marine & Fuel, Inc.                          10,321.12
Terrebone Wireline Services, Inc.                    68,015.80 (1)
Terry Productions                                     1,250.29
Texaco E & P, Inc.                                  572,777.28 (1)
Texas State Treasurer                                 1,436.04
The Cavines Corp.                                     1,000.97
The Scotia Group, Inc.                               80,000.00 (1)
The Western Company                                  61,008.31 (1)
Thomas Barr III                                       1,666.56
Thomas C. Stewart                                     3,975.07
Thomas Charles Forgey                                   874.75
Thomas Stone                                          1,333.85
Thomas Tools                                         90,000.00 (1)
Thompson & Knight                                    11,126.92
Tidewater Compression                                88,141.50 (1)
Tidewater Dock, Inc.                                 19,736.34
Tom Davis                                            13,500.00
Tong Speciality, Inc.                                16,412.99
Top Tool Company                                     76,524.18 (1)
Toshiba Easy Lease                                    1,690.98
Traco Production Services, Inc.                       7,543.76
Trend Services Inc.                                     626.08
Tri-Tech Fishing                                      3,790.04
Tricore Energy Venture                                5,517.80
Trideck Oil & Gas                                   455,329.10 (1)
Trussco, Inc.                                         7,217.31
Tubular Technology,Inc                                6,887.91
U.S. Coast Guard-Civil Penalties                      5,000.00
United Parcel Service                                 6,181.02
United Way Mont Co                                    1,035.00
Vanguard Vacuum Trucks, Inc.                            849.00
Vegetation Management Specialist                        792.00
Venture Transport, Inc.                              20,449.14
Vermilion Shell & Limestone Co Inc                    1,039.88
Vortoil Seperation Systems                           36,000.00 (1)
Warren Communications                                   766.01

                                                  Total Payments
                                                  During Analysis
Vendor                                            Period      (2)
--------------------------------               ------------------
Waste Management Of Lake Charles                      2,374.00
Watson Communications                                20,603.23
Wayne Beninger                                        4,152.37
Weatherford U.S. Inc.                                61,222.01 (1)
Wells Lease Service                                   3,300.00
Western Diazo                                         1,427.79
Whiting-Park Prod Partnership                        10,598.13
William B. Jenny                                      7,500.00
William F. Stevenson, Jr.                               761.74
Woodland Corporation                                 24,553.08
Woodlands Property Management                           950.00
Woodrow W. Daly & Wilma E. Daly                         747.05
Wrt / Gulf Coast Joint Venture                       29,416.69 (1)
Wyco International                                  104,849.00 (1)
Xerox Corporation                                     2,082.39

Total                                            10,988,832.45
                                                 =============

(1) - Transactions are currently under review for potential preference
(2) - Total payments during the Analysis Period do not include payments made to vendors who received payments in the aggregate of less than $600 during the Analysis Period.

                                                                       EXHIBIT F

                             WRT ENERGY CORPORATION
                               FINANCIAL ANALYSIS
                             AS OF JANUARY 20, 1997

                             WRT ENERGY CORPORATION
                               FINANCIAL ANALYSIS
                                   1994 - 2000

                                  INTRODUCTION

   WRT Energy Corporation is an independent oil and gas producer that has historically specialized in the acquisition and revitalization of mature oil and gas fields in south Louisiana. The Debtor's program to increase production rates, lengthen the productive life of wells and increase total proved reserves consists primarily of sidetracks and recompletions of shut-in wells and installation of hydrocyclones on gas wells producing large volumes of formation water. In addition, certain sidetrack and development drilling locations have been identified as improving reservoir drainage and increasing the ultimate recovery of reserves. Pursuant to this strategy, the Debtor has made, and will be required to make, substantial capital expenditures to fully develop its oil and gas reserves.

   In accordance with the Plan, New WRT will emerge from Chapter 11 and will continue to operate its properties. The most significant operating change in the business is that New WRT will operate and own 100% of the wells producing from reservoirs above the Rob C stratigraphic horizon located within the producing limits of the West Cote Blanche Bay Field, hereinafter referred to as the "West Cote Blanche Bay Shallow Rights", in accordance with the terms of various agreements between Texaco and its affiliate TEPI, the Debtor and DLBW as more fully described in the Disclosure Statement and the Exhibits hereof.

   Upon emergence from Chapter 11, New WRT intends to expand its strategy to include exploration on both existing acreage and acreage not currently held. Exploration on acreage not currently held would include prospects developed by third parties as well as those identified by New WRT's technical staff. These investments are included in the projected capital expenditure amounts and are described below. The assumed exploration and development investment for the six months ended December 31, 1997, is $17.6 million, increasing each year thereafter, as more fully detailed in "Capital Expenditures" discussed below.

                  HISTORICAL AND PROJECTED FINANCIAL STATEMENTS

   The attached schedules set forth the Debtor's (i) audited balance sheet and related statement of operations as of and for each of the years in the two-year period ended December 31, 1995; (ii) unaudited preliminary balance sheet and related statement of operations as of and for the year ended December 31, 1996; and (iii) projected balance sheets and statements of projected operations as of and for each of the years in the four-year period ending December 31, 2000, hereinafter referred to as the "Financial Analysis".

   The Financial Analysis presents, to the best of Management's (management of WRT and DLBW, collectively referred to as Management) belief, the expected results of operations for the projected periods, utilizing the assumptions referred to below. Accordingly, the Financial Analysis reflects Management's judgment, based on current facts and circumstances, of the expected conditions and Management's anticipated course of action upon the Effective Date of the Plan. While Management believes the assumptions set forth below are reasonable, their validity may be affected by the occurrence of events and the existence of conditions not now contemplated and by other factors, many of which are beyond the control of Management. The Financial Analysis is, therefore, not intended to be a representation of New WRT's actual future performance. Actual operating results during the projected periods may vary from the Financial Analysis and such variations may be material.

   The historical information for the years ended December 31, 1994 and 1995, has been extracted from the Debtor's consolidated financial statements for such years as included in WRT's 1995 Annual Report on Form 10-K, which should be read, including the related footnotes, for additional information. WRT's historical accounting policies have been consistently applied in the Financial Analysis, except for the change in its method of accounting for its oil and gas operations from the successful efforts method to the full cost method, as discussed below.

   The Financial Analysis has not been prepared with a view towards compliance with published guidelines of the Securities and Exchange Commission and the American Institute of Certified Public Accountants regarding projections or forecasts. The Financial Analysis has not been examined or compiled by the Debtor's independent accountants.

   Abbreviations are defined more extensively in the Plan, Disclosure Statement and attached Exhibits. This Financial Analysis should be read in conjunction with the Plan, Disclosure Statement and related Exhibits.

                              BASIS OF PRESENTATION

   EFFECTIVE DATE. The Financial Analysis assumes that the Debtor will emerge from Chapter 11 on an Effective Date of July 1, 1997.

   TEXACO TRANSACTION. As described in Section VI, "Summary of the Claims, Classifications and Treatment Under the Plan" in the Disclosure Statement, the Debtor anticipates a transaction with Texaco and its affiliate, TEPI. The Financial Analysis assumes that the transaction with Texaco and its affiliate will be consummated on or about the Effective Date.

   The following is a summary of the financial impact of such transaction reflected in the Financial Analysis in the sequence of events anticipated to occur:

   -  DLB will acquire the Texaco Claim and WCBB Assets;

   - DLB will transfer the WCBB Assets to New WRT in exchange for 5 million shares of New WRT Common Stock;

   - In satisfaction of the Allowed Texaco Claim of approximately $5.4 million, DLB will elect to receive the number of shares of New WRT Common Stock obtained by dividing such payment by a purchase price at $3.50 per share, or approximately 1.5 million shares; and

   - New WRT will plug and abandon a minimum of twenty (20) wells in the West Cote Blanche Bay Field per year. The Financial Analysis includes $66,667 per month in charges to the full cost pool related to the plugging and abandonment, commencing in July 1997.

   FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"). In accordance with SOP 90-7, the projected financial statements reflect the application of "fresh-start" reporting. Under fresh-start reporting, the reorganization value, or enterprise value, of the entity is allocated to the entity's assets in conformity with the purchase method described in APB Opinion 16, "Business Combinations". The effects of fresh-start adjustments on assets and liabilities and the effects of the discharge of liabilities subject to compromise have been included in bankruptcy expenses and extraordinary gain, respectively, in the New WRT's projected statement of operations for the six-month period ending June 30, 1997. Upon the Effective Date, New WRT will allocate the actual reorganization value to the entity's assets, and that allocation may be significantly different from the estimated preliminary allocation included in New WRT's reorganized balance sheet as of July 1, 1997. Due to the utilization of a different basis of accounting, financial statements for entities emerging from Chapter 11 are not comparable to financial statements of predecessor operations.

   CHANGE IN ACCOUNTING METHOD. The Debtor expects to change its method of accounting for its oil and gas operations from the successful efforts method to the full cost method on the Effective Date. Historical financial statements have not been restated to reflect this change in method of accounting.

   The audited and unaudited financial statements prior to the assumed Effective Date of July 1, 1997, employ the successful efforts method of accounting for its oil and gas operations. Under the successful efforts method, costs of productive wells, development dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining reserves. The Debtor's estimates of future dismantlement and abandonment costs are considered in computing the aforementioned amortization. Exploration expenses, including geological, geophysical and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Exploratory drilling costs are initially capitalized but are charged to expense if and when the well is determined to be unsuccessful.

   Projected financial statements subsequent to the assumed Effective Date of July 1, 1997, employ the full cost method of accounting for its oil and gas operations. Under the full cost method, all costs associated with acquisition, exploration and development of oil and gas properties are capitalized, including nonproductive costs and certain general and administrative costs, and amortized on a unit-of-production basis over the life of the remaining reserves. The Debtor's estimates of future capital expenditures, dismantlement and abandonment costs are considered in computing the aforementioned amortization.

                             SIGNIFICANT ASSUMPTIONS

INCOME STATEMENT ASSUMPTIONS

   PRICING. The markets for oil and gas have historically been, and will continue to be, volatile. Prices for oil and gas may fluctuate in response to relatively minor changes in supply and demand, market uncertainty and a variety of factors beyond the control of Management. Set forth in the table below are the average prices historically obtained by and assumed future prices to be received by WRT during the periods indicated.

                                                                  Six Months Six Months
                                           Year Ended               Ended      Ended               Year Ended
                                           December 31,            June 30,  December 31,          December 31,
                                  -------------------------------  ---------  ---------  -------------------------------
                                                      (Preliminary
                                     (Historical)        Actual)                        (Projected)
                                  --------------------  ---------  -----------------------------------------------------
                                    1994       1995       1996       1997       1997       1998       1999       2000
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Average prices:
   Oil price (per Bbl) .........  $   16.44  $   16.59  $   21.36  $   20.83  $   20.83  $   20.83  $   20.83  $   20.83
   Gas price (per Mcf) .........  $    1.88  $    1.59  $    2.62  $    2.04  $    2.04  $    2.04  $    2.04  $    2.04
   Oil equivalents (per BOE)  ..  $   12.92  $   12.25  $   18.54  $   16.34  $   18.25  $   18.24  $   18.55  $   18.53

   The pricing assumptions utilized for determining future oil and gas revenues have been made by Management with the advice of its Financial Advisor. Such pricing assumptions consider that the prices received by New WRT for sale of its oil and gas production will average $20.83 per Bbl and $2.04 per Mcf, respectively, in the future periods shown. Fluctuations in the oil equivalents' average price per BOE for these periods, as reflected in the table above, fluctuate due to changes in the mix of oil and gas volumes sold. If future prices differ, the level of reserves New WRT will be able to economically produce will be affected. At December 31, 1996, the Debtor's average price received for sale its of oil and gas production was approximately $25.93 per Bbl and $3.99 per Mcf.

   The Debtor's revenues and cash flows are affected by changes in oil and gas prices. Oil and gas prices are subject to substantial seasonal, political and other fluctuations that Management is unable to control or accurately predict. WRT historically has not entered into transactions to hedge against changes in oil and gas prices or interest rates. The Financial Analysis does not assume that New WRT will enter into any such transactions.

   See also Section XII, "Material Uncertainties and Risk Factors" in the Disclosure Statement for certain information regarding pricing.

   PRODUCTION VOLUMES. Set forth in the following table are the actual production volumes and projected production volumes during the periods indicated.

                                                    Six Months  Six Months
                                   Year Ended          Ended     Ended          Year Ended
                                   December 31,       June 30, December 31,     December 31,
                             -----------------------    -----    -----    -----------------------
                                           (Preliminary
                              (Historical)    Actual)               (Projected) (1)
                             --------------    -----    -----------------------------------------
                             1994     1995     1996     1997     1997     1998     1999     2000
                             -----    -----    -----    -----    -----    -----    -----    -----
Production volumes:
  Oil (Mbbls) ...........      270      778      615      305      661    1,380    1,747    1,866
  Gas (Mmcf) ............    3,503    7,403    3,629    2,001    1,697    3,568    3,796    4,097
  Oil equivalents (MBoe)       854    2,012    1,220      639      944    1,974    2,379    2,549

(1) Includes volumes, subsequent to June 30, 1997, attributable to the purchase of additional interest in the West Cote Blanche Bay Field, as described above.

   The decrease in historical gas production volumes from 1995 to 1996 was due primarily to a decrease in gas production in the Lac Blanc Field, caused by a premature unexpected influx of water into the gas wells in late 1995. The Debtor was unable to reestablish production from these zones and this field has limited recompletion opportunities. The decrease in oil production in 1996 is a result of the naturally occurring decline in production in various wells' performance over time.

   The Financial Analysis includes volumes produced for the projected periods from oil and gas properties in which the Debtor owns an interest, including the following fields:

      Abbeville
      Bayou Penchant
      Bayou Pigeon
      Deer Island
      Golden Meadow
      Lac Blanc
      East Hackberry
      Napoleonville
      South Atchafalaya
      Tigre Lagoon
      West Hackberry
      West Cote Blanche Bay (Includes volumes attributable to the purchase of additional interest in
                             this field, as described above)
      West Lake Pontchartrain

   Oil and gas volumes for the projected periods have been determined by WRT and DLB and reviewed by independent reserve engineers, Netherland, Sewell & Associates, Inc. ("NSAI"), as of January 1, 1997. The increased ownership resulting from the acquisition of Texaco's interest in the West Cote Blanche Bay Shallow Rights is also included in the future periods. Further projected volumes include anticipated results of exploration activity utilizing anticipated reserves at a cost between $6 and $7 per BOE. Revenues and operating costs are assumed to occur during the month the capital expenditures are funded.
See "Capital Expenditures" below.

   See also Section XII, "Material Uncertainties and Risk Factors" in the Disclosure Statement for certain information regarding reserve estimates.

   PRODUCTION COST. Historical production costs decreased $1 million, or 11%, from $9.5 million, due primarily to cost control measures implemented by the Debtor during 1996. Production costs per BOE increased 47% from $4.74 in 1995 to $6.97 in 1996 primarily due to the significant decrease in production.

                                                   Six Months Six Months
                                 Year Ended          Ended     Ended          Year Ended
                                 December 31,       June 30,  December 31,    December 31,
                           -----------------------    -----    -----    -----------------------
                                         (Preliminary
                            (Historical)    Actual)                  (Projected)
                           --------------    -----    -----------------------------------------
                           1994     1995     1996     1997     1997     1998     1999     2000
                           -----    -----    -----    -----    -----    -----    -----    -----
Average production cost
  (per BOE) ...........    $3.60    $4.74    $6.97    $4.87    $4.63    $4.61    $4.02    $3.92
                           -----    -----    -----    -----    -----    -----    -----    -----

   Production costs used in the Financial Analysis, including lease operating expenses, severance taxes and ad valorem taxes, have been obtained from the NSAI reserve report, which is based on current production costs. Production costs associated with the new exploration discoveries are based on the exploration model, more fully described in "Capital Expenditures" below.

   DEPRECIATION, DEPLETION AND AMORTIZATION. The following table summarizes depletion rates per BOE for the periods indicated.

                                          Six Months Six Months
                        Year Ended          Ended     Ended          Year Ended
                        December 31,       June 30,  December 31,    December 31,
                  -----------------------    -----    -----    -----------------------
                                (Preliminary
                   (Historical)    Actual)                  (Projected)
                  --------------    -----    -----------------------------------------
                  1994     1995     1996     1997     1997     1998     1999     2000
                  -----    -----    -----    -----    -----    -----    -----    -----
Depletion rate
   (per BOE) .    $3.32    $5.97    $5.64    $6.00    $9.64    $9.57    $9.33    $9.04
                  -----    -----    -----    -----    -----    -----    -----    -----

   The increase in depletion rates commencing for the six months ended December 31, 1997, is due to the change in accounting method from the successful efforts method of accounting for oil and gas properties to the full cost method, and the difference in calculation of amortization under the two methods.

   GENERAL AND ADMINISTRATIVE EXPENSE. Historical general and administrative expenses decreased from $4.9 million in 1995 to $3 million in 1996. The monthly general and administrative expenses from September 1996 through December 1996 have averaged approximately $250,000. General and administrative expenses decreased overall as a result of the Debtor's focus on cost control and a reduction in the Debtor's workforce from 76 in October 1995 to 29 in September 1996.

   The Financial Analysis assumes general and administrative expenses prior to the Effective Date to be $250,000 per month, net of drilling and producing overhead, which is consistent with current general and administrative expense level. General and administrative expenses subsequent to the Effective Date are projected to be approximately $195,000 per month, net of an approximate 30% capitalized to the full cost pool and overhead reimbursement from third parties.

   PROVISION FOR DOUBTFUL RECEIVABLES. During 1996, Tri-Deck Oil & Gas Company ("Tri-Deck"), by and through James Florence, its principal, marketed WRT's oil and gas production, but failed to make payments to the Debtor attributable to February through May 1996 gas production revenues. The Debtor rejected the Tri-Deck oil and gas marketing contract. On May 29, 1996, the Debtor also initiated an adversary proceeding against Tri-Deck to recover the unpaid production proceeds and to otherwise enjoin any further disposition of such proceeds pending a final judgment in the suit. In conjunction with the proceeding, an amount of $1.5 million attributable to April and May 1996 gas production revenues is held in the registry of the Bankruptcy Court, pending release. Due to the uncertainty of collection of the remainder of the funds, the Debtor has recorded an allowance for $2.9 million against the receivable. See
Section XI, "Existing and Potential Litigation" in the Disclosure Statement for further details on the Tri-Deck Litigation.

   RESTRUCTURING CHARGES. In 1995, Restructuring Charges included certain costs the Debtor incurred in connection with its change in strategy and corporate structure. These costs consisted primarily of the write-off of approximately $1 million in leasehold improvements related to the relocation of a majority of the Debtor's operations from The Woodlands, Texas to Lafayette, Louisiana, approximately $305,000 in severance costs related staff reductions and changes in senior management.

   REORGANIZATION EXPENSES. Reorganization Expenses of $3.1 million in 1996 include professional fees incurred during the course of the Chapter 11 Case. The Financial Analysis includes projected expenses for the six-month period ending June 30, 1997 as follows: (1) $1.5 million in professional fees expected to be incurred, (2) charges of $2.9 million for Allowed Claims to increase the estimate of net liabilities subject to compromise, and (3) a charge of $8.0 million for the write-down of long-term assets to estimate fair market value in accordance with SOP 90-7.

   EXTRAORDINARY ITEMS. Extraordinary Items consist of the gain on the discharge of liabilities subject to compromise in accordance to the Plan. No current income tax expense has been projected for the gain. See "Income Taxes" below and
Section IX, "Certain Federal Income Tax Consequences of the Plan" in the Disclosure Statement.

   IMPLEMENTATION OF SFAS NO. 121. As discussed in Section IV, "Historical and Background Information" in the Disclosure Statement, the Debtor's adoption of SFAS No. 121, effective December 31, 1995, resulted in the recognition of an impairment loss related to the Debtor's oil and gas properties and other long-lived assets. The Debtor recorded a non-cash charge of $103.3 million, of which approximately $95.4 million was impairment of oil and gas properties as a result of significant downward revisions in the Debtor's proved oil and gas reserves at December 31, 1995, and $7.9 million related to certain rig, marine and field equipment owned or securing notes receivable.

   MINIMUM PRODUCTION GUARANTEE. At December 31, 1996 and 1995, WRT recognized a $2.8 million and a $3.6 million liability, respectively, related to its obligation to Tricore Energy Venture, L.P. in accordance with a minimum production guarantee contained within a joint venture agreement between WRT, Tricore and Stagg Energy. The recognized liability reflects the Debtor's anticipated ultimate obligation, at the time, of guaranteeing that Tricore will receive certain minimum gas production, net of estimated production volumes and gross revenues, including tax credits, allocable to Tricore under the agreement, and based upon the Debtor's respective year-end estimates of proved oil and gas reserves. See also Section XI "Existing and Potential Litigation" in the Disclosure Statement.

   INTEREST EXPENSE. Historical interest expense decreased $9.7 million, from $13.8 million for the year ended December 1995, to $4.1 million for the comparable period in 1996. This is primarily the result of the Debtor's discontinuance of the accrual of interest on the unsecured 13 7/8% Senior Notes after the Chapter 11 Filing on February 14, 1996. Interest expense for the year ended December 31, 1995 included interest on borrowings under WRT's Credit Facility, entered into in December 1994, and the Senior Notes, issued in March 1995. Interest expense for 1995 also included $803,000 of interest incurred and the amortization of debt issuance costs related to the $7.5 million bridge loan executed in February 1995 in conjunction with the purchase of the Initial LLOG Property, which was repaid by WRT in March 1995.

   The Financial Analysis includes interest expense in accordance with the terms of New WRT's note payable to ING, discussed below and in Section VI, "Summary of the Claims, Classifications and Treatment Under the Plan" in the Disclosure Statement.

   OTHER INCOME. In 1996, Other Income includes interest earned on available cash balance at an average annual rate of 4%. Also, on September 10, 1996, the Bankruptcy Court approved a motion regarding a litigation settlement with Bear, Stearns & Co. Inc., on behalf of WRT and others. The proceeds of this litigation settlement have since been distributed accordingly, including approximately $152,000 which was received by WRT in 1996 and recorded in Other Income.

   The Financial Analysis assumes interest income to consist of interest earned on available cash balance at an annual rate of 4%, which rate is consistent with current interest income earned.

   INCOME TAXES. The Financial Analysis assumes, prior to the Effective Date, that any current taxable income will be offset by the Debtor's net operating loss carryovers resulting in no income tax expense.

   This Financial Analysis assumes that the Debtor will realize $85 million of debt forgiveness income, created by the satisfaction of debentures and trade claims with stock having an estimated fair market value less than the face amount of the obligations. The debt forgiveness income will offset the Debtor's existing net operating loss carryovers, and the balance of the debt forgiveness income will be applied to reduce tax basis of its assets. See Section IX, "Certain Federal Income Tax Consequences of the Plan" in the Disclosure Statement. The Financial Analysis assumes that subsequent to this application, New WRT will have a basis in its assets for tax reporting purposes substantially in excess of the basis in its assets for financial reporting purposes. The difference in depletion for tax and financial reporting purposes will be sufficient to offset current income tax liabilities. The Financial Analysis assumes deferred tax expense to be recognized during the periods in which income for financial reporting purposes is offset by excess tax depletion, with the offset recorded as additional paid-in capital. Deferred income taxes are assumed to equal 40% of income for financial reporting purposes.

   DIVIDENDS ON PREFERRED STOCK. The Debtor was precluded under the terms of the Senior Note Indenture and Credit Facility from declaring any dividends during 1996. As a result, the Debtor did not accrue dividends payable on its preferred stock during 1996.

BALANCE SHEET ASSUMPTIONS

   CASH. See footnotes to Fresh Start Balance Sheet for explanation of adjustments to cash.

   CASH HELD IN ESCROW. These Financial Analysis assumes cash held in escrow in amount of $1,543,000. This amount represents the Debtor's April and May 1996 gas production revenues that are currently held in the registry of the Bankruptcy Court pending release in connection with the Tri-Deck Litigation. See Section V, "Significant Events During the Chapter 11 Case" in the Disclosure Statement.

   ACCOUNTS RECEIVABLE. The Financial Analysis assumes accounts receivable includes two month's worth of gas sales, one month's worth of oil sales and monthly joint interest billing receivables of $250,000. Projected accounts receivable also include an $800,000 balance at June 30, 1997, due from a net profits interest owner, which is projected to be reduced by its share of net revenues estimated at $50,000 per month.

   CAPITAL EXPENDITURES. Historical and projected exploration and development costs are as follows: Six Months Six Months

                                                     Six Months  Six Months
                            Year Ended                 Ended        Ended                 Year Ended
                            December 31,              June 30,   December 31,             December 31,
                   --------------------------------    --------------------    --------------------------------
                                         (Preliminary
                       (Historical)         Actual)                          (Projected)
                   --------------------    --------    --------------------------------------------------------
                     1994        1995        1996        1997        1997        1998        1999        2000
                   --------    --------    --------    --------    --------    --------    --------    --------
Acquisition (1)    $ 42,042    $ 88,996    $   --      $ 15,000    $   --      $   --      $   --      $   --

Exploration ...        --          --          --          --        11,385       7,195      16,330      19,030

Development ...      21,216      27,225       4,117       5,691       6,211      11,185       9,615       8,875
                   --------    --------    --------    --------    --------    --------    --------    --------
                   $ 63,258    $116,221    $  4,117    $ 20,691    $ 17,596    $ 18,380    $ 25,945    $ 27,905
                   ========    ========    ========    ========    ========    ========    ========    ========

(1) Includes acquisitions in which WRT purchased oil and gas properties with common stock.

   Capital expenditures used in the Financial Analysis are based upon Management's planned expenditures, and have been reviewed by NSAI and included in the NSAI reserve report as of January 1, 1997. The planned expenditures include an increase to those in the NSAI reserve report for the additional ownership resulting from the acquisition of Texaco's interest in the West Cote Blanche Bay Shallow Rights. Also capitalized to the full cost pool is an amount of approximately $66,667 per month, commencing in July 1997, for plugging and abandonment of a minimum of 20 wells per year in the West Cote Blanche Bay Field, as discussed in the description of the Texaco Transaction above. This Financial Analysis also assumes that New WRT will make additional capital expenditures for the amount of cash flows in excess of a $1.5 million cash balance. These additional capital expenditures are based on an exploration program model, prepared by the Debtor's and DLB's engineering departments, to develop new oil and gas reserves. This exploration program assumes a finding cost between $6 and $7 per BOE. Lease operating expenses, severance taxes and ad valorem taxes have been increased proportionately for each new volume added as a result of the exploration program. The Financial Analysis assumes that no exploration capital expenditures will be made prior to the assumed Effective Date of July 1, 1997. The assumed exploration and development investment for the six months ended December 31, 1997, is $17.6 million.

   Historically WRT has not explored for oil and gas, however the near term forecast of product prices, increased revenue as a result of the acquisition of Texaco's ownership in the West Cote Blanche Bay Shallow Rights, make it possible for New WRT to pursue such opportunities. To this end, New WRT will actively invest in third party exploration drilling opportunities, exploration prospects developed on acreage not currently owned and prospects to be generated from the application of three-dimensional seismic activities.

   During the pendency of the Chapter 11 Case, the Debtor's use of funds qualifying as "cash collateral" (under the Bankruptcy Code) has been subject to certain limitations imposed by the Bankruptcy Code. The Bankruptcy Court has entered an order permitting the Debtor to use cash collateral, including without limitation the revenues received by the Debtor from the sale of oil and gas production in accordance with four week budgets consented to by INCC and the Unsecured Creditors' Committee. Cash collateral may not be used for any expenditures not provided for in the budget and consented to by INCC and the Unsecured Creditors' Committee in the absence of approval by the Bankruptcy Court.

   ACCOUNTS PAYABLE. Prior to the Effective Date, accounts payable are projected to equal two months' worth of lease operating expenses, one month's worth of capital expenditures and one month's worth of general and administrative cost, less projected salaries. Subsequent to the Effective Date, accounts payable are projected to include, in addition to the payables described in the preceding sentence, an additional $3 million in payables based on favorable terms received from creditors.

   INTERNATIONAL NEDERLANDEN (U.S.) CAPITAL CORPORATION NOTE PAYABLE. The Financial Analysis assumes that INCC's Allowed Secured Claim in the approximate amount of $17.7 million will be satisfied by a cash payment in full on the Effective Date. This Allowed Secured Claim consists of $15 million of principal outstanding, approximately $2.3 million of accrued interest through the Effective Date, and approximately $400,000 of expenses. The Financial Analysis also assumes that New WRT will enter into a term loan with ING of a principal amount of $15 million which will: (i) mature two (2) years after the Effective Date, (ii) require three (3) $1 million installments of principal to be paid at the end of September 1998, December 1998 and March 1999, respectively, (iii) bear interest at either LIBOR plus three percent (3%) or ING's fluctuating "reference rate" plus 1.25%, at the option of New WRT, (iv) be secured by a first lien covering substantially all of New WRT's Assets, and (v) bank fees of approximately $387,500, of which $187,500 will be paid at the Effective Date, $100,000 will be paid on December 31, 1997 and $100,000 will be paid on December 31, 1998. These fees are amortized straight line over the term of the note. These Financial Analysis assumes the note payable to ING will be renewed with this or another financial institution upon maturity. This renewed indebtedness is assumed to bear interest at an annual rate of LIBOR plus 1.25%.

   MORGAN CITY BANK & TRUST COMPANY NOTE PAYABLE. The Financial Analysis assumes that New WRT will continue to make monthly payments on its pre-petition real estate note payable to Morgan City Bank & Trust Company in accordance with the terms of the note. The terms of the note include an annual interest rate of 9 1/4% and monthly principal and interest payments through February 2006. The outstanding principal balance is projected to be $196,000 at June 30, 1997.

   COMMON STOCK. The Financial Analysis assumes New WRT will issue ten million (10,000,000) shares of New WRT Common Stock to the holders of Allowed General Unsecured Claims greater than $2,500. The Financial Analysis also assumes New WRT will issue three million (3,000,000) additional shares of New WRT Common Stock for use in a Rights Offering. See Section VI in the Disclosure Statement for a discussion of the Rights Offering. The stock to be issued pursuant to exercise of these rights will be sold at $3.50 per share.

   As discussed in Section VI in the Disclosure Statement, each holder of an Allowed Secured Claim in Classes C-1 through C-10 and Classes C-12 through C-16 may elect to receive, in lieu of its cash payment, the number of shares of New WRT Common Stock obtained by dividing the amount of such cash payment by a purchase price of $3.50 per share. This Financial Analysis assumes that DLB and its affiliates will elect to receive New WRT Common Stock in lieu of cash payment, in satisfaction of the Allowed Secured Claims held. All other holders of Allowed Secured Claims are assumed to receive cash payments as satisfaction.

   This Financial Analysis assumes that DLB will acquire an additional interest in the West Cote Blanche Bay Field from Texaco and TEPI. These properties will be contributed to New WRT in exchange for five million (5,000,000) additional shares of New WRT Common Stock. See "Texaco Transaction" discussion above.

   CONTINGENCIES. The Financial Analysis does not assume any recoveries that may result from potential litigation on avoidance actions taken by New WRT due to the uncertainties involved in the litigation. If positive recoveries are obtained by New WRT, however, they will have a beneficial effect on New WRT's future financial condition and could result in material variations in the Financial Analysis. New WRT intends to vigorously pursue preference, fraudulent transfer and other actions which could yield additional value to New WRT. See
Section XI, "Existing and Potential Litigation" in the Disclosure Statement.

                             WRT ENERGY CORPORATION
                            STATEMENT OF OPERATIONS
                    FOR PERIODS ENDING IN 1994 THROUGH 2000

                                                                                                   For the
                                                                                                 six months
                                             -----------------------------------------------    -------------
                                                 (1)             (1)               (2)          Ended June 30,
                                                 1994            1995              1996             1997
                                                                               (Preliminary)     (Pro Forma)
                                             -------------    -------------    -------------    -------------
REVENUES:
   Oil and gas sales .....................   $  11,034,000    $  24,655,000    $  22,624,000    $  10,434,915
                                             -------------    -------------    -------------    -------------
EXPENSES:
   Production cost .......................       3,077,000        9,534,000        8,503,000        3,110,600
   Gross production taxes ................         811,000        2,139,000        1,740,000          974,118
   Field operations costs ................            --               --               --               --
   Depreciation and depletion expense ....       3,201,000       12,645,000        7,684,000        4,830,870
   General and administrative expense ....       3,038,000        4,882,000        2,966,000        1,500,000
   Provision for doubtful receivables ....            --          2,007,000        2,852,000             --
   Restructuring charges .................            --          1,433,000             --               --
   Minimum production guarantee obligation            --          3,591,000        2,819,000             --
   Impairment of long-lived assets .......            --        103,266,000             --               --
                                             -------------    -------------    -------------    -------------
                                                10,127,000      139,497,000       26,564,000       10,415,588
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) FROM OPERATIONS ........         907,000     (114,842,000)      (3,940,000)          19,327
                                             -------------    -------------    -------------    -------------
OTHER INCOME (EXPENSE):
   Interest expense ......................         (19,000)     (13,759,000)      (4,133,000)        (727,412)
   Gain on sale of oil and gas properties        3,033,000             --               --               --
   Other income, net .....................         344,000          426,000          356,000          175,083
                                             -------------    -------------    -------------    -------------
                                                 3,358,000      (13,333,000)      (3,777,000)        (552,329)
                                             -------------    -------------    -------------    -------------
REORGANIZATION EXPENSES ..................            --               --          3,095,000       12,415,175
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) BEFORE INCOME TAXES ....       4,265,000     (128,175,000)     (10,812,000)     (12,948,177)
                                             -------------    -------------    -------------    -------------
PROVISION FOR (BENEFIT FROM) INCOME TAXES:         (36,000)            --               --               --
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) BEFORE DIVIDENDS ON
   PREFERRED STOCK .......................       4,229,000     (128,175,000)     (10,812,000)     (12,948,177)

DIVIDENDS ON PREFERRED STOCK .............      (2,846,000)      (2,846,000)            --               --
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) AVAILABLE TO
   COMMON STOCK ..........................       1,383,000     (131,021,000)     (10,812,000)     (12,948,177)
                                             -------------    -------------    -------------    -------------
EXTRAORDINARY GAINS (LOSSES)
   Debt foregiveness income ..............            --               --               --         85,150,157
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) ........................   $   1,383,000    $(131,021,000)   $ (10,812,000)   $  72,201,980
                                             =============    =============    =============    =============
PER COMMON SHARE:
   Earnings (Loss) per Common and Common
      Equivalent Share ...................   $        0.18    $      (13.84)   $       (1.13)   $        7.57
                                             =============    =============    =============    =============
   Average Common and Common Equivalent
      Shares Outstanding .................       7,792,000        9,466,000        9,570,400        9,539,100
                                             =============    =============    =============    =============

                                                For the
                                              six months              For the year ended December 31,
                                             -------------    -----------------------------------------------
                                             Ended Dec 31,
                                                 1997             1998             1999             2000
                                              (Pro Forma)      (Pro Forma)      (Pro Forma)      (Pro Forma)
                                             -------------    -------------    -------------    -------------
REVENUES:
   Oil and gas sales .....................   $  17,225,071    $  39,125,206    $  44,130,412    $  47,221,696
                                             -------------    -------------    -------------    -------------
EXPENSES:
   Production cost .......................       4,372,336        9,103,749        9,577,047        9,984,112
   Gross production taxes ................       1,873,105        4,278,980        4,890,001        5,226,709
   Field operations costs ................            --               --               --               --
   Depreciation and depletion expense ....       9,285,527       20,969,032       22,237,878       23,059,784
   General and administrative expense ....       1,170,000        2,340,000        2,340,000        2,340,000
   Provision for doubtful receivables ....            --               --               --               --
   Restructuring charges .................            --               --               --               --
   Minimum production guarantee obligation            --               --               --               --
   Impairment of long-lived assets .......            --               --               --               --
                                             -------------    -------------    -------------    -------------
                                                16,700,968       36,691,761       39,044,926       40,610,605
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) FROM OPERATIONS ........         524,103        2,433,445        5,085,486        6,611,091
                                             -------------    -------------    -------------    -------------
OTHER INCOME (EXPENSE):
   Interest expense ......................        (743,593)      (1,442,552)      (1,063,699)        (853,786)
   Gain on sale of oil and gas properties             --               --               --               --
   Other income, net .....................          67,370           84,467           61,917           61,446
                                             -------------    -------------    -------------    -------------
                                                  (676,223)      (1,358,085)      (1,001,782)        (792,340)
                                             -------------    -------------    -------------    -------------
REORGANIZATION EXPENSES ..................            --               --               --               --
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) BEFORE INCOME TAXES ....        (152,120)       1,075,360        4,083,704        5,818,750
                                             -------------    -------------    -------------    -------------
PROVISION FOR (BENEFIT FROM) INCOME TAXES:         (60,848)         430,145        1,633,482        2,327,500
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) BEFORE DIVIDENDS ON
   PREFERRED STOCK .......................         (91,272)         645,215        2,450,222        3,491,250

DIVIDENDS ON PREFERRED STOCK .............            --               --               --               --
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) AVAILABLE TO
   COMMON STOCK ..........................         (91,272)         645,215        2,450,222        3,491,250
                                             -------------    -------------    -------------    -------------
EXTRAORDINARY GAINS (LOSSES)
   Debt foregiveness income ..............            --               --               --               --
                                             -------------    -------------    -------------    -------------
NET INCOME (LOSS) ........................   $     (91,272)   $     645,215    $   2,450,222    $   3,491,250
                                             =============    =============    =============    =============
PER COMMON SHARE:
   Earnings (Loss) per Common and Common
      Equivalent Share ...................   $       (0.01)   $        0.07    $        0.26    $        0.36
                                             =============    =============    =============    =============
   Average Common and Common Equivalent
      Shares Outstanding .................      20,388,400       20,388,400       20,388,400       20,388,400
                                             =============    =============    =============    =============

                             WRT ENERGY CORPORATION
                                 BALANCE SHEETS

ASSETS
                                          (1)             (1)             (2)
                                       December 31,    December 31,    December 31,
                                          1994            1995            1996        June 30, 1997
                                        (Actual)        (Actual)      (Preliminary)    (Pro Forma)
                                      -------------   -------------   -------------   -------------
CURRENT ASSETS:
   Cash and cash equivalents .......  $   9,188,000   $   1,608,000   $   5,671,000   $  10,383,261
   Cash held in escrow .............           --              --         1,534,000       1,534,000
   Accounts receivable - net .......      6,425,000       7,139,000       5,404,000       3,596,828
   Notes receivable ................        488,000            --              --              --
   Prepaid expenses ................        492,000         768,000         635,000         635,000
                                      -------------   -------------   -------------   -------------
      Total current assets .........     16,593,000       9,515,000      13,244,000      16,149,089
                                      -------------   -------------   -------------   -------------
 PROPERTY AND EQUIPMENT, net .......     59,042,000      63,913,000      60,915,000      62,231,230
                                      -------------   -------------   -------------   -------------
OTHER ASSETS:
   Notes and other long term
     receivables ...................      5,585,000            --              --              --
   Cash held in escrow .............        490,000         710,000         831,000         831,000
   Debt Issuance costs .............        147,000       5,109,000       4,201,000       3,745,000
                                      -------------   -------------   -------------   -------------
                                          6,222,000       5,819,000       5,032,000       4,576,000
                                      -------------   -------------   -------------   -------------
                                      $  81,857,000   $  79,247,000   $  79,191,000   $  82,956,319

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:
   Accounts payable and
     accrued liabilities ...........  $   9,313,000   $  23,576,000   $  20,896,000   $  26,701,600
   Unsecured pre petition debts ....           --       117,540,000     115,294,000     115,294,000
   Current portion of long-term debt        979,000            --        15,203,000      15,195,721
                                      -------------   -------------   -------------   -------------
                                         10,292,000     141,116,000     151,393,000     157,191,321
                                      -------------   -------------   -------------   -------------
LONG-TERM DEBT .....................      6,260,000            --              --              --
                                      -------------   -------------   -------------   -------------
DEFERRED CREDIT ....................      1,766,000            --              --              --
                                      -------------   -------------   -------------   -------------
COMMON STOCK SUBJECT TO REPURCHASE .           --              --              --              --
                                      -------------   -------------   -------------   -------------
STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock (old) ...........     27,677,000      27,677,000      27,677,000      27,677,000
   Common stock (old) ..............         90,000          95,000          95,000          95,000
   Common stock (new) ..............           --              --              --              --
   Paid-in capital (new) ...........           --              --              --              --
   Paid-in capital .................     38,517,000      38,866,000      39,344,000      39,344,000
   Retained Earnings (deficit) .....           --      (128,175,000)   (138,986,000)   (141,019,002)
   Deferred compensation ...........     (2,430,000)           --              --              --
   Treasury stock ..................       (315,000)       (332,000)       (332,000)       (332,000)
                                      -------------   -------------   -------------   -------------
                                         63,539,000     (61,869,000)    (72,202,000)    (74,235,002)
                                      -------------   -------------   -------------   -------------
                                      $  81,857,000   $  79,247,000   $  79,191,000   $  82,956,319

ASSETS
                                       Effective
                                          Date       December 31,    December 31,   December 31,   December 31,
                                      July 1, 1997       1997            1998           1999           2000
                                       (Pro Forma)    (Pro Forma)     (Pro Forma)    (Pro Forma)    (Pro Forma)
                                      -------------  -------------   -------------  -------------  -------------
CURRENT ASSETS:
   Cash and cash equivalents .......  $  12,612,669  $   2,351,482   $   1,592,469  $   1,547,918  $   1,536,139
   Cash held in escrow .............      1,534,000      1,534,000       1,534,000      1,534,000      1,534,000
   Accounts receivable - net .......      3,596,828      4,285,816       4,188,861      4,572,813      4,881,629
   Notes receivable ................           --             --              --             --             --
   Prepaid expenses ................        635,000        504,000         504,000        504,000        504,000
                                      -------------  -------------   -------------  -------------  -------------
      Total current assets .........     18,378,497      8,675,298       7,819,330      8,158,731      8,455,768
                                      -------------  -------------   -------------  -------------  -------------
 PROPERTY AND EQUIPMENT, net .......     72,943,000     81,653,673      79,864,641     84,371,463     90,016,679
                                      -------------  -------------   -------------  -------------  -------------
OTHER ASSETS:
   Notes and other long term
     receivables ...................           --             --              --             --             --
   Cash held in escrow .............        831,000        831,000         831,000        831,000        831,000
   Debt Issuance costs .............        387,500        290,625          96,875           --             --
                                      -------------  -------------   -------------  -------------  -------------
                                          1,218,500      1,121,625         927,875        831,000        831,000
                                      -------------  -------------   -------------  -------------  -------------
                                      $  92,539,997  $  91,450,596   $  88,611,846  $  93,361,194  $  99,303,447

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:
   Accounts payable and
     accrued liabilities ...........  $   9,339,600  $   8,409,799   $   6,511,928     $ 8,195,40  $   8,338,520
   Unsecured pre petition debts ....           --             --              --             --             --
   Current portion of long-term debt     15,195,721     15,188,240      13,172,002     12,154,174     12,134,557
                                      -------------  -------------   -------------  -------------  -------------
                                         24,535,321     23,598,039      19,683,930     20,349,574     20,473,077
                                      -------------  -------------   -------------  -------------  -------------
LONG-TERM DEBT .....................           --             --              --             --             --
                                      -------------  -------------   -------------  -------------  -------------
DEFERRED CREDIT ....................           --             --              --             --             --
                                      -------------  -------------   -------------  -------------  -------------
COMMON STOCK SUBJECT TO REPURCHASE .           --             --              --             --             --
                                      -------------  -------------   -------------  -------------  -------------
STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock (old) ...........           --             --              --             --             --
   Common stock (old) ..............        203,885        203,885         203,885        203,885        203,885
   Common stock (new) ..............           --             --              --             --             --
   Paid-in capital (new) ...........           --             --              --             --             --
   Paid-in capital .................     67,800,791     67,739,943      68,170,088     69,803,570     72,131,070
   Retained Earnings (deficit) .....           --          (91,272)        553,943      3,004,165      6,495,415
   Deferred compensation ...........           --             --              --             --             --
   Treasury stock ..................           --             --              --             --             --
                                      -------------  -------------   -------------  -------------  -------------
                                         68,004,676     67,852,556      68,927,916     73,011,620     78,830,370
                                      -------------  -------------   -------------  -------------  -------------
                                      $  92,539,997  $  91,450,595   $  88,611,846  $  93,361,194  $  99,303,447

 (1) Audited Financial Statements
 (2) Unaudited Financial Statements

                             WRT ENERGY CORPORATION
                            STATEMENTS OF CASH FLOWS
                     FOR PERIODS ENDING IN 1994 THROUGH 2000

                                                                                                                  FOR THE
                                                                                                                SIX MONTHS
                                                                                                               ENDED JUNE 30,
                                                                   (1)              (1)             (2)        --------------
                                                                   1994            1995             1996            1997
                                                                 (Actual)        (Actual)        (Pro Forma)    (Pro Forma)
                                                               ------------    -------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) before dividends ........................  $  4,229,000    $(128,175,000)   $(10,812,000)   $ 72,201,980
   Adjustments to reconcile net income to net cash
     provided by operating activities-
        Depreciation, depletion, and amortization ............     3,471,000       13,674,000       8,593,000       4,830,870
        Provision for doubtful accounts and notes receivable .          --          2,007,000       2,852,000            --
        Deferred income taxes ................................          --               --              --              --
        Impairment of long-lived assets ......................          --        103,266,000            --         8,033,250
        Write-off of leasehold improvements ..................          --            946,000            --              --
        Extraordinary gain....................................          --               --              --       (85,150,157)
        Gain on sale of oil and gas proverties ...............    (3,033,000)          (3,000)           --              --
        Loss on conversion of notes payable ..................          --               --
        Other ................................................          --               --              --              --
Changes in operating assets and liabilities:
        (Increase)  Decrease in accounts receivable ..........    (3,553,000)      (2,249,000)     (2,651,000)      1,807,172
        (Increase)  Decrease in prepaid expenses .............      (406,000)        (349,000)        133,000        (187,500)
        Increase (Decrease) in accounts payable ..............     4,207,000       13,551,000       8,070,000         604,433
        Increase (Decrease) in minimum production
           guarantee obligation ..............................          --          3,591,000       2,819,000            --
                                                                ------------    -------------    ------------    ------------
   Net cash provided by operating activities .................     4,915,000        6,259,000       9,004,000       2,140,048
                                                                ------------    -------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Decrease (increase) in notes and other receivables ........       333,000           69,000            --              --
   Additions to cash held in escrow ..........................      (240,000)        (220,000)       (121,000)           --
   Additions to property and equipment .......................   (40,087,000)    (116,730,000)     (4,686,000)     (5,691,100)
   Proceeds from sale of oil and gas properties ..............    11,765,000          390,000            --              --
                                                                ------------    -------------    ------------    ------------
   Net cash (used in) investing activities ...................   (28,229,000)    (116,491,000)     (4,807,000)     (5,691,100)
                                                                ------------    -------------    ------------    ------------

CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from borrowings ..................................     7,000,000      127,742,000            --        15,000,000
   Debt issuance costs .......................................          --         (5,722,000)           --              --
   Principal payments on borrowings ..........................      (206,000)     (19,603,000)       (134,000)    (15,007,279)
   Purchase of treasury stock ................................    (1,569,000)         (17,000)           --              --
   Proceeds from option and warrant exercises ................     3,840,000        2,507,000            --        10,500,000
   Common stock filing fees ..................................          --           (120,000)           --              --
   Dividends on preferred stock ..............................    (2,135,000)      (2,135,000)           --              --
                                                                ------------    -------------    ------------    ------------
   Net cash provided by financing activities .................     6,930,000      102,652,000        (134,000)     10,492,721
                                                                ------------    -------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH ..............................   (16,384,000)      (7,580,000)      4,063,000       6,941,669
                                                                ------------    -------------    ------------    ------------
CASH, BEGINNING OF PERIOD ....................................    25,572,000        9,188,000       1,608,000       5,671,000
                                                                ------------    -------------    ------------    ------------
CASH, END OF PERIOD ..........................................  $  9,188,000    $   1,608,000    $  5,671,000    $ 12,612,669
                                                                ============    =============    ============    ============

                                                  (Table continued on next page)

                             WRT ENERGY CORPORATION
                            STATEMENTS OF CASH FLOWS
              FOR PERIODS ENDING IN 1994 THROUGH 2000 (Continued)

                                                    For the six months            For the year ended December 31,
                                                       Ended Dec. 31,   ----------------------------------------------------
                                                           1997               1998             1999               2000
                                                        (Pro forma)        (Pro forma)      (Pro forma)        (Pro forma)
                                                     -----------------  ----------------  ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) before dividends ............   $      (91,272)    $     645,215     $   2,450,222     $   3,491,250
   Adjustments to reconcile net income to net cash
     provided by operating activities-
        Depreciation, depletion, and
          amortization ...........................        9,285,527        20,969,032        22,237,878        23,059,784
        Provision for doubtful accounts
          and notes receivable ...................               --              --                --                --
        Deferred income taxes ....................          (60,848)          430,145         1,633,482         2,327,500
        Impairment of long-lived assets...........               --              --                --                --
        Write-off of leasehold improvements.......               --              --                --                --
        Extraordinary gain........................               --              --                --                --
        Gain on sale of oil and gas proverties....               --              --                --                --
        Loss on conversion of notes payable.......               --              --                --                --
        Other.....................................               --              --                --                --
Changes in operating assets and liabilities:
        (Increase)  Decrease in accounts
          receivable .............................         (688,988)           96,955          (383,952)         (308,816)
        (Increase)  Decrease in prepaid
          expenses ...............................          227,875           193,750            96,875              --
        Increase (Decrease) in accounts
          payable ................................         (929,801)       (1,897,871)        1,683,472           143,120
        Increase (Decrease) in minimum production
           guarantee obligation...................               --              --                --                --
                                                     -----------------  ----------------  ----------------  ----------------
   Net cash provided by operating activities .....        7,742,494        20,437,226        27,717,977        28,712,838
                                                     -----------------  ----------------  ----------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Decrease (increase) in notes
     and other receivables........................               --              --                --                --
   Additions to cash held in escrow
   Additions to property and equipment ...........      (17,996,200)      (19,180,000)      (26,744,700)      (28,705,000)
   Proceeds from sale of oil and
     gas properties...............................               --              --                --                --
                                                     -----------------  ----------------  ----------------  ----------------
   Net cash (used in) investing activities .......      (17,996,200)      (19,180,000)      (26,744,700)      (28,705,000)
                                                     -----------------  ----------------  ----------------  ----------------
CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from borrowings.......................               --              --                --                --
   Debt issuance costs
   Principal payments on borrowings ..............           (7,481)       (2,016,238)       (1,017,828)          (19,617)
   Purchase of treasury stock.....................               --              --                --                --
   Proceeds from option and warrant
     exercises....................................               --              --                --                --
   Common stock filing fees.......................               --              --                --                --
   Dividends on preferred stock...................               --              --                --                --

   Net cash provided by financing
     activities ..................................           (7,481)       (2,016,238)       (1,017,828)          (19,617)
                                                     -----------------  ----------------  ----------------  ----------------
NET INCREASE (DECREASE) IN CASH ..................      (10,261,187)         (759,012)          (44,551)          (11,779)
                                                     -----------------  ----------------  ----------------  ----------------
CASH, BEGINNING OF PERIOD ........................       12,612,669         2,351,482         1,592,469         1,547,918
                                                     -----------------  ----------------  ----------------  ----------------
CASH, END OF PERIOD ..............................   $    2,351,482     $   1,592,469     $   1,547,918     $   1,536,139
                                                     =================  ================  ================  ================

(1)  Audited Financial Statements

(2)  Unaudited Financial Statements

WRT ENERGY CORPORATION
PRO FORMA BALANCE SHEET
AT JUNE 30, 1997

                                                                                                                             (3)
                                                                                         (1)                (2)          Exchange of
                                                                   Balance at       Reorganization    Cancellation of     stock for
                                                                  June 30, 1997   Value Adjustments  Pre-petition stock   WCBB Asset
                                                                  ------------    -----------------  ------------------  -----------
                    ASSETS
CURRENT ASSETS
    Cash and cash equivalents ..............................        11,917,261               --                --               --
    Accounts receivable-trade ..............................         3,596,828               --                --               --
    Prepaid Expenses and other .............................           635,000               --                --               --
                                                                  ------------       ------------       -----------       ----------
        Total Current Assets ...............................        16,149,089               --                --               --

 PROPERTY AND EQUIPMENT
    Oil and gas properties-Using full cost
       accounting-
       Properties being amortized ..........................        84,646,100        (34,646,100)             --         15,000,000
       Properties not subject to amortization ..............              --            5,000,000              --               --
    Non oil and gas properties .............................         6,436,000         (3,493,000)             --               --
    Accumulated depletion-oil and gas properties ...........       (26,985,362)        26,985,362              --
    Accumulated depreciation, depletion and
       amortization-other ..................................        (1,865,508)         1,865,508              --               --
                                                                  ------------       ------------       -----------       ----------
                                                                    62,231,230         (4,288,230)             --         15,000,000
OTHER ASSETS:
    Debt issuance costs, net of amortization ...............         3,745,000         (3,745,000)             --               --
    Cash held in escrow ....................................           831,000               --                --               --
                                                                  ------------       ------------       -----------       ----------
                                                                    82,956,319         (8,033,230)             --         15,000,000
                                                                  ============       ============       ===========       ==========
           LIABILITIES AND STOCKHOLDERS EQUITY
LIABILITIES
    Liabilities not subject to compromise
       Administrative expenses .............................         6,249,000               --                --               --
       Pre petition priority debt ..........................         1,292,000               --
       Post petition accounts payable ......................         7,847,600               --                --               --
       Notes payable .......................................        15,195,721               --                --               --
    Liabilities subject to compromise
       Oil and gas lien claims .............................        10,793,000               --                --               --
       Pre-petition other ..................................           102,000               --                --               --
       Convenience claims ..................................           418,000               --                --               --
       Unsecured debt ......................................       115,294,000          2,881,925              --               --
                                                                  ------------       ------------       -----------       ----------
                                                                   157,191,321          2,881,925              --               --
STOCKHOLDERS' EQUITY
    Preferred stock (old) ..................................        27,677,000               --         (27,677,000)            --
    Common stock (old) .....................................            95,000               --             (95,000)            --
    Additional paid in capital (old) .......................        39,344,000               --         (39,344,000)            --
    Treasury stock (old) ...................................          (332,000)              --             332,000             --
    Common stock (New WRT) .................................              --                 --                --             50,000
    Additional paid in capital (New WRT) ...................              --                 --                --         14,950,000
    Retained earnings ......................................      (141,019,002)       (10,915,155)       66,784,000             --
                                                                  ------------       ------------       -----------       ----------
                                                                   (74,235,002)       (10,915,155)             --         15,000,000
                                                                  ------------       ------------       -----------       ----------
                                                                    82,956,319         (8,033,230)             --         15,000,000
                                                                  ============       ============       ===========       ==========

WRT ENERGY CORPORATION
PRO FORMA BALANCE SHEET (Continued)
AT JUNE 30, 1997

                                                                      (4)               (5)               (6)                (7)
                                                                   Payoff of         Proceeds        Proceeds from      Discharge of
                                                                   INCC note         from ING            rights         priority and
                                                                    payable         note payable        offering        secured debt
                                                                  -----------       -----------       -----------       -----------
                    ASSETS
CURRENT ASSETS
    Cash and cash equivalents ..............................      (17,736,000)       14,812,500        10,500,000        (1,539,567)
    Accounts receivable-trade ..............................             --                --                --                --
    Prepaid Expenses and other .............................             --                --                --                --

        Total Current Assets ...............................      (17,736,000)       14,812,500        10,500,000        (1,539,567)
                                                                  -----------       -----------       -----------       -----------
 PROPERTY AND EQUIPMENT
    Oil and gas properties-Using full cost
       accounting-
       Properties being amortized ..........................             --                --                --                --
       Properties not subject to amortization ..............             --                --                --                --
    Non oil and gas properties .............................             --                --                --                --
    Accumulated depletion-oil and gas properties
    Accumulated depreciation, depletion and
       amortization-other ..................................             --                --                --                --
                                                                  -----------       -----------       -----------       -----------
OTHER ASSETS:
    Debt issuance costs, net of amortization ...............             --             387,500              --                --
    Cash held in escrow ....................................             --                --                --                --
                                                                  -----------       -----------       -----------       -----------
                                                                  (17,736,000)       15,200,000        10,500,000        (1,539,567)
                                                                  ===========       ===========       ===========       ===========
           LIABILITIES AND STOCKHOLDERS EQUITY
LIABILITIES
    Liabilities not subject to compromise
       Administrative expenses .............................       (2,736,000)             --                --                --
       Pre petition priority debt
       Post petition accounts payable ......................             --             200,000              --                --
       Notes payable .......................................      (15,000,000)       15,000,000              --                --
    Liabilities subject to compromise
       Oil and gas lien claims .............................             --                --                --         (10,793,000)
       Pre-petition other ..................................             --                --                --                --
       Convenience claims ..................................             --                --                --                --
       Unsecured debt ......................................             --                --                --             893,696

                                                                  (17,736,000)       15,200,000              --          (9,899,304)
STOCKHOLDERS' EQUITY
    Preferred stock (old) ..................................             --                --                --                --
    Common stock (old) .....................................             --                --                --                --
    Additional paid in capital (old) .......................             --                --                --                --
    Treasury stock (old) ...................................             --                --                --                --
    Common stock (New WRT) .................................             --                --              30,000            23,885
    Additional paid in capital (New WRT) ...................             --                --          10,470,000         8,335,852
    Retained earnings ......................................             --                --                --                --
                                                                  -----------       -----------       -----------       -----------
                                                                         --                --          10,500,000         8,359,737
                                                                  -----------       -----------       -----------       -----------
                                                                  (17,736,000)       15,200,000        10,500,000        (1,539,567)
                                                                  ===========       ===========       ===========       ===========

WRT ENERGY CORPORATION
PRO FORMA BALANCE SHEET (Continued)
AT JUNE 30, 1997

                                                                                  (8)                   (9)
                                                                               Payment of           Discharge of         Reorganized
                                                                              administrative         unsecured             balance
                                                                           post-petition claims         debt                sheet
                                                                           --------------------     -------------         ----------
                    ASSETS
CURRENT ASSETS
    Cash and cash equivalents .......................................           (3,513,000)             (294,525)         14,146,669
    Accounts receivable-trade .......................................                 --                    --             3,596,828
    Prepaid Expenses and other ......................................                 --                    --               635,000
                                                                              ------------          ------------          ----------
        Total Current Assets ........................................           (3,513,000)             (294,525)         18,378,497

 PROPERTY AND EQUIPMENT
    Oil and gas properties-Using full cost
       accounting-
       Properties being amortized ...................................                 --                    --            65,000,000
       Properties not subject to amortization .......................                 --                    --             5,000,000
    Non oil and gas properties ......................................                 --                    --             2,943,000
    Accumulated depletion-oil and gas properties
    Accumulated depreciation, depletion and
       amortization-other ...........................................                 --                    --                  --
                                                                              ------------          ------------          ----------
                                                                                      --                    --            72,943,000
OTHER ASSETS:
    Debt issuance costs, net of amortization ........................                 --                    --               387,500
    Cash held in escrow .............................................                 --                    --               831,000
                                                                              ------------          ------------          ----------
                                                                                (3,513,000)             (294,525)         92,539,997
                                                                              ============          ============          ==========
           LIABILITIES AND STOCKHOLDERS EQUITY
LIABILITIES
    Liabilities not subject to compromise
       Administrative expenses ......................................           (3,513,000)                 --                  --
       Pre petition priority debt ...................................                 --                    --             1,292,000
       Post petition accounts payable ...............................                 --                    --             8,047,600
       Notes payable ................................................                 --                    --            15,195,721
    Liabilities subject to compromise
       Oil and gas lien claims ......................................                 --
       Pre-petition other ...........................................                 --                (102,000)               --
       Convenience claims ...........................................                 --                (418,000)               --
       Unsecured debt ...............................................                 --            (119,069,621)               --
                                                                              ------------          ------------          ----------
                                                                                (3,513,000)         (119,589,621)         24,535,321
STOCKHOLDERS' EQUITY
    Preferred stock (old) ...........................................                 --                    --                  --
    Common stock (old) ..............................................                 --                    --                  --
    Additional paid in capital (old) ................................                 --                    --                  --
    Treasury stock (old) ............................................                 --                    --                  --
    Common stock (New WRT) ..........................................                 --                 100,000             203,885
    Additional paid in capital (New WRT) ............................                 --              34,044,939          67,800,791
    Retained earnings ...............................................                 --              85,150,157                --
                                                                              ------------          ------------          ----------
                                                                                      --             119,295,096          68,004,676
                                                                              ------------          ------------          ----------
                                                                                (3,513,000)             (294,525)         92,539,997
                                                                              ============          ============          ==========

                             WRT ENERGY CORPORATION

                       NOTES TO FRESH START BALANCE SHEET

(1) To adjust oil and gas properties and non oil and gas assets to estimated fair market value in accordance with SOP 90-7, to write off debt issuance costs and to record estimated bankruptcy expenses not reflected on the Debtor's books. The net effect of these transactions is reported as a Bankruptcy Expense on the Debtor's income statement for the period ended June 30, 1997.

(2) To reflect cancellation of WRT preferred stock, common stock, additional paid in capital and treasury stock at June 30, 1997 in accordance with SOP 90-7.

(3) To reflect issuance of 5,000,000 shares New WRT common stock to DLB in exchange for WCBB Assets.

(4) To reflect payment of INCC note including principal, accrued interest and fees.

(5) To reflect proceeds and corresponding debt associated with new financing obtained from ING. Net proceeds received by New WRT are reflected as $14,812,500 after an offset for fees associated with the transaction of $187,500 to be paid on the Effective Date. A fee of $100,000 is to be paid on December 31, 1997 and December 31, 1998 which is capitalized as debt issuance cost and amortized over the life of the life of the loan.

(6) To reflect proceeds of Rights Offering. New WRT will receive $10,500,000 (3,000,000 shares at $3.50).

(7) To reflect discharge of priority and secured debt. The projections assume that holders of allowed oil and gas lien claims (Class C-1 through Class C-10 and Class C-12 through C-16) other than those claims purchased by DLB, will be discharged by cash payment. DLB and its affiliates are assumed elect receipt of common stock in lieu of a cash payment. The deficiency claims relate to these transactions are included in general unsecured liabilities and will be discharged per treatment of the general unsecured class.

(8) To reflect payment of estimated administrative expenses payable at the Effective Date.

(9) To reflect discharge of pre petition, unsecured debt and deficiency claims in exchange for 10,000,000 shares of New WRT common stock.

Cash Distributions. The projections assume cash payments to be distributed on the Effective Date as follows:

        Cash balance - June 30, 1997                    $11,917,261
        Proceeds:
          Proceeds from Rights Offering                  10,500,000
          Proceeds from ING note                         14,812,500
                                                         ----------
                                                         37,229,761
        Uses:
        Administrative Expenses:
          Post petition royalties           1,108,000
          Professional fees                   337,000
          Employee stay bonus                 550,000
          DLB fee and expense recovery      1,500,000

          Executory contracts                  18,000
                                           ----------
                                                          3,513,000
        INCC bank note                     17,736,000
        Oil and gas lien claims             1,539,567
        Convenience claims                    294,525
                                           ----------
                                                         19,570,092
                                                        -----------
        Cash balance - July 1, 1997                     $14,146,669
                                                        ===========

                                                                       EXHIBIT G

                        ADMINISTRATIVE SERVICES AGREEMENT

            THIS ADMINISTRATIVE SERVICES AGREEMENT (this "AGREEMENT") is entered into as of the ____ day of __________, 1997, by and between WRT ENERGY CORPORATION, a _________________ corporation ("WRT"), and DLB OIL & GAS, INC., an Oklahoma corporation ("DLB").

                               R E C I T A L S:

            WHEREAS, WRT and DLB are each in the business of the exploration for, and production of, oil, gas and other minerals; and

            WHEREAS, WRT desires to retain DLB by this Agreement to provide certain administrative and related services to WRT; and

            WHEREAS, WRT and DLB have agreed to the terms and conditions pursuant to which the administrative services will be provided by DLB to WRT.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, WRT hereby engages DLB, and DLB accepts engagement, to provide administrative services and other related services and functions to WRT as more specifically set forth below.

I.    SERVICES TO BE PROVIDED

      1.1 From and after the date hereof and until the termination of this Agreement, DLB shall make available, or cause to be made available, on a non-exclusive basis, to WRT such personnel, services, facilities, supplies, and equipment as WRT may, from time to time, request, to include, without limitation, the following: (a) services of various management and staff personnel as set forth in SCHEDULE A attached hereto; (b) facilities, supplies and equipment; and (c) at the request of WRT, any other such personnel, services, facilities, supplies or equipment as DLB may be willing to provide without undue disruption of DLB's business.

      1.2 All services to be performed by DLB hereunder shall be performed in a timely, professional and workmanlike manner, and shall comply with all applicable laws and regulations.

II.   ALLOCATION OF CHARGES

      2.1 The charge to WRT for the personnel, services, facilities, supplies, and equipment provided by DLB pursuant to Section I hereof shall be based on the pro rata proportion of WRT's use thereof and shall be calculated as follows:

            (a) With respect to personnel and services, an amount equal to DLB's fully allocated internal costs (including, without limitation, salary, payroll taxes, occupancy, travel, benefits, expense reimbursements, communications, administrative expense and the like) of providing such personnel and/or performing such services, plus the actual costs to DLB of any third-party services required, if any (also fully allocated in the case of services provided by a third party for the benefit of both DLB and WRT);

            (b) With respect to equipment, the appropriate occupancy, rental, usage, or depreciation and interest charges; and

            (c)   With respect to supplies, DLB's actual costs thereof.

WRT's pro rata portion of the costs referred to in subparagraphs (a), (b) and
(c) above shall represent DLB's good faith estimate of its fully absorbed cost of providing such services and may be determined by DLB in any reasonable manner and may be based upon any reasonable assumptions made by DLB.

      2.2 The above charges shall be computed and assessed on a monthly basis, in accordance with Section 5.1 hereof.

      2.3 DLB shall not charge WRT for any costs attributable to DLB's general corporate affairs.

      2.4 DLB will be compensated hereunder solely for its services rendered to WRT which benefit WRT, and DLB shall not be compensated for any activities solely related to DLB's status as a shareholder of WRT.

III.  LIABILITY AND INDEMNIFICATION

      3.1 Each party hereto shall at all times (both during and after the term hereof) be liable to the other party for, and shall indemnify and hold each other harmless from, losses, claims, damages and liabilities of every nature due to the willful malfeasance, bad faith, or gross negligence of the indemnifying party or that of its' employees or agents in the performance by the indemnifying party of its obligations hereunder; and in case any claim, action, suit or proceeding shall at any time (either during or after the term hereof) be made or brought against any party based upon an allegation of willful malfeasance, bad faith or gross negligence of the other party or any of such other parties' employees or agents in the performance by such other party of its obligations hereunder, such other party, at its sole cost and expense, shall resist and defend such claim, action, suit, or proceeding.

IV.   TERM AND TERMINATION

      4.1 This Agreement shall be effective from the date hereof and shall continue for a period of one (1) year thereafter (the "INITIAL TERM"); SUBJECT, HOWEVER, to the terms of Section 4.2 below. At the end of the Initial Term, this Agreement shall continue in full force and effect for subsequent one (1) year periods unless terminated by either party hereto by notice in writing no less than sixty (60) days prior to the anniversary date of the date of this Agreement.

      4.2 In the event the parties hereto shall mutually agree in writing, this Agreement may be terminated during the Initial Term on the terms and dates stipulated therein.

      4.3 After the end of the Initial Term, either party hereto may, with or without cause, give to the other at least sixty (60) days advance written notice of its intent to terminate this Agreement, whereupon this Agreement shall terminate on the date specified in such notice.

V.    ACCOUNTING

      5.1 The accounting periods under this Agreement shall be the end of each calendar month. Within fifteen (15) days after the end of the first fiscal month or a part thereof and within fifteen (15) days after the end of each succeeding fiscal month, during the term of this Agreement, DLB shall present to WRT an itemized accounting of the services rendered under the terms of this Agreement in such fiscal month.

      5.2 Settlement between DLB and WRT shall be made within fifteen (15) days after the delivery of such itemized accounting (the "SETTLEMENT DATE"), but shall be subject to audit or other review by independent public accountants who may require DLB to deliver invoices and other documentation (whether of an accounting nature or otherwise) supporting such itemized accounting.

      5.3 Any amount owing from WRT to DLB that has not been paid by the Settlement Date shall be subject to a late payment charge of one percent (1%) per month.

VI.   CONFIDENTIALITY AND ACCESS

      6.1 Except as necessary for performance hereunder or as required by law or by an order of a court with jurisdiction thereof, or by regulation, neither party, without the written authorization of the other, will use or disclose or assign to anyone other than each other, confidential or proprietary information concerning WRT's operations in regard to the services performed under this Agreement, or any other information which is obtained as a result of this Agreement. Confidential or proprietary information is defined as information not otherwise available to the general public and/or all information specifically designated by WRT or DLB as confidential or proprietary. In the event of the termination of this Agreement, the terms of this Section shall continue in full force and effect for a period of one (1) year subsequent to the date of the termination.

      6.2 DLB and its duly authorized representatives shall have complete access to WRT's offices, facilities and records wherever located in order to perform its duties under this Agreement.

VII.  RELATIONSHIP OF THE PARTIES

      7.1 It is expressly understood that DLB is hereby engaged by WRT to provide management and operational services as an agent of WRT; PROVIDED, HOWEVER, this Agreement does not generally constitute the parties hereto as partners, or as joint venturers, and neither party hereto will so represent itself. Nothing contained herein shall be construed as imposing any responsibility on DLB for the debts or obligations of WRT or any of its affiliates.

VIII. LIMITATION OF LIABILITY

      8.1 In providing services hereunder, DLB shall have a duty to act, and cause its employees and agents to act, in a reasonably prudent manner. Neither DLB, nor any officer, director, employee or agent of DLB shall be liable to WRT for any error of judgment or for any loss incurred by WRT in connection with the matters to which this Agreement relates, except a loss resulting from the willful malfeasance, bad faith or gross negligence on the part of DLB.

IX.   REPRESENTATIONS AND WARRANTIES

      9.1 Each party represents and warrants that on the date of this Agreement:
(1) it is a corporation, duly established, validly existing and in good standing under the laws of its state or jurisdiction of incorporation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement; (2) the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action; (3) it has all the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (4) the execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate any of the provisions of its charter or bylaws or any applicable state or federal laws applicable to them.

X.    INSURANCE

      10.1 If requested by DLB in writing, WRT will obtain and maintain such insurance coverage as DLB may reasonably require. All such insurance shall be in amounts and placed with such companies as DLB may reasonably determine.

XI.   MISCELLANEOUS

      11.1 All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made, or served, if in writing and delivered personally, via facsimile or sent by certified mail, return receipt requested, or by registered commercial overnight courier, and addressed as follows:

                  (a)   If to WRT:

                  (b)   If to DLB:        DLB Oil & Gas Inc.
                                          1601 N.W. Expressway, Suite 700
                                          Oklahoma City, OK  73118-1401
                                          Facsimile:  (405) 848-9449
                                          Attn:  Michael J. Blaschke

      11.2 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together will constitute but one and the same instrument.

      11.3 The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      11.4 This Agreement has been executed and delivered and shall be interpreted, enforced, governed by and construed in accordance with the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      11.5 This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

      11.6 Each of the parties hereto agrees to execute, acknowledge and verify, if required to do so, all further or additional documents, and take such further actions, as may be reasonably necessary to effectuate fully the terms of this Agreement.

      11.7 This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including any employee or creditor of the parties hereto, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      11.8 This Agreement may only be amended, modified, waived or supplemented by a written instrument executed by both of the parties hereto. This Agreement sets forth the entire agreement and understanding between the parties relating to its subject matter.

      11.9 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    WRT ENERGY CORPORATION,
                                    a _________________ corporation


                                    By:
                                    Name:
                                    Title:


                                    DLB OIL & GAS, INC.,
                                    an Oklahoma corporation

                                    By:
                                    Name:
                                    Title:

                                  SCHEDULE A

                                   SERVICES

1.    Executive and managerial;

2.    Accounting, auditing and tax;

3.    Engineering;

4.    Geological and geophysical;

5.    Legal;

6.    Land; and

7.    Administrative and clerical.

                                                                   EXHIBIT H
                                                                EXECUTION COPY

                             COMMITMENT AGREEMENT

             COMMITMENT AGREEMENT, dated as of January 20, 1997, by and among WRT Energy Corporation ("WRT"), a Texas corporation and a debtor and debtor-in-possession in that certain voluntary proceeding under Chapter 11 of the Bankruptcy Code referred to below, DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), the investment funds listed on the signature page hereof (the "Wexford Funds") and Wexford Management LLC, a Connecticut limited liability company, in its capacity as investment manager and as agent for the Wexford Funds ("Wexford"; DLB and Wexford are collectively referred to herein as "DLBW"). Unless the context otherwise requires, all capitalized terms defined in the Plan (as defined below) and not otherwise defined herein shall have the same meanings herein as in the Plan.

                             W I T N E S S E T H:

             WHEREAS, on February 14, 1996, WRT filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division), commencing the Chapter 11 Case (Case No. 96BK-50212);

             WHEREAS, since the commencement of the Chapter 11 Case, WRT has operated its business and held its assets and properties as a debtor-in-possession under Section 1107 of the Bankruptcy Code;

            WHEREAS, on October 22, 1996, WRT accepted and signed the proposal submitted by DLBW on October 16, 1996 (the "DLBW Proposal") providing the terms of a proposed capital investment in, and plan of reorganization for, WRT;

            WHEREAS, by order dated December 24, 1996 (the "Expense Order"), the Bankruptcy Court approved the reimbursement by WRT of certain of the third-party expenses incurred DLBW in connection with the DLBW Proposal;

            WHEREAS, subsequent to WRT's execution of the DLBW Proposal, DLB commenced negotiations with Texaco and TEPI regarding, INTER ALIA, (i) the claim asserted by Texaco and TEPI against WRT and its affiliates (the "Texaco Claim"),
(ii) the WCBB Assets and (iii) the CAOA;

            WHEREAS, the intent of the parties to those negotiations was that WRT would purchase the WCBB Assets from Texaco and TEPI;

            WHEREAS, DLB has represented and WRT believes that Texaco and TEPI have insisted that, because of concerns over WRT's financial status certain time exigencies and other matters relating to that certain Global Settlement Agreement, DLB be in the chain of title of the WCBB Assets and furthermore that DLB guarantee, for Texaco's and TEPI's benefit, the cost of performance of certain plugging and abandonment obligations with respect to the WCBB Assets should New WRT fail to perform those obligations;

            WHEREAS, as a result of the negotiations, Texaco, TEPI and DLB reached an agreement embodied in the Purchase, Sale and Exchange Agreement pursuant to which, INTER ALIA, (i) DLB will purchase the Texaco Claim, (ii) as required by Texaco and TEPI, DLB will purchase the WCBB Assets from TEPI, and
(iii) DLB will guarantee (the "P&A Guarantee") the performance of all plugging and abandonment obligations related to both the WCBB assets and WRT's interests in West Cote Blanche Bay Field and, in order to implement the P&A Guarantee, will pay into a trust (the "P&A Trust") established for the benefit of the State of Louisiana, $1,000,000 on or before the Effective Date and certain other amounts;

            WHEREAS, on January 20, 1997, WRT and DLBW have jointly filed the Plan, which Plan contemplates, INTER ALIA, (i) the issuance to WRT's unsecured creditors, on account of their Allowed Claims, an aggregate of 10 million shares of New WRT Common Stock, (ii) the issuance to WRT's unsecured creditors, on account of their Allowed Claims, of the right to purchase an additional three million eight hundred thousand shares of New WRT Common Stock at a purchase price of $3.50 per share (the "Rights Offering"), (iii) the exercise by DLBW of its rights to purchase New WRT Common Stock pursuant to the Rights Offering on account of its Allowed Claims, (iv) the purchase by DLBW of all shares of New WRT Common Stock not otherwise purchased pursuant to the Rights Offering, and
(v) pursuant to the Transfer and Exchange Agreement, as part of the Plan, (a) the transfer by DLB of the WCBB Assets to WRT, (b) as consideration for the transfer of the WCBB Assets, the issuance by DLB of the P&A Guarantee and the making by DLB of payments into the P&A Trust, (1) the delivery to DLB of (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the net amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share, (2) transfer by WRT to DLB of the Buyer's Leasehold and Facilities and (3) the assumption by DLB of the Assumed Obligations, and (c) the payment in full of the Texaco Claim;

             WHEREAS, WRT desires that DLB and Wexford enter into this Commitment Agreement in order to evidence their respective commitments and obligations; and

             WHEREAS, WRT, DLB and Wexford are willing to enter into this Commitment Agreement upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

             As used herein, the following terms shall have the meanings set forth in this Article I, in addition to the other capitalized terms defined in the Plan.

             "Closing" shall mean the closing of the transactions contemplated by this Commitment Agreement.

             "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

             "Extant Bidder" shall mean each Person who (a) had, as of October 16, 1996, submitted to Jefferies & Company, Inc., as part of the formal auction of WRT conducted by Jefferies & Company, Inc., either (i) a bid to purchase all or any material part of the assets of WRT or (ii) a proposal for a plan of reorganization for WRT or (b) was specifically identified as providing the financing for such bid or proposed plan. An "Extant Bidder" shall not include
(x) any combination of an Extant Bidder with one or more Persons that are not Extant Bidders, (y) any combination of two or more Extant Bidders or (z) any combination of two or more Extant Bidders with one or more Persons that are not Extant Bidders.

             "GAAP" shall mean generally accepted accounting principles, consistently applied.

             "Material Adverse Effect" shall mean, in connection with WRT or any of its Subsidiaries, any change or effect that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects or assets or liabilities of WRT and its Subsidiaries taken as a whole.

             "Materials of Environmental Concern" shall mean hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601, ET SEQ. and hazardous wastes as defined under the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, ET SEQ. and petroleum and petroleum products and such other chemicals, materials or substances as are listed as "hazardous wastes", "hazardous materials",

"toxic substances", or words of similar import under any similar federal, state, local or foreign laws.

             "Permitted Liens" shall mean liens:

                   (a) for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted, and such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                   (b) of mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; or

                   (c) constituting easements, rights of way, restrictions and other similar encumbrances, not interfering in a material respect with the ordinary conduct of the business of WRT and not materially detracting from the value or current or intended use of the property to which they are applicable.

             "Plan" shall mean the Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated as of January 20, 1997, attached hereto as Exhibit A, as may be amended with the consent of DLB and Wexford.

             "Subsidiary" shall mean any corporation or other entity, a majority of the shares of capital stock or other equity interests of which are owned, directly or indirectly, by WRT.

                                  ARTICLE II

                                 THE CLOSING

             Section 2.01. OBLIGATIONS OF DLB AND WEXFORD. In reliance upon the representation, warranties, covenants and agreements of WRT and upon the terms and subject to the conditions of this Commitment Agreement:

             (a) DLB and Wexford, jointly and severally, agree to subscribe for and purchase at the Closing from New WRT, in the amount determined pursuant to the Plan and the New WRT Subscription Rights Agreement, (i) their full pro rata share of the New WRT Subscription Common Stock granted to DLB and Wexford pursuant to the Plan and the New WRT Subscription Rights Agreement on account of any and all Claims and (ii) all of the remaining New WRT Subscription Common Stock not otherwise subscribed for and purchased as a result of either Unexercised Subscription Rights pursuant to the Plan or the failure of the

Rights Offering to occur (the "Backstop Shares"), and WRT agrees to cause New WRT and the Disbursing Agent to issue and sell to DLB and Wexford such New WRT Subscription Common Stock. Such New WRT Subscription Common Stock shall be paid for in the amount of its related Subscription Purchase Price in the manner provided for in the Plan.

             (b) DLB and Wexford, jointly and severally, agree to pay at the Closing to New WRT an amount of cash equal to the Disputed Subscription Purchase Price (or such lesser amount with respect to Exercised Disputed Claims as may be required pursuant to the Plan). Such payment shall be made by wire transfer of immediately available funds to such account as WRT shall designate in writing at least two (2) Business Days prior to the Closing.

            (c) DLB agrees to execute the Transfer and Exchange Agreement and, in accordance with its terms, and the terms of the Plan, transfer the WCBB Assets to New WRT and designate New WRT as operator of the Shallow Contract Area. In exchange for the transfer of the WCBB Assets to New WRT, the issuance of the P&A Guarantee and the payments into the P&A Trust, (i) DLB shall receive at the Closing (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the amount of capital expenditures incurred by DLB (net of any net cash received by DLB as owner of the WCBB Assets or as operator of the Shallow Contract Area) as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share (collectively, the "WCBB Shares") and (ii) WRT shall transfer to DLB the Buyer's Leasehold and Facilities.

            (d) At the discretion of DLB and Wexford, the payments due WRT or New WRT under this Section 2.01 may be offset against any or all payments that DLB, Wexford or the Wexford Funds would otherwise receive under the Plan on the Effective Date.

            (e) DLB and Wexford each agree to (i) vote all Claims held by them to accept the Plan, and (ii) exercise any and all rights that they have under the Plan on account of all Claims held by them in Classes C-1 through C-16 (including, without limitation, the Texaco Claim) (such Claims being the "Exchangeable Claims") to elect to receive a Distribution of New WRT Common Stock in lieu of a Distribution of Cash.

            Section 2.02.     OBLIGATIONS OF WRT.  WRT agrees that it shall:

            (a) In connection with the sale of the WCBB Assets by Texaco and TEPI to DLB, WRT will (i) consent to the designation by Texaco and TEPI of DLB (or its designee) as operator of the Shallow Contract Area under the CAOA provided that DLB (or its designee) shall have become qualified as an operator under Louisiana law; and (ii) waive any preference rights that WRT may have under the CAOA arising from or related to such sale.

            (b) Provide Texaco and TEPI with the ability to use certain facilities in connection with TEPI's operation of the portion of the producing Contract Area under, and as defined in the CAOA other than the Shallow Contract Area, the use of such facilities to be on terms to be agreed.

            (c) Execute the Transfer and Exchange Agreement and, in accordance with its terms, (i) deliver to DLB on the Effective Date the WCBB Shares and
(ii) transfer to DLB on the Effective Date the Buyer's Leasehold and Facilities.

             Section 2.03. CLOSING. (a) The Closing shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, or at such other location as the parties may agree, on the Effective Date.

             (b)  At the Closing:

                  (i) New WRT shall deliver to DLB and Wexford, jointly and severally, certificates of New WRT Common Stock representing DLB's and Wexford's pro rata portion of the New WRT Common Stock distributed to holders of Allowed General Unsecured Claims pursuant to the Plan, in definitive form and registered in the name(s) specified in writing by DLB and Wexford at least two (2) Business Days prior to the Closing;

                  (ii) New WRT shall deliver to DLB and Wexford, jointly and severally, against payment therefor, certificates of New WRT Subscription Common Stock, in definitive form and registered in the name(s) specified in writing by DLB and Wexford at least two (2) Business Days prior to the Closing, representing DLB's and Wexford's pro rata portion of the New WRT Subscription Common Stock subscribed for and purchased pursuant to Section 2.01(a)(i) hereof and the Backstop Shares subscribed for and purchased pursuant to Section 2.01(a)(ii) hereof;

                  (iii) New WRT shall deliver to DLB, certificates of New WRT Common Stock, in definitive form and registered in the name(s) specified in writing by DLB at least two (2) Business Days prior to the Closing, representing the WCBB Shares;

                  (iv) Pursuant to the terms of the Plan, WRT shall deliver to DLB and Wexford, jointly and severally, certificates of New WRT Common Stock to be distributed to them under the Plan on account of the Exchangeable Claims.

                  (v) New WRT shall issue, and the Disbursing Agent shall reserve, shares of New WRT Subscription Common Stock representing the Disputed New WRT Subscription Common Stock to be held by the Disbursing Agent in a Disputed Claims Reserve Account.

             (c) At the Closing, each party to this Commitment Agreement shall deliver to the other parties such other documents, instruments and writings as may be required to be delivered in accordance with this Commitment Agreement or as may be reasonably requested by such other party.

             Section 2.04. RELIANCE BY WRT AND NEW WRT. Each of WRT and New WRT shall be entitled to rely on and assume that it has fully satisfied its obligations to both DLB and Wexford through any payment made or document delivered to DLB and Wexford in accordance with any provision of this Commitment Agreement; PROVIDED that such payment or delivery is made in the manner specified by DLB and Wexford. The division of any such payment or sharing of any such document shall be the sole responsibility of DLB and Wexford and WRT shall have no obligations or liabilities relating thereto.

                                 ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF WRT

             WRT hereby represents and warrants, as of the execution and delivery hereof, to DLB & Wexford as follows:

             Section 3.01. ORGANIZATION AND QUALIFICATION. WRT is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority to own, operate and lease its properties and to carry on its business as now being conducted. WRT is duly qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.01 hereto. Such jurisdictions are the only jurisdictions in which the nature of WRT's properties and/or business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

             Section 3.02. SUBSIDIARIES. Except for WRT Technology, Inc., WRT does not have any Subsidiaries and, except as set forth on Schedule 3.02 hereto, to the best of its knowledge WRT is not a partner or joint venturer with any person in any enterprise or undertaking. As of the Closing, New WRT will have no Subsidiaries.

             Section 3.03. AUTHORITY, AUTHORIZATION AND VALIDITY. Subject to approval of this Commitment Agreement by the Bankruptcy Court and the issuance of the Confirmation Order, WRT has full power and authority to execute, deliver and perform this Commitment Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Commitment Agreement by WRT, and the consummation by WRT of the transactions contemplated hereby to be performed by WRT, have been duly authorized by all requisite action of its Board of Directors and, if required, shareholders of WRT, and this Commitment Agreement constitutes the valid and binding obligation of WRT, enforceable against WRT in accordance with its terms, subject, where applicable, to entry of the Confirmation Order.

Section 3.04. CAPITALIZATION. (a) Except as set forth on Schedule 3.04 hereto, as of the date of this Commitment Agreement, there are no outstanding securities of WRT or any of its Subsidiaries or any outstanding subscriptions, options, warrants, calls or other commitments or agreements (other than this Commitment Agreement) to which WRT is a party or by which it is bound requiring the issuance by WRT of additional shares of capital stock or other securities.

             (b) The securities set forth on Schedule 3.04 hereto are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and entitle the holders thereof to all the rights of a holder of such securities in accordance with the certificate of incorporation and by-laws of WRT and the laws of the State of Texas.

             (c) The shares of New WRT Common Stock to be issued by New WRT pursuant to this Commitment Agreement and/or the Plan, or upon exercise of the New WRT Warrants pursuant to the New WRT Warrant Agreement, when so issued as provided in the Plan and/or this Commitment Agreement, or pursuant to the new WRT Warrant Agreement, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and will entitle the holders thereof to all of the rights of a holder of New WRT Common Stock in accordance with the New WRT Certificate of Incorporation, the New WRT By-Laws and the laws of the State of Delaware.

             Section 3.05. APPROVALS AND CONSENTS. Except for (i) approval by the Bankruptcy Court of the provisions of this Commitment Agreement, (ii) any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the expiration or earlier termination of the applicable waiting periods thereunder, and (iii) the issuance of the Confirmation Order, no consent, approval, order or authorization of, and no registration, declaration or filing with, any federal, state, local or foreign government or governmental authority is required to be made or obtained by WRT in connection with the execution and delivery by WRT of this Commitment Agreement or the consummation by WRT of the transactions contemplated hereby to be performed by WRT.

             Section 3.06. NO CONFLICTS. From and after the Effective Date, the consummation of the Plan and the transactions contemplated thereby and hereby will not conflict with, violate or result in any breach of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of a lien (other than Permitted Liens), or the acceleration of any obligation or the loss of a benefit under, (i) the New WRT Certificate of Incorporation or the New WRT By-Laws, (ii) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which New WRT may then be a party or by which it or its respective properties and assets may then be bound, or (iii) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority.

             Section 3.07. SEC REPORTS, FINANCIAL STATEMENTS. (a) WRT has heretofore delivered to DLB and Wexford copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "WRT 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of WRT held since January 1, 1996 and (iii) all of the other reports, statements and schedules filed with the Securities and Exchange Commission (the "Commission") since January 1, 1996.

             (b) The WRT 10-K (i) was filed with the Commission on or about June 12, 1996 and (ii) except as described in the Disclosure Statement and the exhibits thereto, at the time of filing thereof did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of its filing date, each such other report or statement filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), complied as to form in all material respects with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             (c) No event has occurred since the filing of the WRT 10-K which would necessitate the filing by WRT with the Commission of a Current Report on Form 8-K, other than events with respect to which such a Current Report on Form 8-K has been filed with the Commission and delivered to DLB and Wexford and a Current Report on Form 8-K which will be filed to report the transactions contemplated hereby.

             Section 3.08. FINANCIAL STATEMENT. The audited consolidated balance sheets of WRT and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended December 31, 1995 (the "Historical WRT Financial Statements"), and, except as described in the Disclosure Statement and the exhibits thereto, all financial statements contained in any periodic or other report of WRT, or filed with the Commission after the date of the WRT 10-K and prior to the Effective Date, (i) did and will fairly present, as of the relevant dates and/or for the relevant periods set forth therein, the consolidated financial position, results of operations, changes in stockholders' equity (deficit) (in the case of annual financial statements) and changes in the consolidated financial position of WRT and Subsidiaries, subject in the case of statements for interim periods to normal year-end adjustments; (ii) were and will be prepared in accordance with GAAP applied on a basis consistent with prior periods, except as indicated in the notes thereto, and subject, in the case of audited financial statements, to the qualifications stated in the report thereon of KPMG Peat Marwick LLP; and (iii) contained and will contain notes, if required, which were and will be true, accurate and complete in all material respects.

             Section 3.09. DISCLOSURE STATEMENT. On January 21, 1997, WRT and DLBW filed with the Bankruptcy Court an amended disclosure statement pursuant to
Section 1125 of the Bankruptcy Code. Such amended disclosure statement, in the form approved by the Bankruptcy Court for use by WRT and DLBW in the solicitation of acceptances or rejections of the Plan, is herein called the "Disclosure Statement." The Disclosure Statement, as of the Mailing Date (as hereinafter defined), will contain "adequate information" (as defined in Section 1125(a)(1) of the Bankruptcy Code) with respect to the Plan, and will describe accurately in all material respects the provisions of the Plan and this Commitment Agreement.

             Section 3.10. INDEBTEDNESS, LIABILITIES AND OBLIGATIONS. Except as set forth on Schedule 3.10 hereto and except for such as will be fully discharged and extinguished upon confirmation of the Plan without any distribution in respect thereof by WRT, any Subsidiary of WRT or New WRT, neither WRT nor any subsidiary of WRT has any indebtedness, liabilities (actual, contingent or other), obligations or commitments, contingent or otherwise, or any of the foregoing (material or otherwise) which are otherwise required to be disclosed in the Historical WRT Financial Statements or in a disclosure statement prepared in accordance with the Bankruptcy Code, which are not either
(i) fairly and adequately reflected in the Historical WRT Financial Statements or described in the notes thereto, or (ii) described in the Disclosure Statement. Any indebtedness, liabilities, obligations or commitments which are not required to be so disclosed are not in the aggregate material to the business, operations or financial condition of WRT or any Subsidiary of WRT, taken as a whole.

             Section 3.11. TAXES. Complete and correct copies of the federal income tax returns, and all amendments thereto, for the years ended December 31, 1993, 1994 and 1995, heretofore filed by WRT with the Internal Revenue Service for the taxable years then ended, have been delivered to DLB and Wexford. For purposes of this Commitment Agreement, the term "tax" shall include all federal, state, local and foreign taxes, assessments, levies, imposts, duties, license fees, registration fees, withholding or other governmental charges and any interest or penalty on, and any addition to, any of the foregoing and any right to a credit or deduction against, or a reduction of, any of the foregoing, and "tax return" means any return, report, statement or other document relating to any tax. Except as set forth on Schedule 3.11 hereto, (i) WRT and each Subsidiary have filed all tax returns required to be filed, all such tax returns are correct and complete and all taxes shown to be due on such tax returns have been paid, (ii) there are no material unpaid taxes which have given rise to a lien on the properties and assets of WRT, except liens for taxes not yet due and payable, (iii) all material taxes not yet due and payable which require accrual in accordance with applicable financial accounting practices have been properly accrued on the books of account of WRT and, if applicable with respect to periods ended on or prior to December 31, 1995, reflected in the Historical WRT Financial Statements, (iv) the charges, accruals and reserves shown in the Historical WRT Financial Statements, if any, in respect of taxes for all fiscal periods covered thereby are adequate in all material respects with respect to such periods, and there are not pending or known to WRT proposed assessments by any taxing authority for additional taxes for which WRT does not have adequate book reserves for any such fiscal period , (v) since the date of the Historical WRT Financial Statements, neither WRT nor any Subsidiary has incurred any liability for taxes other than in the ordinary course of business, (vi) no audits or administrative or judicial proceedings are pending or threatened with respect to WRT or any Subsidiary, (vii) neither WRT nor any Subsidiary is liable for taxes of another Person under Treasury Regulation 1.1502-6, as transferee or successor, by contract or otherwise, (viii) there are no unexpired waivers of applicable statutes of limitation, or extensions thereof, with respect to any taxes, (ix) all monies required to be withheld by WRT from employees for income taxes, social security, unemployment insurance taxes, or similar taxes or assessments have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose.

             Section 3.12. PROPERTIES. Except as otherwise provided in Section
3.21 hereto:

             (a) There is set forth in the Schedules a correct and complete list of all material items of real property, including leased property, and any material buildings, structures and improvements thereon or therein, which are owned or used by WRT or any of its Subsidiaries. With respect to any material real property of WRT or any of its Subsidiaries, including any leased property, and any material buildings, structures and improvements located thereon or therein, such buildings, fixtures and improvements, and the present use thereof, comply in all material respects with all zoning laws, ordinances and regulations of the governmental or other authorities having jurisdiction thereof, including provisions relating to permissible nonconforming uses, if any, and such premises are not affected, nor to the best of WRT's knowledge threatened, by any condemnation or eminent domain proceeding. All material leases of real or personal property by WRT or any of its Subsidiaries, are, except as a result solely of the pendency of the Chapter 11 Case, valid and subsisting leases and, except as contemplated by this Commitment Agreement or the Plan, or terminated in the ordinary course of business or in accordance with their terms, from and after the Effective Date and the consummation of the transactions contemplated hereby, will continue to entitle New WRT to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

             (b) WRT has good title to all property and assets (whether real or personal, tangible or intangible) reflected in the WRT Historical Financial Statements or acquired after the date thereof. None of such property or assets is subject to any lien, mortgage, claim, interest, charge, security interest or other encumbrance or adverse interest of any nature whatsoever ("Liens"), except:

                        (i) Liens disclosed in the WRT Historical Financial Statements;

                        (ii)  Permitted Liens; or

                        (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

             (c) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of WRT, threatened which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

             Section 3.13. CONTRACTS AND AGREEMENTS. Except as set forth on
Schedule 3.13 hereto, the Schedules set forth a correct and complete list of all contracts, agreements, leases and instruments to which WRT or any of its Subsidiaries is a party or by which it is or its properties or assets are bound
(i) that provide for potential payment or receipt (or the provision of services or products having a value) to or from WRT or any of its Subsidiaries in excess of $50,000 or are otherwise material to the financial condition, operations, business, assets and liabilities of WRT, (ii) that pertain to employment or severance benefits for any officer or director of WRT or any of its Subsidiaries or for any employee of WRT or any of its Subsidiaries to whom such contracts, agreements or instruments provide employment benefits of more than $100,000 per year, including in the form of stock distributions or distributions-in-kind, or severance benefits of more than $50,000, including in the form of stock distributions and distributions-in-kind, other than employees covered by collective bargaining contracts with trade unions, a list of whom has heretofore been provided to DLB and Wexford, (iii) that cover or relate to the lease or charter of vessels, or (iv) that will be assumed by WRT pursuant to the Plan. Neither WRT, nor any of its Subsidiaries nor, to WRT's knowledge but without investigation, any other party to any such contract, commitment, undertaking, agreement or instrument to which WRT or any of such Subsidiaries is a party is in material default thereunder except as a result of the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement, and except as so disclosed or as may result solely from the pendency of the Chapter 11 Case, each such contract, commitment, undertaking, agreement and instrument is in full force and effect and is valid and legally binding. WRT is not in violation of, or in default with respect to, any term of its certificate of incorporation or by-laws.

             Section 3.14. INSURANCE. WRT maintains policies of fire, liability, business interruption and other forms of insurance covering its properties, businesses, officers and directors against such losses and risks as are generally insured against by companies in the same or similar businesses in such amounts as are adequate to prevent WRT from being a co-insurer within the terms of such policies, except to the extent such status as a co-insurer may result solely from the provision in the policies of deductibles not in excess of those customarily contained in policies of companies in the same or similar businesses or solely from claims in excess of policy limits. Set forth on Schedule 3.14 hereto is a correct and complete list of all such insurance policies currently maintained by WRT. Each such policy is in full force and effect and will remain in full force and effect following consummation of the Plan. No such policy has premiums in arrears and no notice of cancellation or termination has been received with respect to any such policy.

             Section 3.15. LITIGATION. Except as set forth on the Schedules, there is no suit, action, proceeding or governmental investigation pending or, to the best of the knowledge of WRT, threatened against WRT or any of its Subsidiaries (other than any suit, action or proceeding in which WRT or any of such Subsidiaries is the plaintiff and in which no counterclaim or cross-claim against WRT or any of such Subsidiaries has been filed) nor has WRT or any of such Subsidiaries or any of their respective officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by WRT or any of such Subsidiaries, except for suits, actions or proceedings (other than suits, actions or proceedings commenced by any government or governmental authority) which if resolved adversely to WRT or any of such Subsidiaries would not in the aggregate have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Except as so disclosed, there is not outstanding against WRT or any of such Subsidiaries any judgment, decree, injunction, rule or order of any court, government, department, commission, agency, instrumentality or arbitrator, nor is WRT or any of such Subsidiaries in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which violation would have a Material Adverse Effect.

             Section 3.16. EMPLOYEE BENEFITS. WRT has delivered to DLB and Wexford a true and complete copy of its employee benefit plans and programs (including, without limitation, any of the foregoing covering retirees) maintained by WRT or its Subsidiaries (the "Benefit Plans"). Neither WRT, its Subsidiaries nor any entity treated as a single employer with WRT or its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), sponsors, maintains or contributes to any Benefit Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or, within the preceding five
(5) years, sponsored, maintained or contributed to any such Benefit Plan. None of the Benefit Plans, and neither WRT nor its Subsidiaries, have any liability with respect to medical or life insurance coverage for retirees or other terminated employees, other than as required under Section 4980B of the Code. Each Benefit Plan has been administered and maintained in compliance with all applicable laws, including, without limitation, ERISA and the Code, and in accordance with its terms. No nonexempt "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan. WRT and its Subsidiaries have complied with all reporting, disclosure and other obligations as may be imposed under all applicable laws by reason of the operation of any Benefit Plan. The terms of each Benefit Plan permit the sponsor to amend, modify or terminate each such Benefit Plan and no representations, written or oral, would limit the ability of WRT or its Subsidiaries to amend, modify or terminate any Benefit Plan. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter that such Benefit Plan is qualified under Section 401(a) of the Code and such Benefit Plan is exempt from federal taxation under Section 501(a) of the Code; a copy of the most recent of all such determination letters has been made available to DLB and Wexford and nothing has occurred since the date of such letter that could reasonably be expected to cause any such Benefit Plan to lose such qualification or exemption.

Section 3.17. ABSENCE OF CERTAIN CHANGES. Since the date of the WRT Historical Financial Statements and except as disclosed in the WRT 10-K or the Disclosure Statement, the business of WRT has been conducted in the ordinary course consistent with past practices and there has not been:

                        (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

                        (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of WRT, or any repurchase, redemption or other acquisition by WRT or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, WRT or any Subsidiary;

                        (iii) any amendment of any material term of any outstanding security of WRT or any Subsidiary;

                        (iv) any incurrence, assumption or guarantee by WRT or any Subsidiary of any indebtedness for borrowed money;

                        (v) any creation or assumption by WRT or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                        (vi) any making of any loan, advance or capital contributions to or investment in any Person;

                        (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of WRT or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                        (viii) any transaction or commitment made, or any contract or agreement entered into, by WRT or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by WRT or any Subsidiary of any contract or other right, in either case, material to WRT and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Commitment Agreement;

                        (ix) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of WRT or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of WRT or any Subsidiary, or (C) change in compensation or other benefits payable to any director, officer or employee of WRT or any Subsidiary pursuant to any severance or retirement plans or policies thereof;

                        (x) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of WRT or any Subsidiary, which employee was not previously subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of WRT or any Subsidiary; or

                        (xi)  any agreement to do any of the forgoing.

            Section 3.18. ENVIRONMENTAL MATTERS. (a) WRT and its Subsidiaries have obtained all permits, licenses and other authorizations, and have made all registrations and given all notifications, that are required with respect to the operation of their respective businesses under all applicable Environmental Laws other than those permits, licenses, other authorizations, registrations and notifications the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect.

            (b) WRT and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses and other authorizations referred to in paragraph (a) above, and are also in compliance in all material respects with any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, settlement agreement, notice or demand letter issued, entered, promulgated or approved thereunder, other than where the failure to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect.

            (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter (collectively "Actions") pending or, to the knowledge of WRT, threatened against WRT or any of its Subsidiaries (including without limitations, any claims made against or with respect to the Buyer's Leasehold and Facilities) relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder other than Actions that, if determined adversely to WRT or such Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

             Section 3.19. INTELLECTUAL PROPERTY. (a) Set forth on Schedule 3.19 hereto is a correct and complete list of all patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights owned by WRT or its Subsidiaries. WRT and its Subsidiaries own or possess adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights used or necessary to conduct the general business now operated by them and neither WRT nor any of its Subsidiaries has received any notice of infringement or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

             (b) None of the processes and formulae, research and development results and other know-how of WRT or any Subsidiary, the value of which to WRT or such Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by WRT or any Subsidiary to any Person other than employees, representatives and agents of WRT or any Subsidiary all of whom are bound by written confidentiality agreements.

             Section 3.20 LICENSES AND PERMITS. Schedule 3.20 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or business of WRT and its Subsidiaries (the "PERMITS") together with the name of the government agency or entity issuing such Permit. Such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

             Section 3.21 LABOR MATTERS. Neither WRT nor any of its Subsidiaries are, or, within the preceding three (3) years, have been, parties to any collective bargaining agreements covering employees or former employees. WRT and its Subsidiaries are in compliance with all applicable labor and employment laws, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best of the knowledge of WRT, no employee or former employee has a reasonable basis for any action against WRT or its Subsidiaries arising out of any statute, ordinance or regulation relating to discrimination in employment practices.

             Section 3.22 OIL AND GAS REPRESENTATIONS. (a) ROYALTIES AND RENTALS; FULL FORCE AND EFFECT. The oil, gas and mineral lease forming a portion of the Buyer's Leasehold and Facilities is in full force and effect. WRT has paid, or has caused to be paid, timely all royalties, rentals or other payments due under the Buyer's Leasehold and Facilities except for those payments which are subject to a bona fide dispute and which will not result in grounds for cancellation of any portion of the Buyer's Leasehold and Facilities and has taken or has caused to be taken all necessary action required to preserve the Buyer's Leasehold and Facilities in full force and effect. WRT has not received any demand (which has not been satisfied) from, nor is it a party to any dispute concerning the Buyer's Leasehold and Facilities, and, to WRT's knowledge, no other person owning an interest in the Buyer's Leasehold and Facilities has received any such demand or is a party to any such dispute. Additionally, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of WRT or, to the knowledge of WRT, on behalf of any other party, under the oil, gas and mineral lease forming a part of the Buyer's Leasehold and Facilities.

             (b) PREPAYMENT ARRANGEMENTS. WRT is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons containing a take-or-pay or similar provision, or a production payment or of any other prepayment arrangement, to deliver hydrocarbons whose production is or may be attributable to the Buyer's Leasehold and Facilities at some future time without then or thereafter having the right to receive and retain full payment therefor.

             (c) CALL ON PRODUCTION. No party has any call upon, option to purchase or other preferential purchase right with respect to hydrocarbon production from or attributable to the Buyer's Leasehold and Facilities.

             (d) OIL AND GAS TAXES. All ad valorem, property, production, excise, severance, windfall profits and other similar taxes and assessments based on or measured by the ownership of the Buyer's Leasehold and Facilities or the production of hydrocarbons or the receipt of proceeds therefrom for all years prior to the year 1997, which are not foreclosed by reason of the expiration of any applicable statutes of limitation or the receipt of any closing letters from relevant taxing authorities, have been properly paid, and all such taxes and assessments which become due and payable prior to Closing shall be properly paid by WRT.

             (e) LIENS; CLAIMS; LITIGATION. There are no liens, claims or demands or suits, actions or other proceedings pending or, to the knowledge of WRT, threatened before any court or governmental body or agency or arbitral body which could result in impairment or loss of WRT's title to any part of the Buyer's Leasehold and Facilities or the value thereof or which might hinder or impede the operation of the Buyer's Leasehold and Facilities.

             (f) CONDITION OF PERSONAL PROPERTY. Except as disclosed to DLB, all of the equipment, facilities, fixtures, appurtenances and other personal property which form a part of the Buyers Leasehold and Facilities have been maintained in a state of repair that is adequate for normal operations, and are in good working order.

             (g) ACCURACY OF DATA. All of the written data, including production records, computer printouts and other such data, whether similar or dissimilar, at the time furnished by WRT to DLB, in conjunction with DLB's evaluation of the Buyer's Leasehold and Facilities, was complete to the best of WRT's knowledge, and the information reported therein was not materially false, and it did not omit any material fact necessary to make the reported information not misleading. WRT has no knowledge of any matter which materially and adversely affects (or may materially and adversely affect) the operations, prospects or condition of any portion of the Buyer's Leasehold and Facilities, which has not been set forth in this Agreement or in the Schedules thereto.

             (h) TITLE. Seller owns Defensible Title (as hereinafter defined) to no less than the net revenue interest and no more than the working interest in the oil, gas and mineral lease forming a part of the Buyer's Leasehold and Facilities as is set forth in Schedule 3.22. The term

"DEFENSIBLE TITLE" as used herein shall mean, as to the Buyer's Leasehold and Facilities, such title that (1) entitles WRT to receive a percentage of all oil, gas and other hydrocarbon minerals which are produced, saved and marketed from or attributable to the Buyer's Leasehold and Facilities not less than the interest shown as the net revenue interest of WRT on Schedule 3.22 hereto, without reduction, suspension or termination for the productive life of Buyer's Leasehold and Facilities; (2) obligates WRT to bear a percentage of the costs and expenses relating to operations on the maintenance and development of the Buyer's Leasehold and Facilities not greater than the interest shown as the working interest of WRT on Schedule 3.22 hereto, without increase for the productive life of the Buyer's Leasehold and Facilities (unless the net revenue interest increases at least proportionately); and (3) is free and clear of all production payments, debts, liens, mortgages, security interests, contract obligations, restrictions on transferability, preferential purchase rights, claims, defects and encumbrances except for the Permitted Encumbrances (as hereinafter defined). The term "PERMITTED ENCUMBRANCES" as used herein shall mean:

             (1)  liens securing amounts not yet owing for taxes;

             (2) mechanic's, materialmen's, repairmen's or similar liens or charges which relate to obligations not yet delinquent or the validity of which is being contested in good faith;

             (3) liens of a form and scope customary in the oil and gas industry under operating agreements and other similar instruments and agreements;

             (4) such defects or irregularities, if any, in the title to the Buyer's Leasehold and Facilities that individually or in the aggregate do not impair the Buyer's Leasehold and Facilities or the value thereof, affect the obligation of WRT under this Agreement or materially adversely affect the use of the Buyer's Leasehold and Facilities; and

             (5) royalties, overriding royalties, production payments and other burdens on production from or attributable to the Buyer's Leasehold and Facilities that are usual and customary in the oil and gas industry and that have been taken into account in the net revenue interests set forth in Schedule 3.22.

             (j) LICENSES AND PERMITS; FILINGS. All authorizations, licenses and permits required under federal, state and local laws have been obtained, and all filings necessary to obtain such authorizations, licenses and permits have been made, to own and operate the Buyer's Leasehold and Facilities as presently being owned and operated. Such authorizations, licenses, permits and filings are in full force and effect, and no material violations exist with respect to any of the same, and WRT has not received notice of any violation of or investigation relating thereto.

             (k) AFE'S AND OTHER EXTANT OBLIGATIONS. There are no outstanding authorities for expenditure or other contracts or agreements, except that certain Global Settlement by and among the State of Louisiana, Texaco, Inc. and the Louisiana Land and Exploration Company, dated February 22, 1994, that;

                  (l) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Buyer's Leasehold and Facilities; or

                  (2) obligate WRT to make payments of any material amounts in connection with drilling of wells or other material capital expenditures affecting the Buyer's Leasehold and Facilities.

             (l) WELLS, PLUGGING AND ABANDONMENT. There are no wells located on the Buyer's Leasehold and Facilities, or bottom-holed under the Buyer's Leasehold and Facilities, which are currently producing, or capable of producing, hydrocarbons. All wells located on, or bottom-holed under, the Buyer's Leasehold and Facilities have been plugged and abandoned in accordance with all applicable laws, ordinances, rules, regulations and permits of any governmental body or agency having jurisdiction thereover; and there are no wells located on, or bottom-holed under, the Buyer's Leasehold and Facilities that WRT, the subject operator or any other party owning an interest in the Buyer's Leasehold and Facilities is obligated by order or other action of any governmental body or agency to plug and abandon within a time certain.

             (m) EXISTING DOCUMENTS. For purposes of this Agreement, the term "Existing Documents" shall mean all the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Buyer's Leasehold and Facilities and all contractually binding arrangements to which the Buyer's Leasehold and Facilities may be subject and which will be binding on the Buyer's Leasehold and Facilities or DLB after closing (including, without limitation, oil, gas and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, unit agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). With respect to the Buyer's Leasehold and Facilities and insofar as the following could materially prevent DLB from receiving the proceeds of production attributable to, or otherwise receiving the economic benefits deriving from, the Buyer's Leasehold and Facilities or result in he cancellation of DLBW's interest therein, (i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except as may result from the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement; (ii) WRT is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents or any regulations incorporated therein or governing same, except as a result of the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) and obligations due thereunder have been made and satisfied by or on behalf of WRT.

Section 3.23. FULL DISCLOSURE. WRT has disclosed to DLB and Wexford all material facts concerning WRT's and its Subsidiaries assets, business, operations, financial condition and prospects. No representation or warranty by WRT in this Commitment Agreement and no statement made by WRT contained in the Plan, the Disclosure Statement (other than statements made by DLBW therein) or any document delivered or to be delivered by or on behalf of WRT to DLB and Wexford in accordance with this Commitment Agreement contained or will contain any untrue statement of material fact or omitted or will omit to state a material fact necessary to make the statements contained in this Commitment Agreement or in any such document, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF DLB AND WEXFORD

             Section 4.01. REPRESENTATIONS AND WARRANTIES OF DLB. DLB hereby represents and warrants to, and covenants and agrees with, WRT and Wexford that
(i) this Commitment Agreement has been duly authorized by DLB and has been duly executed and delivered on its behalf and constitutes the valid and binding obligation of DLB, enforceable against DLB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity, (ii) it has and will have full power and authority to contribute at the closing the funds required pursuant to Article II hereof to the capital of New WRT, (iii) the execution and delivery by DLB of this Commitment Agreement, and the consummation by DLB of the transactions contemplated hereby, will not, to the best of DLB's knowledge, conflict with, violate, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of a lien on, or the acceleration of any obligation or the loss of a benefit under, (I) DLB's certificate of incorporation or by-laws,
(II) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which DLB may then be a party or by which it or its respective properties and assets may then be bound, or (III) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority, (iv) subject to such filings as may be required under the Exchange Act, the HSR Act and the entry of the Confirmation Order, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any federal or state government or governmental authority required to be made or obtained by DLB for the consummation by it of the transactions contemplated hereby have been made or obtained or will be made or obtained prior to the Effective Date and (v) the information provided by DLB in writing expressly for inclusion in the Disclosure Statement does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             Section 4.02 REPRESENTATIONS AND WARRANTIES OF WEXFORD. Wexford hereby represents and warrants to, and covenants and agrees with, WRT and DLB that (i) this

Commitment Agreement has been duly authorized by Wexford in its capacity as investment manager for the Wexford Funds and, if necessary, by each of the Wexford Funds, has been duly executed and delivered on its behalf and constitutes the valid and binding obligation of the Wexford Funds, enforceable against the Wexford Funds in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity, (ii) the Wexford Funds have and will have full power and authority to contribute at the Closing the funds required pursuant to Article II hereof to the capital of new WRT,
(iii) the execution and delivery by Wexford and the Wexford Funds of this Commitment Agreement, and the consummation by the Wexford Funds of the transactions contemplated hereby, will not, to the best of Wexford's knowledge, conflict with, violate, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of a lien on, or the acceleration of any obligation or the loss of a benefit under,
(I) Wexford's operating agreement or the partnership agreements of the Wexford Funds, (II) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which Wexford or the Wexford Funds may then be a party or by which they or their respective properties and assets may then be bound, or (III) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority, (iv) subject to such filings as may be required under the Exchange Act, the HSR Act and the entry of the Confirmation Order, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any federal or state government or governmental authority required to be made or obtained by Wexford for the consummation by it of the transactions contemplated hereby have been made or obtained or will be made or obtained prior to the Effective Date and (v) the information provided by Wexford in writing expressly for inclusion in the Disclosure Statement does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             Section 4.03. FINANCING. DLB and the Wexford Funds have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the funds required pursuant to Article II hereof and any other amounts to be paid by it hereunder.

             Section 4.04. PURCHASE FOR INVESTMENT. DLB and the Wexford Funds are purchasing the New WRT Common Stock and the New WRT Subscription Common Stock for investment for their own respective accounts and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. DLB, Wexford and the Wexford Funds(either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the New WRT Common Stock and the New WRT Subscription Common Stock and are capable of bearing the economic risks of such investment.

Section 4.05. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of DLB, Wexford or the Wexford Funds threatened against or affecting, DLB, Wexford or the Wexford Funds before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Commitment Agreement.

                                  ARTICLE V

                               COVENANTS OF WRT

             WRT covenants and agrees with DLB and Wexford that, from and after the date hereof and until the Effective Date, except as otherwise expressly provided herein or in the Plan and subject to the terms and conditions hereof:

             Section 5.01 CONDUCT OF BUSINESS. (a) WRT shall carry on its business diligently and consistent with good business practice, maintain its properties in customary repair, order and condition, ordinary wear and tear excepted, and use all reasonable commercial efforts to maintain and preserve its business organization.

             (b) WRT will not (i) take or agree or commit to take any action that would make any representation and warranty of WRT hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

             Section 5.02     ACTIONS IN THE CHAPTER 11 CASE.

             (a) Subject to its fiduciary obligations as debtor-in-possession in the Chapter 11 Case, WRT shall use its best efforts, diligently and in good faith, to cause the Plan to be confirmed by the Bankruptcy Court. Without limiting the application of the foregoing sentence, so long as this Commitment Agreement is in full force and effect, WRT will not propose or in any way support any plan that fails to provide for the full payment in cash at the Closing of the Texaco Claim. WRT shall not amend the Plan or permit the Plan to be amended without the prior written consent of DLB and Wexford and, upon the request of DLB and Wexford, shall promptly file with the Bankruptcy Court all such amendments to the Plan and to the Disclosure Statement or any exhibit to the Plan or Disclosure Statement as are necessary in order to give effect to the provisions of this Commitment Agreement. Subject to the confirmation of the Plan, WRT shall take all actions not inconsistent with the terms of this Commitment Agreement that are necessary or appropriate in order to effect the consummation of the Plan and the transactions contemplated by this Commitment Agreement.

             (b) Promptly after the execution and delivery hereof, WRT shall make such filings (which shall be in form and substance satisfactory to DLB and Wexford) with the

Bankruptcy Court as are necessary in order to obtain the approval of the Bankruptcy Court of the terms and provisions of this Commitment Agreement on or before entry of an order approving the Disclosure Statement, including, without limitation, the provisions of Sections 10.02 and 10.03 hereof. WRT shall use its best efforts, diligently and in good faith, to obtain such approval as promptly as practicable and shall submit a motion for such approval, substantially in the form of Exhibit B hereto, to the Bankruptcy Court no later than the close of business on January 28, 1997.

             (c) WRT shall use its best efforts, diligently and in good faith, to file with the Bankruptcy Court and to prosecute objections to all Claims that WRT, DLB or Wexford believes in good faith are subject to objection in whole or in part, including, without limitation, objections to the amount of such Claims and to any lien, mortgage or other security interest asserted with respect to such Claims, and shall not settle any such objection except with the consent of DLB and Wexford, which consent shall not be unreasonably withheld.

             (d) WRT shall not take any actions or omit to take any actions that are inconsistent with the provisions of this Commitment Agreement or that interfere in any manner with the provisions of this Commitment Agreement.

             (e) WRT shall exercise all reasonable efforts, diligently and in good faith, to have the New WRT Common Stock qualified, prior to the Effective Date, for quotation on the NASDAQ system upon issuance thereof.

             Section 5.03 NEGATIVE COVENANTS. WRT will not, except as expressly or specifically contemplated by this Commitment Agreement or as expressly and specifically permitted in the Plan, engage in any of the following activities or transactions without the express written consent of DLB and Wexford, which shall not be unreasonably withheld:

                   (a) propose or in any way support any plan of reorganization for WRT other than the Plan;

                   (b) sell, lease, dispose of or transfer, or agree to sell, lease, dispose of or transfer, any material leases or any other material assets or rights, or cancel or agree to cancel any material liabilities owed to WRT;

                   (c) issue, sell, deliver or agree to issue, sell or deliver any shares of capital stock, bonds, debentures, notes or other corporate securities of which WRT is the issuer or grantor, or grant or issue, or agree to grant or issue, any options, warrants, bonuses or other similar rights calling for the issuance of such securities;

                   (d) borrow, or agree to borrow, any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability for borrowed money;

      (e) except for (i) Permitted Liens and (ii) leases entered into in the ordinary course of business and not otherwise prohibited hereby, mortgage, pledge or otherwise encumber any part of its assets;

                   (f) enter, or agree to enter, into any agreement or arrangement (i) granting any rights of first refusal or similar preferential rights to purchase any assets of WRT, other than in the ordinary course of business and with respect to non-material assets, or
      (ii) requiring the consent of any Person to the consummation of any of the transactions contemplated by this Commitment Agreement or the Plan;

                   (g) breach, amend (other than in the ordinary course of business consistent with past practices) or terminate (other than in accordance with its terms) any material agreement, contract or instrument to which WRT is a party;

                   (h) merge or consolidate with or into any other Person, acquire control or acquire any capital shares or other securities of any other Person, or take any steps incidental to or in furtherance of any such actions, whether by entering into an agreement providing therefor or otherwise;

                   (i) enter into any material contract, arrangement or agreement (other than contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practices);

                   (j) except as required by law or by GAAP, made any material alteration in the manner of keeping its books, accounts or records or in the accounting practices reflected therein;

                   (k) enter into any material transaction or acquire any capital assets other than in the ordinary course of business consistent with past practices;

                   (l) reject any executory contract or unexpired lease with respect to which the damages resulting from such rejection would exceed $50,000;

                   (m) amend its certificate of incorporation or by-laws or change its authorized or outstanding capital stock;

                   (n) except in amounts that individually or in the aggregate are not material, (i) grant to any director or officer or to any employee or consultant any increase in compensation in any form, (ii) grant to any such person any severance or termination pay or benefit, or (iii) make any loan or advance to, or enter into, amend, modify, terminate or renew any compensation benefit or employment agreement or arrangement with, any such person; or

      (o) take any other action inconsistent with the terms of this Commitment Agreement or the Plan or that could reasonably be expected to impair the consummation of the transactions contemplated hereby or thereby.

             Section 5.04     DELIVERY OF CERTAIN DOCUMENTS.

             (a) WRT shall promptly furnish to DLB and Wexford from the date hereof until the Effective Date a copy of each such report, including financial statements and schedules, hereafter filed by WRT pursuant to the Exchange Act, and all material documents served upon or served by WRT in connection with the Chapter 11 Case or any action or proceeding which may be initiated with respect to any transaction contemplated by this Commitment Agreement.

             (b) WRT shall give DLB and Wexford and their respective accountants, counsel and other designated representatives access during normal business hours throughout the period from the date hereof to the Effective Date to all premises, books, records and other information of and concerning WRT (including, without limitation, all work papers relating to tax and accounting information used in connection with the preparation of financial statements and tax returns), and shall cause its officers and managerial employees to furnish to DLB and Wexford such financial and operating data and other information with respect to its business and properties as either may reasonably request. No investigation made by or information furnished to DLB or Wexford pursuant to this Commitment Agreement shall be deemed to impact DLB's and Wexford's ability to rely on any representations or warranties by WRT or the conditions to the obligations of the parties to consummate the transactions contemplated by this Commitment Agreement.

             Section 5.05 NOTIFICATION. WRT shall promptly notify DLB and Wexford of (a) the occurrence of any change, event or condition that has had, or could reasonably be expected to have, an effect on the Closing or a Material Adverse Effect, (b) the commencement or threat of commencement of any litigation that might reasonably be expected to have a Material Adverse Effect or that relate to the consummation of the transactions contemplated by this Commitment Agreement or the Plan, (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Commitment Agreement or the Plan, (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Commitment Agreement or the Plan or (e) any change in the senior management of WRT.

             Section 5.06. UPDATING DISCLOSURES. From time to time through the Effective Date, WRT will promptly deliver to DLB and Wexford any information concerning events subsequent to the date of this Commitment Agreement or which becomes available to WRT after the date hereof which is necessary to supplement the representations and warranties of WRT contained herein, in order that such representations and warranties are kept current, complete and accurate in all material respects. Such delivery shall, to the extent of any new disclosure the substance of which has had or could be reasonably expected to have a Material Adverse Effect, provide DLB and Wexford the right to terminate this Commitment Agreement or pursue any other legal remedy hereunder.

             Section 5.07. MAINTENANCE OF INSURANCE. Through the Effective Date, WRT will keep in force substantially the same kinds and amounts of insurance which is carried as of the date hereof.

             Section 5.08 GOVERNMENT FILINGS. WRT will (i) duly and timely file (subject to authorized extensions) all reports or returns required to be filed with federal authorities and all material reports and returns required to be filed with state, foreign, local or other authorities, (ii) except as contemplated by the Plan, unless contesting such in good faith and having established adequate book reserves therefor, promptly pay, as and when due, all federal, state, local and foreign taxes, assessments and governmental charges to the extent such taxes, assessments and charges constitute expenses of administration under Section 503 of the Bankruptcy Code and (iii) duly observe and conform to all lawful requirements of any governmental authority relating to any of its properties or to the operation and conduct of its business and to all covenants, terms and conditions upon, or under which, any of its properties are held where the failure so to observe, conform or comply would have a Material Adverse Effect.

             Section 5.09 MANAGEMENT REPORTS. Subject to its fiduciary duties as debtor-in- possession, WRT shall prepare, consistently with its current practice, and deliver to DLB and Wexford copies of its monthly operating statements, variance reports and other internal reports and documents, simultaneously with the customary internal circulation thereof within WRT.

             Section 5.10 BOARD MEETINGS. WRT shall give DLB and Wexford at least two days' prior notice of any board meeting or meeting of a committee of the board and, subject to WRT's fiduciary duties as a debtor-in-possession, DLB and Wexford each shall have the right to have a representative attend all such meetings.

             Section 5.11 FURTHER ASSURANCES. WRT shall (a) execute and deliver such instruments and take such other actions as DLB and Wexford may reasonably require in order to carry out the intent and purpose of this Commitment Agreement and the Plan, (b) use its best efforts, diligently and in good faith, to obtain any consents required herein to be obtained, (c) subject to its fiduciary duties as debtor-in-possession, diligently support this Commitment Agreement and the Plan in any proceeding before the Bankruptcy Court or any other governmental or regulatory authority whose approval of the transaction contemplated hereby and by the Plan is required, (d) subject to its fiduciary duties as debtor-in-possession, use its best efforts, diligently and in good faith, to oppose any litigation that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or by the Plan or which would have a Material Adverse Effect and (e) use its best efforts, diligently and in good faith, to cause the conditions precedent set forth in Article IX hereof to be satisfied.

                                  ARTICLE VI

                         COVENANTS OF DLB AND WEXFORD

             Section 6.01 GENERAL COVENANTS. Each of DLB and Wexford, jointly and severally, covenants and agrees, subject to the terms and conditions hereof, that they will (a) execute and deliver such instruments and take such other actions as WRT may reasonably require in order to carry out the intent and purpose of this Commitment Agreement and the Plan, (b) use their best efforts, diligently and in good faith, to obtain any consents required herein to be obtained by them, (c) diligently support this Commitment Agreement and the Plan in any proceeding before the Bankruptcy Court or any other governmental or regulatory authority whose approval of the transaction contemplated hereby and by the Plan is required, (d) vote the Claims held by them in favor of the confirmation of the Plan, (e) use their best efforts, diligently and in good faith, to oppose any litigation that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or by the Plan and (f) use their best efforts, diligently and in good faith, to cause the conditions precedent set forth in Article VIII hereof to be satisfied.

                                 ARTICLE VII

                      COVENANTS OF WRT, DLB AND WEXFORD

             WRT, DLB and Wexford agree that:

             Section 7.01 BEST EFFORTS. Subject to the terms and conditions of this Commitment Agreement, WRT, DLB and Wexford will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Commitment Agreement. WRT, DLB and Wexford agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Commitment Agreement.

             Section 7.02 CERTAIN FILINGS. WRT, DLB and Wexford shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Commitment Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

             Section 7.03 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before making any press release or making any public statement with respect to this

Commitment Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

             Section 7.04 CONFIDENTIAL TREATMENT. Each of DLB and Wexford, severally and not jointly, on the one hand and WRT on the other hand agrees that all non-public information provided or made available to it or any of its affiliates by or on behalf of the other party hereunder or pursuant hereto shall be kept confidential and shall not be used by it or such affiliates for any purpose other than in connection with the transactions contemplated by this Commitment Agreement; PROVIDED, HOWEVER that the foregoing shall not apply to any such information which becomes publicly available (i) other than through breach of this Section 7.04, (ii) from a third party not under a confidentiality obligation to the parties hereto or (iii) because it is included in the Disclosure Statement as required pursuant to Section 1125 of the Bankruptcy Code.

                                 ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF WRT

             Section 8.01. CONDITIONS PRECEDENT TO WRT'S OBLIGATIONS. The obligations of WRT to consummate the transactions contemplated by this Commitment Agreement, including, without limitation, to issue shares of New WRT Common Stock and New WRT Subscription Common Stock as provided herein and in the Plan at the times herein and therein provided, shall be subject to the satisfaction, or to the waiver by WRT, of each of the following conditions:

             (a) The Bankruptcy Court shall have entered the Confirmation Order.

             (b) At the Effective Date, all required consents and approvals of any governmental agency, authority, commission or other party shall have been obtained and the same shall be in full force and effect, any applicable waiting period (and any extension thereof) applicable to the consummation of the Plan under the HSR Act shall have expired or been earlier terminated and no preliminary or permanent injunction or other order, decree or ruling barring consummation of the Plan shall have been entered with respect to or in connection with any application under the HSR Act.

             (c) The representations and warranties of DLB and Wexford contained herein shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Effective Date, as if made by DLB and Wexford, respectively, on and as of such date.

             (h) At the Effective Date, each of DLB and Wexford shall have complied or shall concurrently comply with each covenant and agreement required herein to be complied with by it on or prior to the Effective Date.

                                  ARTICLE IX

            CONDITIONS PRECEDENT TO OBLIGATIONS OF DLB AND WEXFORD

             Section 9.01. CONDITIONS TO RESPECTIVE OBLIGATIONS OF DLB AND WEXFORD. The joint and several obligations of DLB and Wexford to consummate the transactions contemplated by this Commitment Agreement, including, without limitation, to make or effect or cause to be made or effected, the payments required pursuant to Article II hereof at the times therein provided, shall be subject to the satisfaction, or to the waiver by each of DLB and Wexford (except as expressly provided in this Section 9.01), of each of the following conditions:

             (a) Prior to the Effective Date, there shall have been approved pursuant to an order of the Bankruptcy Court (which order, contemplated to be the Confirmation Order, shall have become a Final Order) the issuance to DLB and Wexford of the shares of New WRT Common Stock and New WRT Subscription Common Stock issuable to DLB and Wexford, the payment in full of the Texaco Claim and all the other provisions of Article II hereof and at the Effective Date, no action, suit or proceeding by or before any court, governmental agency or other tribunal shall be pending or threatened against WRT, DLB or Wexford, arising out of or with respect to the transactions contemplated by this Commitment Agreement, the Plan or the Disclosure Statement.

             (b) The Bankruptcy Court shall have entered the Confirmation Order, which order shall have become a Final Order, and such Final Order shall contain, INTER ALIA, provisions approving the amount of the fees and expenses paid or payable to DLB and Wexford and shall be in form and substance satisfactory to each of DLB and Wexford.

             (c) Prior to the initial date of mailing of the Disclosure Statement, as approved by the Bankruptcy Court to the creditors and shareholders of WRT (the "Mailing Date"), the Bankruptcy Court shall have entered an order (which order shall become a Final Order) approving certain provisions of this Commitment Agreement, including, without limitation, Sections 2.02(a) and (b),
10.02 and 10.03 and Articles V and VII.

             (d) At the Effective Date, no action, suit or proceeding by or before any court, governmental agency or other tribunal shall be pending or threatened, other than those actions, suits and proceedings described in the Schedules, against WRT the adverse determination of which would have a Material Adverse Effect.

             (e) From the date hereof through and including the Effective Date, there shall have been no material adverse change in the business, properties, financial condition, results of operations or prospects of WRT or New WRT.

             (f) All consents and approvals of any governmental agency, authority, commission or other party shall have been obtained and the same shall be in full force and effect on and as of the Effective Date, any waiting period (and any extension thereof) applicable to the consummation of the Plan under the HSR Act shall have expired or been earlier terminated and no preliminary or permanent injunction or other order, decree or ruling barring consummation of the Plan shall have been entered with respect to or in connection with any application under the HSR Act.

             (g) The representations and warranties of WRT contained herein shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Effective Date, as if made by New WRT on and as of such date, and DLB and Wexford shall have received a certificate of an executive officer of New WRT to such effect.

             (h) At the Effective Date, each of WRT and New WRT shall have complied or shall concurrently comply with each covenant and agreement required herein to be complied with by it on or prior to the Effective Date, and DLB and Wexford have received a certificate of an executive officer of New WRT to such effect.

             (i) At the Effective Date, the New WRT Certificate of Incorporation shall have been duly adopted and filed with the Secretary of State for the State of Delaware and the New WRT By-Laws shall have been duly adopted and each shall contain provisions acceptable to DLB and Wexford.

             (j) The Registration Rights Agreement, the New WRT Subscription Rights Agreement and the Administrative Services Agreement shall have been executed and delivered by the parties thereto and such agreements shall contain substantially the terms described in the Disclosure Statement, and all Exhibits and Schedules to the Plan and Disclosure Statement shall be in form and substance reasonably satisfactory to each of DLB and Wexford.

            (k) The Louisiana State Mineral Board shall have executed a consent to the transfer of the WCBB Assets to DLB (or its designee) pursuant to the terms of the Purchase, Sale and Exchange Agreement.

             (l) There shall not have occurred (i) any material adverse change in the condition of the financial markets generally, in the United States, or in the worldwide market for geophysical services, or any outbreak of hostilities if such hostilities materially adversely affect the oil markets or the market for geophysical services or involve the United States, or other national or international calamity or crisis the effect of which shall be such as to make it, in the reasonable judgment of DLB and Wexford, impracticable to consummate the transactions contemplated hereby to be consummated at the Effective Date, or
(ii) any suspension in trading in any securities of WRT or New WRT by the Commission or any national or regional securities exchange, or the establishment of minimum or maximum prices for trading, or maximum ranges for prices for securities, by said exchange or by order of the Commission or any other government authority, or any declaration of a banking moratorium by Federal, New York or Texas authorities.

(m) DLB and Wexford shall have received an opinion, dated the Effective Date, of Sheinfeld, Maley & Kay, P.C., counsel to WRT, in form and substance satisfactory to DLB and Wexford.

             Section 9.02. WAIVERS. On the date (which shall not be prior to 15 days after entry of an order confirming the Plan) on which WRT notifies DLB and Wexford that the remaining conditions to the obligations of DLB and Wexford set forth in Section 9.01 hereof have been satisfied or waived and WRT delivers all such instruments, certificates and opinions in appropriate form as required under this Commitment Agreement, DLB and Wexford shall determine whether the conditions set forth in Sections 9.01(d), 9.01(g) and 9.01(k) have been satisfied, or if such conditions have not been satisfied shall determine whether or not to waive the same, and shall notify New WRT of the results of said determination and in the event that all of such conditions are not satisfied or waived, the Effective Date shall not occur and the parties hereto shall have such right and obligations as are expressly set forth herein.

                                  ARTICLE X

                                MISCELLANEOUS

             Section 10.01. COMPLIANCE WITH PLAN. Without limiting the obligations of WRT under this Commitment Agreement, WRT hereby covenants and agrees with DLB and Wexford that it will comply in all respects with the provisions of the Plan from and after the entry by the Bankruptcy Court of the Confirmation Order with the same force and effect as if such provisions were set forth in full herein.

             Section 10.02. BREAK-UP FEE. If (a) WRT breaches in any material respect any of its covenants or obligations under this Commitment Agreement or the Plan, (b) WRT reaches an agreement in principle with respect to, accepts a commitment for the purchase of, contracts to sell or sells WRT or a material portion of its assets or operations, or, pursuant to a plan of reorganization or otherwise, debt or equity securities of WRT, to any person other than an Extant Bidder, DLB and Wexford or persons approved by DLB and Wexford, or WRT terminates this Commitment Agreement for any reason other than as a result of a material breach hereof by DLB and Wexford or (c) a plan of reorganization for WRT other than the Plan or a plan proposed solely by an Extant Bidder is confirmed (collectively, a "Break-Up Event"), then (x) DLB and Wexford shall have the right to terminate this Commitment Agreement or pursue any other legal remedy hereunder and (y) WRT shall immediately pay to DLB and Wexford, in addition to the reimbursement of out-of-pocket expenses set forth in Section
10.03 hereof, a fee (the "Break-Up Fee") in the amount of $700,000, payable following written demand therefor by DLB and Wexford; PROVIDED, HOWEVER, that the Break-Up Fee shall not be payable if (x) any of the conditions precedent contained in this Commitment Agreement or the Plan is not met or (y) DLB and Wexford breaches any of their covenants or obligations under this Commitment Agreement. The Break-Up Fee shall be an administrative expense claim under
Section 503(b)(1)(A) of the Bankruptcy Code payable at the time all other such administrative expenses are paid (other than professional fees and administrative expenses paid in the ordinary course). The Break-Up Fee shall be payable to DLB and Wexford if, and only if, at the occurrence of the Break-Up Event, DLB and Wexford shall have not theretofore exercised any right or stated its intent to terminate or not perform its obligations under this Commitment Agreement, except as a consequence of the failure of WRT to perform its material covenants or obligations under this Commitment Agreement or the Plan.

             Section 10.03. EXPENSE REIMBURSEMENT. The reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel and other advisors to DLB and Wexford) incurred in connection with the preparation, negotiation and consummation of this Commitment Agreement, the Plan and all related documents and transactions shall be for WRT's account and shall be an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code, whether or not the transactions contemplated by this Commitment Agreement are consummated; PROVIDED, HOWEVER, that if such transactions are not consummated as a result of the material breach by DLB and Wexford of their covenants or obligations under this Commitment Agreement, WRT shall have no obligation to pay the fees and expenses of DLB and Wexford. Payment of such reasonable out-of-pocket costs and expenses shall be made from time to time promptly, and in no event later than 15 days, following written demand therefor by DLB and Wexford accompanied by appropriate invoices, except that the fees and expenses incurred by DLB and Wexford prior to October 22, 1996 shall be paid only if the Bankruptcy Court enters an order, which may be the Confirmation Order, approving such fees and expenses. Any costs and expenses paid to DLB and Wexford for which it is not eligible pursuant to the proviso in the first sentence of this Section 10.03 shall be promptly returned to WRT. The obligation of WRT to reimburse DLB and Wexford for their reasonable out-of-pocket costs and expenses shall not exceed $1,000,000 in excess of any and all out-of-pocket expenses of DLB and Wexford the reimbursement of which has already been approved by the Bankruptcy Court pursuant to the Expense Order, (whether or not DLB and Wexford have actually sought or obtained reimbursement of any or all of such amount). DLB and Wexford will not seek, as part of the expense reimbursement provided pursuant to this Section 10.03, reimbursement of expenses incurred by it (a) in connection with the negotiation and closing of any consensual arrangement among Texaco, DLB and WRT relating to WCBB and (b) in connection with any litigation between WRT and Texaco related to WCBB and Texaco's claims related thereto.

             Section 10.04. LIQUIDATED DAMAGES. If DLB or Wexford breaches in any material respect any of its covenants or obligations under this Commitment Agreement, then DLB and Wexford shall pay to WRT liquidated damages in the amount of $700,000, payable following written demand therefor by WRT. The payment of such liquidated damages shall be in addition to any other remedies available to WRT as a result of such breach.

             Section 10.05. WAIVERS. Any failure of WRT, DLB or Wexford to comply with any obligation, covenant, agreement or condition herein may be expressly waived by the party to which such obligation, covenant or agreement is owed or for whose benefit such condition exists to the extent permitted under applicable law. Any such waiver shall be in a writing signed by an officer or agent of the party giving such waiver thereunto duly authorized. Any waiver or any failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

             Section 10.06. BROKERS AND FINDERS; EXPENSES. Except for Jefferies & Company, Inc., which will be compensated as described in the Disclosure Statement, each of WRT, DLB and Wexford represents and warrants to the others of them that no broker or finder (including any of its officers, directors or agents) is entitled to any brokerage or finder's fee or other commission from it based on agreements, arrangements or undertakings made by it in connection with this Commitment Agreement or the transactions contemplated hereby. Except as otherwise provided in this Commitment Agreement, each party shall bear its own costs and expenses in connection herewith.

             Section 10.07. NOTICES. Any notice, demand, claim or other communications under this Commitment Agreement shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon receipt thereof if sent by registered mail, return receipt requested, postage prepaid, or upon confirmation of delivery thereof by courier service, if sent by recognized overnight courier service, to the respective address of the parties set forth below (or such other address as a party may specify by notice given as herein provided):

            IF TO WRT, TO:

            WRT Energy Corporation
            Attention:  Mr. Raymond P. Landry
            5718 Westheimer, Suite 1201
            Houston, Texas  77057


            COPY TO:

            Sheinfeld, Maley, & Kay, P.C.
            Attention:  Joel P. Kay, Esq.
            1001 Fannin Street, Suite 3700
            Houston, Texas  77002-6797

            IF TO DLB, WEXFORD AND THE WEXFORD FUNDS, TO:

            DLB Oil & Gas, Inc.
            Attention:  Mark Liddell
            1601 N.W. Expressway, Suite 700
            Oklahoma City, OK  73118-1401

                             - and -

            Wexford Management LLC
            Attention: Arthur Amron, Esq.
            411 West Putnam Avenue
            Greenwich, CT  06830

            COPY TO:

            Schulte Roth & Zabel LLP
            Attention:  Jeffrey S. Sabin, Esq.
            900 Third Avenue
            New York, New York  10022

             Section 10.08. SUCCESSORS AND ASSIGNS. This Commitment Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee of WRT and New WRT) and permitted assigns, but neither this Commitment Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

             Section 10.9. HEADINGS. The headings of the Articles and Sections of this Commitment Agreement are inserted for convenience only and shall not affect the interpretation hereof.

             Section 10.10. ENTIRE AGREEMENT. This Commitment Agreement, the New WRT Subscription Rights Agreement, the Administrative Services Agreement and the Plan (including the Exhibits and Schedules hereto and thereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions promises, representations, warranties, covenants, or undertakings among the parties relating to the subject matter hereof other than those expressly set forth or referred to herein or therein, subject to the approval of the Bankruptcy Court. This Commitment Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof. In the event of any inconsistency between the term and provisions of this Commitment Agreement and the terms and provisions of the Plan, then, and in such event, the terms and provisions of this Commitment Agreement shall control.

Section 10.11. COUNTERPART. This Commitment Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original but all such counterparts together shall constitute one and the same agreement.

             Section 10.12. GOVERNING LAW. Except to the extent inconsistent with the Bankruptcy Code, this Commitment Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, principles or policies thereof respecting conflict or choice of laws.

             Section 10.13. SURVIVAL. The representations and warranties of the parties hereto shall survive only until the Effective Date but not thereafter.

             Section 10.14. EFFECTIVENESS OF AGREEMENT. The provisions of this Commitment Agreement shall become effective upon the entry by the Bankruptcy Court of an order approving the terms and conditions hereof; PROVIDED, HOWEVER, that the provisions of Sections 5.02(b), 5.02(d) and 7.04 hereof shall be effective upon the execution and delivery hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Commitment Agreement to be duly executed by their officers, partners or agents thereunto duly authorized as of the day and year first above written.


                                    WRT ENERGY CORPORATION, INC., Debtor
                                    and Debtor-in-Possession

                                    By:_______________________________________
                                       Name:
                                       Title:


                                    DLB OIL & GAS, INC.

                                    By:______________________________________
                                       Name:
                                       Title:


                                    WEXFORD MANAGEMENT LLC

                                    By:_______________________________________
                                       Name:
                                       Title:


                                    WEXFORD MANAGEMENT LLC, as agent for:

                                      WEXFORD CAPITAL PARTNERS II, L.P.
                                      WEXFORD OVERSEAS PARTNERS I, L.P.
                                      WEXFORD SPECIAL SITUATIONS 1996, L.P.
                                      WEXFORD SPECIAL SITUATIONS 1996
                                         INSTITUTIONAL, L.P.
                                      WEXFORD-EURIS SPECIAL SITUATIONS
                                         1996, L.P.
                                      WEXFORD SPECIAL SITUATIONS 1996,
                                         LIMITED


                                    By:_______________________________________
                                       Name:
                                       Title:

                                                                       EXHIBIT I

                       EXHIBIT I TO DISCLOSURE STATEMENT

Facility:               $15,000,000 senior term credit facility (the
                        "Facility").

Borrower:               Reorganized WRT Energy Corporation ("WRT").

Lender:                 ING (U.S.) Capital Corporation ("ING").

Maturity:               Due in full two years from Effective Date (assumed to be
                        July 1, 1997). Installments of $1,000,000 each due on last day of the 15th, 18th, and 21st month after Effective Date.

Interest Rates:         ING's fluctuating "reference rate", plus 1.25%, based on
                        a 360-day year, payable quarterly, or, at WRT's option.

                        Reserve adjusted LIBOR for periods of 1, 2, 3 or 6 months, plus 3.0%, based on a 360-day year, payable at the end of each interest period and, for periods longer than 3 months, payable quarterly.

Fees: Facility Fee: Non-refundable arrangement fee payable to ING in an amount equal to 1.25% of Facility (i.e., $187,500). One-half payable upon execution by ING and DLB of Commitment Letter and one-half payable on closing.

                        Anniversary Fees: $200,000, payable in two installments of $100,000 each on December 31, 1997 and December 31, 1998 (or, if earlier, at prepayment of facility).

Security and            WRT will provide liens, security interests, and
Supporting              assignments to ING (collectively, "ING Liens") covering
Agreements              substantially all of WRT's assets (including, without
                        limitation, first priority liens and assignments of production covering all of WRT's proved oil and gas properties and the 50% interest in West Cote Blanche
                        Bay to be contributed by DLB).

THIS TERM SHEET IS NEITHER A COMMITMENT NOR AN OFFER TO FUND ANY TRANSACTION BY ING (U.S.) CAPITAL CORPORATION ("ING") OR ANY OF ITS AFFILIATES. THE ISSUANCE
OF ANY COMMITMENT LETTER WILL BE SUBJECT TO SATISFACTORY DUE DILIGENCE OF WRT AND ITS OPERATING SUBSIDIARIES, RECEIPT OF INTERNAL CREDIT AND OTHER APPROVALS, AND RECEIPT OF A FAVORABLE LEGAL OPINION FROM ING'S LEGAL COUNSEL. THE TERMS AND CONDITIONS IN THIS TERM SHEET ARE SUBJECT TO MODIFICATION AT THE DISCRETION OF ING, PARTICULARLY IN THE EVENT OF MATERIAL ADVERSE CHANGE AFFECTING WRT.

Conditions of Lending:  1. ING satisfaction with certain due diligence.

                        2. The Credit Agreement, promissory note, Security Documents, and all other documents relating to the Facility (collectively, the "Loan Documents") must be executed and delivered in forms acceptable to ING.

                        3. ING shall have received payment in full in cash of its claim.

                        4. Confirmation, on or before July 15, 1997, by the U.S. Bankruptcy Court for the Western District of Louisiana of a reorganization plan for WRT (the "Plan") that is acceptable to ING in its discretion.

                        5. The Effective Date shall have occurred.

                        6. The Plan shall provide for WRT to acquire the remaining 50% interest it does not presently own in the shallow rights at West Cote Blanche Bay, and WRT shall become operator of those shallow rights.

                        7. ING must be satisfied with WRT's financial condition, operations and properties as presented in the disclosure statement, and there must be no material adverse change thereto at closing.

Representations and     The Credit Agreement and other Loan Documents shall
Warranties:             contain such representations and warranties as ING deems
                        appropriate for this transaction.

Affirmative             The Credit Agreement and other Loan Documents shall
Covenants:              contain such affirmative covenants as ING deems
                        appropriate for this transaction.

Negative Covenants:     The Credit Agreement and other Loan Documents shall
                        contain such negative covenants as ING deems appropriate for this transaction.

THIS TERM SHEET IS NEITHER A COMMITMENT NOR AN OFFER TO FUND ANY TRANSACTION BY ING (U.S.) CAPITAL CORPORATION ("ING") OR ANY OF ITS AFFILIATES. THE ISSUANCE
OF ANY COMMITMENT LETTER WILL BE SUBJECT TO SATISFACTORY DUE DILIGENCE OF WRT AND ITS OPERATING SUBSIDIARIES, RECEIPT OF INTERNAL CREDIT AND OTHER APPROVALS, AND RECEIPT OF A FAVORABLE LEGAL OPINION FROM ING'S LEGAL COUNSEL. THE TERMS AND CONDITIONS IN THIS TERM SHEET ARE SUBJECT TO MODIFICATION AT THE DISCRETION OF ING, PARTICULARLY IN THE EVENT OF MATERIAL ADVERSE CHANGE AFFECTING WRT.

Events of Default:      The Credit Agreement and other Loan Documents will
                        contain such events of default as ING deems appropriate.

THIS TERM SHEET IS NEITHER A COMMITMENT NOR AN OFFER TO FUND ANY TRANSACTION BY ING (U.S.) CAPITAL CORPORATION ("ING") OR ANY OF ITS AFFILIATES. THE ISSUANCE
OF ANY COMMITMENT LETTER WILL BE SUBJECT TO SATISFACTORY DUE DILIGENCE OF WRT AND ITS OPERATING SUBSIDIARIES, RECEIPT OF INTERNAL CREDIT AND OTHER APPROVALS, AND RECEIPT OF A FAVORABLE LEGAL OPINION FROM ING'S LEGAL COUNSEL. THE TERMS AND CONDITIONS IN THIS TERM SHEET ARE SUBJECT TO MODIFICATION AT THE DISCRETION OF ING, PARTICULARLY IN THE EVENT OF MATERIAL ADVERSE CHANGE AFFECTING WRT.

                                                                       EXHIBIT J

                                   BY-LAWS
                                      OF
                            WRT ENERGY CORPORATION
                    (HEREINAFTER CALLED THE "CORPORATION")

                                  ARTICLE I
                                   OFFICES

            Section 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

            Section 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II
                           MEETINGS OF STOCKHOLDERS

            Section 1. PLACE OF MEETINGS. Except as otherwise provided in these By-laws, all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Delaware, as shall be determined by the Board of Directors, or the Chairman of the Board of Directors or the President and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

            Section 2. ANNUAL MEETING. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation's fiscal year, and at such time, as the Board of Directors may from time to time determine.

            Section 3. SPECIAL MEETINGS. Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors, or the Chairman of the Board of Directors or the President and shall be called by the President or the Secretary upon the written request of a majority of the directors or the holders of not less than sixty-six percent (66%) of the Corporation's outstanding shares entitled to vote at such meeting. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

            Section 4. NOTICE OF MEETINGS. Except as otherwise required or permitted by law, whenever the stockholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and hour of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. The notice also shall designate the place where the stockholders list is available for examination, unless the list is kept at the place where the meeting is to be held. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed, not less than ten (10) and not more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at the meeting.

            If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder's address as it appears on the records of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that such notices be mailed to some other address, in which case it shall be directed to such other address. Notice of any meeting of stockholders need not be given to any stockholder who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened, or who shall submit, either before or after the time stated therein, a signed waiver of notice.

            Unless the Board of Directors, after an adjournment is taken, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than thirty (30) days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned are announced at the meeting at which the adjournment is taken. If, however, the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

            Section 5. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at all meetings of stockholders the holders of a majority of the shares of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate vote by a class, classes or series is required, a majority of the outstanding shares of such class, classes, or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, unless or except to the extent that the presence of a larger number may be required by law or the Certificate of Incorporation. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date or time without notice other than announcement at the meeting, until a quorum shall be present or represented.

            Section 6. VOTING. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at any meeting of the stockholders every stockholder of record having the right to vote thereat shall be entitled to one vote for every share of stock standing in his name as of the record date and entitling him to so vote. A stockholder may vote in person or by proxy. Except as otherwise provided by law or by the Certificate of Incorporation, any corporate action to be taken by a vote of the stockholders, other than the election of directors, shall be authorized by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter. Directors shall be elected as

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provided in Section 2 of Article III of these By-laws. Written ballots shall not be required for voting on any matter unless ordered by the chairman of the meeting.

            Section 7. PROXIES. Every proxy shall be executed in writing by the stockholder or by his authorized representative, or otherwise as provided in the General Corporation Law of the State of Delaware ("DGCL").

            Section 8. LIST OF STOCKHOLDERS. For a period of at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing their addresses and the number of shares registered in their names as of the record date shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

            Section 9. CONDUCT OF MEETINGS. At each meeting of the stockholders, the Chairman of the Board of Directors or, in his absence, one of the following officers present in the order stated shall act as chairman of the meeting: the President, the Vice Presidents in their order of rank and seniority, or a chairman chosen by a majority of the directors present. The Secretary, or, in his absence, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, any person appointed by the chairman of the meeting shall act as Secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

            Section 10. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

            Section 11. INSPECTORS OF ELECTION. In advance of any meeting of stockholders, the Board of Directors may appoint one or more inspectors of election, who need not be stockholders, to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the person presiding at any such meeting may, and on the request of any stockholder entitled to vote at the meeting and before voting begins shall, appoint inspectors of election. If any person who is appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the person presiding at the meeting. Each inspector, before entering upon the discharge of his duties, shall take an oath faithfully to execute the duties of inspector at such meeting.

            If inspectors of election are appointed as aforesaid, they shall determine from the lists referred to in Section 8 of this Article II the number of shares outstanding, the shares represented at the meeting, the existence of a quorum and the voting power of shares represented at the meeting, determine the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote or the number of votes which may be cast, count and tabulate all votes or ballots, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders entitled to vote thereat. Unless waived by vote of the stockholders conducted in the manner which is provided in Section 5 of this Article, the inspectors shall make a report in writing of any challenge or question matter which is determined by them, and execute a sworn certificate of any facts found by them. The decision, act or certificate of a majority of the inspectors of election shall be effective in all respects as the decision, act or certificate of all the inspectors of election.

                                 ARTICLE III
                              BOARD OF DIRECTORS

            Section 1. NUMBER OF DIRECTORS. Except as otherwise provided by the Certificate of Incorporation of the Corporation, until such time as the Board of Directors determines otherwise, the Board of Directors shall consist of five (5) members, with the then-authorized number of directors being fixed from time to time solely by or pursuant to a resolution passed by the Board of Directors, provided, however, that from ___________, 1997 until ____________, 2000 there shall be no more than and no less than five (5) directors. Effective _____________, 2000, the number of directors may be reduced or increased from time to time by action of a majority of the whole Board, but no decrease may shorten the term of an incumbent director. When used in these By-laws, the term "whole Board" means the total number of directors which the Corporation would have if there were no vacancies.

            Section 2. ELECTION AND TERM. Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or by these By-laws, the directors shall be elected at the annual meeting of the stockholders and the persons receiving a plurality of the votes cast shall be so elected. Subject to his earlier death, resignation or removal, each director shall hold office until his successor shall have been elected and shall have qualified.

            Section 3. REMOVAL. Except for such directors, if any, as are elected by the holders of any series of Preferred Stock separately as a class as provided for or fixed pursuant to the provisions of the Certificate of Incorporation, any director of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six percent (66%) of the votes which could be cast by holders of all outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

            Section 4. RESIGNATIONS. Any director may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

            Section 5. VACANCIES. Except as otherwise provided by the Certificate of Incorporation of the Corporation, any vacancy in the Board of Directors and newly created directorships, resulting from any increase in the authorized number of directors or otherwise, may be filled only by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

            Section 6. PLACE OF MEETINGS. Except as otherwise provided in these By-laws, all meetings of the Board of Directors, both regular and special, shall be held at such places, within or without the State of Delaware, as the Board determines from time to time.

            Section 7. ANNUAL MEETING. The first meeting of each newly-elected Board of Directors shall be held either (x) immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to be given the newly-elected directors in order legally to constitute the meeting, provided a quorum shall be present, or (y) as soon as practicable after the annual meeting of the stockholders on such date and at such time and place as the Board of Directors determines from time to time. In the event such annual meeting of stockholders is not so held, the annual meeting of the Board of Directors shall be held on such date and at such time and place as the Board determines from time to time.

            Section 8. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held on such dates and at such times and places as the Board of Directors determines from time to time. Notice of regular meetings need not be given, except as otherwise required by law.

            Section 9. SPECIAL MEETINGS. Special meetings of the Board of Directors, for any purpose or purposes, may be called by the Chairman of the Board of Directors or the President and shall be called by the President or the Secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

            Section 10. NOTICE OF MEETINGS. Notice of each special meeting of the Board (and of each annual meeting which is not held immediately after, and in the same place as, the annual meeting of stockholders) shall be given, not less than twenty-four (24) hours before the meeting is scheduled to commence, by the Chairman of the Board of Directors, the President or the Secretary and shall state the place, date and time of the meeting. Notice of each meeting may be delivered to a director by hand or given to a director orally (either by telephone or in person) or mailed, telegraphed or sent by facsimile transmission to a director at his residence or usual place of business, provided, however, that if notice of less than seventy-two (72) hours is given it may not be mailed. If mailed, the notice shall be deemed given when deposited in the United

States mail, postage prepaid; if telegraphed, the notice shall be deemed given when the contents of the telegram are transmitted to the telegraph service with instructions that the telegram immediately be dispatched; and if sent by facsimile transmission, the notice shall be deemed given when transmitted with transmission confirmed. Notice of any meeting need not be given to any director who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Notice of an adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, and also to the other directors unless the place, date and time of the new meeting are announced at the meeting at the time at which the adjournment is taken.

            Section 11. QUORUM. Except as otherwise provided by law or in these By-laws, at all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another place, date and time.

            Section 12. CONDUCT OF MEETINGS. At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in his absence, the President or, in his absence, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Secretary or, in his absence, any person appointed by the chairman of the meeting shall act as Secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the Board of Directors shall be as determined by the chairman of the meeting.

            Section 13. COMMITTEES OF THE BOARD. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate an executive committee and other committees, each consisting of one or more directors. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors and shall keep minutes of its meetings and report the same to the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee. In addition, in the absence or disqualification of a member of a committee, if no alternate member has been designated by the Board of Directors, the member or members present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Except as limited by law, each committee, to the extent provided in the resolution of the Board of Directors establishing it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

            Section 14. OPERATION OF COMMITTEES. A majority of all the members of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall adopt whatever other rules of procedure it determines to be necessary for the conduct of its activities.

            Section 15. CONSENT TO ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

            Section 16. ATTENDANCE OTHER THAN IN PERSON. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

            Section 17. COMPENSATION. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                  ARTICLE IV
                                   OFFICERS

            Section 1. GENERAL. The officers of the Corporation shall be appointed by the Board of Directors and shall consist of a Chairman of the Board or a President, or both, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may also choose one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as the Board of Directors, in its sole and absolute discretion, shall deem necessary or appropriate as designated by the Board of Directors from time to time. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-laws provide otherwise.

            Section 2. ELECTION; TERM OF OFFICE. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect a Chairman of the Board or a President, or both, one or more Vice Presidents, a Secretary and a Treasurer, and may also elect at that meeting or any other meeting, such other officers and agents as it shall deem necessary or appropriate. Each officer of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors together with the powers and duties which are customarily exercised by such officer; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may at any time, with or without cause, by the affirmative vote of a majority of directors then in office, remove an officer.

            Section 3. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall have such other duties and powers as may be prescribed by the Board of Directors from time to time.

            Section 4. PRESIDENT. The President shall be the chief executive officer of the Corporation, shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have and exercise such further powers and duties as may be specifically delegated to or vested in the President from time to time by these By-laws or the Board of Directors. In the absence of the Chairman of the Board or in the event of his inability or refusal to act, or if the Board has not designated a Chairman, the President shall perform the duties of the Chairman of the Board, and when so acting, shall have the powers and be subject to all of the restrictions upon the Chairman of the Board.

            Section 5. VICE PRESIDENT. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event that there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

            Section 6. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix same to any instrument requiring it and when so affixed, it may be attested to by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

            Section 7. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep complete and accurate accounts of all receipts and disbursements of the Corporation, and shall deposit all monies and other valuable effects of the Corporation in its name and to its credit in such banks and other depositories as may be designated from time to time by the Board of Directors. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers and receipts for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall, when and if required by the Board of Directors, give and file with the Corporation a bond, in such form and amount and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of his or her duties as Treasurer. The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President shall from time to time prescribe.

            Section 8. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

            Section 9. RESIGNATIONS. Any officer may resign at any time by giving written notice of his resignation to the Corporation. For purposes of this Section, notice to the Board of Directors, the Chairman of the Board, the President or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its re ceipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

            Section 10. REMOVAL. Any officer or agent may be removed, either with or without cause, at any time, by the Board of Directors at any meeting called for that purpose; provided, however, that the President may remove any agent appointed by him.

            Section 11. VACANCIES. Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner which is prescribed for election or appointment to such office.

                                  ARTICLE V
          PROVISIONS RELATING TO STOCK CERTIFICATES AND STOCKHOLDERS

            Section 1. CERTIFICATES. Certificates for the Corporation's capital stock shall be in such form as required by law and as approved by the Board of Directors. Each certificate shall be signed in the name of the Corporation by the Chairman of the Board of Directors, the President or any Vice President and by the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer and may bear the seal of the Corporation or a facsimile thereof. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

            Section 2. REPLACEMENT CERTIFICATES. The Corporation may issue a new certificate of stock in place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to make an affidavit of that fact and to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of the certificate or the issuance of such new certificate.

            Section 3. TRANSFERS OF SHARES. Transfers of shares shall be registered on the books of the Corporation maintained for that purpose after due presentation of the stock certificates therefor, appropriately endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

            Section 4. RECORD DATE. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) or less than ten (10) days before the date of any such meeting, shall not be more than ten (10) days after the date on which the Board fixes a record date for any such consent in writing, and shall not be more than sixty (60) days prior to any other action.

            Section 5. DIVIDENDS. To the extent permitted by law, the Board of Directors shall have full power and discretion, subject to the provisions of the Certificate of Incorporation of the Corporation and the terms of any other corporate document or instrument binding upon the Corporation, to determine what, if any, dividends or distributions, which may be paid in cash, property, shares of the capital stock of the Corporation or any combination thereof, shall be declared and paid or made.

                                  ARTICLE VI
                               INDEMNIFICATION

            Section 1. INDEMNIFICATION. Unless otherwise determined by the Board of Directors, the Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof) or other provisions of the laws of Delaware relating to indemnification of directors, officers, employees and agents, as the same may be amended and supplemented from time to time, indemnify any and all such persons whom it shall have power to indemnify under the DGCL or such other provisions of law.

            Section 2. STATUTORY INDEMNIFICATION. Without limiting the generality of Section 1 of this Article VI, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the DGCL, unless otherwise determined by the Board of Directors:

            (i) the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

            (ii) the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except as otherwise provided by law.

            Section 3. INDEMNIFICATION BY RESOLUTION OF STOCKHOLDERS OR DIRECTORS OR AGREEMENT. To the fullest extent permitted by law, indemnification may be granted, and expenses may be advanced, to the persons described in
Section 145 of the DGCL or other provisions of the laws of Delaware relating to indemnification and advancement of expenses, as from time to time may be in effect, by (i) a resolution of stockholders, (ii) a resolution of the Board of Directors, or (iii) an agreement providing for such indemnification and advancement of expenses, provided that no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. If it is subsequently determined that any person who was indemnified or to whom expenses were advanced in accordance with the provisions of this Article VI was not entitled to such indemnification or advancement of expenses or both, by reason of the person having acted in bad faith or with active and deliberate dishonesty, or having personally gained a financial profit or other advantage to which such person was not legally entitled or otherwise, then such person shall promptly reimburse the Corporation for all such fees and expenses previously paid by the Corporation.

            Section 4. GENERAL. It is the intent of this Article VI to require the Corporation, unless otherwise determined by the Board of Directors, to indemnify the persons referred to herein for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys' fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of by-laws, and the indemnification and expense advancement provided by this Article VI shall not be limited by the absence of an express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, these By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of the Certification of Incorporation of the Corporation or these By-laws, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            Section 5. INDEMNIFICATION BENEFITS. Indemnification pursuant to these By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of those entitled to indemnification.

            Section 6. INSURANCE AND TRUST FUND. In furtherance and not in limitation of the powers conferred by statute:

            (1) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of another corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his power to indemnify him against such liability under the provisions of law; and

            (2) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds, and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

                                 ARTICLE VII
                     APPROVAL OF CERTAIN CORPORATE ACTION

            Section 1. MERGERS, CONSOLIDATIONS, ETC. The affirmative vote of at least a majority of the directors shall be required for the approval of any (i) merger, (ii) consolidation, (iii) restructuring, (iv) recapitalization, (v) issuance of Common Stock, (vi) sale of all or substantially all of the assets of, or a majority of the capital stock of, any "significant subsidiary" of the Corporation (as defined in Regulation S-X promulgated by the Securities and Exchange Commission), if any, (vii) repurchase by the Corporation of shares of capital stock or other securities of the Corporation, or (viii) sale, transfer or other conveyance of assets outside the ordinary course of business of the Corporation or any subsidiary which assets have a book value, or sale price, whichever is greater, in excess of [$600,000].

            Section 2. AGREEMENTS FOR THE PAYMENT OF FEES. All agreements for consulting services, employment agreements, or other agreements for the payment of fees, in any case providing for payments by the Corporation in excess of [$125,000], shall be subject to the express approval of the Board of Directors of the Corporation.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

            Section 1. SEAL. The Corporation's seal shall be in such form as is required by law and as shall be approved by the Board of Directors.

            Section 2. FISCAL YEAR. The fiscal year of the Corporation shall be determined by the Board of Directors.

            Section 3. VOTING UPON SHARES HELD BY THE CORPORATION. Unless otherwise provided by law or by the Board of Directors, the Chairman of the Board of Directors, if one shall be elected, or the President, if a Chairman of the Board of Directors shall not be elected, acting on behalf of the Corporation, shall have full power and authority to attend and to act and to vote at any meeting of stockholders of any corporation in which the Corporation may hold stock and, at any such meeting, shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which, as the owner thereof, the Corporation might have possessed and exercised, if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

            Section 4. CHECKS, DRAFTS, NOTES. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall from time to time be determined by resolution (whether general or special) of the Board of Directors or may be prescribed by any officer or officers, or any officer and agent jointly, thereunto duly authorized by the Board of Directors.

                                  ARTICLE IX
                                  AMENDMENTS

            Section 1. BY-LAWS. These By-laws may be adopted, amended or repealed by the Board of Directors, provided the conferral of such power on the Board shall not divest the stockholders of the power, or limit their power, to adopt, amend or repeal these By-laws.

                                                                       EXHIBIT k

                         CERTIFICATE OF INCORPORATION
                                      OF
                            WRT ENERGY CORPORATION

                                  ARTICLE I
                                     NAME

      The name of the corporation is WRT Energy Corporation (the "Corporation").

                                  ARTICLE II
                                   PURPOSE

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"), within or without the State of Delaware.

                                 ARTICLE III
                                   DURATION

      The duration of the Corporation shall be in perpetuity, or such maximum period as may be authorized by the laws of Delaware.

                                  ARTICLE IV
                              AUTHORIZED CAPITAL

      The Corporation is hereby authorized to issue a total of fifty-one (51,000,000) shares of capital stock which shall be subdivided into classes as follows:

      (a) Fifty million (50,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.01 per share, and have the rights, powers and preferences set forth in this paragraph. The holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to the Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock. The holders of Common Stock shall share ratably, with all other classes of common equity, if any, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation. The holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders. There are no redemption or sinking fund provisions that are applicable to the Common Stock of the Corporation. Subject only to the requirements of the DGCL and the foregoing limits, the Board of Directors is expressly authorized to issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors shall deem appropriate under the circumstances.

      (b) One million (1,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $0.01 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such Series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

            (i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, each series of Preferred Stock, which number (except as otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors without prior approval of the holders of such series;

            (ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

            (iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation and the terms and conditions of such conversion or exchange, including, without limitation, whether or not the number of shares of such other class or series into which shares of such series may be converted or exchanged shall be adjusted in the event of any stock split, stock dividend, subdivision, combination, reclassification or other transaction or series of transactions affecting the class or series into which such series of Preferred Stock may be converted or exchanged;

            (iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

            (v) The rights, if any, of the holder of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

            (vi) The terms of sinking fund or redemption or repurchase account, if any, to be provided for shares of such series of Preferred Stock;

            (vii) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation (which, without limiting the generality of the foregoing, may include a specified number or portion of the then-existing number of authorized directorships of the Corporation, or a specified number or portion of directorships in addition to the then-existing number of authorized directorships of the Corporation), generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

            (viii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

      Upon the creation of any new class or series of Preferred Stock of the Corporation, the Board of Directors shall prepare and file with the records of the Corporation a certificate setting forth the rights and preferences of such class or series of Preferred Stock, which shall be deemed an amendment to this Certificate of Incorporation and shall not require the consent of any stockholder.

      (c) In addition to the Common Stock and Preferred Stock described above, the Board of Directors is authorized to cause the issuance of any other type of security (including without limitation, options, rights, warrants or appreciation rights relating to any equity or debt security of the Corporation and which may have rights or preference junior or senior to any equity or debt security of the Corporation) from time to time on terms and conditions established in the sole and complete discretion of the Board of Directors. If and to the extent required by the DGCL, upon the creation of any new class or series of additional securities of the Corporation, the Board of Directors shall prepare and file with the records of Corporation a certificate setting forth the rights and preferences of such class or series of additional securities of the Corporation, which certificate shall be deemed an amendment to this Certificate of Incorporation and shall not require the consent of any stockholder.

      (d) Except to the extent that such rights are specifically enumerated in a certificate setting forth the rights and preferences of a specific class or series of Preferred Stock or other securities of the Corporation, no stockholder shall have any preemptive, preferential or other right, including without limitation with respect to (i) the issuance or sale of additional Common Stock of the Corporation, (ii) the issuance or sale of additional Preferred Stock of the Corporation, (iii) the issuance of any obligation and/or evidence of indebtedness of the Corporation which is or may be convertible into or exchangeable for, or accompanied by any rights to receive, purchase or subscribe to, any shares of Common Stock, Preferred Stock or other securities of the Corporation, (iv) the issuance of any right of subscription to, or right to receive, any warrant or option for the purchase of any Common Stock, Preferred Stock or other securities of the Corporation, or (v) the issuance or sale of any other equity or debt securities that may be issued or sold by the Corporation from time to time.

      (e) Notwithstanding anything in this Certificate of Incorporation to the contrary, the Board of Directors shall be prohibited from authorizing or issuing any equity securities that have no voting rights.

                                  ARTICLE V
                      RIGHTS AND POWERS OF STOCKHOLDERS

      (a) Meetings of stockholders may be held within or without the State of Delaware, at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

      (b) At any annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Article V. To be properly brought before an annual meeting business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting, provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the number of shares of the Corporation which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. To be properly brought before a special meeting of stockholders, business must have been specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors. Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Article V. The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article V, and if he should so determine, he shall so declare at the meeting and any such business not properly brought before the meeting shall not be transacted.

      (c) Only persons who are nominated in accordance with the procedures set forth in this Article V shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article V. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting, provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares, if any, of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such persons' written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the number of shares of the Corporation which are beneficially owned by such stockholder. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed herein, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

                                  ARTICLE VI
                                  DIRECTORS

      (a) The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. The exact number of directors of the Corporation shall be fixed by the Board of Directors as provided in the By-laws.

      (b) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

      (c) The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

                                 ARTICLE VII
                  REGISTERED OFFICE AND AGENT, AND DIRECTORS

      The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware, 19085. Corporation Service Company is the Corporation's registered agent at this address. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

      NAME                          ADDRESS

1.

2.

3.

4.

5.

                                 ARTICLE VIII
                       AMENDMENTS TO THE CERTIFICATE OF
                          INCORPORATION AND BY-LAWS

      (a) The Corporation reserves the right to amend, alter, change or repeal, from time to time, any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation of powers.

      (b) The Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, amend and repeal by-laws.

                                  ARTICLE X
                                 INCORPORATOR

      Gabriel S. Mairzadeh is the sole incorporator and his mailing address is c/o Schulte Roth & Zabel LLP, 900 Third Avenue, 25th Floor, New York, New York, 10022.

Date:  ____________, 1997

                       Gabriel S. Mairzadeh, Incorporator

                                                                     EXHIBIT L
                                                                  EXECUTION COPY

                        SUBSCRIPTION RIGHTS AGREEMENT

             SUBSCRIPTION RIGHTS AGREEMENT (the "Agreement"), dated as of ___________________, 1997, by and between WRT Energy Corporation, a Texas corporation (the "Company"), and __________________ (the "Disbursing Agent") acting on behalf of the Holders (defined below).

                             W I T N E S S E T H:

             WHEREAS, on February 14, 1996, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court commencing the Chapter 11 Case (Case No. 96BK-50212);

             WHEREAS, since the commencement of the Chapter 11 Case, the Company has operated its business and held its assets and properties as a debtor-in-possession under Section 1107 of the Bankruptcy Code;

             WHEREAS, in order to emerge from bankruptcy, Debtor's and DLBW's [First] Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Plan") has been filed with the Bankruptcy Court;

             WHEREAS, the Plan categorizes claims thereunder, including claims that are or potentially are within Class D-3 (the "Class D-3 Claims");

             WHEREAS, on the Subscription Rights Record Date there will exist holders of Claims that are Allowed Claims in Class D-3 or are Disputed Claims in or potentially in Class D- 3 (the "Holders");

             WHEREAS, concurrently with the solicitation of acceptance of the Plan, the Company may provide the right to purchase 3,000,000 shares of New WRT Subscription Common Stock (the "New WRT Subscription Rights") to the Holders proportionately on a pro rata basis based on the relative amount of such Claims in or potentially within Class D-3;

             WHEREAS, pursuant to the Plan and the Commitment Agreement, DLBW will pay to the Disbursing Agent, on behalf of the Company, on or before the Effective Date the Subscription Purchase Price for all shares of New WRT Subscription Common Stock that may be purchased by Holders whose Class D-3 Claims are Disputed Claims (the "Disputed Claims Subscription Purchase Price"), and DLBW is to receive such shares to the extent that such Claims are denied;

             WHEREAS, pursuant to the Plan, to the extent that any Holder does not duly exercise its New WRT Subscription Rights on or before the Subscription Rights Election Deadline, DLBW shall pay the Subscription Purchase Price for the shares of New WRT

Subscription Common Stock represented by such unexercised New WRT Subscription Rights, and DLBW shall receive such shares (the "Backstop Shares") on the Effective Date;

             WHEREAS, the Disbursing Agent has been approved by the Bankruptcy Court to receive on behalf of the Holders the shares of New WRT Subscription Common Stock and to disburse such shares to the Holders or to DLBW as provided for in the Plan;

             NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the New WRT Subscription Rights and the respective rights and obligations thereunder of the Company and the Holders, the parties hereto hereby agrees as follows:

                                  SECTION 1

                                 DEFINITIONS

             All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

                                  SECTION 2

                INITIAL ISSUANCE OF RIGHTS; TRANSFER OF RIGHTS

             2.1 INITIAL ISSUANCE OF RIGHTS. On and after the Subscription Rights Record Date, the New WRT Subscription Rights shall be deemed to be issued to the Holders in accordance with Article 29 of the Plan. As soon as reasonably practicable after the Subscription Rights Record Date, the Company shall distribute to each Holder an election form (the "Subscription Rights Election Form") which form shall state, among other things, the number of shares of New WRT Subscription Common Stock that such Holder is entitled to purchase pursuant to such New WRT Subscription Rights assuming that such Holder's Class D-3 Claim is, or is eventually determined to be, an Allowed Claim (an "Allowed Class D-3 Claim"). The New WRT Subscription Rights shall be evidenced, subject to the provisions of Section 3 hereof, by the registration of the Holders in the Subscription Rights Register (as defined in Section 3 hereof) and not by separate certificates.

             2.2 TRANSFER OF RIGHTS. The New WRT Subscription Rights shall not be transferable. The Company and the Disbursing Agent shall not accept the exercise of any New WRT Subscription Rights from, and may not issue or deliver any shares of New WRT Subscription Common Stock to, any Person other than the Holders listed in, and in accordance with their New WRT Subscription Rights as set forth in, the Rights Register. Any attempt to sell, dispose of or otherwise transfer any New WRT Subscription Rights shall be null and void.

                                  SECTION 3

                            RECORDATION OF RIGHTS

            The New WRT Subscription Rights issued to Holders shall be registered in a register (the "Subscription Rights Register") on the Subscription Rights Record Date. The

Company and New WRT shall keep the Subscription Rights Register at its principal office in Houston, Texas. The Subscription Rights Register shall show the names and addresses of the Holders and the number of New WRT Subscription Rights held by each Holder. The Company and New WRT shall be entitled to treat the Holder of any New WRT Subscription Rights as the owner in fact thereof for all purposes and shall not recognize any equitable or other claim to or interest in such New WRT Subscription Rights on the part of any other person, notwithstanding any notice to the Company or New WRT to the contrary.

                                  SECTION 4

       TERM OF RIGHTS; EXERCISE OF SUBSCRIPTION RIGHTS; DLBW'S RIGHTS; DENIAL OF CLASS D-3 CLAIMS; DIVIDENDS; DE MINIMUS DISTRIBUTIONS;
                                    VOTING

             4.1 TERM OF NEW WRT SUBSCRIPTION RIGHTS. (a) Subject to the terms of this Agreement, each Holder shall have the right until the Subscription Rights Election Deadline to subscribe to purchase from the Company the number of fully paid and nonassessable shares (with any fractions being rounded down to the nearest whole number) of New WRT Subscription Common Stock representing such Holder's Interim Pro Rata Share.

             (b) In order to effect the foregoing subscription , the Disbursing Agent must have received on or before the Subscription Rights Election Deadline
(i) a duly completed and executed Subscription Rights Election Form which shall include (w) the name of the Holder, (x) an election to exercise the right of purchase represented by the New WRT Subscription Rights, (y) the number of shares of New WRT Subscription Common Stock to be purchased and (z) the signature of the Holder (which signature shall be guaranteed by a bank or trust company located in the United States or a broker or dealer that is a member of a national securities exchange); and (ii) payment of the Subscription Purchase Price to the Disbursing Agent in immediately available funds either by wire transfer to the Subscription Rights Reserve Account in accordance with the wire instructions set forth on the Subscription Rights Election Form or by bank or cashiers check made payable in accordance with the instructions set forth on the Subscription Rights Election Form.

             (c) To the extent that the Subscription Rights Election Form or the Subscription Purchase Price for any Holder is received after the Subscription Rights Election Deadline, such Holder shall be deemed to have not exercised its New WRT Subscription Rights and the Disbursing Agent shall promptly return to the applicable Holders any Subscription Purchase Price received on behalf of such Holders.

             4.2 EXERCISE OF NEW WRT SUBSCRIPTION RIGHTS. Subject to Section 5 hereof, after such delivery of the Subscription Rights Election Form exercising the New WRT Subscription Rights and payment of the Subscription Purchase Price to the Disbursing Agent as aforesaid, if a Class D-3 Claim or any portion thereof becomes an Allowed Claim, New WRT shall issue and the Disbursing Agent shall cause to be delivered as soon as practicable on or after the Effective Date, but in no event more than the later of ten (10) Business Days after the Effective Date or the date on which the Class D-3 Claim or any portion thereof in respect of the related New WRT Subscription Rights becomes an Allowed Class D-3 Claim (a "Determination Date"), (i) to the address(es) as the Holder shall have designated in the applicable Subscription Rights Election Form, a certificate or certificates for the number of full shares of New WRT Subscription Common Stock so purchased upon the exercise of such New WRT Subscription Rights and (ii) to the Company, the Subscription Rights Purchase Price with respect to such shares. The Holder shall be deemed to have become a holder of record of such shares of New WRT Subscription Common Stock as of the Effective Date. The rights of purchase represented by the New WRT Subscription Rights shall be exercisable, at the election of the Holders thereof, either in full or in part, but in no event on more than one occasion or after the Subscription Rights Election Deadline.

             4.3 DLBW'S RIGHTS. (a) Subject to Section 5 hereof, after payment by DLBW to the Disbursing Agent on or before the Effective Date of the Subscription Purchase Price for the Backstop Shares, New WRT shall issue and the Disbursing Agent shall cause to be delivered as soon as practicable on or after the Effective Date, but in no event more than ten (10) Business Days after the Effective Date, (i) to the address(es) as DLBW shall have designated, a certificate or certificates for the number of full shares of New WRT Subscription Common Stock representing the Backstop Shares and (ii) to the Company, the Subscription Purchase Price with respect to such shares. DLBW shall be deemed to have become a holder of record of such shares of New WRT Subscription Common Stock as of the Effective Date.

             (b) Promptly after a Determination Date as to any Class D-3 Claim or portion thereof, but in no event later than ten (10) Business Days after such Determination Date, the Disbursing Agent shall cause to be returned to DLBW the portion of the Disputed Claims Subscription Purchase Price representing the New WRT Subscription Common Stock issued in respect of such Class D-3 Claim or such portion thereof as becomes an Allowed Class D-3 Claim.

             4.4 DENIAL OF CLASS D-3 CLAIMS. Subject to Section 5 hereof, the Disbursing Agent shall cause to be delivered as soon as practicable on or after any date (a "Denial Date") on which a Class D-3 Claim or any portion thereof in respect of the related New WRT Subscription Rights is determined by Final Order not to be an Allowed Class D-3 Claim (a "Denied Class D-3 Claim"), but in no event more than ten (10) Business Days after such Denial Date, (i) to the address(es) and in such name(s) as DLBW shall have designated, a certificate or certificates for the number of full shares of New WRT Subscription Common Stock related to the Denied Class D-3 Claim; and (ii) to the applicable Holder, the Subscription Purchase Price for the New WRT Subscription Common Stock so delivered to DLBW. DLBW shall be deemed to have become a holder of record of such shares of New WRT Subscription Common Stock as of the Effective Date.

             4.5 DIVIDENDS. All dividends or distributions on account of shares of New WRT Subscription Common Stock shall be held in trust by the Disbursing Agent and shall be distributed along with the applicable shares of New WRT Subscription Common Stock upon delivery thereof pursuant to this Section 4.

             4.6 DE MINIMUS DISTRIBUTIONS. No Holder whose Interim Pro Rata Share of the New WRT Subscription Rights would entitle such Holder to purchase fewer than five (5) shares of New WRT Subscription Common Stock shall be entitled to receive any New WRT Subscription Rights pursuant to this Agreement or the Plan.

             4.7 VOTING. The Disbursing Agent shall abstain from the voting of any New WRT Subscription Common Stock.

                                  SECTION 5

                               PAYMENT OF TAXES

             The Company and New WRT shall pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of New WRT Subscription Common Stock issuable upon the exercise of New WRT Subscription Rights; PROVIDED, HOWEVER, that the Company and New WRT shall not be required to pay, and the Holders shall pay, any tax or taxes that may be payable in respect of any transfer involved in the issue or delivery of any certificates for shares of New WRT Subscription Common Stock in a name other than that of the registered Holder of the New WRT Subscription Rights that were exercised.

                                  SECTION 6

                ISSUANCE OF NEW WRT SUBSCRIPTION COMMON STOCK

             6.1 ISSUANCE OF NEW WRT SUBSCRIPTION COMMON STOCK. On the Effective Date, New WRT shall issue out of its authorized common stock 3,000,000 shares of New WRT Subscription Common Stock. The consideration for such shares shall be the payment received by the Disbursing Agent from the Holders or DLBW as contemplated by this Agreement. Such shares shall be delivered to the Disbursing Agent for distribution as provided in Sections 4.2, 4.3 and 4.4 hereof and in
Article 29 of the Plan.

             6.2 DELIVERY OF NEW WRT COMMON STOCK BY TRANSFER AGENT. The Disbursing Agent is hereby irrevocably authorized to arrange for the transfer agent for the New WRT Common Stock (the "Transfer Agent") to issue certificates evidencing New WRT Subscription Common Stock in the name of the Holders receiving such shares upon the exercise of the New WRT Subscription Rights in accordance with the terms of this Agreement.

                                  SECTION 7

                          NO RIGHTS AS STOCKHOLDERS

             Except as set forth in this Agreement, nothing contained in this Agreement or in any of the New WRT Subscription Rights shall be construed as conferring upon the Holders the right to vote or to receive dividends or to consent to or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or New WRT or any other matter, or any rights whatsoever as stockholders of the Company or New WRT.

                                  SECTION 8

                        INSPECTION OF RIGHTS AGREEMENT

             The Company shall keep copies of this Agreement, any notices given or received hereunder and any other documents related hereto and required to be held by the Company available for inspection by the Holders during normal business hours at its principal office in Houston, Texas.

                                  SECTION 9

                              METHOD OF DELIVERY

             The method of delivery of the Subscription Rights Election Form and the payment of the Subscription Purchase Price to the Disbursing Agent are at the election and risk of the Holders.

                                  SECTION 10

                 FAILURE OF EFFECTIVE DATE TO OCCUR; CRAMDOWN

             If either the Bankruptcy Court determines that the Effective Date under the Plan will not occur or (ii) the Holders vote to reject the Plan, then the Company or New WRT shall instruct the Disbursing Agent to return to each Holder the Subscription Purchase Price delivered by such Holder.

                                  SECTION 11

                                   INTEREST

             No interest shall accrue and be payable hereunder at any time with respect to funds delivered in payment of the Subscription Purchase Price.

                                  SECTION 12

                            VALIDITY OF EXERCISES

             All questions concerning the timeliness, validity, form and eligibility of any exercise of New WRT Subscription Rights will be determined by the Company or New WRT, in its sole discretion, whose determination shall be final and binding. The Company and New WRT reserve the absolute right to reject any subscription if such subscription is not in proper form or if the acceptance thereof or the issuance of New WRT Subscription Common Stock pursuant thereto could, in the opinion of the Company's or New WRT's counsel, be deemed unlawful. The Company also reserves the right to waive any defect with regard to any particular subscription or to reject any purported subscription by reason of any defect or irregularity in such exercise. Neither the Company, New WRT nor the Disbursing Agent shall be under any duty to give notification of any defects or irregularities in subscriptions, nor shall any of them incur any liability for failure to give such notification.

                                  SECTION 13

                                NO REVOCATION

             After any Holder has exercised any New WRT Subscription Right, such exercise may not be revoked by such Holder.

                                  SECTION 14

                                   NOTICES

             Any notice, demand, claim or other communications under this Agreement shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon receipt thereof if sent by registered mail, return receipt requested, postage prepaid, or upon confirmation of delivery thereof by courier service, if sent by recognized overnight courier service, to the respective address of the parties set forth below (or such other address as a party may specify by notice given as herein provided):

            (a)  If to the Company or New WRT,
            to:

            WRT Energy Corporation
            5718 Westheimer, Suite 1201
            Houston, Texas  77057
            Attention:  Mr. Raymond P. Landry

            Copies to:

            Sheinfeld, Maley, & Kay, P.C.
            1001 Fannin Street, Suite 3700
            Houston, Texas  77002-6797
            Attention:  Joel P. Kay, Esq.

            and

            Schulte Roth & Zabel LLP
            900 Third Avenue
            New York, New York  10022
            Attention:  Jeffrey S. Sabin, Esq.

            (b)  If to the Disbursing Agent, to:

            ----------------------

            ----------------------

            ----------------------
            Attention: ______________

            (c)  If to any Holder, to:

            The address of such Holder as reflected in the Rights Register.

                                  SECTION 15

                          SUPPLEMENTS AND AMENDMENTS

             The Company may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein or to make any other provisions with regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect the interests of the Holders.

                                  SECTION 16

                                  SUCCESSORS

             This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee of the Company and New WRT) and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

                                  SECTION 17

                                APPLICABLE LAW

             Except to the extent inconsistent with the Bankruptcy Code, this Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, principles or policies thereof respecting conflict or choice of laws. All matters relating to this Agreement shall be determined by the Bankruptcy Court.

                                  SECTION 18

                          BENEFITS OF THIS AGREEMENT

             Nothing in this Agreement shall be construed to give any person or corporation other than the Company, New WRT and the Holders any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, New WRT, the Holders and their respective successors and assigns hereunder.

                                  SECTION 19

                                 COUNTERPARTS

             This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                  SECTION 20

                                   CAPTIONS

             The captions of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not affect the interpretation hereof.

                                  SECTION 21

                                 SEVERABILITY

             In the event any term, provision, covenant or restriction of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Company and the Holders that they would have executed the remaining terms, provisions, covenants and restrictions of this Agreement without including any of such provisions that may be hereafter declared invalid, illegal, void or unenforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    WRT ENERGY CORPORATION

                                    By:
                                          Name:
                                          Title:

                                                            , AS DISBURSING
                                    AGENT

                                    By:
                                          Name:
                                          Title: